                                            FILED PURSUANT TO RULE NO. 424(b)(3)
                                            REGISTRATION NO. 333-64025



                                     GEOWASTE

                                                             September 23, 1998

Dear Stockholder:

  You are cordially invited to attend a special meeting of stockholders of GeoWaste Incorporated ("GeoWaste") to be held at the offices of Stroock & Stroock & Lavan LLP, located at 180 Maiden Lane, 36th Floor, New York, New York 10038, on Monday, October 26, 1998, at 10:00 a.m., local time (the "Special Meeting").

  At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger dated as of July 2, 1998 (the "Merger Agreement"), between GeoWaste and Superior Services, Inc. ("Superior") providing for the merger (the "Merger") of a wholly owned subsidiary of Superior with and into GeoWaste. Upon consummation of the Merger, GeoWaste, as the surviving corporation of the Merger, will become a wholly owned subsidiary of Superior, and GeoWaste stockholders will be entitled to receive in exchange for shares of GeoWaste common stock held by them, that number of shares of Superior common stock having a trading value at the time the exchange ratio is set of $2.65 per share of GeoWaste common stock (assuming the average trading value of Superior common stock as of a specified period is between $27.50 and $32.50), subject to certain adjustment provisions described in the enclosed Proxy Statement/Prospectus. Under the Delaware General Corporation Law, stockholders are not entitled to any appraisal rights with respect to the Merger.

  We have enclosed the following items relating to the Special Meeting and the
Merger:

    1. Proxy Statement/Prospectus;

    2. Proxy card; and

    3. Pre-addressed return envelope for the proxy card.

  The Proxy Statement/Prospectus and related proxy materials set forth (or incorporate by reference) financial data and other important information relating to GeoWaste and Superior and describe the terms and conditions of the proposed Merger. The Board of Directors requests that you carefully review these materials before completing the enclosed proxy card or attending the Special Meeting.

  THE BOARD OF DIRECTORS OF GEOWASTE HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, GEOWASTE AND ITS STOCKHOLDERS. ACCORDINGLY, THE GEOWASTE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GEOWASTE STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  The Board of Directors of GeoWaste has received the written opinion, dated July 2, 1998, of Deutsche Bank Securities Inc., financial advisor to GeoWaste, to the effect that as of such date, the Exchange Ratio (as defined in the Proxy Statement/Prospectus) was fair, from a financial point of view, to the GeoWaste stockholders. A copy of the opinion is attached as Annex B to the Proxy Statement/Prospectus.

  APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF GEOWASTE IS A CONDITION TO THE CONSUMMATION OF THE MERGER. It is important that your shares be represented and voted at the Special Meeting, regardless of the number of shares you own. Accordingly, whether or not you plan to attend the Special Meeting in person, please promptly complete, sign and date the enclosed proxy and return it in the enclosed pre-addressed envelope which requires no postage if mailed within the United States.

  Your prompt cooperation is greatly appreciated at this important time for GeoWaste.

                                           Sincerely,
                                           /s/ Amy C. MacF. Burbott
                                           Amy C. MacF. Burbott,
                                           President and Chief Executive
                                            Officer

                             GEOWASTE INCORPORATED
                                   SUITE 700
                              100 WEST BAY STREET
                          JACKSONVILLE, FLORIDA 32202

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON MONDAY, OCTOBER 26, 1998

                               ----------------

To the Stockholders of GeoWaste Incorporated:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of GeoWaste Incorporated, a Delaware corporation ("GeoWaste"), will be held at the offices of Stroock & Stroock & Lavan LLP located at 180 Maiden Lane, 36th Floor, New York, New York 10038, on Monday, October 26, 1998, at 10:00 a.m., local time (the "Special Meeting"), to consider and act upon the following proposal:

    To approve and adopt the Agreement and Plan of Merger dated as of July 2, 1998 (the "Merger Agreement"), between Superior Services, Inc., a Wisconsin corporation ("Superior"), and GeoWaste, pursuant to which, among other things, (a) GeoWaste Acquisition Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of Superior recently organized under the laws of the State of Delaware, will be merged (the "Merger") with and into GeoWaste with the result that GeoWaste will become a wholly owned subsidiary of Superior, and
  (b) GeoWaste stockholders will be entitled to receive in exchange for each outstanding share of the common stock, par value $.10 per share, of GeoWaste ("GeoWaste Common Stock") held by them a number of shares of common stock, par value $.01 per share of Superior ("Superior Common Stock") equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $2.65 by the average per share closing price of Superior Common Stock quoted on the Nasdaq National Market, as reported by Bloomberg L.P., for the ten consecutive trading days (on which shares of Superior Common Stock are actually traded) immediately preceding October 19, 1998 (such average per share closing price is hereinafter referred to as the "Final Superior Stock Price"); provided, however, that if the Final Superior Stock Price is (i) equal to or less than $27.50, then the exchange ratio will be 0.0964 or (ii) equal to or greater than $32.50, then the exchange ratio will be 0.0815. GeoWaste has the right to terminate the Merger Agreement if the Final Superior Stock Price is less than $25.00. Under the Delaware General Corporation Law, stockholders are not entitled to any appraisal rights with respect to the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus.

  The Board of Directors of GeoWaste has fixed the close of business on September 3, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting. A list of GeoWaste stockholders entitled to vote at the Special Meeting will be available for examination, during ordinary business hours, at the principal executive offices of GeoWaste, located at Suite 700, 100 West Bay Street, Jacksonville, Florida 32202, for a period commencing two business days after the mailing of this Proxy Statement/Prospectus until the time of the Special Meeting. Approval and adoption of the Merger Agreement by the GeoWaste stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of GeoWaste Common Stock entitled to vote at the Special Meeting.

  Information regarding the Merger and related matters is contained in the accompanying Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE SUCH PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. IF YOU DO NOT ATTEND THE SPECIAL MEETING, YOU MAY STILL REVOKE SUCH PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING BY PROVIDING WRITTEN NOTICE OF SUCH REVOCATION TO THE SECRETARY OF GEOWASTE.

  THE GEOWASTE BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, GEOWASTE AND ITS STOCKHOLDERS. ACCORDINGLY, THE GEOWASTE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In considering the unanimous recommendation of the Board of Directors of GeoWaste with respect to the Merger Agreement, GeoWaste stockholders should be aware that certain members of GeoWaste's management and of the Board of Directors have interests in the Merger that are different from and in addition to the interests of the stockholders of GeoWaste generally.


                                          By Order of the Board of Directors,

                                          /s/ Raymond F. Chase

                                          Raymond F. Chase,
                                          Secretary

Jacksonville, Florida
September 23, 1998

            PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                             GEOWASTE INCORPORATED
                                PROXY STATEMENT

                               ----------------

                            SUPERIOR SERVICES, INC.
                                  PROSPECTUS

                            SHARES OF COMMON STOCK
                           PAR VALUE $.01 PER SHARE

  This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to stockholders of GeoWaste Incorporated, a Delaware corporation ("GeoWaste"), in connection with the solicitation of proxies by the Board of Directors of GeoWaste (the "GeoWaste Board") for use at a special meeting of the GeoWaste stockholders to be held at the offices of Stroock & Stroock & Lavan LLP located at 180 Maiden Lane, 36th Floor, New York, New York 10038, on Monday, October 26, 1998 at 10:00 a.m., local time, and at any adjournments or postponements thereof (the "Special Meeting").

  At the Special Meeting, stockholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of July 2, 1998 (the "Merger Agreement"), between Superior Services, Inc., a Wisconsin corporation ("Superior"), and GeoWaste, and the consummation of the transactions contemplated thereby. Pursuant to the Merger Agreement, GeoWaste Acquisition Sub, Inc., a wholly owned subsidiary of Superior recently formed under the laws of the State of Delaware ("Merger Sub"), will be merged (the "Merger") with and into GeoWaste. The Merger Agreement is attached as Annex A hereto and is incorporated herein by reference.

  This Proxy Statement/Prospectus also constitutes a prospectus of Superior filed as part of a registration statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Superior's common stock, par value $.01 per share, including the common stock purchase rights associated therewith (the "Rights") under the Rights Agreement dated February 21, 1997 (the "Rights Agreement"), between Superior and LaSalle National Bank, as rights agent (collectively, "Superior Common Stock"), issuable in the Merger in exchange for outstanding shares of the common stock, par value $.10 per share, of GeoWaste ("GeoWaste Common Stock"). Subject to the terms and conditions of the Merger Agreement, each share of GeoWaste Common Stock, other than shares of GeoWaste Common Stock that are owned, as of the Effective Time (as defined below), by GeoWaste as treasury stock and all shares of GeoWaste owned by Superior, Merger Sub or any other direct or indirect subsidiary of Superior, if any (collectively, "Canceled Shares"), outstanding immediately prior to the time at which the Merger becomes effective (the "Effective Time") will be converted into the right to receive, upon due and proper surrender of certificates representing GeoWaste Common Stock, such number of whole shares of Superior Common Stock equal to the Exchange Ratio. Cash will be paid in lieu of any fractional share of Superior Common Stock otherwise issuable in connection with the Merger.

                                                       (Continued on next page)

                               ----------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE EXECUTING A PROXY SOLICITED HEREBY.

                               ----------------

  THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

      The date of this Proxy Statement/Prospectus is September 23, 1998.

(Continued from cover page)

  The "Exchange Ratio" will be equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $2.65 by the average per share closing price of Superior Common Stock quoted on the Nasdaq National Market, as reported by Bloomberg L.P., for the ten consecutive trading days (on which shares of Superior Common Stock are actually traded) immediately preceding October 19, 1998 (the "Final Superior Stock Price"); provided, however, that if the Final Superior Stock Price is (i) equal to or less than $27.50, then the Exchange Ratio will be 0.0964 or (ii) equal to or greater than $32.50, then the Exchange Ratio will be 0.0815. The Exchange Ratio will be adjusted to reflect any stock dividend, distribution, stock split, reclassification or certain other changes in Superior Common Stock prior to the Effective Time. GeoWaste has the right to terminate the Merger Agreement if the Final Superior Stock Price is less than $25.00. A decision to terminate the Merger Agreement if the Final Superior Stock Price is less than $25.00 will be made by the GeoWaste Board, after consulting with its financial and legal advisors, if it determines in good faith that to do so would be consistent with its fiduciary duties to GeoWaste's stockholders under Delaware law. Among the factors the GeoWaste Board may consider in making a decision whether to terminate the Merger Agreement will be the relative percentage of votes for and against the Merger by GeoWaste's stockholders at the Special Meeting, the market price of Superior Common Stock at that time, as well as the relationship of that price to other comparable solid waste company stocks and general stock market indices, and the various material factors considered by the GeoWaste Board in first reaching its decision to approve the Merger Agreement and to recommend that the holders of GeoWaste Common Stock vote to approve and adopt the Merger Agreement described under "THE MERGER--GeoWaste's Reasons for the Merger; Unanimous Recommendation of the GeoWaste Board of Directors." The Merger Agreement does not provide for a resolicitation of GeoWaste's stockholders in the event of a termination by GeoWaste of the Merger Agreement if the Final Superior Stock Price is less than $25.00.

  The following table sets forth information concerning the consideration that each holder of shares of GeoWaste Common Stock will be entitled to receive pursuant to the Merger depending on the Final Superior Stock Price:

                                                                      VALUE PER SHARE
        ASSUMED FINAL                                                   OF GEOWASTE
     SUPERIOR STOCK PRICE            EXCHANGE RATIO                    COMMON STOCK*
     --------------------            --------------                   ----------------
      $35.00 or greater                  0.0815                       $2.85 or greater
            $32.50                       0.0815                            $2.65
            $30.00                       0.0883                            $2.65
            $27.50                       0.0964                            $2.65
        $25.00 or less                   0.0964                        $2.41 or less

--------
*  At the assumed Final Superior Stock Price.

  Under the Merger Agreement, the Exchange Ratio will be equal to 0.0964 if the Final Superior Stock Price is equal to or less than $27.50, and the Exchange Ratio will be equal to 0.0815 if the Final Superior Stock Price is equal to or greater than $32.50.

  If, for example, the date for the Special Meeting were the date of this Proxy Statement/Prospectus, the Exchange Ratio would be determined by dividing
(i) $2.65 by (ii) an assumed Final Superior Stock Price of $26.03 (the average per share closing price of Superior Common Stock for the ten consecutive trading days immediately preceding September 16, 1998). Accordingly, under this example, because the assumed Final Superior Stock Price was less than $27.50, upon consummation of the Merger, each share of GeoWaste Common Stock would be convertible into the right to receive 0.0964 shares of Superior Common Stock. GEOWASTE STOCKHOLDERS SHOULD NOTE THAT THE ACTUAL EXCHANGE RATIO TO BE DETERMINED FOR PURPOSES OF THE MERGER MAY DIFFER FROM THE EXCHANGE RATIO DESCRIBED IN THE PRECEDING EXAMPLE DUE TO FLUCTUATIONS IN THE MARKET PRICE OF SUPERIOR COMMON STOCK FROM THE DATE OF THIS PROXY STATEMENT/PROSPECTUS TO OCTOBER 16, 1998, THE DATE THE ACTUAL EXCHANGE RATIO WILL BE DETERMINED.

  Assuming an Exchange Ratio of 0.0964, the maximum number of shares of Superior Common Stock to be issued to holders of outstanding shares of GeoWaste Common Stock in connection with the Merger is approximately 2,052,505 shares (representing approximately 6.7% of the number of shares of Superior Common Stock outstanding on September 2, 1998, assuming the issuance of such number of shares of Superior Common Stock upon consummation of the Merger), and assuming an Exchange Ratio of 0.0815, the minimum number of shares of Superior Common Stock to be issued to holders of outstanding shares of GeoWaste Common Stock in connection with the Merger is approximately 1,735,261 shares (representing approximately 5.8% of the number of shares of Superior Common Stock outstanding on September 2, 1998, assuming the issuance of such number of shares of Superior Common Stock upon consummation of the Merger).

  Superior Common Stock is traded on the Nasdaq National Market under the symbol "SUPR," and GeoWaste Common Stock is traded on The Nasdaq Small-Cap Market under the symbol "GEOW." On July 2, 1998, the last trading day prior to announcement by Superior and GeoWaste that they had entered into the Merger Agreement, the last reported sales prices of Superior Common Stock and GeoWaste Common Stock were $27.88 and $2.25, respectively. On September 22, 1998, the last full trading day prior to the date of this Proxy Statement/Prospectus, the last reported sales prices of Superior Common Stock and GeoWaste Common Stock were $25.50 and $1.72, respectively. STOCKHOLDERS SHOULD OBTAIN CURRENT QUOTES FOR SUPERIOR COMMON STOCK AND GEOWASTE COMMON STOCK.

  Over the 90-day period ending on September 22, 1998, the last full trading day prior to the date of this Proxy Statement/Prospectus, the market price of Superior Common Stock has been subject to significant fluctuations, with the market price during such period ranging from a high of $30.38 to a low of $23.50. Because the market price of Superior Common Stock is subject to fluctuation, the value of the shares of Superior Common Stock that GeoWaste stockholders would receive in the Merger may increase or decrease prior to and after the Merger. See "RISK FACTORS--Risks Relating to the Merger--Exchange Ratio Subject to "Collar' " and "MARKET PRICES AND DIVIDEND INFORMATION."

  All information concerning GeoWaste contained in this Proxy
Statement/Prospectus has been furnished by GeoWaste, and all information concerning Superior contained in this Proxy Statement/Prospectus has been furnished by Superior.

  No person has been authorized to give any information or to make any representations with respect to the matters described in this Proxy Statement/Prospectus other than those contained herein or incorporated by reference herein in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by Superior or GeoWaste. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of Superior or GeoWaste since the date of this Proxy Statement/Prospectus or that the information herein or the documents or reports incorporated by reference herein are correct as of any time subsequent to such date.

  This Proxy Statement/Prospectus, the letter to GeoWaste stockholders, the Notice of Special Meeting and the form of proxy are first being mailed to the stockholders of GeoWaste on or about September 23, 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   6
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   6
SUMMARY...................................................................   8
  Risk Factors............................................................   8
  The Parties.............................................................   8
  The Special Meeting.....................................................   9
  The Merger and the Merger Agreement.....................................  10
  Anticipated Accounting Treatment........................................  13
  Certain Federal Income Tax Consequences.................................  13
  No Appraisal Rights.....................................................  14
  Comparison of Stockholders' Rights......................................  14
  Market Prices and Dividend Information..................................  14
  Selected Historical Financial Information...............................  15
  Summary Combined Unaudited Pro Forma Condensed Financial Data...........  18
RISK FACTORS..............................................................  20
  Risks Relating to the Merger............................................  20
  Risks Relating to Superior..............................................  21
INFORMATION CONCERNING SUPERIOR AND MERGER SUB............................  28
INFORMATION CONCERNING GEOWASTE...........................................  28
MARKET PRICES AND DIVIDEND INFORMATION....................................  29
COMPARATIVE UNAUDITED PER SHARE DATA OF SUPERIOR AND GEOWASTE.............  30
THE SPECIAL MEETING.......................................................  32
  General.................................................................  32
  Matters to be Considered at the Special Meeting.........................  32
  Record Date; Voting; Solicitation and Revocation of Proxies.............  32
THE MERGER................................................................  34
  Background of the Merger................................................  34
  GeoWaste's Reasons for the Merger; Unanimous Recommendation of the
   GeoWaste Board of Directors............................................  36
  Opinion of GeoWaste's Financial Advisor.................................  37
  Superior's Reasons for the Merger.......................................  41
  Interests of Certain Persons in the Merger..............................  42
  Regulatory Approvals....................................................  45
  Nasdaq Listing of Superior Common Stock.................................  46
  Conduct of the Business of GeoWaste After the Merger....................  46
  Federal Securities Law Consequences.....................................  46
  Anticipated Accounting Treatment........................................  47
  Material Federal Income Tax Consequences................................  47
  No Appraisal Rights.....................................................  48
MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF GEOWASTE.........................  49
MANAGEMENT OF SUPERIOR....................................................  51
  Directors, Executive Officers and Key Employees.........................  51
THE MERGER AGREEMENT......................................................  54
  Terms of the Merger.....................................................  54
  Exchange of Certificates Representing GeoWaste Common Stock.............  55
  Dividends...............................................................  56
  No Fractional Shares....................................................  56
  Unclaimed Amounts.......................................................  56
  GeoWaste Stock Options and Warrants.....................................  56

                                                                          PAGE
                                                                          ----
  Representations and Warranties.........................................  58
  Resales of Superior Common Stock Received in the Merger; Restrictions
   on Affiliates.........................................................  58
  Conduct of Business Pending the Merger.................................  59
  No Solicitation........................................................  61
  Directors' and Officers' Indemnification and Insurance.................  62
  Employee Matters.......................................................  63
  Conditions to the Merger...............................................  64
  Termination............................................................  65
  Termination Fee and Expenses...........................................  66
  Waiver.................................................................  67
  Amendment..............................................................  67
ALLEN STOCKHOLDER SUPPORT AGREEMENTS.....................................  68
COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS..............  70
INFORMATION REGARDING SUPERIOR CAPITAL STOCK.............................  75
  General................................................................  75
  Common Stock...........................................................  75
  Preferred Stock........................................................  75
  Common Stock Purchase Rights...........................................  75
  Certain Statutory and Other Provisions.................................  76
COMPARISON OF STOCKHOLDER RIGHTS.........................................  79
  Classified Board of Directors..........................................  79
  Number of Directors; Cumulative Voting.................................  79
  Removal of Directors; Filling Vacancies on the Board of Directors......  80
  Limitation on Directors' Liability; Indemnification....................  80
  Meeting of Stockholders................................................  82
  Quorum for Stockholder Meetings........................................  82
  Stockholder Voting Requirements Generally..............................  82
  Stockholder Action by Written Consent..................................  83
  Supermajority Provisions...............................................  83
  Stockholder Voting in Certain Significant Transactions; Takeover
   Legislation...........................................................  83
  Statutory Stockholder Liability........................................  84
  Derivative Actions.....................................................  85
  Dissenters' Rights and Appraisal Rights................................  85
  Stockholder Inspection of Books and Records............................  85
  Stockholder Rights Plan................................................  86
  Loans to Directors.....................................................  86
  Amendment or Repeal of the Articles and Bylaws.........................  86
  Dividend Declarations..................................................  87
LEGAL MATTERS............................................................  87
EXPERTS..................................................................  87
STOCKHOLDER PROPOSALS....................................................  88

ANNEX A--THE MERGER AGREEMENT
ANNEX B--OPINION OF DEUTSCHE BANK SECURITIES INC.
ANNEX C--ANNUAL REPORT ON FORM 10-K OF GEOWASTE FOR THE YEAR ENDED DECEMBER 31, 1997

                             AVAILABLE INFORMATION

  Each of Superior and GeoWaste is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Superior or GeoWaste with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the web site maintained by the Commission at "http://www.sec.gov." In addition, material filed by each of Superior and GeoWaste can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

  Superior has filed with the Commission the Registration Statement under the Securities Act with respect to the shares of Superior Common Stock to be issued pursuant to the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement and the exhibits thereto. Reference is hereby made to the Registration Statement for further information with respect to Superior and the securities offered hereby. Such additional information may be inspected and copied as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission by Superior under the Exchange Act (File No. 0-27508) are incorporated by reference in this Proxy Statement/Prospectus:

    1. Superior's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Amendment No. 1 thereto on Form 10-K/A filed on May 8, 1998 (the "1997 Superior Form 10-K").

    2. Superior's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

    3. The description of the Rights set forth in Item 5 of Superior's Current Report on Form 8-K dated February 21, 1997.

    4. The portions of Superior's Proxy Statement for the Annual Meeting of Shareholders held on May 12, 1998 that have been incorporated by reference in the 1997 Superior Form 10-K.

  All documents and reports filed by Superior pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the termination of the offering made by this Proxy Statement/Prospectus will be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports.

  The following documents previously filed with the Commission by GeoWaste under the Exchange Act (File No. 0-9278) are incorporated by reference in this Proxy Statement/Prospectus:

    1. GeoWaste's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 GeoWaste Form 10-K").

    2. GeoWaste's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

    3. GeoWaste's Current Reports on Form 8-K filed July 7, 1998 and July 9,
  1998.

  The 1997 GeoWaste Form 10-K is included in this Proxy Statement/Prospectus as Annex C and is being delivered to each stockholder of GeoWaste.

  The information relating to Superior and GeoWaste contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document or report that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS PREVIOUSLY FILED BY SUPERIOR AND GEOWASTE WITH THE COMMISSION, WHICH DOCUMENTS ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN CERTAIN EXHIBITS THERETO) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST OF SUCH PERSON DIRECTED TO THE PROXY SOLICITOR, D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005,
(212) 269-5550 (CALL COLLECT), OR CALL TOLL FREE (800) 714-3310. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY OCTOBER 16, 1998.

                                    SUMMARY

  The following is a summary of certain important terms of the proposed Merger and related information discussed elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and, accordingly, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. As used herein, the terms "Superior" and "GeoWaste" refer to such corporations, respectively, and, where the context requires, such corporations and their respective subsidiaries on a consolidated basis.

  STOCKHOLDERS OF GEOWASTE ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND ANNEXES HERETO IN THEIR ENTIRETY AND SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH HEREIN UNDER "RISK FACTORS."

RISK FACTORS

  In considering whether to approve the various matters pertaining to the Merger, the stockholders of GeoWaste should carefully consider, among other things, that (i) the Exchange Ratio is subject to change based on fluctuations in Superior's stock price; (ii) GeoWaste may be obligated to reimburse Superior for certain expenses if the Merger Agreement is terminated because of the failure to obtain GeoWaste stockholder approval; (iii) expected benefits of the Merger relative to the business of Superior may not be achieved; and (iv) certain directors and executive officers of GeoWaste have interests in the Merger that are in addition to their interests as holders of GeoWaste Common Stock generally. See "RISK FACTORS--Risks Relating to the Merger."

  In addition, the stockholders of GeoWaste should consider the general risks involved in an investment in Superior Common Stock. See "RISK FACTORS--Risks Relating to Superior."

THE PARTIES

 Superior

  Superior is an acquisition-oriented integrated solid waste services company providing solid waste collection, transfer, recycling and disposal services. As of June 30, 1998, Superior served over 570,000 residential, commercial and industrial customers in Wisconsin, Alabama, Florida, Illinois, Iowa, Michigan, Minnesota, Missouri, Ohio, Pennsylvania and West Virginia.

  As of June 30, 1998, Superior owned and operated 17 landfills, including a greenfield landfill and a municipal solid waste landfill subject to a definitive purchase agreement, 41 solid waste collection operations, 15 recycling facilities and 13 transfer stations. Superior also manages four other landfills for third parties. Superior also provides other integrated waste services, most of which are project-based and a substantial number of which provide additional waste volumes to Superior's landfills.

  Superior's objective is to be one of the largest and most profitable fully integrated providers of solid waste collection and disposal services in each market it serves. Superior's strategy to achieve this objective is to (i) continue to expand its operations and customer base in its existing markets and to enter new markets through the acquisition of other solid waste operations;
(ii) pursue internal growth opportunities in its current markets; and (iii) achieve continuing operating improvements in its business. Superior's principal strategy for future growth is through the acquisition of additional solid waste disposal, transfer and collection operations. Superior believes that its reputation, strategy, culture and financial strength make it an attractive buyer to acquisition candidates. Superior's operating strategy emphasizes the integration of its solid waste collection and disposal operations and the internalization of waste collected.

  Superior, a Wisconsin corporation, has its principal executive offices located at Suite 200, 125 South 84th Street, Milwaukee, Wisconsin 53214. Its telephone number is (414) 479-7800. See "INFORMATION CONCERNING SUPERIOR AND MERGER SUB."

 Merger Sub

  Merger Sub, a Delaware corporation, was organized on July 16, 1998 as a wholly owned subsidiary of Superior specifically for the purpose of effecting the Merger, and has not engaged in any significant business activity since its inception. Upon consummation of the Merger, the separate corporate existence of Merger Sub will cease, Merger Sub will be merged with and into GeoWaste, GeoWaste will continue as the surviving corporation and GeoWaste will succeed to and assume all the rights and obligations of Merger Sub in accordance with the Delaware General Corporation Law (the "DGCL").

  The principal executive offices of Merger Sub are located at Suite 200, 125 South 84th Street, Milwaukee, Wisconsin 53214, and its telephone number is
(414) 479-7800.

 GeoWaste

  GeoWaste is a holding company which, through its subsidiaries, is in the business of owning, operating and acquiring non-hazardous, solid waste collection, transportation, transfer and disposal companies and facilities.

  GeoWaste's solid waste services operations consist of a solid waste collection and disposal company located in Valdosta, Georgia, a solid waste collection, transfer, materials recovery facility and portable toilet company based in Ocala, Florida, a solid waste collection business in Cordele, Georgia and a solid waste transfer and transportation service under a contract with USA Waste Services, Inc. in the Bronx, New York. Solid waste management and related services accounted for 100% of GeoWaste's total consolidated revenue in 1997.

  GeoWaste was incorporated in the State of Delaware under the name Utah Shale Land & Minerals Corporation in 1972. Its principal executive offices are located at Suite 700, 100 West Bay Street, Jacksonville, Florida 32202, and its telephone number is (904) 353-5033. See "INFORMATION CONCERNING GEOWASTE."

THE SPECIAL MEETING

 Time, Date and Place

  The Special Meeting of GeoWaste's stockholders will be held at the offices of Stroock & Stroock & Lavan LLP located at 180 Maiden Lane, 36th Floor, New York, New York 10038, on Monday, October 26, 1998 at 10:00 a.m., local time.

 Matters to be Considered

  The purpose of the Special Meeting is to consider and vote upon the proposal to approve and adopt the Merger Agreement, which is attached as Annex A to this Proxy Statement/Prospectus. See "THE SPECIAL MEETING--Matters to be Considered at the Special Meeting."

 Record Date; Shares Entitled to Vote

  Only holders of record of GeoWaste Common Stock at the close of business on September 3, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. At such date, there were

21,291,549 shares of GeoWaste Common Stock outstanding held by 4,639 holders of record. See "THE SPECIAL MEETING--Record Date; Voting; Solicitation and Revocation of Proxies."

 Required Vote

  The approval and adoption of the Merger Agreement by stockholders of GeoWaste will require the affirmative vote of the holders of a majority of the outstanding shares of GeoWaste Common Stock entitled to vote at the Special Meeting.

 Share Ownership of Directors, Officers and Others

  In connection with the execution of the Merger Agreement, certain of GeoWaste's executive officers and former executive officers (Raymond F. Chase, Vice President and Acting Chief Financial Officer, Michael D. Paglia, formerly a Vice President, and John A. Paglia, formerly a Vice President), its directors (Walter H. Barandiaran, Steven M. Engel, Harve A. Ferrill and Michael D. Paglia) and certain of their affiliates, solely in their individual capacities as owners or holders of the power to vote shares of GeoWaste Common Stock, entered into Stockholder Support Agreements pursuant to which each such person has agreed, among other things, to vote shares of GeoWaste Common Stock held by them in favor of the approval and adoption of the Merger Agreement. As of the Record Date, such persons beneficially owned an aggregate of 2,496,826 shares of GeoWaste Common Stock (excluding shares issuable upon the exercise of options held by such persons) or approximately 11.7% of the shares of GeoWaste Common Stock entitled to vote at the Special Meeting. See "THE SPECIAL MEETING."

  In addition, each of Allen & Company Incorporated ("Allen & Company"), Allen Value Partners, L.P., Allen Value Limited and Richard Fields, a managing director of Allen & Company ("Fields"), who, as of the Record Date, beneficially owned an aggregate of 5,010,000 shares of GeoWaste Common Stock (excluding shares issuable upon the exercise of warrants held by such persons) or approximately 23.5% of the shares of GeoWaste Common Stock entitled to vote at the Special Meeting, have entered into Stockholder Support Agreements with Superior pursuant to which they have agreed, among other things, to vote the shares of GeoWaste Common Stock owned by them as of the Record Date in favor of the approval and adoption of the Merger Agreement. See "ALLEN STOCKHOLDER SUPPORT AGREEMENTS."

  Accordingly, as of the Record Date, the aggregate number of shares of GeoWaste Common Stock subject to Stockholder Support Agreements was 7,506,826 shares, representing approximately 35.2% of the shares of GeoWaste Common Stock entitled to vote at the Special Meeting.

THE MERGER AND THE MERGER AGREEMENT

 Effects of the Merger

  Upon consummation of the Merger, Merger Sub will merge with and into GeoWaste, with GeoWaste continuing as the surviving corporation and a wholly owned subsidiary of Superior (GeoWaste after the Merger being sometimes referred to herein as the "Surviving Corporation"). Each issued and outstanding share of GeoWaste Common Stock, other than Canceled Shares, will be converted into a number of shares of Superior Common Stock equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $2.65 by the Final Superior Stock Price; provided, however, that if the Final Superior Stock Price is (i) equal to or less than $27.50, then the Exchange Ratio will be
0.0964 or (ii) equal to or greater than $32.50, then the Exchange Ratio will be
0.0815. The Exchange Ratio will be adjusted to reflect any stock dividend, distribution, stock split, reclassification or certain other changes in Superior Common Stock prior to the Effective Time. Cash will be paid in lieu of any fractional share of Superior Common Stock otherwise issuable in connection with the Merger. See "THE MERGER AGREEMENT--Terms of the Merger."

  The following table sets forth information concerning the consideration that each holder of shares of GeoWaste Common Stock will be entitled to receive pursuant to the Merger depending on the Final Superior Stock Price:

                                                                       VALUE PER SHARE
      ASSUMED FINAL                                                      OF GEOWASTE
   SUPERIOR STOCK PRICE             EXCHANGE RATIO                      COMMON STOCK*
   --------------------             --------------                     ----------------
    $35.00 or greater                   0.0815                         $2.85 or greater
          $32.50                        0.0815                              $2.65
          $30.00                        0.0883                              $2.65
          $27.50                        0.0964                              $2.65
      $25.00 or less                    0.0964                          $2.41 or less

--------
*  At the assumed Final Superior Stock Price.

  Under the Merger Agreement, the Exchange Ratio will be equal to 0.0964 if the Final Superior Stock Price is equal to or less than $27.50 and the Exchange Ratio will be equal to 0.0815 if the Final Superior Stock Price is equal to or greater than $32.50.

 Effective Time of the Merger

  The Merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such other time which Superior, Merger Sub and GeoWaste have agreed upon and designated in the certificate of merger as the effective time (the "Effective Time"). See "THE MERGER AGREEMENT--Terms of the Merger."

 Unanimous Recommendation of the GeoWaste Board of Directors

  The GeoWaste Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, GeoWaste and its stockholders. ACCORDINGLY, THE GEOWASTE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF GEOWASTE COMMON STOCK VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. For a complete discussion of the factors considered by the GeoWaste Board in approving the Merger Agreement, see "THE MERGER--GeoWaste's Reasons for the Merger; Unanimous Recommendation of the GeoWaste Board of Directors."

  In considering the unanimous recommendation of the GeoWaste Board with respect to the Merger Agreement, GeoWaste stockholders should be aware that certain members of GeoWaste's management and of the GeoWaste Board have interests in the Merger that are different from and in addition to the interests of the stockholders of GeoWaste generally. See "--Interests of Certain Persons in the Merger" and "THE MERGER--Interests of Certain Persons in the Merger."

 Opinion of GeoWaste's Financial Advisor

  The GeoWaste Board has received the written opinion, dated July 2, 1998, of Deutsche Bank Securities Inc. ("Deutsche Bank"), financial advisor to GeoWaste, to the effect that as of such date, the Exchange Ratio was fair, from a financial point of view, to the GeoWaste stockholders. The full text of the written opinion of Deutsche Bank, which sets forth the assumptions made, the procedures followed, the matters considered and the limitations on the review undertaken by Deutsche Bank in connection with such opinion, is attached as Annex B to this Proxy Statement/Prospectus and holders of GeoWaste Common Stock are urged to read carefully the opinion in its entirety. See "THE MERGER-- Opinion of GeoWaste's Financial Advisor."

 Interests of Certain Persons in the Merger

  In considering the unanimous recommendation of the GeoWaste Board with respect to the Merger Agreement, GeoWaste stockholders should be aware that certain members of GeoWaste's management and of the GeoWaste Board have interests in the Merger that are different from and in addition to the interests of the stockholders of GeoWaste generally. These interests include, among other things, provisions in the Merger Agreement, as well as other agreements, relating to (i) the severance arrangements between GeoWaste and certain of its executive officers, (ii) stock options held by GeoWaste's executive officers and directors and (iii) indemnification of GeoWaste's officers and directors. The GeoWaste Board was aware of such interests and considered them, among other matters, in authorizing the Merger and unanimously recommending to the GeoWaste stockholders their approval and adoption thereof. See "THE MERGER--Interests of Certain Persons in the Merger."

 No Solicitation

  The Merger Agreement provides that GeoWaste will not, nor will it permit any of its subsidiaries to, and it will use its best efforts to cause its officers, directors, employees, agents or affiliates, including Deutsche Bank, not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if the GeoWaste Board determines in good faith, after consultation with and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to GeoWaste's stockholders under applicable law, GeoWaste may, in response to an unsolicited Acquisition Proposal, furnish information with respect to GeoWaste to any person making such Acquisition Proposal pursuant to an executed confidentiality agreement with such person and participate in negotiations regarding such Acquisition Proposal. As defined in the Merger Agreement, an "Acquisition Proposal" means any bona fide proposal or offer from any person relating to any merger, consolidation, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business, tender or exchange offer or similar transaction involving 50% or more of the capital stock or assets of GeoWaste and its subsidiaries, taken as a whole. See "THE MERGER AGREEMENT--No Solicitation."

 Conditions to the Merger

  The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including the following: obtaining requisite GeoWaste stockholder approval; no statute, rule, regulation, executive order, decree, judgment, injunction or order preventing or prohibiting consummation of the Merger; the receipt of all regulatory approvals necessary to consummate the Merger and the expiration or termination of all statutory waiting periods (including the applicable period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act")); the Registration Statement has been declared effective and is not the subject of any stop order or proceeding by the Commission; the shares of Superior Common Stock to be issued in the Merger have been authorized for quotation on the Nasdaq National Market; and Superior and GeoWaste have received certain accountants letters regarding pooling of interests accounting treatment of the Merger.

  The obligations of Superior and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including the following: the continued accuracy of the representations and warranties of GeoWaste contained in the Merger Agreement; performance of or compliance with all obligations and covenants to be performed or complied with by GeoWaste under the Merger Agreement; and receipt by Superior of a written opinion of Foley & Lardner, counsel to Superior, to the effect that the Merger, for federal income tax purposes, constitutes a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

  The obligations of GeoWaste to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including the following: the continued accuracy of the representations and warranties of Superior and Merger Sub contained in the Merger Agreement; performance of or compliance with all obligations and covenants to be performed or complied with by Superior and Merger Sub under the Merger Agreement; and receipt by GeoWaste of a written opinion of Stroock & Stroock & Lavan LLP, counsel to GeoWaste, to the effect that the Merger, for federal income tax purposes, constitutes a "reorganization" under Section 368 of the Code.

 Termination of the Merger Agreement

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement and the Merger by the GeoWaste stockholders under certain circumstances, including, among others: (i) by mutual written consent of Superior and GeoWaste; (ii) by either Superior or GeoWaste, if the other has breached or failed to comply with, in any material respect, any of its obligations under the Merger Agreement or if any representation or warranty made by the other is incorrect in any material respect when made or has since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions to consummation of the Merger set forth in the Merger Agreement would not be satisfied (provided that the non-breaching party may not terminate the Merger Agreement if such breach is curable through the exercise or reasonable efforts and so long as the non-breaching party exercises such efforts after notice of breach (but in no event longer than 30 days)); (iii) by either Superior or GeoWaste if the requisite GeoWaste stockholder approval is not obtained; (iv) by Superior if the GeoWaste Board withdraws or modifies in a manner materially adverse to Superior its approval or recommendation of the Merger or approves or recommends an Acquisition Proposal; (v) by GeoWaste in the event the GeoWaste Board determines in good faith, after consultation with and based on the advice of outside counsel, that it must withdraw or modify its recommendation to the GeoWaste stockholders to approve the Merger Agreement and the Merger in order to comply with its fiduciary duties; (vi) by GeoWaste, if the Final Superior Stock Price is less than $25.00; or (vii) by either Superior or GeoWaste if the Merger has not been consummated before October 30, 1998. See "THE MERGER AGREEMENT--Termination."

  The Merger Agreement provides for the payment of a termination fee of $1.5 million following the termination of the Merger Agreement under certain circumstances. In addition, GeoWaste will be required to pay the reasonable out-of-pocket expenses of Superior in an amount not to exceed $700,000 if the requisite GeoWaste stockholder approval is not obtained. See "THE MERGER AGREEMENT--Termination Fee and Expenses" and "--No Solicitation."

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles ("GAAP"). It is a condition to each party's obligation to consummate the Merger that GeoWaste receive a letter from PricewaterhouseCoopers LLP, its independent public accountants, and that Superior receive a letter from Ernst & Young LLP, its independent public accountants, providing in each case that the Merger will qualify as a pooling of interests. See "THE MERGER--Anticipated Accounting Treatment." This condition may be waived by either GeoWaste or Superior, although it is highly unlikely that Superior would do so. Neither party currently intends to waive such condition. In the event that such condition is waived by both Superior and GeoWaste, GeoWaste will recirculate a revised Proxy Statement/Prospectus that discloses the waiver of this condition and contains all related material disclosure, including revised financial information to reflect the change in the accounting treatment. In such event, GeoWaste will resolicit proxies from its stockholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  It is expected that the Merger will constitute a reorganization under Section 368 of the Code for federal income tax purposes and, accordingly, no gain or loss will be recognized by GeoWaste stockholders upon their exchange of GeoWaste Common Stock for Superior Common Stock (except to the extent of any cash received in lieu of a fractional share interest in Superior Common Stock). See "THE MERGER--Material Federal Income Tax Consequences."

  GEOWASTE STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF VARIOUS STATE, LOCAL AND FOREIGN TAX LAWS. See "THE MERGER-- Material Federal Income Tax Consequences" and "THE MERGER AGREEMENT--Conditions to the Merger."

NO APPRAISAL RIGHTS

  Pursuant to Section 262 of the DGCL, GeoWaste stockholders are not entitled to appraisal rights in connection with, or as a result of, the Merger. See "THE MERGER--No Appraisal Rights."

COMPARISON OF STOCKHOLDERS' RIGHTS

  Upon consummation of the Merger, the GeoWaste stockholders will become stockholders of Superior. See "COMPARISON OF STOCKHOLDERS' RIGHTS" for a summary of the material differences between the rights of holders of Superior Common Stock and GeoWaste Common Stock. These differences arise from the distinctions between the laws of the jurisdictions in which Superior and GeoWaste are incorporated (Wisconsin and Delaware, respectively) and the distinctions between the articles of incorporation and bylaws of Superior and the certificate of incorporation and bylaws of GeoWaste.

MARKET PRICES AND DIVIDEND INFORMATION

  Superior Common Stock is traded on the Nasdaq National Market under the symbol "SUPR," and GeoWaste Common Stock is traded on The Nasdaq Small-Cap Market under the symbol "GEOW."

  Set forth below are the last reported sales prices of Superior Common Stock and GeoWaste Common Stock and the equivalent per share price for GeoWaste Common Stock giving effect to the Merger on (i) July 2, 1998, the last full trading day prior to the announcement by Superior and GeoWaste that they had entered into the Merger Agreement, and (ii) September 22, 1998, the last full trading day prior to the date of this Proxy Statement/Prospectus:

                                                                 EQUIVALENT
                                                             PRICE PER SHARE FOR
                                     SUPERIOR     GEOWASTE        GEOWASTE
                                   COMMON STOCK COMMON STOCK   COMMON STOCK(1)
                                   ------------ ------------ -------------------
July 2, 1998......................    $27.88       $2.25            $2.65
September 22, 1998................    $25.50       $1.72            $2.46

--------
(1) The equivalent per share price of GeoWaste Common Stock at each specified date was determined by multiplying the applicable last reported sales price of Superior Common Stock by an estimated Exchange Ratio calculated by assuming a Final Superior Stock Price equal to the applicable last reported sales price. "THE MERGER AGREEMENT--Terms of the Merger."

  See "MARKET PRICES AND DIVIDEND INFORMATION."

SELECTED HISTORICAL FINANCIAL INFORMATION

 Superior

  The following table presents selected consolidated financial data of Superior for the periods and at the dates indicated. The selected consolidated financial data as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 are derived from Superior's consolidated financial statements for such periods. The selected consolidated financial data for Superior for the six months ended June 30, 1997 and 1998 are derived from Superior's unaudited interim consolidated financial statements and, in the opinion of Superior's management, all adjustments, consisting only of normal and recurring items, necessary to present fairly Superior's financial position and results of operations at the end of and for such periods have been reflected. The results of operations for the six months ended June 30, 1998 may not be indicative of the results to be expected for the year ending December 31, 1998. All financial data have been restated and give retroactive effect to reflect Superior's March 31, 1998 merger with Alabama Waste System, Inc. and Acmar Regional Landfill, Inc. (collectively, "AWS") in a transaction accounted for as a pooling of interests. The selected consolidated financial data below should be read in conjunction with Superior's consolidated financial statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                          SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                    JUNE 30,
                          ----------------------------------------------  -----------------
                           1993     1994      1995      1996      1997     1997      1998
                          -------  -------  --------  --------  --------  -------  --------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $74,540  $84,542  $105,694  $129,443  $191,578  $82,707  $114,119
Expenses:
 Cost of operations.....   43,047   51,787    55,022    66,609   103,894   44,356    61,953
 Selling, general and
  administrative
  expenses..............   13,854   16,853    18,587    21,333    27,667   13,102    14,461
 Merger costs(1)........        0        0         0         0     1,035    1,035     1,493
 Litigation and
  settlement costs(2)...        0        0         0         0     1,790        0         0
 Depreciation and
  amortization..........    6,836   10,899    15,329    19,331    25,851   11,154    15,766
                          -------  -------  --------  --------  --------  -------  --------
Operating income from
 continuing operations..   10,803    5,003    16,756    22,170    31,341   13,060    20,446
Interest expense........   (1,868)  (2,605)   (3,298)   (1,296)   (1,857)    (845)     (684)
Other income............      841      716       750     1,020     1,617       63       675
                          -------  -------  --------  --------  --------  -------  --------
Income from continuing
 operations before
 income taxes...........    9,776    3,114    14,208    21,894    31,101   12,278    20,437
Income taxes............    3,343    1,389     5,733     8,540    12,706    4,687     9,155
                          -------  -------  --------  --------  --------  -------  --------
Income from continuing
 operations.............    6,433    1,725     8,475    13,354    18,395    7,591    11,282
Income (loss) from
 discontinued
 operations, net of
 income tax(3)..........       56   (5,735)     (329)        0         0        0         0
                          -------  -------  --------  --------  --------  -------  --------
Net income (loss).......  $ 6,489  $(4,010) $  8,146  $ 13,354  $ 18,395  $ 7,591  $ 11,282
                          =======  =======  ========  ========  ========  =======  ========
EARNINGS (LOSS) PER
 SHARE:
 Basic..................  $  0.46  $ (0.26) $   0.48  $   0.67  $   0.81  $  0.36  $   0.42
                          =======  =======  ========  ========  ========  =======  ========
 Diluted................  $  0.45  $ (0.26) $   0.47  $   0.66  $   0.80  $  0.35  $   0.42
                          =======  =======  ========  ========  ========  =======  ========

                                       AT DECEMBER 31,                   AT JUNE 30,
                         -------------------------------------------- -----------------
                           1993     1994     1995     1996     1997     1997     1998
                         -------- -------- -------- -------- -------- -------- --------
                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $  4,637 $  2,418 $  4,008 $ 18,992 $ 42,684 $  5,064 $ 12,418
Working capital.........    9,348   11,096    3,740   16,554   43,501    8,403   25,259
Property and equipment,
 net....................   80,757   87,891   96,597  124,591  221,346  164,180  244,272
Total assets............  124,316  137,023  144,171  203,340  382,600  273,020  397,921
Long-term debt, net of
 current maturities.....   29,379   38,403   23,339    8,404    7,188   63,564    4,021
Total common
 shareholders'
 investment.............   35,416   31,497   41,204  109,629  261,322  120,965  279,855

--------
(1) On June 27, 1997, Superior completed its merger with Resource Recovery Transfer and Transportation, Inc. ("R2T2"), which is accounted for as a pooling of interests. Superior incurred nonrecurring merger costs of $1,035,000 during 1997 as a result of the merger with R2T2. On March 1, 1998, Superior completed its merger with TWR, Inc. ("TWR"), which is accounted for as a pooling of interests. In addition, on March 31, 1998, Superior completed its merger with AWS, which is accounted for as a pooling of interests. Superior incurred nonrecurring merger costs of $1,493,000 during the six months ended June 30, 1998 as a result of the mergers with TWR and AWS.
(2) Prior to its merger with Superior, Acmar Regional Landfill, Inc. negotiated a settlement agreement with the United States Government with respect to a "Clean Water Act" violation in 1993 resulting in fines and restitutions totaling $1,790,000 and was placed on probation for three years. This amount was accrued for in the December 31, 1997 financial statements. As provided in the settlement agreement, Acmar Regional Landfill, Inc.'s probation was terminated as a result of the payment of the fine and its merger with Superior on March 31, 1998. Additionally, AWS incurred legal fees included in selling, general and administrative expenses of $342,000 during 1997 in connection with this matter. These costs, together with the fine, net of applicable income taxes, amounted to approximately $0.07 per share in 1997.
(3) Includes losses on disposition of discontinued operations, net of income taxes of $5,042,000 and $329,000 for 1994 and 1995, respectively.

 GeoWaste

  The following table presents selected consolidated financial data of GeoWaste for the periods and at the dates indicated. The selected consolidated financial data as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 are derived from GeoWaste's consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent auditors. The selected consolidated financial data for GeoWaste for the six months ended June 30, 1997 and 1998 are derived from GeoWaste's unaudited interim consolidated financial statements and, in the opinion of GeoWaste's management, all adjustments, consisting only of normal and recurring items, necessary to present fairly GeoWaste's financial position and results of operations at the end of and for such periods have been reflected. The results of operations for the six months ended June 30, 1998 may not be indicative of the results to be expected for the year ending December 31, 1998. The selected consolidated financial data below should be read in conjunction with GeoWaste's consolidated financial statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                   SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                 JUNE 30,
                         ----------------------------------------  -----------------
                          1993    1994    1995    1996     1997     1997      1998
                         ------  ------  ------  -------  -------  -------- --------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net revenues............ $4,806  $6,967  $8,933  $13,703  $19,397  $ 9,722  $ 11,889
Costs and expenses:
 Operating..............  2,830   4,176   5,207    8,229   13,536    6,724     8,424
 Unusual charges(1).....    --      --      --       --     1,083    1,083       --
 Strategic review
  costs.................    --      --      --       --       --       --        365
 Selling, general and
  administrative
  expenses..............  1,572   1,507   1,460    2,619    3,954    1,964     2,030
 Write off of
  acquisition costs.....    300     --      --       --       --       --        --
 Amortization of
  intangibles...........    --      --       71      145      358      163       185
                         ------  ------  ------  -------  -------  -------  --------
Income (loss) from
 operations.............    104   1,252   2,195    2,710      466     (212)      885
Other income (expense):
 Other income, primarily
  interest..............     20     113     175      200       10      153        16
 Interest expense.......   (341)   (381)   (368)    (444)    (578)    (330)     (401)
 Gain on sale of
  assets................    --      --        7      433       79      --        --
 Gain on sale of
  investments...........    --      --      --        83      --       --        --
                         ------  ------  ------  -------  -------  -------  --------
Income (loss) before
 income taxes...........   (217)    984   2,009    2,982     (181)    (389)      500
Income tax (benefit)
 provision..............      0    (206)    547    1,275      243       73       251
                         ------  ------  ------  -------  -------  -------  --------
Net (loss) income....... $ (217) $1,190  $1,462  $ 1,707  $  (424) $  (462) $    249
                         ======  ======  ======  =======  =======  =======  ========
EARNINGS (LOSS) PER
 SHARE:
Basic................... $(0.01) $ 0.06  $ 0.08  $  0.09  $ (0.02) $ (0.02) $   0.01
                         ======  ======  ======  =======  =======  =======  ========
Diluted................. $(0.01) $ 0.06  $ 0.07  $  0.08  $ (0.02) $ (0.02) $   0.01
                         ======  ======  ======  =======  =======  =======  ========

                                     AT DECEMBER 31,                 AT JUNE 30,
                         ----------------------------------------  ----------------
                          1993    1994    1995    1996     1997     1997     1998
                         ------- ------- ------- -------  -------  -------  -------
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.................... $ 1,209 $ 1,633 $ 3,985 $ 3,058  $   739  $   518  $ 1,284
Working capital
 (deficit)..............   1,126   1,150   3,708  (3,023)    (212)  (3,459)   1,061
Total assets............  11,293  14,528  15,637  30,618   32,109   29,994   31,504
Long-term debt..........   5,800   6,538   6,785   5,776   11,870    6,691   11,336
Stockholders' equity....   4,667   5,848   7,386  15,983   15,905   15,834   16,157

--------
(1) Unusual charges relate to litigation and certain other developments related to North Florida Sweeping, Inc. ("NFS") occurring during the first quarter of 1997. The $1,083,000 of unusual charges consists of $282,000 of legal and consulting fees, $68,000 of additional sweeping costs, $96,000 of accrued losses on sweeping contracts, $436,000 of write-off of NFS' goodwill, $110,000 of write-down of land and building and $91,000 of write-off of transfer station development costs.

SUMMARY COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

  The following summary combined unaudited pro forma condensed financial data has been prepared giving effect to the Merger as a pooling of interests. See "THE MERGER--Anticipated Accounting Treatment." The summary combined unaudited pro forma condensed statement of operations data for the six months ended June 30, 1998 and for the year ended December 31, 1997 assumes that the Merger had been consummated at the beginning of the earliest period presented. The summary combined unaudited pro forma condensed balance sheet data at June 30, 1998 assumes the Merger had been consummated at June 30, 1998. The combined unaudited pro forma condensed financial statements as of June 30, 1998, for the six months ended June 30, 1998 and for the year ended December 31, 1997, were prepared based on the respective historical financial statements of Superior and GeoWaste. The combined unaudited pro forma condensed financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of Superior. The combined unaudited pro forma condensed financial data does not include the nonrecurring costs directly related to the Merger which are expected to be included in operations of Superior within the twelve months following the Merger. Such nonrecurring costs have yet to be determined. No adjustment has been included in the combined unaudited pro forma condensed financial data for any cost savings which may result from the integration of Superior's and GeoWaste's operations. The summary combined unaudited pro forma condensed financial data below should be read in conjunction with the combined unaudited pro forma condensed financial statements and notes thereto appearing elsewhere herein. See "COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS."

                                                                  SIX MONTHS
                                                  YEAR ENDED         ENDED
                                               DECEMBER 31, 1997 JUNE 30, 1998
                                               ----------------- -------------
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
STATEMENT OF OPERATIONS DATA:
Revenues......................................     $210,975        $126,008
Expenses:
  Cost of operations..........................      114,085          68,539
  Selling, general and administrative
   expenses...................................       33,411          16,491
  Merger costs................................        1,035           1,858
  Unusual charges.............................        1,083               0
  Depreciation and amortization...............       29,554          17,789
                                                   --------        --------
Operating income from continuing operations...       31,807          21,331
Interest expense..............................       (2,435)         (1,085)
Other income..................................        1,548             691
                                                   --------        --------
Income from continuing operations before
 income taxes.................................       30,920          20,937
Income taxes..................................       12,949           9,406
                                                   --------        --------
Net income....................................     $ 17,971        $ 11,531
                                                   ========        ========
EARNINGS PER SHARE (MINIMUM EXCHANGE RATIO)
 (1):
  Basic.......................................     $   0.74        $   0.41
                                                   ========        ========
  Diluted.....................................     $   0.72        $   0.40
                                                   ========        ========
EARNINGS PER SHARE (MAXIMUM EXCHANGE RATIO)
 (2):
  Basic.......................................     $   0.73        $   0.40
                                                   ========        ========
  Diluted.....................................     $   0.71        $   0.40
                                                   ========        ========

                                                                AT JUNE 30, 1998
                                                                ----------------
BALANCE SHEET DATA:
Cash and cash equivalents......................................     $ 13,702
Working capital................................................       26,320
Property and equipment, net....................................      259,449
Total assets...................................................      429,425
Long-term debt, net of current maturities......................       11,881
Total common shareholders' investment..........................      296,011

--------
(1) Adjusted to reflect the issuance of 0.0815 shares of Superior Common Stock for each share of GeoWaste Common Stock or equivalent (the "Minimum Exchange Ratio").
(2) Adjusted to reflect the issuance of 0.0964 shares of Superior Common Stock for each share of GeoWaste Common Stock or equivalent (the "Maximum Exchange Ratio").

                                 RISK FACTORS

  In addition to the other information contained or incorporated by reference in this Proxy Statement/Prospectus, the following material risk factors should be considered carefully by stockholders of GeoWaste before voting on the Merger proposed herein. Certain matters discussed or incorporated by reference in this Proxy Statement/Prospectus are "forward-looking statements," intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the companies "believe," "anticipate," "expect" or words of similar import. Similarly, statements that describe Superior's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including particularly the risk factors described below, which may cause actual results to differ materially from those anticipated as of the date of this Proxy Statement/Prospectus. Stockholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included or incorporated by reference herein are only made as of the date of this Proxy Statement/Prospectus and neither GeoWaste nor Superior undertakes any obligation to publicly update such forward-looking statements or reflect subsequent events or circumstances. Readers are cautioned that the following material risk factors could affect the future results of Superior and cause those results to differ materially from those expressed in such forward-looking statements.

RISKS RELATING TO THE MERGER

 Exchange Ratio Subject to "Collar"

  The Exchange Ratio is expressed in the Merger Agreement as a ratio subject to limited adjustments or a "collar." Accordingly, the Exchange Ratio will not be adjusted to reflect the amount by which the Final Superior Stock Price is greater than $32.50 or less than $27.50, subject to the right of GeoWaste to terminate the Merger Agreement if the Final Superior Stock Price is less than $25.00. As a result, if the Final Superior Stock Price is greater than $32.50 or less than $27.50, GeoWaste stockholders will receive a number of shares of Superior Common Stock representing a value per share of GeoWaste Common Stock that is greater or less than the value per share such GeoWaste stockholders would receive in the absence of such collar. The price of Superior Common Stock prior to the Effective Time and the Final Superior Stock Price may vary from its price at the date of this Proxy Statement/Prospectus and at the date of the Special Meeting. Such variations may be the result of changes in the business, operations or prospects of Superior or GeoWaste, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Because the Effective Time may occur at a date later than the Special Meeting, there can be no assurance that the price of Superior Common Stock on the date of the Special Meeting will be indicative of its price at the Effective Time. The Effective Time will occur as soon as practicable following the Special Meeting and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. STOCKHOLDERS OF GEOWASTE ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SUPERIOR COMMON STOCK. See "THE MERGER AGREEMENT--Terms of the Merger," "--Conditions to the Merger" and "-- Termination."

 Risk of Nonconsummation of the Merger

  If the event of a termination of the Merger Agreement because of the failure of the stockholders of GeoWaste to approve the proposal to approve and adopt the Merger Agreement (a "GeoWaste Stockholder Nonapproval"), GeoWaste may be obligated to pay Superior certain expenses, up to an aggregate of $700,000. In the event of a termination of the Merger Agreement because of a GeoWaste Stockholder Nonapproval and within one year following such termination GeoWaste enters into a definitive agreement with respect to a Superior Proposal (as defined under "THE MERGER AGREEMENT--No Solicitation") involving GeoWaste that had been publicly announced prior to or at the time of the Special Meeting, GeoWaste may be obligated to pay Superior a termination fee of $1.5 million. See "THE MERGER AGREEMENT-- Termination Fee and Expenses."

 Expected Benefits of Merger May Not Be Achieved

  There can be no assurance that the expected benefits of the Merger relative to the business of Superior as described under "THE MERGER--Superior's Reasons for the Merger," will be achieved. Whether the anticipated benefits of the Merger are ultimately achieved will depend on a number of factors, including the ability of Superior to (i) acquire complementary disposal, collection and transfer operations in proximity to GeoWaste's operations in order to achieve synergies, efficiencies, increased solid waste internalization rates and improved operating margins; (ii) control the costs of integrating GeoWaste's business into Superior's operations; (iii) achieve cost savings, as well as geographic and other efficiencies resulting from the acquisition of GeoWaste's operations, including from operating cost reductions, insurance and bonding cost reductions and realizing general economies of scale; (iv) retain GeoWaste's municipal, commercial and residential customer contracts; and (v) generally to capitalize on GeoWaste's asset base and strategic position.

 Interests of Certain Persons in the Merger

  In considering the recommendation of the Merger, the stockholders of GeoWaste should be aware that certain executive officers and directors of GeoWaste have interests in the Merger that are in addition to their interests as stockholders of GeoWaste generally. See "THE MERGER--Interests of Certain Persons in the Merger." Such interests, together with other relevant factors, were considered by the GeoWaste Board in recommending the Merger to GeoWaste's stockholders and approving the Merger Agreement.

RISKS RELATING TO SUPERIOR

 Ability to Manage Growth

  Since Superior's March 1996 initial public offering through June 30, 1998, Superior has acquired 41 solid waste collection, transfer and disposal operations (a single acquisition transaction may involve the purchase of multiple business operations). As a result of Superior's past acquisitions and its potential additional future acquisitions, Superior has experienced, and may continue to experience, a period or periods of rapid growth and expansion which has placed, and could continue to place, additional demands on Superior's management, personnel, resources and management information systems. To support and continue this potential growth, Superior will need to continue to attract, train, motivate, retain and supervise its management and key employees. Any failure by Superior to manage its growth and potential additional future growth effectively would be likely to have an adverse effect on Superior's results of operations. Any failure to recruit appropriate additional personnel in an efficient manner and at a pace consistent with Superior's business growth could have an adverse effect on Superior's results of operations.

 Availability and Integration of Acquisition Targets

  Superior's strategy envisions that a substantial part of its future growth will result from acquiring and integrating additional solid waste collection, transfer and disposal operations. There can be no assurance that Superior will be able to continue to identify additional suitable acquisition candidates, or, if identified, negotiate successfully their acquisition. If Superior is successful in identifying and negotiating additional suitable acquisitions, there can be no assurance that any debt or equity financing necessary to complete any of such acquisitions can be arranged on terms satisfactory to Superior or that any such financing will not significantly increase Superior's leverage or result in additional dilution to existing shareholders. See "-- Potential Inability to Finance Superior's Growth" below. Moreover, there can be no assurance that Superior will be able to continue to integrate successfully any acquired operations, or manage or improve the operating or administrative efficiencies or productivity of any acquired operations. As Superior continues to pursue acquisition opportunities in new market areas, the potential additional geographic expansion of Superior's operations resulting from the successful completion of some of those acquisition opportunities will make it more difficult for Superior to successfully and efficiently integrate such operations with Superior's existing operations. Similarly, Superior may not realize as many synergies and efficiencies from acquiring operations outside its existing market areas. Failure by Superior to implement successfully its acquisition strategy will limit, and may limit materially, Superior's growth potential and may adversely affect Superior's results of operations.

  The ongoing consolidation and integration activity in the solid waste industry, as well as the difficulties, uncertainties and expense relating to the development and permitting of solid waste landfills and transfer stations, has increased competition for the acquisition of existing solid waste collection, transfer and disposal operations. Increased competition for acquisition candidates has resulted, and may continue to result, in fewer attractive acquisition opportunities being made available to Superior, as well as less advantageous acquisition terms, including particularly increased purchase prices. These circumstances may increase acquisition costs to levels beyond Superior's financial capability or pricing parameters or which, as to acquisitions made by Superior, may have an adverse effect on Superior's results of operations. Several of Superior's competitors for acquisitions are larger, better known companies with greater resources than Superior. Superior also believes that a significant factor in its ability to consummate additional acquisitions will be the relative attractiveness of Superior Common Stock as an investment instrument to potential acquisition candidates. This attractiveness may, in large part, be dependent upon the relative market price and capital appreciation prospects of Superior Common Stock compared to the equity securities of Superior's competitors. See "--Possible Stock Price Volatility" below.

 Restrictions on Landfill Expansion and Development

  As its various landfills approach their respective allowed permitted disposal capacity, Superior will need to obtain permits to expand, obtain additional disposal capacity or dispose of its collected waste at landfills owned by others. The permitting process for landfill expansion and new development is lengthy, difficult, expensive and subject to substantial uncertainty. Even when granted, final permits are often not approved until an existing landfill's remaining disposal capacity is very low. There can be no assurance that Superior will be able to successfully add additional disposal capacity when needed or, if added, that such capacity can be added on satisfactory terms or at its landfills in markets where expansion and additional disposal capacity is most immediately needed. Failure to successfully add additional landfill capacity when and where needed could have a material adverse effect on Superior's results of operations and financial condition.

 Competition

  The solid waste services industry is highly competitive, very fragmented and requires substantial labor and capital resources. Virtually all of the markets in which Superior competes or will likely compete in the near future are served by one or more of the large national solid waste companies, as well as numerous regional and local solid waste companies of varying sizes and resources. Intense competition exists not only to provide services to customers but also to acquire other operations within each market. The national solid waste companies and some of the large regional companies have significantly greater financial and other resources than Superior. From time to time, these or other competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal solid waste collection contract. These practices may either require Superior to reduce the pricing of its services or result in its loss of business. Historically, Superior has provided a substantial portion of its residential collection services under municipal contracts. As is generally the case in the industry, these contracts are subject to periodic competitive bidding. There can be no assurance that Superior will be the successful bidder in the competition to obtain or retain these contracts. Superior's inability to compete with larger and better capitalized companies, or to replace a significant number of municipal contracts lost through the competitive bidding process with comparable contracts or other revenue sources within a reasonable time period, could have a material adverse effect on Superior's results of operations. Also, as Superior continues to acquire other solid waste collection operations, there can be no assurance that Superior will be able to retain the customers of the acquired operations. Superior also competes, to a lesser extent, with certain municipalities that maintain their own solid waste disposal operations. These municipalities may have certain advantages over Superior in financing their operations due to the availability of tax revenues and tax-exempt financing.

 Geographic Concentration

  A substantial majority of Superior's operations and customers continue to be located in the Upper Midwest and, in particular, in Wisconsin. As a consequence, Superior's results of operations remain susceptible to downturns in the general economy in this geographic region. From Superior's March 1996 initial public offering through June 30, 1998, Superior has completed acquisitions of solid waste collection, transfer and disposal operations in six new states: Alabama, Florida, Missouri, Ohio, Pennsylvania and West Virginia; however, there can be no assurance that Superior will be able to complete a sufficient number of additional acquisitions in these new markets or in other markets to achieve a significant level of geographic diversification. Moreover, if Superior is successful in effecting business acquisitions outside of its current market areas, there can be no assurance that Superior will be able to successfully manage or fully realize operating efficiencies from such operations. See "--Availability and Integration of Acquisition Targets" above.

 Commodity Risk Upon Resale of Recyclables

  One of the components of Superior's business is providing recycling services to customers. The resale prices of, and demand for, recyclable waste products, particularly wastepaper, have been, and may continue to be, volatile and subject to changing market conditions. Accordingly, Superior's results of operations have been and will continue to be affected, and may be affected materially, by changing resale prices or demand for certain recyclable waste products, particularly wastepaper. These changes may also contribute to significant variability in Superior's period-to-period results of operations.

 Seasonality of Business

  Superior's historical results of operations have tended to vary seasonally, with the first quarter of the year typically generating the least amount of revenues, with revenues higher in the second and third quarter, followed by a decline in the fourth quarter. This seasonality reflects the lower volume of waste generated and decreased revenues from project-based and other integrated waste services during the fall and winter months, as well as the operating difficulties experienced from the protracted periods of cold and inclement weather typically experienced during the winter in the Upper Midwest. Certain operating and other fixed costs have remained relatively constant throughout the calendar year, resulting in a similar seasonality of operating income.


 Potential Charges Related to Capitalized Expenditure

  In accordance with GAAP, Superior capitalizes certain expenditures and advances directly associated with landfill expansion and development projects and pending acquisitions. Indirect costs, such as executive salaries, market development personnel salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. Superior's policy is to charge against net income any unamortized capitalized expenditures and advances (net of any portion thereof that Superior estimates will be recoverable, through sale or otherwise) relating to any landfill that will be permanently closed, any pending acquisition that is not consummated and any landfill expansion or development project not completed successfully. Superior recognized charges against its net income in the year ended December 31, 1997 relating to a terminated acquisition attempt. There can be no assurance that Superior will not be required to incur additional charges in the future against its net income in accordance with this policy. Any such charges against net income, if significant, could have a material adverse effect on Superior's results of operations and possibly its financial condition.

 Potential Inability to Finance Superior's Growth

  Superior anticipates that future business acquisitions will be financed principally through the issuance of Superior Common Stock and/or the payment of cash, as well as through the assumption of debt of the acquired operations. To the extent that Superior's then available resources are insufficient to fund such cash requirements, Superior will require additional equity and/or debt financing in order to provide the cash to effect such acquisitions. There can be no assurance that Superior will have sufficient existing capital resources or will be able to raise sufficient additional capital resources on terms satisfactory to Superior, if at all, in order to meet any or all of the foregoing capital requirements.

 Use of Alternatives to Landfill Disposal/Waste Reduction Programs

  Alternatives to landfill disposal, such as recycling, incineration and composting, are used throughout the United States. There also has been a trend at the state and local levels to mandate recycling and waste reduction at the source and to prohibit the disposal of certain types of wastes at landfills. Many states (including states in which Superior operates) have enacted laws that require counties to adopt comprehensive plans to reduce the volume of solid waste deposited in landfills through waste planning, composting, recycling or other programs. Some states (including states in which Superior operates) have adopted legislation that prohibits the disposal of yard waste, tires and other items in landfills. These developments have resulted, and could continue to result, in a reduction in the volume of waste destined for landfills in certain areas, which may affect Superior's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. Such effects could have a material adverse effect on Superior's results of operations.


 Government Regulation

  Superior is subject to extensive and evolving environmental laws and regulations which have become increasingly stringent in recent years as a result of greater public interest in protecting the environment. These laws and regulations affect Superior's business in many ways, including the ways set forth below and will continue to impose substantial costs on Superior.

  In order to develop, operate and expand solid waste facilities, it is necessary to obtain and maintain in effect one or more licenses or permits, as well as zoning, environmental and/or other land use approvals. These licenses or permits and approvals are difficult and time consuming to obtain and renew and are frequently subject to opposition by various elected officials or citizens groups. There can be no assurance that Superior will be successful in obtaining and maintaining in effect the permits and approvals required for the successful operation and growth of its business, and the failure by Superior to obtain or maintain in effect a permit or approval significant to its business would have a material adverse effect on Superior's results of operations and financial condition.

  The design, operation and closure of landfills is extensively regulated. These regulations include, among others, the regulations ("Subtitle D Regulations") establishing minimum federal requirements adopted by the United States Environmental Protection Agency ("EPA") in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976 ("RCRA"). Most states maintain extensive landfill regulations which have been updated or replaced with new regulations consistent with, or more stringent than, the Subtitle D Regulations. Failure to comply with these regulations could require Superior to undertake investigatory or remedial activities, to curtail operations or to close a landfill temporarily or permanently. Future changes in these regulations may require Superior to modify, supplement or replace equipment or facilities at costs which may be substantial. The failure of regulatory agencies to enforce these regulations vigorously or consistently may give an advantage to competitors of Superior whose facilities do not comply with the Subtitle D Regulations or its state counterparts. Superior's ultimate financial obligations relating to any failure to comply with these regulations could have a material adverse effect on Superior's results of operations and financial condition.

  Companies in the solid waste services business, including Superior, are frequently subject in the normal course of business to judicial and administrative proceedings involving federal, state or local agencies or citizen groups. These citizens groups or governmental agencies may seek to impose fines or penalties on Superior or to revoke or deny renewal of Superior's operating permits or licenses for violations or alleged violations of environmental laws or regulations or require that Superior make expenditures to remediate potential environmental problems relating to waste disposed of or stored by Superior or its predecessors, or resulting from its or its predecessors' transportation and collection operations. Superior has been subject, and may continue to be subject, to actions brought by individuals or community groups in connection with the permitting or licensing of its operations, and alleged violation of such permits or licenses or other matters. Any adverse outcome in the types of proceedings described in this paragraph could have a material adverse effect on Superior's financial condition or results of operations and may subject Superior to adverse publicity. See "--Potential Environmental Liability" below.

 Potential Environmental Liability

  Superior is subject to liability for any environmental damage that its solid waste facilities or hazardous waste transfer and temporary storage facility may cause to neighboring landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such facilities by Superior. Superior may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances, the transportation, treatment or disposal of which was arranged by Superior or its predecessors. Any substantial liability for environmental damage incurred by Superior could have a material adverse effect on Superior's financial condition and results of operations.

  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), imposes strict, joint and several liability on the present owners and operators of facilities from which a release of hazardous substances into the environment has occurred, as well as any party that owned or operated the facility at the time of disposal of the hazardous substances regardless of when the hazardous substance was first detected. Similar liability is imposed upon the generators of waste which contains hazardous substances and upon hazardous substance transporters that select the treatment, storage or disposal site. All such persons, who are referred to as potentially responsible parties ("PRPs"), generally are jointly and severally liable for the expense of waste site investigation, waste site cleanup costs and natural resource damages, regardless of whether they exercised due care and complied with all relevant laws and regulations. These costs can be very substantial. Furthermore, such liability can be based upon the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA and is not limited to the disposal of "hazardous wastes," as statutorily defined. It is likely that hazardous substances have in the past come to be located in landfills with which Superior has been associated as an owner or operator. Moreover, Superior's solid waste collection operations may have transported hazardous substances in the past and may do so inadvertently on occasion in the future. Additionally, Superior temporarily holds at its temporary storage facility and transports to third-party disposal facilities certain types of hazardous wastes. If any of these sites or operations ever experience environmental problems, Superior could be subject to substantial liability which could have a material adverse effect on its financial condition and results of operations.

  With respect to each operation that Superior acquires, there may be liabilities that it fails or is unable to discover, including liabilities arising from noncompliance with environmental laws by prior owners, and for which Superior, as a successor owner, may be legally responsible. Representations, warranties and indemnities from the sellers of such operations, if obtained and if legally enforceable, may not cover fully the resulting environmental liabilities to their limited scope, amount or duration, the financial limitations of the warrantor or indemnitor or other reasons. Certain environmental liabilities, even though expressly not assumed by Superior, may nonetheless be imposed on Superior under certain legal theories of successor liability, including particularly under CERCLA.

 Potential Inadequacy of Accruals For Closure and Post-Closure Costs

  Superior has material financial obligations relating to closure and post-closure costs of the landfills it owns. There can be no assurance that Superior's ultimate financial obligations for actual closing or post-closing costs will not exceed the amount then accrued and reserved or amounts otherwise receivable pursuant to insurance policies or trust funds. Such a circumstance could have a material adverse effect on Superior's financial condition and results of operations.

 Potential Uninsured Risks and Performance Bonds

  Superior's limited environmental impairment liability insurance does not cover liabilities associated with any environmental cleanup or remediation on Superior's own sites. As a result, an uninsured claim against Superior, if successful and of sufficient magnitude, could have a material adverse effect on Superior's results of operations and financial condition. Any future difficulty in obtaining insurance could also impair Superior's ability to secure future contracts conditioned upon the contractor having adequate insurance coverage.

  Additionally, Superior carries only limited insurance coverage against general liability, personal injury and property damage which could result from Superior's business operations, including its collection and transportation operations. As a result, a number of uninsured claims against Superior, if successful and of sufficient magnitude, could have a material adverse effect on Superior's results of operations and financial condition.

  Municipal solid waste collection contracts typically require performance bonds or other means of financial assurance to secure contractual performance. If Superior were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it may be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

 Dependence on Management

  Superior is highly dependent upon the services of the members of its senior management team, the loss of any of whom may have an adverse effect on Superior. Other than a "key-man" life insurance policy on the life of its President and Chief Executive Officer, G. William Dietrich, Superior does not maintain key-man life insurance on any other executive officers.

 Potential Anti-Takeover Provisions

  Each currently outstanding share of Superior Common Stock includes, and each newly issued share of Superior Common Stock will include, Rights. The Rights are attached to and trade with the shares of Superior Common Stock and are not exercisable until there occurs a "Distribution Date," as described and defined under "INFORMATION REGARDING SUPERIOR CAPITAL STOCK--Common Stock Purchase Rights." Generally, a Distribution Date will occur when 15% or more of Superior Common Stock is acquired by a third party or 10 business days following the commencement of, or an announcement of an intention to make, a tender or exchange offer for at least 15% of Superior Common Stock. Upon a Distribution Date, the Rights will become exercisable and will allow the holders of Rights (other than the person or entity which caused the Distribution Date, whose Rights shall become void) to purchase, for half-price, shares of Superior's Common Stock or the stock of the acquiror.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Superior without conditioning the offer on redemption of the Rights, amendment of the Rights to exclude the acquiror or on a substantial number of Rights being acquired. The Rights could have the effect of delaying, deferring or preventing a change in control, or the removal of the Board of Directors of Superior (the "Superior Board") or existing management, of Superior. See "INFORMATION REGARDING SUPERIOR CAPITAL STOCK--Certain Statutory and Other Provisions."

  Superior's Restated Articles of Incorporation ("Superior Restated Articles") and Superior restated bylaws (the "Superior Restated Bylaws") contain provisions that, among other things, provide for staggered terms for members of the Superior Board, place certain restrictions on the removal of directors, authorize the Superior Board to issue undesignated preferred stock in one or more series without shareholder approval, incorporate the limits of the Wisconsin Business Corporation Law (the "WBCL") on certain types of business combinations, establish certain procedures to call a special meeting of shareholders, require advance notice for director nominations and certain other matters to be considered at meetings of shareholders and impose supermajority voting requirements on certain amendments to the Superior Restated Articles and Superior Restated Bylaws. These provisions could have the effect of delaying, deferring or preventing a change in control, or the removal of the Superior Board or existing management, of Superior. See "INFORMATION REGARDING SUPERIOR CAPITAL STOCK--Certain Statutory and Other Provisions."

  The WBCL contains several statutory provisions which could also have the effect of discouraging non-negotiated takeover proposals for Superior or impeding a business combination between Superior and a major shareholder of Superior. Such provisions as they relate to Superior include (i) limiting the voting power of certain shares which are held by any person or persons acting as a group representing in excess of 20% of Superior's voting power to 10% of the full voting power of such excess shares; (ii) requiring a supermajority vote of shareholders, in addition to any vote otherwise required, to approve certain business combinations not meeting certain adequacy of price standards; (iii) prohibiting certain business combinations between Superior and a major shareholder for a period of three years, unless such acquisition has been approved by the Superior Board prior to the time such major shareholder became a 10% beneficial owner of shares or under certain other circumstances; and (iv) limiting certain actions which can be taken by Superior while a takeover offer for Superior is being made or after a takeover offer for Superior has been publicly announced. See "INFORMATION REGARDING SUPERIOR CAPITAL STOCK--Certain Statutory and Other Provisions."

 Possible Stock Price Volatility

  The market price of Superior Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of Superior or its competitors, changes by financial research analysts in their estimates of the future earnings of Superior or other companies in the solid waste and environmental services industries, conditions in the economy or overall market in general or in Superior's industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting Superior or the solid waste industry.

 Subsequent Share Issuances; Shares Eligible for Future Sale

  No prediction can be made as to the effect, if any, of the offer and sale of additional shares of Superior Common Stock, or the availability of additional shares for sale, or the market price of Superior Common Stock prevailing from time to time. Nevertheless, issuances of substantial amounts of newly issued shares of Superior Common Stock in the public market or to effect business acquisitions could cause dilution to existing shareholders and could adversely affect the prevailing market price of the Superior Common Stock and the future ability of Superior to raise equity capital or issue Superior Common Stock to effect business acquisitions. Similarly, sales of substantial amounts of Superior Common Stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the prevailing market price of Superior Common Stock.

  On March 30, 1998, Superior filed a Registration Statement with the Commission covering 5,000,000 shares of Superior Common Stock to be issued by Superior from time to time in connection with its acquisition of operations or properties. As of June 30, 1998, approximately 2,200,000 shares remained eligible for issuance under such Registration Statement.

 No Dividends

  Superior has never paid, and does not anticipate paying any cash dividends on Superior Common Stock for the foreseeable future. The payment of cash dividends on Superior Common Stock is currently limited by Superior's credit facilities and future debt or equity instruments or securities of Superior may impose additional restrictions on Superior ability to pay cash dividends. See "MARKET PRICES AND DIVIDEND INFORMATION."

                INFORMATION CONCERNING SUPERIOR AND MERGER SUB

  Superior is an acquisition-oriented integrated solid waste services company providing solid waste collection, transfer, recycling and disposal services. As of June 30, 1998, Superior served over 570,000 residential, commercial and industrial customers in Wisconsin, Alabama, Florida, Illinois, Iowa, Michigan, Minnesota, Missouri, Ohio, Pennsylvania and West Virginia.

  As of June 30, 1998, Superior owned and operated 17 landfills, including a greenfield landfill and a municipal solid waste landfill subject to a definitive purchase agreement, 41 solid waste collection operations, 15 recycling facilities and 13 transfer stations. Superior also manages four other landfills for third parties. Superior also provides other integrated waste services, most of which are project-based and a substantial number of which provide additional waste volumes to Superior's landfills.

  Superior's objective is to be one of the largest and most profitable fully integrated providers of solid waste collection and disposal services in each market it serves. Superior's strategy to achieve this objective is to (i) continue to expand its operations and customer base in its existing markets and to enter new markets through the acquisition of other solid waste operations; (ii) pursue internal growth opportunities in its current markets; and (iii) achieve continuing operating improvements in its business. Superior's principal strategy for future growth is through the acquisition of additional solid waste disposal, transfer and collection operations. Superior believes that its reputation, strategy, culture and financial strength make it an attractive buyer to acquisition candidates. Superior's operating strategy emphasizes the integration of its solid waste collection and disposal operations and the internalization of waste collected. Superior believes its growth and operating strategies will lead to sustainable growth in revenue and profitability.

  Superior, a Wisconsin corporation, has its principal executive offices located at Suite 200, 125 South 84th Street, Milwaukee, Wisconsin 53214. Its telephone number is (414) 479-7800.

  For additional information about Superior, reference is made to the 1997 Superior Form 10-K and the other documents incorporated herein by reference. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "THE MERGER AGREEMENT."

  Merger Sub, a Delaware corporation, was organized on July 16, 1998 as a wholly owned subsidiary of Superior specifically for the purpose of effecting the Merger, and has not engaged in any significant business activity since its inception. Upon consummation of the Merger, the separate corporate existence of Merger Sub will cease, Merger Sub will be merged with and into GeoWaste, GeoWaste will continue as the surviving corporation and GeoWaste will succeed to and assume all the rights and obligations of Merger Sub in accordance the DGCL.

  The principal executive offices of Merger Sub are located at Suite 200, 125 South 84th Street, Milwaukee, Wisconsin 53214, and its telephone number is
(414) 479-7800.

                        INFORMATION CONCERNING GEOWASTE

  GeoWaste is a holding company which, through its subsidiaries, is in the business of owning, operating and acquiring non-hazardous, solid waste collection, transportation, transfer and disposal companies and facilities.

  GeoWaste's solid waste services operations consist of a solid waste collection and disposal company located in Valdosta, Georgia, a solid waste collection, transfer, materials recovery facility and portable toilet company based in Ocala, Florida, a solid waste collection business in Cordele, Georgia, a solid waste collection and street sweeping business in Jacksonville, Florida and a solid waste transfer and transportation service under a contract with USA Waste Services, Inc. in the Bronx, New York. Solid waste management and related services accounted for 100% of GeoWaste's total consolidated revenue in 1997. No customer accounted for more than 10% of GeoWaste's revenue in 1997. Fees paid to GeoWaste by its solid waste collection customers (including charges paid by such customers for disposal) accounted for approximately 61% of GeoWaste's revenue during 1997. Transfer and disposal services provided to municipalities, counties and other waste management companies accounted for approximately 22% of such revenue and related sanitation services accounted for approximately 17% of such revenue.

  The operations of GeoWaste include the operations of its seven wholly-owned subsidiaries. Three of these subsidiaries conduct GeoWaste's operations in Georgia and Florida, one subsidiary conducts GeoWaste's business in New York City, and the remaining subsidiaries are inactive.

  GeoWaste was incorporated in the State of Delaware under the name Utah Shale Land & Minerals Corporation in 1972. Its principal executive offices are located at Suite 700, 100 West Bay Street, Jacksonville, Florida 32202, and its telephone number is (904) 353-5033.

  For additional information, reference is made to the 1997 GeoWaste Form 10-K and the other documents incorporated herein by reference. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "THE MERGER AGREEMENT."

                    MARKET PRICES AND DIVIDEND INFORMATION

  Superior Common Stock is traded on the Nasdaq National Market under the symbol "SUPR," and GeoWaste Common Stock is traded on The Nasdaq Small-Cap Market under the symbol "GEOW."

  The following table sets forth, for the calendar periods indicated, the high and low sales prices per share for Superior Common Stock as reported on the Nasdaq National Market, the high and low sales prices per share of GeoWaste Common Stock as reported on The Nasdaq Small-Cap Market.

                                                      SUPERIOR      GEOWASTE
                                                    COMMON STOCK  COMMON STOCK
                                                    ------------- -------------
                                                     HIGH   LOW    HIGH   LOW
                                                    ------ ------ ------ ------
1996
Quarter ended March 31*...........................  $15.00 $12.75 $ 1.75 $ 1.00
Quarter ended June 30.............................   19.00  12.75   4.69   1.56
Quarter ended September 30........................   17.75  13.25   4.50   2.62
Quarter ended December 31.........................   20.50  15.50   3.37   1.75
1997
Quarter ended March 31............................   24.00  17.50   4.63   2.13
Quarter ended June 30.............................   23.75  20.13   3.31   1.75
Quarter ended September 30........................   29.00  22.75   2.19   1.50
Quarter ended December 31.........................   29.50  20.88   2.03   1.06
1998
Quarter ended March 31............................   32.38  24.69   3.75   1.13
Quarter ended June 30.............................   33.38  28.50   3.06   1.63
Quarter ending September 30 (through September 22,
 1998)............................................   30.38  23.50   2.25   1.50

--------
* Superior sold shares of Superior Common Stock to the public in an initial public offering on March 8, 1996. Prior to that date, shares of Superior Common Stock were not publicly traded.

  GeoWaste stockholders are advised to obtain current market quotations for GeoWaste Common Stock and Superior Common Stock. It is expected that the market price of Superior Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of Superior Common Stock to be received by GeoWaste stockholders in the Merger depends upon average trading price of Superior Common Stock over a ten trading day period ending on October 16, 1998 expressed as the Final Superior Stock Price (subject to possible adjustment as set forth in the Merger Agreement), the number of shares of Superior Common Stock that holders of GeoWaste Common Stock would receive in the Merger may increase or decrease prior to the Effective Time in conjunction with any increases or decreases in the market price of Superior Common Stock during that period. No assurance can be given concerning the market price of Superior Common Stock before or after the Effective Time. See "RISK FACTORS--Risks Relating to the Merger--Exchange Ratio Subject to "Collar'," "THE MERGER AGREEMENT--Terms of the Merger" and "--Termination."

  Neither Superior nor GeoWaste has paid any cash dividends on shares of its common stock. Superior currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on shares of Superior Common Stock in the foreseeable future. The payment of cash dividends on Superior Common Stock in the future will be a business decision to be made by the Superior Board from time to time based on such considerations as the Superior Board deems relevant, including, but not limited to, Superior's financial condition, earnings and capital requirements. The payment of cash dividends on Superior Common Stock is currently limited by Superior's credit facilities and future debt or equity instruments or securities of Superior may impose additional restrictions on Superior ability to pay cash dividends.

         COMPARATIVE UNAUDITED PER SHARE DATA OF SUPERIOR AND GEOWASTE

  The following table presents: (i) the selected comparative per share data for each of Superior and GeoWaste on a historical basis and (ii) the selected unaudited pro forma comparative per share data reflecting the consummation of the Merger. The unaudited pro forma comparative per share data assumes the Merger had been consummated at the beginning of the periods presented. The unaudited pro forma data have been prepared giving effect to the Merger as a pooling of interests.

  Under the pooling of interests method of accounting, the historical bases of the assets and liabilities of Superior and GeoWaste will be combined at the Effective Time and carried forward at their previously recorded amounts. The stockholders' equity accounts of Superior and GeoWaste will be combined on Superior's consolidated balance sheet and no goodwill or other intangible assets will be created. Financial statements of Superior issued after the Merger will be restated retroactively to reflect the consolidated operations of Superior and GeoWaste as if the Merger had taken place prior to the periods covered by such financial statements.

  The unaudited pro forma basic earnings per share and diluted earnings per share data do not reflect any expenses associated with the Merger such as investment banking, accounting, legal and regulatory filing fees and other Merger related expenses. The GeoWaste pro forma equivalent amounts are presented with respect to each set of pro forma information, and have been calculated by multiplying the corresponding pro forma combined amounts per share of Superior Common Stock by assumed Exchange Ratios.

  Superior and GeoWaste expect that the combined company will achieve benefits from the Merger in the form of synergies and cost savings. However, the unaudited pro forma comparative per share data do not reflect any synergies and cost savings which are expected to result from the consolidation of operations of Superior and GeoWaste, and therefore, do not purport to be indicative of the results of future operations.

  The comparative per share data presented herein are based on and derived from, and should be read in conjunction with, the unaudited pro forma combined financial information, including the notes thereto, appearing elsewhere herein and the historical consolidated financial statements and the related notes thereto of each of Superior and GeoWaste included in the documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS." Pro forma amounts are not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated.

                                       SIX MONTHS
                                         ENDED    YEAR ENDED DECEMBER 31,
                                        JUNE 30,  -------------------------
                                          1998      1997     1996    1995
                                       ---------- --------  ------- -------
BASIC EARNINGS PER SHARE FROM
 CONTINUING OPERATIONS
 Superior
  Historical..........................   $ 0.42   $   0.81  $  0.67 $  0.49(4)
  Pro forma combined..................     0.40       0.73     0.69    0.53
 GeoWaste
  Historical..........................     0.01      (0.02)    0.09    0.08
  Pro forma equivalent at Average
   Exchange Ratio(1)..................     0.04       0.06     0.06    0.05
  Pro forma equivalent at Minimum
   Exchange Ratio(2)..................     0.03       0.06     0.06    0.04
  Pro forma equivalent at Maximum
   Exchange Ratio(3)..................     0.04       0.07     0.07    0.05
DILUTED EARNINGS PER SHARE FROM
 CONTINUING OPERATIONS
 Superior
  Historical..........................     0.42       0.80     0.66    0.49(4)
  Pro forma combined..................     0.40       0.72     0.68    0.52
 GeoWaste
  Historical..........................     0.01      (0.02)    0.08    0.07
  Pro forma equivalent at Average
   Exchange Ratio(1)..................     0.04       0.06     0.06    0.05
  Pro forma equivalent at Minimum
   Exchange Ratio(2)..................     0.03       0.06     0.06    0.04
  Pro forma equivalent at Maximum
   Exchange Ratio(3)..................     0.04       0.07     0.07    0.05
DIVIDENDS DECLARED PER COMMON SHARE
 Superior
  Historical..........................      --         --       --      --
  Pro forma combined..................      --         --       --      --
 GeoWaste
  Historical..........................      --         --       --      --
  Pro forma equivalent at Average
   Exchange Ratio(1)..................      --         --       --      --
  Pro forma equivalent at Minimum
   Exchange Ratio(2)..................      --         --       --      --
  Pro forma equivalent at Maximum
   Exchange Ratio(3)..................      --         --       --      --
BOOK VALUE PER COMMON SHARE AT PERIOD
 END
 Superior
  Historical..........................    10.51      11.51      N/A     N/A
  Pro forma combined..................    10.38      11.28      N/A     N/A
 GeoWaste
  Historical..........................     0.76       0.75      N/A     N/A
  Pro forma equivalent at Average
   Exchange Ratio(1)..................     0.92       1.00      N/A     N/A
  Pro forma equivalent at Minimum
   Exchange Ratio(2)..................     0.85       0.92      N/A     N/A
  Pro forma equivalent at Maximum
   Exchange Ratio(3)..................     1.00       1.09      N/A     N/A

--------
(1) Pro forma equivalent amounts at Average Exchange Ratio for GeoWaste are calculated by multiplying the pro forma combined amounts by an assumed Exchange Ratio of 0.0883.
(2) Pro forma equivalent amounts at Minimum Exchange Ratio for GeoWaste are calculated by multiplying the pro forma combined amounts by an assumed Exchange Ratio of 0.0815.
(3) Pro forma equivalent amounts at Maximum Exchange Ratio for GeoWaste are calculated by multiplying the pro forma combined amounts by an assumed Exchange Ratio of 0.0964.
(4) Superior had basic earnings per share of $0.48 and diluted earnings per share of $0.47 for the year ended December 31, 1995, which earnings per share included a basic loss per share of $0.01 from discontinued operations and a diluted loss per share of $0.02 from discontinued operations.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to stockholders of GeoWaste in connection with the solicitation of proxies by the GeoWaste Board for use at the Special Meeting to be held on Monday, October 26, 1998, at the offices of Stroock & Stroock & Lavan LLP located at 180 Maiden Lane, 36th Floor, New York, New York 10038, at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, the holders of GeoWaste Common Stock will be asked to approve and adopt the Merger Agreement, and the consummation of the transactions contemplated thereby, which are more fully described herein (the "Merger Proposal"). A copy of the Merger Agreement is attached as Annex A hereto and incorporated herein by reference.

  THE GEOWASTE BOARD HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, GEOWASTE AND ITS STOCKHOLDERS. ACCORDINGLY, THE GEOWASTE BOARD UNANIMOUSLY RECOMMENDS THAT GEOWASTE STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER--Background of the Merger" and "-- GeoWaste's Reasons for the Merger; Unanimous Recommendation of the GeoWaste Board of Directors." In considering the unanimous recommendation of the GeoWaste Board with respect to the Merger Agreement, GeoWaste stockholders should be aware that certain members of GeoWaste's management and of the GeoWaste Board have interests in the Merger that are different from and in addition to the interests of the stockholders of GeoWaste generally. See "THE MERGER--Interests of Certain Persons in the Merger."

RECORD DATE; VOTING; SOLICITATION AND REVOCATION OF PROXIES

  The GeoWaste Board has fixed the close of business on September 3, 1998 as the Record Date for the determination of those stockholders entitled to notice of and to vote at the Special Meeting. Holders of record of GeoWaste Common Stock on the Record Date, which represents the only outstanding class of the capital stock of GeoWaste, will be entitled to notice of the Special Meeting and to vote with respect to the Merger Proposal. As of the Record Date, there were 21,291,549 shares of GeoWaste Common Stock outstanding and entitled to vote which were held by 4,639 holders of record. Each holder of record of shares of GeoWaste Common Stock on the Record Date is entitled to cast one vote per share on the Merger Proposal and on any other matter properly submitted for the vote of GeoWaste stockholders at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of GeoWaste Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Shares subject to abstentions will be treated as shares that are present at the Special Meeting for purposes of determining the presence of a quorum. If a broker or other nominee holder indicates on the proxy card that it does not have discretionary authority to vote the shares it holds of record on the Merger Proposal, those shares will be treated as shares that are present at the Special Meeting for purposes of determining the presence of a quorum, but will not be considered as voted for purposes of determining the approval of stockholders of the Merger Proposal. Since the approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of GeoWaste Common Stock entitled to vote at the Special Meeting (see "THE MERGER AGREEMENT--Conditions to the Merger"), abstentions and broker non-votes will have the same effect as a vote against the approval of the Merger Proposal.

  As of the Record Date, certain persons, including the executive officers and directors of GeoWaste and certain of their affiliates and a former executive officer of GeoWaste beneficially owned an aggregate of 2,496,826 shares of GeoWaste Common Stock (excluding shares issuable upon the exercise of options held by such persons) or approximately 11.7% of the shares entitled to vote at the Special Meeting. Each such person has informed GeoWaste that he or she intends to vote or direct the vote of all such shares of GeoWaste Common Stock in favor of the Merger Proposal, and all these persons have executed Stockholder Support Agreements pursuant to which such person has agreed, among other things, to vote such shares in favor of the Merger Proposal. In addition, each of Allen & Company, Allen Value Partners, L.P., Allen Value Limited and Fields, who, as of the Record Date, beneficially owned an aggregate of 5,010,000 shares of GeoWaste Common Stock (excluding shares issuable upon the exercise of warrants held by such persons) or approximately 23.5% of the shares of GeoWaste Common Stock entitled to vote at the Special Meeting, have entered into Stockholder Support Agreements with Superior pursuant to which they have agreed, among other things, to vote the shares of GeoWaste Common Stock owned by them as of the Record Date in favor of the Merger Proposal. See "ALLEN STOCKHOLDER SUPPORT AGREEMENTS."

  All shares of GeoWaste Common Stock which are entitled to be voted and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting, and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted "FOR" the Merger Proposal.

  The presence of a stockholder at the Special Meeting will not automatically revoke such stockholder's proxy. However, any proxy given by a GeoWaste stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Secretary of GeoWaste a written notice of revocation bearing a later date than the proxy;
(ii) delivering to the Secretary of GeoWaste a duly executed proxy bearing a later date; or (iii) attending the Special Meeting and voting in person. Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to GeoWaste Incorporated, Suite 700, 100 West Bay Street, Jacksonville, Florida 32202, Attention: Raymond F. Chase, Secretary, or hand delivered to GeoWaste's Secretary, at or before the taking of the vote at the Special Meeting.

  GEOWASTE STOCKHOLDERS SHOULD NOT FORWARD ANY GEOWASTE COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO GEOWASTE STOCKHOLDERS BY THE EXCHANGE AGENT (AS HEREINAFTER DEFINED) PROMPTLY AFTER THE EFFECTIVE TIME.

  THE REQUIRED VOTE OF THE GEOWASTE STOCKHOLDERS WITH RESPECT TO THE MERGER PROPOSAL IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF GEOWASTE COMMON STOCK AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING OR THE ABSTENTION FROM VOTING BY A STOCKHOLDER WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER PROPOSAL.

  GeoWaste will bear all expenses of this solicitation of proxies from the holders of GeoWaste Common Stock, except that the cost of printing and mailing this Proxy Statement/Prospectus will be borne by Superior, subject to GeoWaste's obligation to reimburse Superior for its expenses in certain limited circumstances. See "THE MERGER AGREEMENT." In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of GeoWaste in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. GeoWaste has retained D.F. King & Co., Inc., a proxy soliciting firm (the "Proxy Solicitor"), to assist in such solicitation. The fees to be paid to the Proxy Solicitor are not expected to exceed $4,500 plus reasonable out-of-pocket costs and expenses up to $3,000. In addition, GeoWaste will make arrangements with brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy materials to their principals and will reimburse such parties for reasonable expenses incurred in connection therewith.

  Stockholders may contact the Proxy Solicitor at its address and phone numbers indicated on the back cover of this Proxy Statement/Prospectus for the information about voting on the Merger Proposal or for additional copies of this Proxy Statement/Prospectus, proxy cards or for documents incorporated herein by reference.

                                  THE MERGER

BACKGROUND OF THE MERGER

  In the last week of January 1998, the GeoWaste Board determined that GeoWaste's growth strategy may be better accomplished through a business combination with another company. This determination was based primarily on the following considerations: (i) the increasingly competitive environment for acquisitions of solid waste collection and disposal companies; (ii) GeoWaste's historical inability to fully capitalize on potential growth opportunities due primarily to limited financial and management resources; (iii) the rapid consolidation of public companies in the solid waste management industry; and
(iv) unsolicited, informal expressions of interest in GeoWaste that had been received from certain public and private companies.

  During February 1998, GeoWaste commenced confidential, preliminary and separate discussions with two privately held solid waste management companies. These discussions focused on an examination of the strategic and financial implications of a business combination with a rapidly growing company that would contribute an aggressive new senior management team and where GeoWaste would be the surviving corporation bringing increased financial flexibility and better access to capital than its proposed partner.

  On March 4, 1998, the GeoWaste Board met, and among other items of business, reviewed formal proposals by, and listened to presentations from, three investment banking firms. After a lengthy discussion, the GeoWaste Board voted unanimously to retain the services of Deutsche Bank and authorized GeoWaste's President and Chief Executive Officer, Amy C. MacF. Burbott, to negotiate the terms of the engagement of Deutsche Bank within the parameters established by the GeoWaste Board. Deutsche Bank was formally retained on March 5, 1998.

  On March 16, 1998, as a consequence of unusually heavy trading volume in GeoWaste Common Stock and a significant upward movement in the market price of GeoWaste Common Stock, GeoWaste issued a press release disclosing that it had retained the investment banking and advisory services of Deutsche Bank to assist the GeoWaste Board in assessing and reviewing the broad range of strategic alternatives available to GeoWaste, including the possible sale of GeoWaste.

  During the last two weeks of March 1998, Deutsche Bank and certain directors of GeoWaste had discussions with, and performed due diligence on, the two privately held companies that had been discussing strategic alternatives with GeoWaste prior to the retention of Deutsche Bank.

  On April 9, 1998, the GeoWaste Board met to discuss the progress of these discussions and due diligence reviews and to consider Deutsche Bank's assessment of the value to holders of GeoWaste Common Stock in pursuing a business combination with either of the two privately held companies. Between April 10 and April 19, 1998, Ms. Burbott and Deutsche Bank continued discussions with these companies.

  On April 20, 1998, the GeoWaste Board determined that GeoWaste's stockholders' interests would be best served by expanding the list of possible merger partners to include the broad base of industry participants and instructed Deutsche Bank to immediately commence an auction process for GeoWaste.

  During the third week of April 1998, Deutsche Bank invited ten publicly traded companies in the solid waste management industry, including Superior, and one of the privately held companies previously contacted, to participate in a formal auction process. The other privately held company with which GeoWaste had been discussing a possible business combination determined not to participate in the formal auction process because of the level of uncertainty that it perceived in consummating a business combination between such company and GeoWaste.

  By April 29, 1998, Deutsche Bank had received executed confidentiality agreements from eight of the ten publicly traded companies and from the privately held company. Upon receipt of the confidentiality agreements,

Deutsche Bank provided each of the interested parties a confidential information memorandum describing GeoWaste and its operations (which included projections of GeoWaste for fiscal 1998) and solicited non-binding indications of interest from each of the interested parties.

  On May 11 and 12, 1998, Deutsche Bank received seven non-binding indications of interest, including from Superior, and invited six companies, including Superior, to perform additional due diligence during the weeks of May 18 and May 25, 1998. This additional due diligence included review of corporate records, documents and information with respect to GeoWaste and accompanied visits to certain of GeoWaste's operating locations.

  By letter dated May 22, 1998, Deutsche Bank instructed each of the interested parties to complete their due diligence, provide detailed comments on the draft merger agreement previously provided by GeoWaste and submit final binding offers no later than the close of business on Monday, June 9, 1998.

  On or before June 9, 1998, Deutsche Bank received offers from five of the interested parties.

  During the week of June 15, 1998, Deutsche Bank and GeoWaste's legal advisors sought and received clarification regarding certain of the offers, including comments on the draft merger agreement, and confirmed that the bids submitted were in fact the best and final bids. Also, during the week of June 15, 1998, Deutsche Bank and GeoWaste's legal advisors performed financial and legal due diligence with respect to Superior. In conducting such review, Deutsche Bank reviewed confidential projections and forecasts provided by Superior's management, which projections and forecasts were subsequently used by Deutsche Bank in preparing its various financial analyses. See "--Opinion of GeoWaste's Financial Advisor."

  On June 23, 1998, the GeoWaste Board, together with representatives of Deutsche Bank and its legal advisors, held a meeting to review the proposed bids. Representatives of Deutsche Bank reviewed the terms of each of the bids. Several of the members of the GeoWaste Board requested that they be provided with additional information regarding each of the two highest bidders, including Superior. The GeoWaste Board authorized Ms. Burbott and Deutsche Bank to continue negotiations of the terms of the draft merger agreement with Superior, while further clarifying, the terms of the next highest bid.

  From June 23, 1998 through the signing of the Merger Agreement on July 2, 1998, representatives of GeoWaste and Superior, their respective legal advisors and Deutsche Bank continued to negotiate the final terms of the definitive Merger Agreement and of the Stockholder Support Agreements.

  From June 23, 1998 to June 25, 1998, representatives of GeoWaste, at the direction of the GeoWaste Board, further clarified the next highest bid, while confirming that such bid in fact represented such bidder's best and final bid.

  On June 26, 1998, the GeoWaste Board held another meeting to consider the terms of the proposed transaction. At the meeting, the GeoWaste Board discussed with the senior management of GeoWaste and GeoWaste's financial and legal advisors the status of the merger discussions with Superior and the next highest bidder, as well as the proposed terms of the Merger. Deutsche Bank delivered to the GeoWaste Board its oral opinion that the Exchange Ratio was fair, from a financial point of view, to the holders of GeoWaste Common Stock. For purposes of the GeoWaste Board's evaluation, representatives of Deutsche Bank presented a financial overview of the terms of the proposed transaction and certain financial analyses. GeoWaste's outside legal counsel reviewed with the GeoWaste Board the principal terms and conditions of the definitive Merger Agreement, regulatory aspects of the proposed Merger and conditions to the proposed Merger and advised the GeoWaste Board as to its legal obligations in considering whether to approve the proposed Merger. After discussion, the GeoWaste Board unanimously approved the Merger Agreement and unanimously recommended that the holders of GeoWaste Common Stock vote for the approval and adoption of the Merger Agreement and the Merger at a special meeting of the holders of GeoWaste Common Stock to be held for that purpose.

  On July 2, 1998, the Merger Agreement and the Stockholder Support Agreements were finalized, Deutsche Bank delivered its written fairness opinion to the GeoWaste Board and, after the close of trading, the Merger Agreement and the Stockholder Support Agreements were executed.

  On July 6, 1998, the first business day following execution of the Merger Agreement, GeoWaste and Superior issued a joint press release announcing the Merger.

GEOWASTE'S REASONS FOR THE MERGER; UNANIMOUS RECOMMENDATION OF THE GEOWASTE BOARD OF DIRECTORS

  The GeoWaste Board believes that the terms of the Merger Agreement, which are the product of arm's-length negotiations between representatives of Superior and GeoWaste, are fair to, and in the best interests of, GeoWaste and its stockholders. In the course of reaching its determination, the GeoWaste Board consulted with counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto; and with its financial advisor with respect to the financial aspects and fairness of the transaction.

  In reaching its decision to approve the Merger Agreement and to recommend that holders of GeoWaste Common Stock vote to approve and adopt the Merger Agreement, the GeoWaste Board considered a number of factors, including the following material factors (the order does not reflect relative significance):

    (i) its knowledge of the historical and prospective business, operations, properties, assets, financial condition and operating results of GeoWaste, including certain factors that have hindered GeoWaste's growth and operating profitability such as its limited financial and management resources;

    (ii) the financial terms of the Merger and the opinion of Deutsche Bank dated July 2, 1998 as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of GeoWaste Common Stock. See "-- Opinion of GeoWaste's Financial Advisor";

    (iii) the terms of the Merger Agreement, including provisions relating to
  (a) the potential adjustment to the Exchange Ratio if the Final Superior Stock Price was below $27.50, (b) the prohibition on the solicitation of other offers and the circumstances under which GeoWaste would be able to pursue unsolicited alternative proposals and (c) termination fees and expenses;

    (iv) the likelihood of completing the proposed transaction with Superior;

    (v) its assessment of the historical and prospective business, operations, properties, assets, financial condition and operating results of Superior and the potential negative impact thereon of the matters discussed above under "RISK FACTORS--Risks Relating to Superior." The GeoWaste Board also considered Superior's management's favorable record with respect to achieving synergies in connection with previous acquisitions;

    (vi) the historical trading prices for GeoWaste Common Stock, on the one hand, and Superior Common Stock, on the other;

    (vii) the relative liquidity of the shares of Superior Common Stock to be received by holders of GeoWaste Common Stock as a result of the proposed transaction;

    (viii) the opportunity for GeoWaste stockholders to participate, as holders of Superior Common Stock, in a larger, stronger, more geographically diversified company, and to do so by means of a transaction which is designed to be tax-free for federal income tax purposes to GeoWaste's stockholders and is expected to be accounted for as a pooling of interests transaction for accounting and financial reporting purposes; and

    (ix) its consideration of the value of GeoWaste Common Stock assuming GeoWaste continues as a stand-alone entity compared to the effect of GeoWaste combining with Superior in light of the factors summarized above and the current economic and financial environment, including, but not limited to, other possible strategic alternatives, and the belief of the GeoWaste Board and management that the Merger offered the best transaction available to GeoWaste and its stockholders.

  The foregoing discussion of the information and factors considered by the GeoWaste Board is not intended to be exhaustive, but constitutes the material factors considered by the GeoWaste Board. In view of the number and disparate nature of the factors considered by the GeoWaste Board in connection with its evaluation of the Merger and the Merger Agreement, the GeoWaste Board did not find it practicable to and did not quantify or otherwise assign any relative weights to the specific factors considered in reaching its determination. The GeoWaste Board viewed its determination as being based on the totality of the information presented to and considered by it and not on one particular factor. In addition, individual members of the GeoWaste Board may have given different weights to different factors. See "--Interests of Certain Persons in the Merger." After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Deutsche Bank referred to above, the GeoWaste Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby as being fair to, and in the best interests of, GeoWaste and its stockholders.

  FOR THE REASONS SET FORTH ABOVE, THE GEOWASTE BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AS BEING FAIR TO, AND IN THE BEST INTERESTS OF, GEOWASTE AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF GEOWASTE VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  In considering the unanimous recommendation of the GeoWaste Board with respect to the Merger Agreement, GeoWaste stockholders should be aware that certain members of GeoWaste's management and of the GeoWaste Board have interests in the Merger that are different from and in addition to the interests of the stockholders of GeoWaste generally. See "--Interests of Certain Persons in the Merger."

OPINION OF GEOWASTE'S FINANCIAL ADVISOR

  On July 2, 1998, Deutsche Bank delivered its written opinion to the GeoWaste Board (the "Deutsche Bank Opinion") that, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of GeoWaste Common Stock.

  THE FULL TEXT OF THE DEUTSCHE BANK OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF GEOWASTE ARE URGED TO, AND SHOULD, READ THE DEUTSCHE BANK OPINION IN ITS ENTIRETY.

  In connection with its opinion, Deutsche Bank reviewed, among other things,
(i) the Merger Agreement; (ii) Annual Reports on Form 10-K of GeoWaste and Superior; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of GeoWaste and Superior; and (iv) certain internal financial analyses and forecasts for GeoWaste and Superior prepared by their respective managements. Deutsche Bank also held discussions with members of the senior management of GeoWaste and Superior regarding the strategic rationale for, and potential benefits of, the Merger and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Deutsche Bank reviewed the reported price and trading activity for GeoWaste Common Stock and Superior Common Stock, compared certain financial and stock market information for GeoWaste and Superior with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the waste management industry and performed such other studies and analyses as it considered appropriate.

  Deutsche Bank relied upon the accuracy and completeness of all the financial and other information reviewed by it, including, without limitation, the representations set forth in the Merger Agreement, and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Deutsche Bank relied upon the management of each of GeoWaste and Superior as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases thereof) provided to Deutsche Bank, and with the consent of GeoWaste and Superior, assumed that such forecasts, including, without limitation, projected cost savings from operating synergies resulting from the Merger, reflect the best currently available estimates and judgments of such respective managements. In addition, Deutsche Bank did not make an independent evaluation or appraisal of the assets and liabilities of GeoWaste or Superior or any of their subsidiaries and Deutsche Bank was not furnished with any such evaluation or appraisal. DEUTSCHE BANK'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE GEOWASTE BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND SUCH OPINION DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF GEOWASTE COMMON STOCK SHOULD VOTE WITH RESPECT TO THE MERGER.

  The following is a summary of the material financial analyses performed by Deutsche Bank in connection with providing the Deutsche Bank Opinion to the GeoWaste Board. All analyses discussed below, unless otherwise indicated, exclude the estimated cost savings from operating synergies of the combined company.

    (i) Historical Stock Trading Analysis. Deutsche Bank reviewed the daily historical trading prices and volumes for GeoWaste Common Stock and Superior Common Stock for the period from March 8, 1996 to June 29, 1998. In addition, Deutsche Bank reviewed the average exchange ratio of the closing prices of GeoWaste Common Stock to the closing prices of Superior Common Stock for the 1-trading day, 10-trading day, 20-trading day, 40-trading day, 60-trading day, 120-trading day, and 240-trading day periods immediately preceding June 29, 1998, which resulted in average exchange ratios of 0.078, 0.075, 0.077, 0.075, 0.079, 0.074, and 0.068,
  respectively.

    (ii) Selected Companies Analysis. No company utilized in the Selected Companies Analysis is identical to GeoWaste and Superior. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of GeoWaste and Superior and other factors that could affect the public trading value of the Selected Companies or company to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

    Deutsche Bank reviewed and compared certain financial information relating to GeoWaste and Superior to corresponding financial information, ratios and public market multiples for five publicly traded corporations in the waste management industry: Allied Waste Industries, Inc., American Disposal Services, Inc., Casella Waste Systems, Inc., Eastern Environmental Services, Inc. and Waste Industries, Inc. (the "Selected Companies"). The Selected Companies were chosen by Deutsche Bank based on the availability of research analysts' projections and on projected 1998 revenues not to exceed $1.3 billion. Deutsche Bank calculated and compared various financial multiples and ratios. The multiples of GeoWaste and Superior were calculated using a price of $2.65 per share for GeoWaste Common Stock, the proposed purchase price, and $28.875 per share of Superior Common Stock, the closing price as of June 29, 1998. The multiples and ratios for the Selected Companies were based on the most recent publicly available information and published research reports. The multiples and ratios for GeoWaste and Superior were based on the respective companies' management forecasts.

    Deutsche Bank considered (i) price as a multiple of earnings per share ("EPS") as estimated for 1998 ("1998 P/E Multiple") and 1999 ("1999 P/E Multiple") calendar years based on calendarized median Institutional Brokers Estimate System earnings estimates as of June 29, 1998; (ii) aggregate value (i.e., market value of common equity plus book value of debt plus preferred stock less cash and cash equivalents ("Aggregate Value")) as a multiple of revenue as estimated for the 1998 ("Aggregate Value/1998E Revenue Multiple") and 1999 ("Aggregate Value/1999E Revenue Multiple") calendar years; (iii) Aggregate Value as a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA") as estimated for the 1998 ("Aggregate Value/1998E EBITDA Multiple") and 1999 ("Aggregate Value/1999E EBITDA Multiple") calendar years; and (iv) Aggregate Value as a multiple of earnings before interest and taxes ("EBIT") as estimated for the 1998 ("Aggregate Value/1998E EBIT Multiple") and 1999 ("Aggregate Value/1999E EBIT Multiple") calendar years.

    Deutsche Bank's analysis indicated (i) 1998 P/E Multiples for the Selected Companies that ranged from 25.6x to 45.8x with a median of 34.9x, compared to 47.5x for GeoWaste and 25.8x for Superior; (ii) 1999 P/E Multiples for the Selected Companies that ranged from 20.1x to 33.3x with a median of 24.8x, compared to 48.1x for GeoWaste and 20.2x for Superior;
  (iii) Aggregate Value/1998E Revenue Multiples for the Selected Companies that ranged from 1.82x to 4.73x with a median of 3.14x, compared to 2.88x for GeoWaste and 2.72x for Superior; (iv) Aggregate Value/1999E Revenue Multiples for the Selected Companies that ranged from 1.39x to 3.17x with a median of 2.50x, compared to 2.93x for GeoWaste and 1.88x for Superior; (v) Aggregate Value/1998E EBITDA Multiples for the Selected Companies that ranged from 8.6x to 14.0x with a median of 9.0x, compared to 10.4x for GeoWaste and 8.4x for Superior; (vi) Aggregate Value/1999E EBITDA Multiples for the Selected Companies that ranged from 6.4x to 9.2x with a median of 7.1x, compared to 10.7x for GeoWaste and 5.8x for Superior; (vii) Aggregate Value/1998E EBIT Multiples for the Selected Companies that ranged from 13.7x to 25.0x with a median of 19.8x, compared to 23.3x for GeoWaste and 13.9x for Superior; and (viii) Aggregate Value/1999E EBIT Multiples for the Selected Companies that ranged from 9.8x to 16.0x with a median of 12.1x, compared to 23.4x for GeoWaste and 9.6x for Superior.

    (iii) Selected Transactions Analysis. No transaction utilized in the Selected Transactions Analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of GeoWaste and Superior and other factors that could affect the acquisition value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not itself a meaningful method of using comparable transaction data.

    Deutsche Bank analyzed certain information relating to the following selected transactions in the waste management industry since 1996 (the "Selected Transactions"): Grand Central Sanitation Inc. /USA Waste Services, Inc.; Container Corporation of Carolina/Allied Waste Industries, Inc.; Mid-American Waste Systems, Inc./USA Waste Services, Inc.; York Waste Disposal, Inc./Republic Industries, Inc.; Pine Grove, Inc./Eastern Environmental Services, Inc.; Fred Barbara Companies/American Disposal Services, Inc.; and TransAmerican Waste Industries, Inc./USA Waste Services, Inc. The Selected Transactions were chosen by Deutsche Bank based on leveraged aggregate transaction value not to exceed $250 million. The multiples of GeoWaste were calculated using a price of $2.65 per share of GeoWaste Common Stock, the proposed purchase price, and were based on reported GeoWaste latest twelve months ("LTM") results and GeoWaste management projections. Deutsche Bank's analysis indicated that for the Selected Transactions (i) levered aggregate transaction value as a multiple of LTM revenue ranged from 1.31x to 3.85x with a median of 2.18x, as compared to 3.41x (2.89x as a multiple of 1998 estimated revenue) for the levered aggregate transaction value to be received in the Merger; (ii) levered aggregate transaction value as a multiple of LTM EBITDA ranged from 6.8x to 14.5x with a median of 13.4x, as compared to 12.6x (10.4x as a multiple of 1998 estimated EBITDA) for the levered aggregate transaction value to be received in the Merger; (iii) levered aggregate transaction value as a multiple of LTM EBIT ranged from 17.9x to 33.6x with a median of 23.5x, as compared to 43.5x (21.0x as a multiple of 1998 estimated EBIT) for the levered aggregate transaction value to be received in the Merger; and (iv) equity transaction value as a multiple of book value ranged from 3.56x to 14.51x with a median of 7.26x, as compared to 3.85x for the equity transaction value to be received in the Merger.

    (iv) Premium Analysis. No transaction utilized in the Premium Analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of GeoWaste and Superior and other factors that could affect the acquisition value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not itself a meaningful method of using comparable transaction data.

    Deutsche Bank compared the premium represented by the Exchange Ratio (based on the closing price of Superior on June 29, 1998) over the average exchange ratio of the closing prices of GeoWaste Common Stock to the closing prices of Superior Common Stock for the 1-trading day, 10-trading days, 20-trading days, 40-trading days, and 60-trading days prior to such date to the average premiums for the following selected stock-for-stock transactions in the waste management industry (the "Selected Stock-for-Stock Transactions"): Waste Management, Inc./USA Waste Services, Inc.; TransAmerican Waste Industries, Inc./USA Waste Services, Inc.; United Waste Systems, Inc./USA Waste Services, Inc.; and Sanifill, Inc./USA Waste Services, Inc. The Selected Stock-for-Stock Transactions include all announced stock-for-stock transactions involving publicly traded companies in the waste management industry since 1996. This analysis showed that the Exchange Ratio represented: (i) a 17.8% premium over the 1-trading day prior exchange ratio compared to a 1-trading day prior average discount of 0.2% for the Selected Stock-for-Stock Transactions, (ii) a 22.4% premium over the prior 10-trading day average exchange ratio compared to a 10-trading day prior average premium of 3.4% for the Selected Stock-for-Stock Transactions, (iii) a 19.5% premium over the prior 20-trading day average exchange ratio compared to a 20-trading day prior average premium of 4.8% for the Selected Stock-for-Stock Transactions, (iv) a 23.1% premium over the prior 40-trading day average exchange ratio compared to a 40-trading day prior average premium of 5.5% for the

  Selected Stock-for-Stock Transactions and (v) a 15.6% premium over the prior 60-trading day average exchange ratio compared to a 60-trading day prior average premium of 3.7% for the Selected Stock-for-Stock
  Transactions.

    (v) Contribution Analysis. Deutsche Bank reviewed certain historical and projected operating and financial information (including revenues, EBITDA, EBIT, net income, net tangible book value, equity market capitalization, and aggregate value) for GeoWaste, Superior and the pro forma combined entity resulting from the Merger based on GeoWaste's and Superior's respective management financial forecasts. The analysis indicated that the holders of GeoWaste Common Stock would contribute: (i) 8.0% of the revenue of the combined company for the estimated 1998 calendar year; (ii) 7.0% of the EBITDA of the combined company for the estimated 1998 calendar year;
  (iii) 5.2% of EBIT of the combined company for the estimated 1998 calendar year; (iv) 4.1% of the net income of the combined company for the estimated 1998 calendar year; (v) 2.7% of the net tangible book value of the combined company (based on information as of May 31, 1998); (vi) 7.5% of the equity market capitalization of the combined company (as of June 29, 1998 and based on an Exchange Ratio of 0.092); and (vii) 8.5% of the aggregate value of the combined company (as of June 29, 1998 and based on an Exchange Ratio of 0.092).

    (vi) Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flow analysis for both GeoWaste and Superior, using the respective companies' management projections. Deutsche Bank calculated the estimated "Free Cash Flow" for each company stand-alone based on projected unlevered operating income adjusted for (i) taxes; (ii) certain projected non-cash items (i.e., depreciation and amortization and closure/post-closure costs);
  (iii) projected changes in non-cash working capital; and (iv) projected capital expenditures. Deutsche Bank calculated a net present value of the Free Cash Flow for GeoWaste and Superior, respectively, for the years 1998 through 2002 using discount rates ranging from 9.0% to 11.0%. To estimate the present value of the terminal value of GeoWaste and Superior, respectively, at the end of the forecast period, Deutsche Bank applied terminal multiples of 8.0 to 10.0 to the projected fiscal period 2002 EBITDA and discounted such terminal value estimates to present value using discount rates ranging from 9.0% to 11.0%. Deutsche Bank then aggregated the present values of the Free Cash Flows and the present values of the terminal values to derive a range of implied enterprise values for GeoWaste and Superior. The range of implied enterprise values of GeoWaste and Superior, respectively, were then adjusted for their respective Net Debt and Closure/Post-Closure Reserves to yield implied equity values of GeoWaste and Superior stand-alone. The range of implied equity values were then divided by the respective stand-alone fully diluted shares to determine a range of equity values per share for each company stand-alone. The range of implied equity values per share for GeoWaste was $1.44 to $2.00 per share. The range of implied equity values per share for Superior was $42.24 to $61.18 per share.

    (vii) Pro Forma Merger Analysis. Deutsche Bank prepared a pro forma analysis of the financial impact of the Merger. Using earnings estimates prepared by GeoWaste management and Superior management, respectively, for the projected 1998 fiscal year period, Deutsche Bank compared the EPS of Superior Common Stock, on a stand-alone basis, to the EPS of the common stock of the combined company. Based on GeoWaste's and Superior's respective management financial forecasts, this analysis assumed $2.2 million in pro forma pre-tax cost savings from operating synergies for the combined company for 1998. Based on such analysis, the Merger would be accretive to both Superior stockholders and GeoWaste stockholders on a pro forma EPS basis in 1998. If the projected pro forma pre-tax cost savings mentioned above are excluded from such analysis, the Merger would be dilutive to Superior stockholders and accretive to GeoWaste stockholders on a pro forma EPS basis in 1998.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank Opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to GeoWaste or Superior or the contemplated transaction. The analyses were prepared for purposes of Deutsche Bank providing its opinion to the GeoWaste Board as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of

GeoWaste Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of GeoWaste, Superior, Deutsche Bank or any other person assumes responsibility if future results are materially different from those forecast. As described above, Deutsche Bank's opinion to the GeoWaste Board was one of many factors taken into consideration by the GeoWaste Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Deutsche Bank and is qualified by reference to the written opinion of Deutsche Bank set forth as Annex B hereto.

  Pursuant to a letter agreement dated April 2, 1998 (the "Deutsche Bank Engagement Letter"), GeoWaste engaged Deutsche Bank to act as its financial advisor in connection with the Merger. Pursuant to the terms of the Deutsche Bank Engagement Letter, GeoWaste has agreed to pay Deutsche Bank upon consummation of the Merger a transaction fee of $1.0 million. In addition, GeoWaste has agreed to reimburse Deutsche Bank for certain out-of-pocket expenses, including attorney's fees, and to indemnify Deutsche Bank against certain liabilities, including certain liabilities under the federal securities laws.

  The forecasts and projections reviewed by Deutsche Bank in connection with the rendering of its opinion were prepared by respective managements of Superior and GeoWaste. Neither Superior nor GeoWaste publicly discloses internal management projections of the type provided to Deutsche Bank in connection with the preparation of its opinion and they were only provided to Deutsche Bank under the express condition that they remain strictly confidential. The projections were not prepared with a view toward public disclosure or compliance with either the published guidelines of the Commission regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. The projections were not prepared in accordance with GAAP and were not audited or reviewed by independent accountants.

  The projections provided to Deutsche Bank by GeoWaste's management project for GeoWaste for fiscal years 1998 and 1999, respectively, revenues of $24.4 million and $24.0 million, EBIT of $3.0 million and $3.0 million and diluted earnings per share of $0.06 and $0.06. The 1998 and 1999 revenues and earnings per share estimates provided to Deutsche Bank by Superior's management as part of its projections were substantially similar to the then current range of estimates published and disseminated by stock market research analysts who follow Superior. In all other material respects, the forecasts and projections provided by Superior to Deutsche Bank did not differ materially from the range of then publicly available information with respect to Superior.

  The assumptions and estimates underlying the projections are inherently uncertain and, though considered reasonable by the managements of GeoWaste and Superior, as the case may be, as of the date provided, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected. Accordingly, there can be no assurance that projected results are indicative of the future performance of GeoWaste or Superior or that actual results will not be materially higher or lower than those projections. Inclusion of this information in this Proxy Statement/Prospectus should not be regarded as a representation by any person that the projected results will be achieved. See the introductory paragraph to "RISK FACTORS" for information regarding forward-looking information. Each of GeoWaste and Superior disclaims any duty or obligation whatsoever, and neither intends, to update or supplement these projections or forecasts in the future.

SUPERIOR'S REASONS FOR THE MERGER

  In evaluating the Merger, the management and the Superior Board considered a variety of factors in the context of Superior's strategic objectives. Superior's principal strategy for future growth is through the acquisition of additional solid waste disposal, transfer and collection operations, with the objective of increasing its geographical presence as a fully integrated provider of solid waste collection and disposal services in each market it serves. The Superior Board concluded that, by acquiring GeoWaste in the Merger, Superior would help further its strategic objectives.

  Superior believes that the Merger provides Superior with strong solid waste disposal and collection operational entries into the Southern Georgia and Northern Florida markets and the opportunity to continue its expansion into the Southeastern United States. Superior believes that it will be able to utilize GeoWaste's acquired operations as a base upon which to further expand its disposal, transfer, collection and recycling operations and customer base in these markets and surrounding areas. By successfully integrating GeoWaste's business into Superior and by successfully acquiring additional complementary solid waste operations, Superior believes that it may be able to achieve further synergies and operational efficiencies, increased solid waste internalization rates and internal growth in these markets.

  Superior believes that the Merger will permit it to expand its operations in GeoWaste's markets through the pursuit of additional complementary synergistic acquisitions and attempting to achieve additional internal growth by pursuing cross-selling opportunities and integrating operations. Superior believes that operational efficiencies and cost savings may be achieved through routing changes (specifically, route consolidation and the elimination of trucks), reducing the number of duplicative personnel, reducing leachate treatment costs by using local publicly-owned water treatment facilities, and reducing interest costs through a reduction in long-term debt.

  The foregoing discussion of the information and factors considered by the Superior Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Superior Board did not find it practicable and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Superior Board may have given different weights to the different factors.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the GeoWaste Board with respect to the Merger Agreement, GeoWaste stockholders should be aware that certain members of GeoWaste's management and of the GeoWaste Board have interests in the Merger that are in addition to their interests as stockholders of GeoWaste generally. The GeoWaste Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

 Burbott Agreement

  GeoWaste and Amy C. MacF. Burbott, President and Chief Executive Officer of GeoWaste, have entered into a severance agreement (the "Burbott Agreement") confirming Ms. Burbott's severance arrangements with GeoWaste. The Burbott Agreement provides that upon the earlier of (i) the termination of her employment with GeoWaste for any reason other than her voluntary resignation or (ii) a "change of control," the earlier of which events is herein referred to as the "Severance Event," Ms. Burbott will be entitled to (a) continuation of salary for one year, at an annual rate equal to the greater of $175,000 or the rate in effect on the date of the Severance Event, with payment to be made not less frequently than monthly, (b) continued health benefits substantially similar to those which Ms. Burbott was receiving immediately prior to the Severance Event, at the expense of GeoWaste, for one year and (c) any bonus which has been accrued but not paid prior to the Severance Event. The Merger will constitute a "change of control" for purposes of the Burbott Agreement.

 Chase Agreement

  GeoWaste and Raymond F. Chase, acting Chief Financial Officer, Vice President and Secretary of GeoWaste, entered into a severance agreement dated May 8, 1998 (the "Chase Agreement"), which provides that in the event (i) there is a "change of control" within one year of the date of the Chase Agreement and (ii) a Termination Event (as defined below) occurs within the two-year period beginning on the date of such Change of Control, GeoWaste will
(A) for eight months following the date of the Termination Event make monthly payments to Mr. Chase, each such payment in an amount equal to eight-twelfths of the greater of $82,000 or Mr. Chase's annual salary in effect on the date of the Termination Event, (B) for a period of eight months following the date of the Termination Event, make any and all payments necessary to continue the health insurance coverage in place for Mr. Chase immediately prior to the Termination Event and (C) pay to Mr. Chase any bonus accrued by Mr. Chase in the calendar year in which the Termination Event occurs. The Merger will constitute a "change of control" for purposes of the Chase Agreement.

  For purposes of the Chase Agreement, (i) a "Termination Event" includes the following: (A) the termination of Mr. Chase's employment with GeoWaste without Cause (as defined below), (B) a significant reduction in Mr. Chase's job responsibilities or (C) a decrease in Mr. Chase's annual base salary and (ii) "Cause" means (A) use for personal gain, or disclosure to an unauthorized person of, any confidential or proprietary information or trade secrets of GeoWaste or its subsidiaries, (B) acting in manner which materially and detrimentally affects GeoWaste or its subsidiaries or (C) conduct that violates applicable civil or criminal law or violates any rules of ethical corporate conduct of, or fiduciary obligation to, GeoWaste or its subsidiaries.

  The Chase Agreement provides that during the term of his employment with GeoWaste and for a period of one year following the termination of such employment, Mr. Chase may not engage in certain activities deemed competitive with GeoWaste's business. In addition, Mr. Chase has agreed that during the term of his employment with GeoWaste, and for a period of one year following the termination of such employment, he will not disclose any confidential information of GeoWaste to any third party.

 Paglia Agreements

  Each of Michael D. Paglia, formerly a Vice President and a director of GeoWaste, and John D. Paglia, formerly a Vice President of GeoWaste, had an employment agreement dated August 12, 1996 with GeoWaste (collectively, the "Paglia Agreements"). Each Paglia Agreement provided for a four year term of employment.

  Pursuant to the Paglia Agreements, in the event GeoWaste terminates the employment of Michael Paglia or John Paglia, as the case may be, without "cause," GeoWaste will (i) pay to Michael Paglia or John Paglia, as the case may be, either in a lump sum or in monthly installments, the lesser of (A) 18 times $8,350 or (B) (x) 48 minus the number of months employed prior to termination, multiplied by (y) $8,350; and (ii) for as long as GeoWaste is making monthly severance payments as described in clause (i) above, pay the premium necessary to continue the health insurance coverage in place for Michael Paglia or John Paglia, as the case may be, immediately prior to the date employment is terminated; provided, GeoWaste has no obligation to make payments with respect to COBRA benefits after GeoWaste has ceased making monthly severance payments.

  Each of the Paglia Agreements provided that for a period of five years from the date of such agreement, Michael Paglia or John Paglia, as the case may be, may not engage in certain activities deemed competitive with GeoWaste's business. In addition, each of Michael Paglia and John Paglia has agreed that during the term of his employment with GeoWaste, and for a period of one year following the termination of such employment, he will not disclose any confidential information of GeoWaste to any third party; provided, that each of Michael Paglia and John Paglia has agreed not to disclose during their respective terms of employment and indefinitely thereafter, any trade secrets of GeoWaste.

  On September 1, 1998, GeoWaste entered into modifications of the Paglia Agreements which each of Michael Paglia and John Paglia pursuant to which it was agreed that (i) the term of employment for each of Michael Paglia and John Paglia ended effective August 31, 1998, (ii) in lieu of the severance payments described in the second preceding paragraph, (A) GeoWaste will pay or cause to be paid to each of Michael Paglia and John Paglia the sum of $75,000, payable in equal weekly installments for a 32-week period ending the week of April 5, 1999 and (B) during the 32-week period described in clause (A), GeoWaste will pay the premium for any continuation of health coverage, (iii) all other provisions of the Paglia Agreement will remain in full force and effect and
(iv) each of Michael Paglia and John Paglia release GeoWaste from all actions, causes of action, suits, debts, controversies, bonds, bills, covenants, agreements, damages, judgments, claims and demands, whatsoever, which they now have, ever had or will ever have against GeoWaste.

  Including the payments to be made to Michael Paglia and John Paglia described in the preceding paragraph and assuming the termination of employment following the Merger of all other employees of GeoWaste who are parties to a severance arrangement with GeoWaste, the aggregate severance obligations of Superior is not expected to exceed $750,000 in the aggregate.

 Stock Options and Warrants

  As more fully described under "THE MERGER AGREEMENT--GeoWaste Stock Options and Warrants," all options to purchase shares of GeoWaste Common Stock granted to directors of GeoWaste (other than Ms. Burbott and Michael D. Paglia) prior to the date of the Merger Agreement will convert into the right to receive consideration to be paid in the Merger at the Effective Time reduced by such number of shares of Superior Common Stock equal to (x) (1) the aggregate exercise price for the shares of GeoWaste Common Stock then issuable upon exercise of such options, and (2) the amount of any withholding taxes which may be required thereon, times (y) the Exchange Ratio. Assuming no exercise of any stock options prior to the Effective Time, the total number of options to purchase shares of GeoWaste Common Stock to be converted as described above is 205,000 with a weighted average exercise price per option of $0.854. See "MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF GEOWASTE."

  All other options to purchase shares of GeoWaste Common Stock will be assumed by Superior and will be exercisable upon the same terms and conditions as under the applicable plan and/or option agreements, except that (i) each such option shall be exercisable for that whole number of shares of Superior Common Stock (to the nearest share) equal to the product of (y) the number of shares of GeoWaste Common Stock subject to the original option and (z) the Exchange Ratio, and (ii) the option exercise price per share of Superior Common Stock shall be an amount equal to (y) the option exercise price per share of GeoWaste Common Stock under the original options, in effect immediately prior to the Effective Time, divided by (z) the Exchange Ratio (the option exercise price per share of GeoWaste Common Stock, as so determined, being rounded to the nearest full cent). Consummation of the Merger constitutes a "change in control" for purposes of these options causing the acceleration of all of the unvested options. Pursuant to the plan under which such options were granted, such options will remain exercisable during the term of the option holder's employment, which, for purposes of such plan, includes such period as the option holder is receiving severance benefits. As of the Record Date, the executive officers of GeoWaste held a total of 822,324 vested stock options and 106,970 unvested stock options that will become 100% vested at the Effective Time. Assuming no exercise of any stock options prior to the Effective Time, the total number of options to purchase shares of GeoWaste Common Stock to be assumed by Superior is 1,008,054 with a weighted average exercise price per option of $0.725. See "MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF GEOWASTE."

  All outstanding warrants issued by GeoWaste prior to the date of the Merger Agreement to purchase shares of GeoWaste Common Stock (the "Warrants") will be assumed by Superior and will be exercisable upon the same terms and conditions as under the Warrants originally issued by GeoWaste, except that (i) the Warrants shall be exercisable for that whole number of shares of Superior Common Stock (to the nearest share) equal to the product of (y) the number of shares of GeoWaste Common Stock subject to the original Warrants and (z) the Exchange Ratio, and (ii) the exercise price per share of Superior Common Stock shall be an amount equal to (y) the exercise price per share of GeoWaste Common Stock under the original Warrants, in effect immediately prior to the Effective Time, divided by (z) the Exchange Ratio (the Warrant exercise price per share of GeoWaste Common Stock, as so determined, being rounded to the nearest full cent). As of the Record Date, 2,000,000 shares of GeoWaste Common Stock were reserved for issuance upon exercise of the Warrants.

  As described below under "--Arrangements with Allen & Company and Affiliated Entities and Persons" and under See "THE MERGER AGREEMENT--GeoWaste Stock Options and Warrants," Superior has agreed to provide registration rights with respect to the shares of Superior Common Stock to be issuable upon exercise of the Warrants.

 Directors' and Officers' Indemnification and Insurance

  The Merger Agreement provides that for a period of six years after the Effective Time, Superior will indemnify and hold harmless all past and present officers and directors of GeoWaste and its subsidiaries to the same extent such persons were indemnified as of the Effective Time by GeoWaste pursuant to GeoWaste's certificate of incorporation, bylaws or agreements in existence as of the Effective Time for acts or omissions occurring at or prior to the Effective Time. Superior also agreed to provide, or to cause to be maintained, for an aggregate period of not less than six years after the Effective Time, policies of directors' and officers' liability insurance and fiduciary liability insurance that have at least the same coverage limits and amounts and containing terms and conditions that are no less advantageous for the officers and directors and other persons covered thereby; provided, however, that if such coverage is not obtainable at a cost less than or equal to 150% of the amount per annum GeoWaste paid in its last fiscal year, Superior will cause to be purchased such lesser amount of coverage, on terms as similar in coverage as practicable to such coverage in effect on the date of the Merger Agreement, as may be obtained having a cost not to exceed 150% of the amount per annum GeoWaste paid in its last fiscal year. See "THE MERGER AGREEMENT--Directors' and Officers' Indemnification and Insurance."

  Other than as set forth above, no director or executive officer of GeoWaste has any direct or indirect material interest in the Merger, except insofar as the ownership of any shares of GeoWaste Common Stock or options to purchase shares of GeoWaste Common Stock by such director or executive officer might be deemed such an interest.

 Arrangements with Allen & Company and Affiliated Entities and Persons

  Each of Allen & Company, Allen Value Partners, L.P., Allen Value Limited and Fields has entered into a Stockholder Support Agreements with Superior pursuant to which they have agreed, among other things, to vote the shares of GeoWaste Common Stock owned by them as of the Record Date in favor of the approval and adoption of the Merger Agreement. See "ALLEN STOCKHOLDER SUPPORT AGREEMENTS." In consideration for entering into such Stockholder Support Agreements, in addition to the right to receive the consideration due to holders of GeoWaste Common Stock generally under the Merger Agreement upon consummation of the Merger, (i) Allen & Company and Fields, as holders of the Warrants, received certain registration rights with respect to the shares of Superior Common Stock to be issuable upon exercise of the Warrants and (ii) Allen & Company received the right, if it is deemed to be a Pooling Affiliate, to cause Superior to use its best efforts to publish, as soon as possible after the Effective Time, financial results which are sufficient in accordance with Accounting Series Release No. 135 to permit the disposition by all of the stockholders of GeoWaste of the shares of Superior Common Stock received in the Merger consistent with the requirements for treating the Merger as a pooling of interests for financial reporting purposes. See "THE MERGER AGREEMENT--GeoWaste Stock Options and Warrants" and "--Resales of Superior Common Stock Received in the Merger; Restrictions on Affiliates."

REGULATORY APPROVALS

 Antitrust

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Superior and GeoWaste filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on July 23, 1998. On August 3, 1998, Superior and GeoWaste received notice of early termination of the waiting period under the HSR Act. The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Superior and GeoWaste. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances.

  Superior and GeoWaste believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Superior and GeoWaste would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the Merger.

 Other Governmental Approvals

  Neither Superior nor GeoWaste is aware of any other material regulatory requirements or approvals which have not been complied with or obtained or which are not expected to be complied with or obtained prior to consummation of the Merger.

NASDAQ LISTING OF SUPERIOR COMMON STOCK

  Superior Common Stock is listed on the Nasdaq National Market. Superior has agreed to use its best efforts to cause the shares of Superior Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market prior to or at the Effective Time. The obligations of the parties to consummate the Merger are subject to, among other things, approval for listing by the Nasdaq National Market of such shares as of the Effective Time. See "THE MERGER AGREEMENT--Conditions to the Merger."

CONDUCT OF THE BUSINESS OF GEOWASTE AFTER THE MERGER

  Superior plans for the operations of GeoWaste in general to remain in its current locations after the Effective Time, except for the closure of GeoWaste's executive offices in Jacksonville, Florida. Superior intends to integrate GeoWaste's business with its own and acquire additional solid waste operations in the markets in which GeoWaste operates so as to achieve operations efficiencies and internal growth in such markets. In addition, Superior intends to seek to finance GeoWaste on a more efficient basis. There can be no assurance that these benefits will be realized from the Merger. See "RISK FACTORS--Risks Relating to the Merger--Expected Benefits of Merger May Not Be Achieved."

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of Superior Common Stock issued in connection with the Merger will be freely transferable, except that any shares of Superior Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of GeoWaste prior to the Merger may be sold by them only in transactions registered under the Securities Act, permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act if such persons who are or become affiliates of Superior), or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of GeoWaste generally include individuals or entities that control, are controlled by or are under common control with GeoWaste and generally include the executive officers and directors as well as principal stockholders of GeoWaste.

  In general, Rule 145 promulgated under the Securities Act provides that, for one year following the Effective Time, an affiliate (together with certain related persons) would be entitled to sell shares of Superior Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. In addition, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of Superior Common Stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if Superior remains current with its informational filings with the Commission under the Exchange Act. One year after the Effective Time, an affiliate will be able to sell such shares of Superior Common Stock without being subject to such manner of sale or volume limitations provided that Superior is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Superior. Two years after the Effective Time, an affiliate will be able to sell such shares of Superior Common Stock without any restrictions so long as such affiliate had not been an affiliate of Superior for at least three months prior to the date of such sale. See "--Anticipated Accounting Treatment."

ANTICIPATED ACCOUNTING TREATMENT

  Consummation of the Merger is conditioned upon the receipt by Superior of a letter from Ernst & Young LLP, Superior's independent public accountants, and the receipt by GeoWaste of a letter from PricewaterhouseCoopers LLP, GeoWaste's independent public accountants, each such letter dated as of the Effective Time and in form and substance reasonably satisfactory to Superior and GeoWaste, stating that the Merger will qualify as a transaction to be accounted for by Superior in accordance with the pooling of interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the Commission ("APB No. 16"). Neither party currently intends to waive such condition. In the event that such condition is waived by both Superior and GeoWaste, GeoWaste will recirculate a revised Proxy Statement/Prospectus that discloses the waiver of this condition and contains all related material disclosure, including revised financial information to reflect the change in the accounting treatment. In such event, GeoWaste will resolicit proxies from its stockholders. Pursuant to the Merger Agreement, Superior, Merger Sub and GeoWaste have agreed not to take any action that would, or would be reasonably likely to, prevent Superior from accounting for the Merger in accordance with the pooling of interests method.

  Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of GeoWaste and Superior will be combined at the Effective Time and carried forward at their previously recorded amounts, the stockholders' equity accounts of GeoWaste and Superior will be combined on Superior's consolidated balance sheet and no goodwill or other intangible assets will be created. Consolidated financial statements of Superior issued after the Merger will be restated retroactively to reflect the consolidated operations of Superior and GeoWaste as if the Merger had taken place prior to the periods covered by such consolidated financial statements.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is intended only as a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of federal income taxation that may be applicable to certain GeoWaste stockholders subject to special federal income tax treatment, including, without limitation, non-U.S. persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons holding their GeoWaste Common Stock as a hedge or in a "straddle" transaction and persons who acquired their GeoWaste Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of applicable state, local or non-U.S. tax laws, nor the effect of any federal tax laws other than those pertaining to federal income tax. The discussion also does not address the tax treatment of the conversion or exchange of GeoWaste options or warrants pursuant to the Merger.

  The discussion is based upon current provisions of the Code, existing, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein.

  Assuming that the Merger is consummated in accordance with the terms of the Merger Agreement and as described in this Proxy Statement/Prospectus, under current laws, for federal income tax purposes: (i) the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code, and GeoWaste, Merger Sub and Superior will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by Superior or GeoWaste as a result of the Merger; (iii) no gain or loss will be recognized by the GeoWaste stockholders upon the exchange of their shares of GeoWaste Common Stock solely for shares of Superior Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Superior Common Stock; (iv) the aggregate tax basis of the shares of Superior Common Stock received in exchange for shares of GeoWaste Common Stock pursuant to the Merger (including fractional shares of Superior Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of GeoWaste Common Stock exchanged therefor; (v) the holding period for the shares of Superior Common Stock received for shares of GeoWaste Common Stock pursuant to the Merger will include the holding period of the shares of GeoWaste Common Stock exchanged therefor, provided such shares of GeoWaste Common Stock were held as capital assets within the meaning of Section 1221 of the Code by the stockholder at the Effective Time; and (vi) a stockholder of GeoWaste who receives cash in lieu of a fractional share of Superior Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

  It is anticipated that, and it is a condition to the consummation of the Merger that, opinions of Stroock & Stroock & Lavan LLP, counsel to GeoWaste, and Foley & Lardner, counsel to Superior, will be rendered at the Effective Time substantially to the effect that, for federal income tax purposes, the Merger constitutes a reorganization within the meaning of Section 368 of the Code.

  In rendering such opinions, Stroock & Stroock & Lavan LLP and Foley & Lardner may require and rely upon representations contained in certificates of GeoWaste, Superior and stockholders of GeoWaste. GeoWaste stockholders should be aware that such opinions of counsel are not binding on the Internal Revenue Service ("IRS"), and no assurance is or will be given that the IRS would not adopt a contrary position or that the IRS position would not be sustained by a court. No rulings from the IRS have been or will be requested in connection with the Merger.

  THE FOREGOING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH GEOWASTE STOCKHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH GEOWASTE STOCKHOLDER. ACCORDINGLY, EACH GEOWASTE STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

NO APPRAISAL RIGHTS

  Section 262(b) of the DGCL provides that the stockholders of a constituent corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own, as of the record date fixed to determine stockholders entitled to notice of and to vote at the meeting to act upon the agreement providing for such merger, are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (a "Nasdaq National Market Security"), or held of record by more than 2,000 stockholders. However, stockholders that would otherwise not have appraisal rights pursuant to the provisions described in the previous sentence are entitled to appraisal rights if such stockholders are required by the terms of the merger agreement to accept for their stock anything except (i) shares of the corporation surviving the merger; (ii) shares of stock which are either listed on a national securities exchange or designated as a Nasdaq National Market Security or held of record by more than 2,000 stockholders; or
(iii) cash in lieu of fractional shares of stock described in (i) and (ii) above or any combination thereof. Accordingly, GeoWaste stockholders will not be entitled to appraisal rights in connection with the Merger because, as of the Record Date, there were more than 2,000 holders of record of GeoWaste Common Stock, and because the shares of Superior Common Stock to be issued in the Merger will be designated as a Nasdaq National Market Security at the Effective Time.

               MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF GEOWASTE

  The following table sets forth certain information with respect to beneficial ownership of GeoWaste's Common Stock as of September 3, 1998, (i) by each person who is known by GeoWaste to own beneficially more than 5% of GeoWaste Common Stock; (ii) by each of GeoWaste's directors; (iii) by each of GeoWaste's executive officers; and (iv) by all directors and executive officers as a group.

                                           SHARES BENEFICIALLY OWNED(1)
                                           ------------------------------------
NAME                                          NUMBER             PERCENTAGE
----                                       ----------------    ----------------
Amy C. MacF. Burbott......................          700,000(2)            3.2%
Raymond F. Chase..........................          126,894(3)              *
Michael D. Paglia.........................        1,001,246(4)            4.7%
Harve A. Ferrill..........................        1,207,856(5)            5.6%
Steven M. Engel...........................           51,000(6)              *
Walter H. Barandiaran.....................          111,400(6)              *
Allen Holding Inc. .......................        6,260,000(7)           27.5%
 711 Fifth Avenue
 New York, New York 10022
Emvest & Co...............................        2,000,000               9.4%
 c/o Morrissey & Hawkins
 One International Place
 Boston, Massachusetts 02110
Kennedy Capital Management 10829..........        1,488,500(8)            7.0%
 Olive Blvd.
 St. Louis, Missouri 63141
All directors and executive officers as           3,198,396(9)           14.4%
 group (6 persons)........................

--------
*  Less than 1%
(1) In computing the number of shares of GeoWaste Common Stock beneficially owned by a person, shares of GeoWaste Common Stock subject to options and warrants held by that person that are currently exercisable or that become exercisable within 60 days of September 3, 1998 are deemed outstanding. For purposes of computing the percentage of outstanding shares of GeoWaste Common Stock beneficially owned by such person, such shares of stock subject to options and/or warrants that are currently exercisable or that become exercisable within 60 days are deemed to be outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person.
(2) All such shares are subject to options that are currently exercisable. An additional 100,000 shares subject to options held by Ms. Burbott become exercisable upon consummation of the Merger. See "THE MERGER AGREEMENT-- GeoWaste Stock Options and Warrants." Upon Ms. Burbott's exercise of the stock options granted to her by GeoWaste on June 28, 1991 to purchase 400,000 shares of GeoWaste Common Stock, GeoWaste will pay Ms. Burbott $.50 per share multiplied by the number of shares purchased by Ms. Burbott upon exercise of the option, which payment will be made at the time of any such exercise.
(3) Includes 122,324 shares subject to options that are currently exercisable. An additional 6,970 shares subject to options held by Mr. Chase become exercisable upon consummation of the Merger. See "THE MERGER AGREEMENT-- GeoWaste Stock Options and Warrants."
(4) Includes 1,246 shares subject to options that are currently exercisable. An additional 3,738 shares subject to options held by Mr. Paglia become exercisable upon consummation of the Merger. See "THE MERGER AGREEMENT-- GeoWaste Stock Options and Warrants."
(5) Includes 111,000 shares subject to options that are currently exercisable and 26,080 shares beneficially owned by Mr. Ferrill, 18,000 of which he has sole voting and investment power and 8,000 shares of which he shares voting and investment power. Also includes 1,070,776 shares held by Advance Ross Sub Company (of which Mr. Ferrill is Chief Executive Officer), for which Mr. Ferrill disclaims any beneficial ownership. An additional 24,000 shares subject to options held by Mr. Ferrill become exercisable upon consummation of the Merger. See "THE MERGER AGREEMENT--GeoWaste Stock Options and Warrants."
(6) Includes 11,000 shares subject to options that are currently exercisable. An additional 24,000 shares subject to options held by each of Mr. Engel and Mr. Barandiaran become exercisable upon consummation of the Merger. See "THE MERGER AGREEMENT--GeoWaste Stock Options and Warrants."
(7) Includes 3,573,200 shares held by Allen Value Partners L.P., 760,000 shares held by Allen & Company and 426,800 shares issued to Allen Value Limited. Allen Holding Inc. may be deemed to beneficially own the shares of GeoWaste Common Stock held by Allen Value Partners L.P. and Allen Value Limited. However, Allen Holding Inc. disclaims beneficial ownership except to the extent represented by Allen Holding Inc.'s equity interest and profit participation in such entities. Also includes warrants held by Allen & Company to purchase 1,500,000 shares (the "Allen & Co. Warrants") that are currently exercisable. The amount in the table excludes 709,425 shares and warrants to purchase 500,000 shares (together with the Allen & Co. Warrants, the "Allen Warrants") held by officers and directors of Allen & Company for which Allen & Company disclaims beneficial ownership.
(8) According to a Statement on Schedule 13G filed with the Commission on February 10, 1998, Kennedy Capital Management holds sole dispositive power over these shares, and holds sole voting power over 890,000 of these shares.
(9) Includes 956,570 shares subject to options that are currently exercisable or become exercisable within 60 days. An additional 182,708 shares subject to options held by such persons become exercisable upon consummation of the Merger. See "THE MERGER AGREEMENT--GeoWaste Stock Options and Warrants."

                            MANAGEMENT OF SUPERIOR

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth information, as of December 31, 1997, regarding the directors, executive officers and certain key employees of
Superior:

               NAME                AGE                         POSITION
               ----                ---                         --------
Joseph P. Tate...................   54 Chairman and Director
G. William Dietrich..............   52 President, Chief Executive Officer and Director
George K. Farr...................   40 Chief Financial Officer and Treasurer
Gary Blacktopp...................   50 Senior Vice President--Operations
Peter J. Ruud....................   44 Vice President--Administration and Corporate Secretary
Scott S. Cramer..................   45 Vice President, General Counsel and Assistant Secretary
Dale O. Nolder...................   45 Vice President--Market Development
B. Todd Watermolen...............   38 Vice President--Director of Environmental Engineering and
                                       Chief Compliance Officer
John H. King.....................   41 Operating Vice President
Francis J. Podvin................   56 Director
Donald Taylor....................   70 Director
Walter G. Winding................   56 Director
Warner C. Frazier................   65 Director

  Joseph P. Tate is a co-founder of Superior. Mr. Tate has more than 30 years of experience in the solid waste services industry. In 1967, Mr. Tate founded the "Valley Group" of companies that was part of the original consolidation which created Superior in 1993 and, prior to Superior's formation was a shareholder, officer and director of each of these companies. Since Superior's formation, he has continued to serve in various executive capacities with certain of Superior's subsidiaries. From January 1993 until August 1994, Mr. Tate served as Chief Executive Officer of Superior. Mr. Tate has been a member of the Superior Board since Superior's original incorporation in July 1992 and has been Chairman of the Superior Board since January 1993.

  G. William Dietrich joined Superior in February 1994 as Vice President-Solid Waste and was promoted to President and Chief Operating Officer in September 1994, with management responsibility for all of Superior's operations. Mr. Dietrich was promoted to President and Chief Executive Officer in November 1995. Immediately prior to his employment by Superior, Mr. Dietrich was employed for over two and one-half years by BFI, as a divisional vice president responsible for BFI's solid waste collection, transportation and disposal operations in Eastern and Northern Ontario. Prior thereto, Mr. Dietrich was a district manager for Laidlaw (a national solid waste company) for three years with principal responsibility for Laidlaw's solid waste operations in a substantial portion of the Northeastern United States. Mr. Dietrich has been a member of the Superior Board since September 1994.

  George K. Farr joined Superior in February 1993 as Corporate Controller, with financial reporting responsibility for all of Superior's operating locations. In December 1994 he was promoted to Chief Financial Officer of Superior, with responsibility for the oversight of all of Superior's financial matters. Immediately prior to joining Superior, he served as the Market Development Controller for Sanifill, Inc. (a solid waste service company), Houston, Texas, from February 1991 to July 1992, where he was responsible for supervising the financial due diligence process and subsequent integration of Sanifill's major acquisitions. Prior thereto, he held various financial management positions, including Executive Vice President-Finance and Administration, as BancPlus Savings Association (a savings and loan institution), Houston, Texas, for five years.

  Gary Blacktopp has more than 11 years of experience in the solid waste services industry. Mr. Blacktopp joined Superior in June 1994 in the dual role of General Manager of the Superior-Sheboygan solid waste collection and transfer operations and Vice President-Equipment/Maintenance. In November 1995, Mr.

Blacktopp was promoted to the position of Operating Vice President-Lake Region, with responsibility for
Superior's solid waste operations in Eastern and Southern Wisconsin and Northern Illinois. In May 1997, Mr. Blacktopp's area of responsibility was increased to include Superior's operations located in the Northwest Region, including Northwest Wisconsin, Minnesota and Iowa. The Lake Region and Northwest Region have been combined and are now known as the Midwest Region. In August 1997 Mr. Blacktopp was promoted to the position of Senior Vice President-Operations, with responsibility for all of Superior's operations. Immediately prior to his employment by Superior, Mr. Blacktopp was employed for two and one-half years by BFI as Assistant District Manager of its Toronto, Canada District, overseeing operations, maintenance, three transfer stations and various recycling facilities. Prior thereto, Mr. Blacktopp was Regional Maintenance Manager for Laidlaw Waste Systems-Canada, a division of Laidlaw, for one year, and Maintenance Manager for Waste Management, Inc. in Toronto, Canada for seven years.

  Peter J. Ruud joined Superior in September 1993 as Vice President-General Counsel and Corporate Secretary. In November 1995, Mr. Ruud also assumed oversight responsibility for Superior's human resources and health and safety functions. In July 1997, Mr. Ruud became Vice President-Administration, with responsibility for human resources, health and safety, administration, special projects, public relations and governmental relations. Immediately prior to joining Superior, Mr. Ruud was in private practice with the law firm of Davis & Kuelthau, S.C., Milwaukee, Wisconsin, since 1978, specializing in environmental and corporate law and regulatory compliance. Mr. Ruud also served as a member of the firm's managing Board of Directors. While a shareholder of Davis & Kuelthau, S.C., Mr. Ruud was actively involved in the formation of Superior.

  Scott S. Cramer joined Superior in July 1997 as Vice President-General Counsel, with responsibility for all of Superior's legal matters. Immediately prior to joining Superior, Mr. Cramer served in various legal capacities for more than 13 years with BFI. Most recently Mr. Cramer was Senior Corporate Counsel to BFI. Mr. Cramer also was European Regional Counsel, Vice President and Director of Legal Affairs as well as Corporate Secretary for Browning-Ferris Industries Europe, Inc. in Utrecht, The Netherlands from July 1989 to January 1993. Prior to joining BFI, Mr. Cramer was counsel to Pennzoil Company (a major oil and gas concern) which followed his tenure in private practice.

  Dale O. Nolder has more than 12 years of experience in the solid waste services industry. Mr. Nolder was named Vice President-Market Development for Superior in November 1996 responsible for all external growth activities of Superior. Immediately prior to joining Superior, Mr. Nolder headed BFI's growth program in the Greater New York market with responsibility for all market development activity in his region, including acquisitions, municipal marketing, infrastructure development and marketplace planning. Prior thereto, he was the southern regional market development manager for BFI. Mr. Nolder also served in various financial and market development capacities with Chambers Development Company, Inc. from May 1985 to November 1993.

  B. Todd Watermolen joined Superior as Director of Environmental Engineering and was promoted to Chief Compliance Officer in 1994, with responsibility for environmental planning, management and compliance. Immediately prior to his employment by Superior, Mr. Watermolen was employed for approximately three years as senior environmental engineer at Creative Resource Ventures, Ltd. (a solid waste landfill development company), Madison, Wisconsin. Prior thereto, he was employed by RMT, Inc. (an engineering consulting firm), Madison, Wisconsin, as a design Group Leader/Senior Project Engineer for four years.

  John H. King has more than 13 years of experience in the solid waste services industry. In June 1994, Mr. King joined Superior as Vice President-Operations and was promoted to the position of Operating Vice President-Special Services in September 1994, with responsibility for managing Superior's other integrated waste services group. In April 1997, Mr. King's area of responsibility was expanded to include solid waste operations in Superior's central region. Immediately prior to his employment by Superior, Mr. King was employed for five years by Laidlaw as Director of Operations for its Ohio and Michigan regions, with responsibility for the management of Laidlaw's collection operations throughout that territory. For six years prior thereto, Mr. King served in various capacities with BFI.

  Francis J. Podvin has been a principal in the law firm of Nash, Podvin, Tuchscherer, Huttenberg, Weymouth & Kryshak, S.C., Wisconsin Rapids, Wisconsin, since 1965, currently serving as its President, and specializes in business combinations, banking and corporate finance. Mr. Podvin has been a director of Superior since Superior's original incorporation in July 1992. Nash, Podvin, Tuchscherer, Huttenberg, Weymouth & Kryshak, S.C. has from time to time performed, and is expected to continue to perform, legal services for Superior.

  Donald Taylor has been a principal in Sullivan Associates (specialists in board of directors searches), Milwaukee, Wisconsin, since 1992. Mr. Taylor served as Managing Director of U.S.A. Anatar Investments, Ltd. (a venture capital firm) from 1989 to 1992, and prior thereto as Chairman and Chief Executive Officer of Rexnord, Inc. (a manufacturer of power transmission equipment), Milwaukee, Wisconsin. Mr. Taylor is a director of Johnson Controls, Inc., Banta Corporation and Harnischfeger Industries, Inc. Mr. Taylor has served as a member of the Superior Board since Superior's March 1996 initial public offering.

  Walter G. Winding has been the owner and Chief Executive Officer of Winding and Company (business consultants for closely-held companies), Hartland, Wisconsin, since 1995. From January 1994 to January 1996 Mr. Winding was Senior Vice President of HM Graphics Inc. (commercial printing company), West Allis, Wisconsin. For six years prior thereto, Mr. Winding served as President and Chief Executive Officer of Schweiger Industries, Inc. (furniture manufacturer), Jefferson, Wisconsin, and prior thereto was Schweiger's Vice President-Administration for four years. Prior thereto, Mr. Winding served in various management positions with Jos. Schlitz Brewing Company, Milwaukee, Wisconsin. Mr. Winding currently serves on numerous boards of directors of privately-held companies. Mr. Winding has served as a member of the Superior Board since Superior's March 1996 initial public offering.

  Warner C. Frazier has been the Chairman and Chief Executive Officer of Simplicity Manufacturing, Inc. (a manufacturer of lawn and garden power equipment), Port Washington, Wisconsin, since 1983, and also served as President of that firm from 1980 to 1996 and as Vice President of Marketing from 1976 to 1980. Prior thereto, Mr. Frazier served in various management positions with Allis-Chalmers, in Milwaukee, Wisconsin, Los Angeles, California, and Seattle, Washington. Mr. Frazier currently serves on the board of directors of Rexworks, Inc. and Northwestern Steel & Wire Co. and several privately-held companies. Mr. Frazier was elected to the Superior Board at Superior's 1997 annual shareholders meeting.

                             THE MERGER AGREEMENT

  The following is a summary of the material terms of the Merger Agreement, which appears as Annex A hereto and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All stockholders of GeoWaste are encouraged to read the Merger Agreement in its entirety.

TERMS OF THE MERGER

  The Merger Agreement provides that, upon the terms and subject to the conditions contained therein, including the approval and adoption of the Merger Agreement by the holders of GeoWaste Common Stock, Merger Sub will merge with and into GeoWaste at the Effective Time, and GeoWaste will continue as the Surviving Corporation as a wholly owned subsidiary of Superior.

  As promptly as practicable, and in no event later than three business days, after the satisfaction or waiver of the conditions to the Merger (see "-- Conditions to the Merger"), the parties will cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the applicable provisions of, the DGCL and in such form as approved by GeoWaste and Superior prior to such filing. The Merger will become effective at the time the original, properly executed Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such other time which Superior, Merger Sub and GeoWaste have agreed upon and designated in the Certificate of Merger as the Effective Time. The time at which the Merger becomes effective is referred to herein as the "Effective Time."

  Each issued and outstanding share of the common stock, par value $.01 per share, of Merger Sub, will be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

  Pursuant to the Merger Agreement, all shares of GeoWaste Common Stock that are owned, as of the Effective Time, by GeoWaste as treasury stock and all shares of GeoWaste Common Stock owned, as of the Effective Time, by Superior, Merger Sub or any other direct or indirect subsidiary of Superior, if any, will be canceled and retired and will cease to exist (collectively, the "Canceled Shares") and no stock of Superior or other consideration will be delivered in exchange therefor.

  At the Effective Time, each issued and outstanding share of GeoWaste Common Stock, other than the Canceled Shares, will be converted into a number of shares of Superior Common Stock equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $2.65 by the Final Superior Stock Price; provided, however, that if the Final Superior Stock Price is (i) equal to or less than $27.50, then the Exchange Ratio will be 0.0964 or (ii) equal to or greater than $32.50, then the Exchange Ratio will be 0.0815. If the Final Superior Stock Price is less than $25.00, GeoWaste has the right to terminate the Merger Agreement. See "--Termination."

  "Final Superior Stock Price" is defined in the Merger Agreement as the average per share closing price of Superior Common Stock quoted on the Nasdaq National Market, as reported by Bloomberg L.P., for the ten consecutive trading days (on which shares of Superior Common Stock are actually traded) immediately preceding October 19, 1998.

  The determination of the Exchange Ratio was arrived at through arm's-length negotiations between GeoWaste and Superior. If between the date of the Merger Agreement and the Effective Time the outstanding shares of Superior Common Stock or GeoWaste Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, an appropriate adjustment to the Exchange Ratio will be made.

  It is expected that the market price of Superior Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Consequently, the number of shares of Superior Common Stock into which each share of GeoWaste Common Stock will be converted at the Effective Time cannot be established until the Final Superior Stock Price is determined as described above. No assurance can be given concerning the market price of Superior Common Stock before or after the Effective Time. See "RISK FACTORS--Risks Relating to the Merger--Exchange Ratio Subject to "Collar'."

  No fractional shares of Superior Common Stock will be issued in connection with the Merger. In lieu of any such fractional shares, each holder of GeoWaste Common Stock who would otherwise have been entitled to a fraction of a share of Superior Common Stock as a result of the Merger will be entitled to receive a cash payment in an amount equal to such fractional interest multiplied by the Final Superior Stock Price.

EXCHANGE OF CERTIFICATES REPRESENTING GEOWASTE COMMON STOCK

  Following the Effective Time, Superior will deposit, or cause to be deposited, with LaSalle National Bank (or such other bank or trust company designated by Superior and reasonably acceptable to GeoWaste) (the "Exchange Agent"), in trust for the benefit of the holders of shares of GeoWaste Common Stock, for exchange as set forth herein, through the Exchange Agent, certificates representing the shares of Superior Common Stock issuable pursuant to the Merger in exchange for outstanding shares of GeoWaste Common Stock which shares of Superior Common Stock will be deemed to be issued at the Effective Time, together with cash to be paid in lieu of fractional shares (such certificates representing such shares of Superior Common Stock, together with any dividends or distributions declared with respect to such shares after the Effective Time and not yet paid with respect thereto and cash in lieu of fractional shares, if any, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent will, pursuant to irrevocable instructions from Superior, deliver the shares of Superior Common Stock contemplated to be issued in connection with the Merger to holders of GeoWaste Common Stock and cash payments for fractional shares, if any, out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.

  As soon as practicable (and in any event not later than five business days) after the Effective Time, Superior will cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of GeoWaste Common Stock whose shares were converted into the right to receive shares of Superior Common Stock (the "GeoWaste Stock Certificates"), (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the GeoWaste Stock Certificates will pass, only upon proper delivery of the GeoWaste Stock Certificates to the Exchange Agent and will be in such other form and have such other provisions as Superior and GeoWaste may reasonably specify) and (ii) instructions for use in effecting the surrender of the GeoWaste Stock Certificates in exchange for certificates representing shares of Superior Common Stock and cash in lieu of fractional shares, if any. Upon surrender of a GeoWaste Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Superior, together with such letter of transmittal, duly completed and properly executed in accordance with instructions thereto and such other customary documents and tax forms as may reasonably be required pursuant to such instructions, the holder of such GeoWaste Stock Certificate will be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Superior Common Stock, which such holder has the right to receive, (B) cash in lieu of any fractional shares of Superior Common Stock to which such holder is entitled, after giving effect to any required tax withholdings, and (C) any dividends or distributions to which such holder is entitled, after giving effect to any required tax withholding, and the GeoWaste Stock Certificate so surrendered will forthwith be canceled. No interest will be paid on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Superior Common Stock.

  HOLDERS OF GEOWASTE COMMON STOCK SHOULD NOT SEND IN THEIR GEOWASTE STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS

FROM THE EXCHANGE AGENT, AND SHOULD NOT RETURN THEIR GEOWASTE STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

DIVIDENDS

  The Merger Agreement provides that no dividends or other distributions declared or made after the Effective Time with respect to Superior Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered GeoWaste Stock Certificate with respect to the shares of Superior Common Stock which such holder is entitled to receive upon the due and proper surrender thereof, until the holder of record of such GeoWaste Stock Certificate surrenders such GeoWaste Stock Certificate. Subject to the effect of applicable laws, following due and proper surrender of any such GeoWaste Stock Certificate, there will be paid by Superior or the Exchange Agent to the record holder of the certificates representing whole shares of Superior Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Superior Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Superior Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date after such surrender payable with respect to such whole shares of Superior Common Stock.

NO FRACTIONAL SHARES

  The Merger Agreement provides that no certificate or scrip representing fractional shares of Superior Common Stock will be issued in the Merger. Any such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Superior. In lieu of any such fractional shares, each holder of GeoWaste Common Stock who would otherwise have been entitled to a fraction of a share of Superior Common Stock upon due and proper surrender of GeoWaste Stock Certificates for exchange will be entitled to receive a cash payment in lieu of such fractional share in an amount equal to such fractional interest multiplied by the Final Superior Stock Price.

UNCLAIMED AMOUNTS

  The Merger Agreement provides that any portion of the Exchange Fund that has not been paid to holders of GeoWaste Common Stock prior to that date which is one year from the Effective Time will be delivered to Superior, and any holders of GeoWaste Common Stock who have not theretofore complied with the exchange provisions of the Merger Agreement shall thereafter look only to Superior for payment of any claim to shares of Superior Common Stock, cash in lieu of fractional shares thereof, or dividends and distributions, if any, in respect thereof. Neither Superior nor the Surviving Corporation will be liable to any holder of shares of GeoWaste Common Stock for any shares of Superior Common Stock, cash in lieu of fractional shares thereof, or dividends and distributions, if any, in respect thereof from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

GEOWASTE STOCK OPTIONS AND WARRANTS

  At the Effective Time, all outstanding options (all such options, "1992 Plan Options") to acquire shares of GeoWaste Common Stock granted to GeoWaste employees under the GeoWaste Incorporated 1992 Stock Option Plan (the "1992 Plan"), all outstanding options issued prior to the date of the Merger Agreement to the Chief Executive Officer and the Chief Financial Officer by GeoWaste to acquire shares of GeoWaste Common Stock (all such options, "CEO/CFO Options") issued other than pursuant to the 1992 Plan and the 1996 Plan (as defined below), and all of the Warrants will be assumed by Superior and will be exercisable upon the same terms and conditions as under the applicable Warrants, the 1992 Plan and option agreements issued thereunder or, in the case of the CEO/CFO Options, the applicable option agreement, except that (i) each such 1992 Plan Option, CEO/CFO Option or Warrant will be exercisable for that whole number of shares of Superior Common Stock (to the nearest share) equal to the product of (y) the number of shares of GeoWaste Common Stock subject to the original 1992 Plan Option, CEO/CFO Option or Warrant and (z) the Exchange Ratio, and (ii) the option exercise price or warrant exercise price per share of Superior Common Stock will be an amount equal to (y) the option exercise price or warrant exercise price per share of GeoWaste Common Stock under the original 1992 Plan Option, CEO/CFO Option or Warrant, as applicable, in effect immediately prior to the Effective Time divided by (z) the Exchange Ratio (the option exercise price or warrant exercise price, as applicable, per share of GeoWaste Common Stock, as so determined, being rounded upwards to the nearest full cent). No payment will be made for fractional shares. The date of grant or issuance, as applicable, will be the date the 1992 Plan Option, CEO/CFO Option or Warrant was originally granted or issued, as applicable.

  Superior will (i) reserve for issuance the number of shares of Superior Common Stock that will become issuable upon the exercise of such 1992 Plan Options, CEO/CFO Options and the Warrants and (ii) at the Effective Time, execute a document evidencing the assumption by Superior of GeoWaste's obligations with respect thereto.

  As soon as practicable after the Effective Time, Superior will file a registration statement on Form S-8 (or any successor form), or another appropriate form, with respect to the shares of Superior Common Stock subject to such 1992 Plan Options and CEO/CFO Options and will use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such 1992 Plan Options and CEO/CFO Options, as applicable, remain outstanding. It is the intention of the parties that, subject to applicable law, the 1992 Plan Options assumed by Superior qualify following the Effective Time as "incentive stock options" (as defined in Section 422 of the Code) to the extent that the 1992 Plan Options qualified as incentive stock options prior to the Effective Time.

  As soon as practicable after the Effective Time, Superior will file a registration statement on Form S-3 (or any successor form) (the "Shelf Registration Statement") with respect to the shares of Superior Common Stock issuable upon exercise of the Warrants and will use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for a period not to exceed six months from the date of effectiveness of the Shelf Registration Statement or, if earlier, 20 trading days after such time at which holders of the Warrants hold (i) Warrants representing the right to receive a number of shares of Superior Common Stock, and/or (ii) a number of shares of Superior Common Stock previously issued upon exercise of the Warrants, which, in the aggregate, represent 15% or less of the total number of shares of Superior Common Stock issuable at the Effective Time upon exercise of all the Warrants; provided, however, that when holders of the Warrants intend to sell shares of Superior Common Stock under the Shelf Registration Statement, such holders will provide written notice to Superior of such intention three days prior to any sale. Superior will have the right to suspend the use of the prospectus forming a part of the Shelf Registration Statement, for periods aggregating not more than 20 trading days, when Superior reasonably believes, upon the written advice of its regular legal counsel, a copy of which will be delivered to the holders of the Warrants (subject to suitable confidentiality arrangements) that such use would materially interfere with or require public disclosure by Superior of any material financing, acquisition, corporate reorganization or other material transactions involving Superior or any of its subsidiaries; provided, however, that Superior will not suspend the use of such prospectus for more than ten trading days in the aggregate during the calendar month of January 1999 and the first two days of February 1999. The holders of the Warrants will provide customary indemnification protections to Superior with respect to written information furnished by such holders specifically for use in the Shelf Registration Statement and will pay their own expenses for any attorney, accountant or other advisor they retain and any brokerage and sales commissions in connection with the sale of shares of Superior Common Stock under the Shelf Registration Statement.

  At the Effective Time, each option (each, a "1996 Plan Option") to acquire shares of GeoWaste Common Stock granted to directors prior to the date of the Merger Agreement under the GeoWaste Incorporated 1996 Stock Option Plan (the "1996 Plan") and each option (each, a "Chairman Option" and together with the CEO/CFO Options, the "Non-Plan Options") issued to the Chairman of the Board by GeoWaste to acquire shares of GeoWaste Common Stock issued prior to the date of the Merger Agreement other than pursuant to the 1992 Plan and the 1996 Plan outstanding immediately prior thereto will be converted into and represent the right to receive (i) the consideration to be received in the Merger into which the share or shares of GeoWaste Common Stock issuable upon exercise of such 1996 Plan Option or Chairman Option would have been converted if such 1996 Plan Option or Chairman Option, as applicable, had been exercised immediately prior to the Effective Time, reduced by (ii) such number of shares of Superior Common Stock equal to (x) (1) the aggregate exercise price for the shares of GeoWaste Common Stock then issuable upon exercise of such 1996 Plan Option or Chairman Option, as applicable, and (2) the amount of any withholding taxes which may be required thereon, times (y) the Exchange Ratio. All such 1996 Plan Options and Chairman Options will no longer be outstanding and will automatically be canceled, retired and extinguished and will cease to exist, and any certificate representing a 1996 Plan Option or a Chairman Option will thereafter represent the right to receive the consideration to be received in the Merger into which such 1996 Plan Options and Chairman Options have been converted in accordance herewith. The holders of certificates representing 1996 Plan Options or Chairman Options will cease to have any rights with respect thereto, except as required by law.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties of Superior and Merger Sub, including, among other things, (a) that the documents filed by Superior with the Commission since December 31, 1996 did not, at the time they were filed, contain material misstatements or omissions; (b) that the information supplied by Superior and Merger Sub to be included herein or in the Registration Statement will be free from material misstatements and omissions; (c) that since December 31, 1997 there has been no material adverse change with respect to Superior and its subsidiaries except as disclosed in its documents filed with the Commission; (d) with respect to actions and proceedings pending against or involving Superior or its subsidiaries; (e) as to governmental licenses and permits, and compliance with laws; (f) as to compliance with relevant tax laws; (g) as to brokers; (h) as to actions taken or not taken that would jeopardize the contemplated tax and accounting treatment of the Merger; (i) as to compliance with environmental laws; (j) as to intellectual property; and (k) as to Year 2000 compliance. In addition, the Merger Agreement contains representations and warranties by each of Superior and Merger Sub as to, among other things, its organization, capital structure, authority to enter into the Merger Agreement and the binding effect of the Merger Agreement.

  The Merger Agreement contains customary representations and warranties of GeoWaste, including, among other things, (a) that the documents filed by GeoWaste with the Commission since December 31, 1996 did not, at the time they were filed, contain material misstatements or omissions; (b) that the information supplied by GeoWaste to be included herein or in the Registration Statement will be free from material misstatements and omissions; (c) that since December 31, 1997 there has been no material adverse change with respect to GeoWaste and its subsidiaries except as disclosed in its documents filed with the Commission or as disclosed in the exceptions set forth in the separate disclosure schedule executed and delivered by GeoWaste concurrently with the execution and delivery of the Merger Agreement (the "GeoWaste Disclosure Schedule"); (d) as to employee benefit plans and labor matters; (e) with respect to actions and proceedings pending against or involving GeoWaste or its subsidiaries; (f) as to governmental licenses and permits, and compliance with laws; (g) as to compliance with relevant tax laws; (h) as to stockholder vote required for consummation of the transactions contemplated by the Merger Agreement; (i) as to actions taken or not taken that would jeopardize the contemplated tax and accounting treatment of the Merger; (j) as to brokers; (k) as to the Deutsche Bank Opinion; (l) as to compliance with environmental laws; (m) as to title to assets; (n) as to intellectual property; (o) as to Year 2000 compliance; and (p) as to severance payments. In addition, the Merger Agreement contains representations and warranties by GeoWaste as to, among other things, its organization, capital structure, authority to enter into the Merger Agreement and the binding effect of the Merger Agreement.

RESALES OF SUPERIOR COMMON STOCK RECEIVED IN THE MERGER; RESTRICTIONS ON AFFILIATES

  GeoWaste has agreed to use commercially reasonable efforts to cause each person who is reasonably likely to be at the date of the Special Meeting or was on the date of the Merger Agreement an "affiliate" of GeoWaste (i) for purposes of Rule 145 under the Securities Act (a "GeoWaste Affiliate") to execute and deliver to Superior prior to September 23, 1998 an agreement intended to ensure compliance with the Securities Act and/or (ii) for purposes of applicable accounting releases of the Commission with respect to pooling of interests accounting treatment (a "Pooling Affiliate") to execute and deliver to Superior prior to September 23, 1998 an agreement (a "Pooling Affiliate Letter") containing a covenant that such Pooling Affiliate has not, during the time period commencing 30 days prior to the Effective Time, sold, transferred or otherwise disposed of, or reduced the Pooling Affiliate's risk with respect to shares of GeoWaste Common Stock or shares of Superior Common Stock that the Pooling Affiliate holds on the date of the Pooling Affiliate Letter and, with respect to shares of Superior Common Stock the Pooling Affiliate will hold after the Effective Time, the Pooling Affiliate will not sell, transfer or otherwise dispose of or reduce the Pooling Affiliate's risk with respect to such shares, until after such time as results covering at least 30 days of combined operations of Superior and GeoWaste have been published by Superior. See "THE MERGER--Federal Securities Law Consequences" and "--Anticipated Accounting Treatment." Neither this Proxy Statement/Prospectus nor the Registration Statement cover any resales of Superior Common Stock received by affiliates of GeoWaste in the Merger.

  Pursuant to the Merger Agreement, in the event Allen & Company is deemed to be a Pooling Affiliate and if requested by Allen & Company, Superior will use its best efforts to publish, as soon as possible after the Effective Time, financial results which are sufficient in accordance with Accounting Series Release No. 135 to permit the disposition by all of the stockholders of GeoWaste of the shares of Superior Common Stock received in the Merger consistent with the requirements for treating the Merger as a pooling of interests for financial reporting purposes; provided, however, that such financial results will be published no later than the fifteenth day after the end of the first full calendar month after the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

 Actions by GeoWaste

  Pursuant to the Merger Agreement, GeoWaste has agreed that, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by Superior, which consent shall not be unreasonably withheld, GeoWaste shall, and shall cause each of its subsidiaries to, (i) operate its business in the usual and ordinary course consistent with past practices and in accordance, in all material respects, with applicable laws; (ii) preserve substantially intact its business organization, maintain its rights and franchises, use its commercially reasonable efforts to retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal suppliers, contractors, distributors, customers and others having material business relationships with it; (iii) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and (iv) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; provided, however, that the loss of any officers, employees, consultants, customers, payors or suppliers prior to the Effective Time shall not constitute a breach of the Merger Agreement unless such loss would have a GeoWaste Material Adverse Effect.

  Except as expressly contemplated by the Merger Agreement or otherwise consented to in writing by Superior, GeoWaste will not, and will cause each of its subsidiaries not to, do any of the following:

    (i) (a) increase the compensation payable to or to become payable to any of its directors, officers or employees, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice; (b) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (c) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable law;

    (ii) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock; provided, however, that this shall not prohibit any wholly owned (directly or indirectly) subsidiary of GeoWaste from declaring, setting aside or paying any dividend on, or making any distribution in respect of, its capital stock;

    (iii) (a) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exercisable or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (other than in connection with the exercise of any 1992 Plan Options, 1996 Plan Options, Non-Plan Options and Warrants and the delivery of GeoWaste Common Stock in payment of the exercise price thereof); (b) effect any reorganization or recapitalization; or (c) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

    (iv) (a) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or other equity securities, any securities or obligations directly or indirectly convertible into or exercisable or exchangeable for any such shares, or any rights (including, without limitation, stock appreciation or stock depreciation rights), warrants or options to acquire, any such shares or securities or any rights, warrants or options directly or indirectly to acquire any such shares or securities (except for the issuance of shares upon the exercise of 1992 Plan Options, 1996 Plan Options, Non-Plan Options and Warrants outstanding as of the date of the Merger Agreement); or (b) amend or otherwise modify the terms of any such securities, obligations, rights, warrants or options in a manner inconsistent with the provisions of the Merger Agreement or the effect of which shall be to make such terms more favorable to the holders thereof;

    (v) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire all or substantially all assets of any other Person (other than the purchase of receivables in the ordinary course of business and consistent with past practice);

    (vi) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions of assets in the ordinary course of business;

    (vii) propose or adopt any amendments to GeoWaste's certificate of incorporation or bylaws;

    (viii) (a) change any of its methods of accounting in effect at January 1, 1998, or (b) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1997, except, in the case of clause (a) or clause (b), as may be required by law or GAAP, consistently applied;

    (ix) prepay, before the scheduled maturity thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than (a) indebtedness incurred in the ordinary course of business under the existing loan agreements described in the GeoWaste Disclosure Schedule and (b) trade payables incurred in the ordinary course of business consistent with past practice;

    (x) take any action that would or could reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being untrue in any material respect or in any of the conditions to the Merger set forth in Merger Agreement not being satisfied in any material respect that in any case would have a GeoWaste Material Adverse Effect; or

    (xi) agree in writing or otherwise to do any of the foregoing.

  As used in this Proxy Statement/Prospectus, a "GeoWaste Material Adverse Effect" means a material adverse effect on the business, properties, assets, financial condition or results of operations of GeoWaste and its subsidiaries, taken as a whole. Notwithstanding anything in the Merger Agreement to the contrary, in no event will the loss of the receipt of processed metal shredding material from the AmeriSteel location in Jacksonville, Florida be considered a GeoWaste Material Adverse Effect.

 Actions by Superior

  Except as expressly contemplated by the Merger Agreement or otherwise consented to in writing by GeoWaste, from the date of the Merger Agreement until the Effective Time, Superior shall not take any action (i) that would prevent the Merger from being treated as a tax-free reorganization pursuant to
Section 368(a) of the Code; or (ii) that would or could reasonably be expected to result in any of its representations or warranties set forth in the Merger Agreement being untrue in any material respect or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied in any material respect that in any case would have a material adverse effect on the business, properties, assets, financial condition or results of operations of Superior and its subsidiaries, taken as a whole.

NO SOLICITATION

  The Merger Agreement provides that GeoWaste will not, nor will it permit any of its subsidiaries to, and it will use its best efforts to cause its officers, directors, employees, agents or affiliates, including Deutsche Bank, not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information, other than the documents filed by GeoWaste with the Commission), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if the GeoWaste Board determines in good faith, after consultation with and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the GeoWaste stockholders under applicable law, GeoWaste may, in response to an unsolicited Acquisition Proposal, and subject to GeoWaste's obligation to notify Superior of any request for information in respect of an Acquisition Proposal, (x) furnish information with respect to GeoWaste to any person making such Acquisition Proposal pursuant to an executed confidentiality agreement with such person containing substantially the same terms as the confidentiality agreement between Superior and GeoWaste and (y) participate in negotiations regarding such Acquisition Proposal.

  In addition, GeoWaste has agreed that neither the GeoWaste Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Superior, the approval or recommendation by the GeoWaste Board or such committee of the Merger or the Merger Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) cause GeoWaste to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the GeoWaste Board determines in good faith, after consultation with and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the GeoWaste stockholders under applicable law, the GeoWaste Board may (subject to the following sentences) withdraw or modify the recommendation of the GeoWaste Board to approve and adopt the Merger Agreement and the Merger (or not to recommend the Merger and the Merger Agreement before this Proxy Statement/Prospectus is sent to stockholders), approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement, but in each case only at a time that is after the fifth business day following Superior's receipt of written notice advising Superior that the GeoWaste Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. In addition, if GeoWaste proposes to terminate the Merger Agreement, it shall pay in accordance with the terms of the Merger Agreement to Superior a fee of $1.5 million. For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of GeoWaste Common Stock then outstanding or all or substantially all the assets of GeoWaste and otherwise on terms which the GeoWaste Board determines in its good faith judgment (based on the advice of Deutsche Bank or such other investment banking firm of recognized national standing selected by the GeoWaste Board) to be more favorable to the GeoWaste stockholders than the Merger.

  GeoWaste furthermore has agreed to advise Superior orally and in writing of any request for information of a nature which would assist a potential bidder in preparing an Acquisition Proposal (other than the documents filed by GeoWaste with the Commission) or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. GeoWaste has agreed to keep Superior fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

  Nothing contained in the Merger Agreement prohibits GeoWaste from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the GeoWaste stockholders if, in the good faith judgment of the GeoWaste Board, after consultation with and based on the advice of outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the GeoWaste stockholders under applicable law. See "--Termination Fee and Expenses."

  GeoWaste has agreed that except as required by the GeoWaste Board's fiduciary duty to the GeoWaste stockholders, neither the GeoWaste Board nor any committee thereof will withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

  The Merger Agreement provides that from and after the Effective Time, Superior has agreed to indemnify, defend and hold harmless to the fullest extent permitted under Wisconsin law each person who on or prior to the Effective Time was an officer, director, employee or agent of GeoWaste and its subsidiaries or who on or prior to the Effective Time was entitled to indemnification pursuant to GeoWaste's certificate of incorporation, GeoWaste's bylaws or written indemnification agreements in effect at the Effective Time (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement of or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim") arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement). In the event of any such Claim, Superior has agreed to pay reasonable expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145 of the DGCL.

  The Merger Agreement further provides that Superior has agreed to maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by GeoWaste with respect to Claims arising from facts or events which occurred prior to the Effective Time; provided, that Superior may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous for the officers, directors and other persons covered thereby or if such coverage is not obtainable at a cost less than or equal to 150% of the amount per annum GeoWaste paid in its last full fiscal year, Superior will purchase such lesser amount of coverage, on terms as similar in coverage as practicable to such coverage in effect on the date of the Merger Agreement as may be obtained having a cost not to exceed 150% of the amount per annum GeoWaste paid in its last full fiscal year.

  The bylaws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in GeoWaste's bylaws on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties under GeoWaste's bylaws, in respect of actions or omissions occurring prior to the Effective Time, unless such amendment, repeal or modification is required by law. Without limiting the foregoing, Superior will cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of GeoWaste and its subsidiaries against all Claims arising out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under the DGCL, other applicable law, GeoWaste's certificate of incorporation and GeoWaste's bylaws or written indemnification agreements in effect as of the date of the Merger Agreement.

  The Surviving Corporation's certificate of incorporation will contain the provisions with respect to indemnification set forth in GeoWaste's Certificate of Incorporation on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect any Indemnified Party in respect of actions or omissions occurring prior to the Effective Time, unless such amendment, repeal or modification is required by law.

  The written indemnification agreements in effect on the date of the Merger Agreement between GeoWaste and any Indemnified Party will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect any Indemnified Party in respect of actions or omissions occurring prior to the Effective Time, unless such amendment, repeal or modification is required by law.

  The indemnification provisions set forth in the Merger Agreement will survive the consummation of the Merger, and are intended to benefit the Indemnified Parties and their respective heirs and personal representatives. Such provisions will be binding on all successors and assigns of Superior and the Surviving Corporation and will be enforceable by the foregoing parties as third party beneficiaries. See "THE MERGER--Interests of Certain Persons in the Merger."

EMPLOYEE MATTERS

  The Merger Agreement provides that Superior will continue, or cause Merger Sub to continue, the employee benefit plans that GeoWaste has in effect at the Effective Time until such time as Superior determines to convert such employee benefit plan to employee benefit plans maintained by Superior. Nothing in the Merger Agreement requires Superior or Merger Sub to continue any such plan, or to allow or guarantee participation therein, if participation in any such plan is within the discretion of Superior or Merger Sub.

  Each person employed by GeoWaste and its affiliates prior to the Effective Time who remains an employee of Superior or its affiliates following the Effective Time (each, a "Continued Employee") will be generally entitled to continue to participate in the employee benefits plans maintained in accordance with and subject to the limits of the preceding paragraph. Upon the conversion of such benefit plans as contemplated by and subject to the limits of the preceding paragraph, each Continued Employee (if still then employed by Superior or its affiliates) will be generally entitled to participate in the pension, benefit and similar plans, of Superior and its subsidiaries that are generally available to employees of Superior and its affiliates.

  Subject to the immediately preceding paragraph, pursuant to the Merger Agreement, from and after the Effective Time, Superior and its affiliates will honor in accordance with their terms and except to the extent amended in accordance with such terms, all of GeoWaste's benefit plans and all contracts, plans and programs providing for compensation or benefits for persons who are, as of the Effective Time, employees of GeoWaste and any of its subsidiaries ("GeoWaste Employees") and former employees of GeoWaste and its subsidiaries to the extent such GeoWaste Employees and former employees continue to be covered by any of such benefit plans, contracts, plans or programs.

  The Merger Agreement further provides that from and after the Effective Time, Superior will treat all service by GeoWaste Employees with GeoWaste and its affiliates and their respective predecessors prior to the Effective Time for all purposes as service with Superior (except to the extent such treatment would result in duplicative accrual on or after the Effective Time of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which GeoWaste Employees participate after the Effective Time, Superior will waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver will apply to a pre-existing condition of any GeoWaste Employee who was, at the Effective Time, excluded from participation in a GeoWaste Benefit Plan by virtue of such pre-existing condition and otherwise in accordance with the applicable benefit plan), and will provide that any covered expenses incurred on or before the Effective Time by a GeoWaste Employee or a GeoWaste Employee's covered dependent will be taken into account for purposes of satisfying applicable deductive, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Superior and subsidiaries of Superior.

CONDITIONS TO THE MERGER

  The respective obligations of Superior, Merger Sub and GeoWaste to effect the Merger and the other transactions contemplated in the Merger Agreement are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

    (a) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the GeoWaste stockholders in accordance with applicable law;

    (b) no federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign (a "Governmental Entity"), or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in the Merger Agreement; provided, however, that Superior, Merger Sub and GeoWaste shall use their best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;

    (c) all regulatory approvals necessary to consummate the transactions contemplated by the Merger Agreement, shall have been obtained and shall remain in full force and effect and all statutory waiting periods (including the applicable waiting period under the HSR Act) in respect thereof shall have expired or been terminated;

    (d) the Registration Statement shall have been declared effective by the Commission under the Securities Act and shall not be the subject of any stop order or proceeding by the Commission seeking a stop order;

    (e) the shares of Superior Common Stock issuable pursuant to the Merger shall have been authorized for quotation on the Nasdaq National Market;

    (f) all permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Superior Common Stock to be issued in the Merger shall have been received and be in full force and effect; and

    (g) Superior shall have received a letter from Ernst & Young LLP, Superior's independent public accountants, and GeoWaste shall have received a letter from PricewaterhouseCoopers LLP, GeoWaste's independent public accountants, each dated the date of this Proxy Statement/Prospectus, which letters shall be confirmed in writing at the Effective Time, stating that the business combination to be effected by the Merger will qualify as a transaction to be accounted for by Superior in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

  The obligations of Superior and Merger Sub to effect the Merger and the other transactions contemplated in the Merger Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

    (a) the representations and warranties of GeoWaste made in the Merger Agreement that are qualified as to materiality shall be true and correct and the representations and warranties not so qualified shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time, except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time);

    (b) the agreements and covenants of GeoWaste required to be performed on or before the Effective Time shall have been performed in all material respects; and

    (c) Superior shall have received an opinion of Foley & Lardner, counsel to Superior, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" under Section 368 of the Code.

  The obligations of GeoWaste to effect the Merger and the other transactions contemplated in the Merger Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

    (a) the representations and warranties of Superior and Merger Sub made in the Merger Agreement that are qualified as to materiality shall be true and correct and the representations and warranties not so qualified shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time, except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time);

    (b) the agreements and covenants of Superior and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects; and

    (c) GeoWaste shall have received an opinion of Stroock & Stroock & Lavan LLP, counsel to GeoWaste, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" within the meaning of
  Section 368 of the Code.

  A period of time may elapse between the Special Meeting and the Effective Time while the parties seek to obtain any required governmental approvals of the Merger not received on or before the date of the Special Meeting. Currently, management of both Superior and GeoWaste believe that all such required governmental approvals not heretofore received will be received, although no assurances can be given on this matter. Management of Superior and GeoWaste do not currently anticipate that any conditions to consummation of the Merger other than receipt of required governmental approvals would cause substantial delay between stockholder approval of the Merger at the Special Meeting and the Effective Time. However, there can be no assurance that the Merger will not be challenged by a Governmental Entity or, if such a challenge is made, as to the result thereof. See "THE MERGER--Regulatory Approvals." The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before October 30, 1998. See "-- Termination."

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement and the Merger by the GeoWaste stockholders:

    (a) by mutual written consent of Superior and GeoWaste; or

    (b) by Superior, if GeoWaste shall have breached, or failed to comply with, in any material respect any of its obligations under the Merger Agreement or any representation or warranty made by GeoWaste in the Merger Agreement shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions to the consummation of the Merger set forth in the Merger Agreement would not be satisfied (a "GeoWaste Termination Breach"); provided, however, that if such GeoWaste Termination Breach is curable by GeoWaste through the exercise of its reasonable efforts and for so long as GeoWaste continues to exercise such reasonable efforts after notice of such breach (but in no event longer than 30 days), Superior may not terminate the Merger Agreement; or

    (c) by GeoWaste, if Superior or Merger Sub shall have breached, or failed to comply with, in any material respect any of its obligations under the Merger Agreement or any representation or warranty made by Superior or Merger Sub shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions to consummation of the Merger set forth in the Merger Agreement would not be satisfied (a "Superior Termination Breach"); provided, however, that if such Superior Termination Breach is curable by Superior or Merger Sub through the breach is curable by Superior but in no event longer than 30 days, GeoWaste may not terminate the Merger Agreement; or

    (d) by either Superior or GeoWaste, if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting such consummation of the Merger shall have become final and nonappealable; or

    (e) by either Superior or GeoWaste if the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of GeoWaste at the Special Meeting or at any adjournment or postponement thereof; or

    (f) by Superior or Merger Sub, if the GeoWaste Board or any committee thereof shall have withdrawn or modified in any manner materially adverse to Superior or Merger Sub its approval or recommendation of the Merger or the Merger Agreement or approved or recommended any Acquisition Proposal (see "--No Solicitation"); or

    (g) by GeoWaste in the event that the GeoWaste Board determines in good faith, after consultation with and based on the advice of outside counsel, that it must withdraw or modify its recommendation to the GeoWaste stockholders to approve the Merger Agreement and the Merger in order to comply with its fiduciary duties; or

    (h) by GeoWaste, if the Final Superior Stock Price is less than $25.00;
  or

    (i) by either Superior or GeoWaste if the Merger shall not have been consummated before October 30, 1998 (the "Termination Date"); provided, however, that (a) the right to terminate the Merger Agreement shall not be available to GeoWaste if GeoWaste's failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date, and (b) the right to terminate the Merger Agreement shall not be available to Superior if Superior or Merger Sub's failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

TERMINATION FEE AND EXPENSES

  Except as described below all Expenses (as hereinafter defined) incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such Expenses; provided, however, that Superior will bear all Expenses relating to printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and any other filings with the Commission and any other Governmental Entity and all Commission and other regulatory filing fees, including filing fees under the HSR Act, incurred in connection with such filings. Except as described below, GeoWaste agreed to pay, and to indemnify, defend and hold Superior and Merger Sub harmless from and against all Expenses of GeoWaste's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated by the Merger Agreement, including any fees and Expenses of PricewaterhouseCoopers LLP, Stroock & Stroock & Lavan LLP, King & Spalding and Deutsche Bank in connection with professional services rendered in regard to the Merger, which fees and expenses will not exceed $1.75 million in the aggregate.

  As used in the Merger Agreement, "Expenses" include all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party to the Merger Agreement) incurred by a party or on its behalf in connection with or related to, the authorization, preparation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby, the preparation, printing, filing and mailing of the Registration Statement and this Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated by the Merger Agreement.

  If (i) GeoWaste terminates the Merger Agreement in the event that the GeoWaste Board determines in good faith, after consultation with and based on the advice of outside counsel, that it must withdraw or modify its recommendation to the GeoWaste stockholders to approve the Merger Agreement and the Merger in order to comply with its fiduciary duties; (ii) Superior terminates the Merger Agreement after the GeoWaste Board or any committee thereof withdraws or modifies in any manner materially adverse to Superior or Merger Sub its approval or recommendation of the Merger or the Merger Agreement or approves or recommends any Acquisition Proposal following receipt by GeoWaste of a proposal for an Acquisition Proposal (including a Superior Proposal); (iii) within one year following termination of the Merger Agreement by either Superior or GeoWaste if the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of GeoWaste at the Special Meeting or at any adjournment or postponement thereof, GeoWaste enters into a definitive agreement with respect to a Superior Proposal involving GeoWaste that had been publicly announced prior to or at the time of the Special Meeting; or (iv) Superior terminates the Merger Agreement pursuant to clause (b) under "--Termination" above as a result of a willful and material misrepresentation by GeoWaste or the willful and material breach by GeoWaste of any of its agreements and covenants set forth herein, then, within three business days of, in the case of clause (i), (ii) or (iv), such termination, or, in the case of clause (iii), consummation of the Superior Proposal, GeoWaste will pay Superior a termination fee of $1.5 million (the "Termination Fee").

  If GeoWaste terminates the Merger Agreement pursuant to clause (c) under "-- Termination" above as a result of a willful and material misrepresentation by Superior or Merger Sub or the willful and material breach by Superior or Merger Sub of any of their respective agreements and covenants set forth herein, then, within three business days of such termination, Superior will pay GeoWaste the Termination Fee.

  If the Merger Agreement is terminated by either Superior or GeoWaste as a result of the Merger Agreement failing to receive the requisite vote for approval and adoption by the stockholders of GeoWaste at the Special Meeting or at any adjournment or postponement thereof as described in clause (e) under "--Termination" above, then GeoWaste will (provided that neither Superior nor Merger Sub is then in material breach of its obligations under the Merger Agreement) reimburse Superior for all its Expenses, not to exceed $700,000 in the aggregate.

  Pursuant to the Merger Agreement, the parties agree that, notwithstanding the provisions of the Merger Agreement described herein under "--Termination Fee and Expenses," in no event will either GeoWaste or Superior pay to the other party in excess of $1.5 million in the aggregate under the Merger Agreement as described herein under "--Termination Fee and Expenses" (except for additional amounts owing for collection of such amounts and interest on any unpaid amounts).

WAIVER

  At any time prior to the Effective Time, Superior, Merger Sub or GeoWaste may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. In the event that any material conditions are waived or if there are other material changes to the terms of the Merger, GeoWaste will recirculate a revised Proxy Statement/Prospectus that discloses the waiver of the material conditions or other material changes and contains all related material disclosure, including risks to investors. In such event, GeoWaste will resolicit proxies from its stockholders.

AMENDMENT

  The Merger Agreement may be amended by Superior or GeoWaste by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger Agreement and the Merger by the GeoWaste stockholders, no amendment may be made which would reduce the amount or change the type of consideration into which each share of GeoWaste Common Stock will be converted pursuant to the Merger Agreement upon consummation of the Merger. The Merger Agreement may not be amended except by an instrument in writing signed by the parties.

                     ALLEN STOCKHOLDER SUPPORT AGREEMENTS

  In order to induce Superior to enter into the Merger Agreement, each of Allen & Company, Allen Value Partners, L.P., Allen Value Limited and Fields, has entered into a Stockholder Support Agreement, dated as of July 2, 1998 with Superior (collectively, the "Allen Stockholder Support Agreements"). The Allen Stockholder Support Agreements were entered into as a condition to Superior entering into the Merger Agreement and none of Allen & Company, Allen Value Partners, L.P., Allen Value Limited or Fields received any consideration for entering into the Allen Stockholder Support Agreements other than the consideration due to holders of GeoWaste Common Stock generally under the Merger Agreement upon consummation of the Merger, certain registration rights with respect to the shares of Superior Common Stock to be issuable upon exercise of the Warrants (see "THE MERGER AGREEMENT--GeoWaste Stock Options and Warrants") and the right, if Allen & Company is deemed to be a Pooling Affiliate, to cause Superior to use its best efforts to publish, as soon as possible after the Effective Time, financial results which are sufficient in accordance with Accounting Series Release No. 135 to permit the disposition by all of the stockholders of GeoWaste of the shares of Superior Common Stock received in the Merger consistent with the requirements for treating the Merger as a pooling of interests for financial reporting purposes (see "THE MERGER AGREEMENT--Resales of Superior Common Stock Received in the Merger; Restrictions on Affiliates").

  Under the Allen Stockholder Support Agreements, each of Allen & Company, Allen Value Partners, L.P., Allen Value Limited and Fields has agreed that, during the time the Allen Stockholder Support Agreements are in effect and for so long as the GeoWaste Board has not withdrawn its recommendation for the adoption of the Merger Agreement and approval of the Merger, at any meeting of the stockholders of GeoWaste, however called, they will vote any and all shares of GeoWaste Common Stock beneficially owned by them as of the Record Date (i) in favor of the adoption of the Merger Agreement and approval of the Merger and (ii) against any Acquisition Proposal.

  The Allen Stockholder Support Agreements provide that none of Allen & Company, Allen Value Partners, L.P., Allen Value Limited or Fields will, directly or indirectly, solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

  Under the Allen Stockholder Support Agreements, each Allen & Company, Allen Value Partners, L.P., Allen Value Limited and Fields has agreed that in the event it wishes to undertake any action with respect to the shares of GeoWaste Common Stock owned on July 2, 1998 (including, without limitation, a disposition of such shares), it will consult with Superior in advance of taking such action. Each of Allen & Company, Allen Value Partners, L.P., Allen Value Limited and Fields has agreed to provide Superior with a written proposal describing such action and the reasonable basis upon which it believes that such action would not prevent Superior from accounting for the business combination to be effected pursuant to the Merger Agreement as a pooling of interests, together, if requested by Superior, with documentation from its attorneys and/or accountants supporting such belief.

  Each of Allen & Company, Allen Value Partners, L.P., Allen Value Limited and Fields further agreed not to take or agree to take any action that, upon written advice of Superior's regularly retained auditing firm, a copy of which advice shall be delivered to Allen & Company, Allen Value Partners, L.P., Allen Value Limited or Fields, as applicable, would prevent Superior from accounting for the business combination to be effected pursuant to the Merger Agreement as a pooling of interests.

  The Allen Stockholder Support Agreements executed by Allen Value Partners, L.P. and Allen Value Limited also contain a provision pursuant to which such entities agreed that in the event either entity distributes shares of GeoWaste Common Stock to its partners, as a condition precedent to such distribution, such entity will have obtained from each partner receiving shares in such distribution, an agreement, in form and substance reasonably acceptable to Superior, substantially similar to the Allen Stockholder Support Agreements, duly executed and delivered by each such partner.

  The Allen Stockholder Support Agreements and the obligations of Allen & Company, Allen Value Partners, L.P., Allen Value Limited and Fields thereunder will terminate on the earliest of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; and (iii) an amendment, supplement, replacement or waiver of a provision of the Merger Agreement that materially affected the rights of Allen & Company, Allen Value Partners, L.P., Allen Value Limited or Fields, as the case may be.

  As of the Record Date, Allen & Company, Allen Value Partners, L.P., Allen Value Limited and Fields beneficially owned an aggregate of 5,010,000 shares of GeoWaste Common Stock (excluding shares issuable upon the exercise of warrants held by such persons), representing approximately 23.5% of the shares of GeoWaste Common Stock entitled to vote at the Special Meeting.

  The foregoing is a summary of the material terms of the Allen Stockholder Support Agreements, a copy of each of which is filed as an exhibit to the Registration Statement. See "AVAILABLE INFORMATION." This summary is qualified in its entirety by reference to the Allen Stockholder Support Agreements, each of which is incorporated herein by reference.

          COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

  The following combined unaudited pro forma condensed financial statements are based upon the historical financial statements of Superior and of GeoWaste and should be read in conjunction with those financial statements and related notes. Such financial statements, as previously filed with the Commission under the Exchange Act, are incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  These combined unaudited pro forma condensed financial statements give effect to the Merger by combining the balance sheets and results of operations of Superior and GeoWaste using the pooling of interests method of accounting as if the Merger had been effective at the beginning of the earliest period presented. Under this method of accounting, the recorded assets, liabilities, shareholders' investment, income and expenses of Superior and GeoWaste are combined and reflected at their historical amounts.

  The combined unaudited pro forma condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of Superior.

  The combined unaudited pro forma condensed financial statements do not include the nonrecurring costs directly related to the Merger, which are expected to be included in operations of Superior within the twelve months following the Merger. Such nonrecurring costs have yet to be determined.

                             SUPERIOR AND GEOWASTE
             COMBINED UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                 JUNE 30, 1998

  The following combined unaudited pro forma condensed balance sheet presents the combined financial position of Superior and GeoWaste as of June 30, 1998. Such unaudited pro forma combined condensed balance sheet is based on the historical balance sheets of Superior and GeoWaste as of June 30, 1998, after giving effect to the Merger using the pooling of interests method of accounting and to the pro forma adjustment described in the notes to the combined unaudited pro forma condensed financial statements assuming the Merger had been consummated at June 30, 1998.

                                                         PRO FORMA    PRO FORMA
                                      SUPERIOR GEOWASTE ADJUSTMENTS   COMBINED
                                      -------- -------- -----------   ---------
                                                  (IN THOUSANDS)
               ASSETS
Current assets:
  Cash and cash equivalents.........  $ 12,418 $ 1,284                $ 13,702
  Trade accounts receivable.........    44,249   2,833                  47,082
  Prepaid expenses and other current
   assets...........................     5,737     956                   6,693
                                      -------- -------                --------
    Total current assets............    62,404   5,073                  67,477
Property and equipment, net.........   244,272  15,177                 259,449
Restricted funds held in trust......     8,230     --                    8,230
Other assets........................     3,874     243                   4,117
Intangible assets, net..............    79,141  11,011                  90,152
                                      -------- -------                --------
    Total assets....................  $397,921 $31,504                $429,425
                                      ======== =======                ========
 LIABILITIES AND SHAREHOLDERS' IN-
              VESTMENT
Current liabilities:
  Current maturities of long-term
   debt.............................  $  1,623 $ 1,152                $  2,775
  Trade accounts payable............    13,782   1,190                  14,972
  Accrued payroll and related
   expenses.........................     4,077     164                   4,241
  Other accrued expenses............    17,663   1,506                  19,169
                                      -------- -------                --------
    Total current liabilities.......    37,145   4,012                  41,157
Long-term debt, net of current matu-
 rities.............................     4,021   7,860                  11,881
Disposal site closure and long term
 care obligation....................    45,361   2,198                  47,559
Deferred income taxes...............    19,100     895                  19,995
Other liabilities...................    12,439     383                  12,822
                                      -------- -------                --------
    Total liabilities...............   118,066  15,348                 133,414
                                      -------- -------                --------
Commitments and contingencies
Shareholders' investment:
  Common stock......................       268   2,129    $(2,110)(a)      287
  Additional paid-in capital........   223,896  13,233      2,110(a)   239,239
  Retained earnings.................    55,691     794                  56,485
                                      -------- -------                --------
    Total shareholders' investment..   279,855  16,156                 296,011
                                      -------- -------                --------
    Total liabilities and
     shareholders' investment.......  $397,921 $31,504                $429,425
                                      ======== =======                ========

   See notes to combined unaudited pro forma condensed financial statements.

                             SUPERIOR AND GEOWASTE
        COMBINED UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                    FOR THE SIX MONTHS ENDED JUNE 30, 1998

  The following combined unaudited pro forma condensed statement of operations for the six months ended June 30, 1998 was prepared based on the historical statements of operations of Superior and GeoWaste for such period, after giving effect to the Merger using the pooling of interests method of accounting and to the pro forma adjustment described in the notes to the combined unaudited pro forma condensed financial statements assuming the Merger had been consummated at the beginning of the period.

                                                    PRO FORMA        PRO FORMA
                          SUPERIOR     GEOWASTE    ADJUSTMENTS       COMBINED
                         -----------  -----------  ------------     -----------
                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                             AMOUNTS)
Revenues................ $   114,119  $    11,889                   $   126,008
Expenses:
  Cost of operations....      61,953        8,424  $     (1,838)(b)      68,539
  Selling, general and
   administrative
   expenses.............      14,461        2,030                        16,491
  Merger costs..........       1,493          365                         1,858
  Unusual charges.......         --           --                            --
  Depreciation and
   amortization.........      15,766          185         1,838 (b)      17,789
                         -----------  -----------                   -----------
                              93,673       11,004                       104,677
                         -----------  -----------                   -----------
Operating income........      20,446          885                        21,331
Other income (expense):
  Interest expense......        (684)        (401)                       (1,085)
  Other income..........         675           16                           691
                         -----------  -----------                   -----------
Income before income
 taxes..................      20,437          500                        20,937
Provision for income
 taxes..................       9,155          251                         9,406
                         -----------  -----------                   -----------
Net income.............. $    11,282  $       249                   $    11,531
                         ===========  ===========                   ===========
MINIMUM EXCHANGE RATIO
Earnings per share--Ba-
 sic.................... $      0.42  $      0.01                   $      0.41
                         ===========  ===========                   ===========
Earnings per share--Di-
 luted.................. $      0.42  $      0.01                   $      0.40
                         ===========  ===========                   ===========
Weighted average number
 of common and common
 equivalent shares
 outstanding--Basic.....  26,628,693   21,287,709   (19,552,709)(c)  28,363,693
                         ===========  ===========                   ===========
Weighted average number
 of common and common
 equivalent shares
 outstanding--Diluted...  27,100,671   23,186,779   (21,451,779)(c)  28,835,671
                         ===========  ===========                   ===========
MAXIMUM EXCHANGE RATIO
Earnings per share--Ba-
 sic.................... $      0.42  $      0.01                   $      0.40
                         ===========  ===========                   ===========
Earnings per share--Di-
 luted.................. $      0.42  $      0.01                   $      0.40
                         ===========  ===========                   ===========
Weighted average number
 of common and common
 equivalent shares
 outstanding--Basic.....  26,628,693   21,287,709   (19,234,709)(d)  28,681,693
                         ===========  ===========                   ===========
Weighted average number
 of common and common
 equivalent shares
 outstanding--Diluted...  27,100,671   23,186,779   (21,133,779)(d)  29,153,671
                         ===========  ===========                   ===========

   See notes to combined unaudited pro forma condensed financial statements.

                             SUPERIOR AND GEOWASTE
        COMBINED UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997

  The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1997 was prepared based on the historical statements of operations of Superior and GeoWaste for such period, after giving effect to the Merger using the pooling of interests method of accounting and to the pro forma adjustment described in the notes to the combined unaudited pro forma condensed financial statements assuming the Merger had been consummated at the beginning of the period.

                                                    PRO FORMA        PRO FORMA
                          SUPERIOR     GEOWASTE    ADJUSTMENTS       COMBINED
                         -----------  -----------  ------------     -----------
                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                             AMOUNTS)
Revenues................ $   191,578  $    19,397                   $   210,975
Expenses:
  Cost of operations....     103,894       13,536  $     (3,345)(b)     114,085
  Selling, general and
   administrative
   expenses.............      29,457        3,954                        33,411
  Merger costs..........       1,035          --                          1,035
  Unusual charges.......         --         1,083                         1,083
  Depreciation and
   amortization.........      25,851          358         3,345 (b)      29,554
                         -----------  -----------                   -----------
                             160,237       18,931                       179,168
                         -----------  -----------                   -----------
Operating income........      31,341          466                        31,807
Other income (expense):
  Interest expense......      (1,857)        (578)                       (2,435)
  Other income..........       1,617          (69)                        1,548
                         -----------  -----------                   -----------
Income before income
 taxes..................      31,101         (181)                       30,920
Provision for income
 taxes..................      12,706          243                        12,949
                         -----------  -----------                   -----------
Net income.............. $    18,395  $      (424)                  $    17,971
                         ===========  ===========                   ===========
MINIMUM EXCHANGE RATIO
Earnings per share--Ba-
 sic.................... $      0.81  $     (0.02)                  $      0.74
                         ===========  ===========                   ===========
Earnings per share--Di-
 luted.................. $      0.80  $     (0.02)                  $      0.72
                         ===========  ===========                   ===========
Weighted average number
 of common and common
 equivalent shares
 outstanding--Basic.....  22,710,414   21,246,779   (19,511,779)(c)  24,445,414
                         ===========  ===========                   ===========
Weighted average number
 of common and common
 equivalent shares
 outstanding--Diluted...  23,091,088   21,246,779   (19,511,779)(c)  24,826,088
                         ===========  ===========                   ===========
MAXIMUM EXCHANGE RATIO
Earnings per share--Ba-
 sic.................... $      0.81  $     (0.02)                  $      0.73
                         ===========  ===========                   ===========
Earnings per share--Di-
 luted.................. $      0.80  $     (0.02)                  $      0.71
                         ===========  ===========                   ===========
Weighted average number
 of common and common
 equivalent shares
 outstanding--Basic.....  22,710,414   21,246,779   (19,193,779)(d)  24,763,414
                         ===========  ===========                   ===========
Weighted average number
 of common and common
 equivalent shares
 outstanding--Diluted...  23,091,088   21,246,779   (19,193,779)(d)  25,144,088
                         ===========  ===========                   ===========

   See notes to combined unaudited pro forma condensed financial statements.

                             SUPERIOR AND GEOWASTE
                NOTES TO COMBINED UNAUDITED PRO FORMA CONDENSED
                             FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The combined unaudited pro forma condensed financial statements assume the issuance of Superior Common Stock in exchange for all outstanding GeoWaste Common Stock. Such financial statements also assume that the Merger will be accounted for using the pooling of interests method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes the combining companies have been merged from their inception, and historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from their inception.

  Pursuant to the rules and regulations of the Commission, the combined unaudited pro forma condensed financial statements exclude the results of operations associated with discontinued businesses, extraordinary items and cumulative effects of accounting changes. The combined unaudited pro forma condensed financial statements do not include the nonrecurring costs directly related to the Merger, which are expected to be included in operations of Superior within twelve months following the Merger. Such nonrecurrinng costs have yet to be determined. In addition, no adjustment has been included in the combined unaudited pro forma condensed financial statements for any cost savings which may result from the integration of Superior's and GeoWaste's operations.

  Certain reclassifications have been made to the historical financial statements of Superior and GeoWaste to conform to the pro forma presentation. Such reclassifications are not material to the combined unaudited pro forma condensed financial statements.

2. PRO FORMA ADJUSTMENTS

  (a) The shareholders' investment accounts have been adjusted to reflect the assumed issuance of 1,880,044 shares of Superior Common Stock for the 21,291,549 shares of GeoWaste Common Stock issued and outstanding based on an Exchange Ratio of 0.0883. Assuming a minimum Exchange Ratio of 0.0815 and the issuance of 1,735,261 shares of Superior Common Stock for the 21,291,549 shares of GeoWaste Common Stock issued and outstanding, the pro forma adjustment to common stock would have been a decrease of $2,112,000 with a corresponding increase in additional paid-in capital. Assuming a maximum Exchange Ratio of 0.0964 and the issuance of 2,052,505 shares of Superior Common Stock for the 21,291,549 shares of GeoWaste Common Stock issued and outstanding, the pro forma adjustment to common stock would have been a decrease of $2,108,000 with a corresponding increase in additional paid-in capital.

  (b) Adjustments have been made to reclassify GeoWaste's depreciation from cost of operations to depreciation and amortization to conform to the presentation of Superior as if the Merger had been consummated at the beginning of the applicable periods.

  (c) Weighted average number of common and common equivalent shares outstanding have been adjusted to reflect the issuance of 0.0815 shares of Superior Common Stock for each share of GeoWaste Common Stock or equivalent (the "Minimum Exchange Ratio").

  (d) Weighted average number of common and common equivalent shares outstanding have been adjusted to reflect the issuance of 0.0964 shares of Superior Common Stock for each share of GeoWaste Common Stock or equivalent (the "Maximum Exchange Ratio").

                 INFORMATION REGARDING SUPERIOR CAPITAL STOCK

GENERAL

  The authorized capital stock of Superior consists of 100,000,000 shares of Superior Common Stock and 500,000 shares of undesignated preferred stock, par value $.01 per share. All currently outstanding and newly issued shares of Superior Common Stock include an attached common stock purchase right which trades with each such share of Superior Common Stock.

COMMON STOCK

  As of May 31, 1998, there were 26,753,949 shares of Superior Common Stock outstanding. Holders of Superior Common Stock are entitled to one vote for each share of Superior Common Stock held by them on all matters properly submitted to a vote of stockholders, subject to Section 180.1150 of the WBCL described below. Stockholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected. The Superior Restated Articles and the Superior Restated Bylaws provide that the Superior Board is divided into three substantially equal classes, with staggered three-year terms. Subject to the prior rights of the holders of any class or series of preferred stock then outstanding, and any contractual restrictions on the payment of dividends, the Superior Board may in its discretion declare and pay dividends on the Superior Common Stock out of legally available earnings or assets of Superior. Subject to the prior rights of the holders of any class or series of preferred stock then outstanding, in the event Superior is liquidated, any amounts remaining after the discharge of all outstanding debt will be paid pro rata to the holders of Superior Common Stock. The outstanding shares of Superior Common Stock are, and the shares of Superior Common Stock to be issued pursuant to this Proxy Statement/Prospectus will be, legally issued, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(b) of the WBCL for unpaid employee wages. Holders of Superior Common Stock have no preemptive rights to acquire unissued shares of capital stock of Superior.

PREFERRED STOCK

  The Superior Board is authorized to issue from time to time, without shareholder authorization, up to 500,000 shares of preferred stock in one or more designated series, with such voting, dividend, redemption, conversion and exchange provisions as are provided in the particular series. No dividends or other distributions are to be payable on the Superior Common Stock unless dividends are paid in full on any then outstanding preferred stock and all sinking fund obligations for any then outstanding preferred stock, if any, are fully funded. In the event of a liquidation or dissolution of Superior, the outstanding shares of any then outstanding preferred stock would have priority over the Superior Common Stock to receive the amount specified in each particular series out of the remaining assets of Superior. Any future issuance of preferred stock may have the effect deferring, delaying or preventing a change in control of Superior, or decreasing the market price of Superior Common Stock, and may adversely affect the voting and other rights of the holders of Superior Common Stock. No shares of preferred stock are outstanding.

COMMON STOCK PURCHASE RIGHTS

  On February 21, 1997, the Superior Board declared a dividend of one Right for each outstanding share of Superior Common Stock. The dividend was paid on March 24, 1997 to the shareholders of record on March 10, 1997. The description and terms of the Rights are set forth in the Rights Agreement.

  The Rights Agreement provides that, until the Distribution Date (defined as the earlier to occur of (i) the public announcement that a person or group of affiliated or associated persons (other than Superior, a subsidiary of Superior, an employee benefit plan of Superior or a subsidiary, or certain existing shareholders) (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Superior Common Stock (the "Shares Acquisition Date") or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (other than Superior, a subsidiary of Superior, an employee benefit plan of Superior or a subsidiary, or certain existing shareholders) of 15% or more of such outstanding shares, the Rights will be transferred with and only with the shares. The Rights are not exercisable until the Distribution Date. Upon a Distribution Date, each Right entitles the registered holder to purchase from Superior one share at a price of $90.00 per share, subject to adjustment (the "Purchase Price").

  In the event that any person becomes an Acquiring Person (a "Flip-In Event"), each holder of a Right will thereafter generally have the right to receive upon exercise that number of shares of Superior Common Stock having a market value of two times the then current Purchase Price. Notwithstanding any of the foregoing, following the occurrence of a Flip-In Event all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, or subsequently becomes beneficially owned by an Acquiring Person, related persons and transferees will be null and void.

  In the event that (i) Superior is acquired in a merger or other business combination transaction or (ii) 50% or more of its consolidated assets or earnings power are sold (the events described in clauses (i) and (ii) are herein referred to as "Flip-Over Events"), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the then current Purchase Price.

  At any time after a person becomes an Acquiring Person and prior to the acquisition by any Acquiring Person of 50% or more of the outstanding shares of Superior Common Stock, the Board Directors of Superior may exchange the Rights (other than Rights owned by any Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share, per Right (subject to adjustment).

  At any time prior to a person becoming an Acquiring Person, the Superior Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Superior Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Other than provisions relating to principal economic terms of the Rights, the terms of the Rights may be amended by the Superior Board without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 15% to not less than 10%, with appropriate exceptions for any person then beneficially owning a percentage of the number of shares of Superior Common Stock then outstanding equal to or in excess of the new threshold, except that from and after the Distribution Date no such amendment may adversely affect the interests of the holders of the Rights. The Superior Board may also amend the Rights Agreement to exclude certain potential acquirors proposing to acquire Superior in a transaction that the Superior Board deems to be in the best interests of Superior, its shareholders and other constituencies of Superior.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Superior, without limitation, the right to vote or to receive dividends.

CERTAIN STATUTORY AND OTHER PROVISIONS

 Statutory Provisions

  Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations, such as Superior, held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from Superior or shares for which full voting power has been restored pursuant to a vote of shareholders.

  Sections 180.1140 to 180.1144 of the WBCL (the "Wisconsin Business Combination Statute") regulate a broad range of "business combinations" between a Wisconsin corporation and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation, and certain other transactions involving an "interested stockholder." An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock prior to the acquisition date; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or (iii) the consideration to be received by shareholders meets certain requirements of the Wisconsin Business Combination Statute with respect to form and amount. The Superior Restated Articles include a provision substantially identical to the Wisconsin Business Combination Statute.

  Sections 180.1130 to 180.1133 of the WBCL provide that certain "business combinations" not meeting specified adequacy-of-price standards must be approved by a vote of at least 80% of the votes entitled to be cast by all shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a "significant shareholder" who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or consolidation of the corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the assets of the corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the corporation.

  Section 180.1134 of the WBCL (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors or a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a stockholder from acquiring shares of Superior with the goal of seeking to have Superior repurchase such shares at a premium over the market price.

 Restated Articles of Incorporation and Restated Bylaws of Superior

  The Superior Restated Articles and the Superior Restated Bylaws divide the Superior Board into three substantially equal classes with staggered terms. The Superior Restated Articles provide that any vacancies on the Superior Board may be filled only by the affirmative vote of the "requisite number" of directors then in office, even if less than a quorum exists. Any director so elected will serve until the next election of the class for which such director is chosen and until his or her successor is duly elected. The "requisite number" of directors is defined in the Superior Restated Articles to constitute two-thirds of the then serving directors.

  The Superior Restated Articles incorporate the provisions of the Wisconsin Business Combination Statute and require that, for the Wisconsin Business Combination Statute provisions not to apply, the Superior Board must approve a business combination with an "interested stockholder" before the stock acquisition date. The affirmative vote of at least 66 2/3% of the voting power of shares entitled to vote is required to amend, repeal or adopt any provision inconsistent with the Wisconsin Business Combination Statute provisions contained in the Superior Restated Articles.

  In addition, the Superior Restated Bylaws establish a procedure which must be satisfied by stockholders seeking to call a special meeting of stockholders. This procedure involves notice to Superior, the receipt by Superior of a written demand for a special meeting from holders of 10% or more of the issued and outstanding shares of Superior Common Stock, a review of the validity of any such demand by an independent inspector appointed by Superior and the fixing of the record and meeting dates by the Superior Board. In addition, stockholders demanding such a special meeting must deliver to Superior a written agreement to pay the costs incurred by Superior in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy materials for the solicitation by Superior of proxies for use at such meeting, in the event such shareholder are unsuccessful in their proxy solicitation. The Superior Restated Bylaws also contain strict time deadlines and procedures applicable to shareholders seeking to nominate a person for election as a director or to otherwise bring business before a meeting. A stockholder may nominate a person for election to the Superior Board at an annual meeting or bring other business before an annual meeting only by giving notice to the Secretary of Superior not less than 60 days nor more than 90 days prior to the second Tuesday in the month of May and such notice must also be received not earlier than the 90th day prior to the date of such annual meeting and not later than the close of business or the later of (i) the 60th day prior to such annual meeting and (ii) the tenth day following the day on which public announcement of the date of such meeting is first made. In order to nominate a person for election to the Superior Board at a special meeting of stockholders, a stockholder must deliver written notice to the Secretary of Superior not more than 90 days prior to the special meeting and not later than the close of business on the later of (i) the sixtieth day prior to such special meeting or (ii) the tenth day following the date on which a public announcement is first made of such special meeting and of the nominees proposed by the Superior Board to be elected at the meeting.

                       COMPARISON OF STOCKHOLDER RIGHTS

  The rights of Superior stockholders are governed by the Superior Restated Articles, the Superior Restated Bylaws and the WBCL. The rights of GeoWaste stockholders are governed by its Amended and Restated Certificate of Incorporation (the "GeoWaste Certificate of Incorporation"), its amended bylaws (the "GeoWaste Bylaws") and the DGCL. After the Effective Time, the rights of GeoWaste stockholders who become Superior stockholders will be governed by the Superior Restated Articles, the Superior Restated Bylaws and the WBCL. The following is a summary of material differences between the rights of Superior stockholders and the rights of GeoWaste stockholders.

  Although it is not practical to compare all differences between (i) Wisconsin law, the Superior Restated Articles and Superior Restated Bylaws and
(ii) Delaware law, the GeoWaste Certificate of Incorporation and the GeoWaste Bylaws, the following is a summary of material differences which may significantly affect the rights of stockholders. This discussion is not intended to be complete and is qualified in its entirety by references to the Superior Restated Articles, the Superior Restated Bylaws, the GeoWaste Certificate of Incorporation and the GeoWaste Bylaws. Copies of the Superior Restated Articles, the Superior Restated Bylaws, the GeoWaste Certificate of Incorporation and the GeoWaste Bylaws are available for inspection at the principal executive offices of Superior and GeoWaste respectively, and copies will be sent to GeoWaste stockholders upon request. Although the WBCL uses the term "shareholder" to reference holders of stock of a Wisconsin corporation, for consistency such holders are referred to herein as "stockholders."

CLASSIFIED BOARD OF DIRECTORS

  The WBCL permits a corporation to stagger terms of directors by dividing the directors into two or three groups. The Superior Restated Articles and the Superior Restated Bylaws divide the total number of directors into three classes, with each group serving three-year terms. Similarly, the DGCL permits a corporation to divide directors into one, two or three classes, the terms of which expire in different years. The GeoWaste Certificate of Incorporation does not provide for classes of directors.

NUMBER OF DIRECTORS; CUMULATIVE VOTING

  Under the WBCL, the authorized number of directors constituting the Board of Directors is specified in, or fixed in accordance with, the articles of incorporation or bylaws and may be increased or decreased by amendment to, or in a manner provided in, the articles of incorporation or the bylaws. Under the Superior Restated Bylaws, the number of directors is determined by the Superior Board, but shall not be less than seven. Superior currently has seven directors each of whom serves for a three-year term and until his or her successor has been elected and is qualified. The terms of Class III and Class I Superior directors expire in each of 1999 and 2000, respectively, and the terms of Class II Superior directors expire in 2001.

  Under the DGCL, the number of directors shall be fixed by, or in the manner provided by, the bylaws unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment of the certificate. Under the GeoWaste Certificate of Incorporation and the GeoWaste Bylaws, the GeoWaste Board shall consist of not less than four nor more than eleven directors the exact number to be determined by the GeoWaste Board. The GeoWaste Board currently consists of five members, each of whom serves a one-year term and until his or her successor is elected and qualified.

  Cumulative voting, which enhances the ability of minority stockholders to elect directors, is not available under either the WBCL or the DGCL unless provided for in the corporation's articles of incorporation or certificate of incorporation, as the case may be. Neither the Superior Restated Articles nor the GeoWaste Certificate of Incorporation provides for cumulative voting.

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REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Under the WBCL, a director may generally be removed by the stockholders, with or without cause, if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her, unless the articles of incorporation, or bylaws adopted under authority granted in the articles of incorporation, provide for a greater voting requirement. The Superior Restated Articles provide that a director may be removed from office with or without cause only by the affirmative vote of stockholders holding at least 66 2/3% of the voting power of the then outstanding shares of all classes of capital stock of Superior. If the Superior Board recommends removal of a director by the affirmative vote of at least two-thirds of the directors then in office, then the Superior stockholders may remove a director from office with or with cause by a majority of such outstanding shares. Under the DGCL, in the case of a corporation whose board is classified, a director may be removed only for cause by the holders of a majority of the outstanding shares entitled to vote for the election of directors, unless the certificate of incorporation provides otherwise. The GeoWaste Bylaws provide that the entire GeoWaste Board or any individual directors may be removed with or without cause at a stockholders meeting called for that purpose by an affirmative vote of the holders of no less than the number of shares entitled to elect such director or directions.

  Under the WBCL, the circuit court for the county where a corporation's principal office or registered office is located may remove a director of the corporation from office in a proceeding brought either by the corporation or by its stockholders holding at least 10% of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the corporation and that removal is in the best interest of the corporation. The DGCL contains no similar provision.

  Under the WBCL, unless the articles of incorporation provide otherwise a vacancy occurring on the board of directors may be filled by the stockholders or the directors remaining in office. The Superior Restated Articles and the Superior Restated Bylaws provide that any vacancy on the Superior Board, including a vacancy created by the removal or resignation of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Superior Board. Any director so elected shall serve until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office or by the sole remaining director. The GeoWaste Certificate of Incorporation and GeoWaste Bylaws provide that a newly created directorship resulting from an increase in the number of directors or any vacancy on the GeoWaste Board will be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, by a plurality of the votes cast at a meeting of the stockholders. Any director so elected will hold office for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred and until such director's successor is elected and qualified.

  The DGCL further provides that, if at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to such increase), the Delaware Court of Chancery may, upon application of any stockholder(s) holding at least 10% of the outstanding shares having the right to vote for directors, order an election to fill such vacancy or newly created directorship, or to replace the directors chosen by the directors then in office. The WBCL contains no similar provision.

LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION

  The WBCL provides that a director is not liable to the corporation, its stockholders, or any person asserting rights on behalf of the corporation or its stockholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as director, unless the person asserting liability proves that the

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breach or failure to perform constitutes: (i) willful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director has a material conflict of interest; (ii) a violation of criminal law, unless the director had reasonable cause to believe that the conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (iii) a transaction from which the director derived an improper personal profit; or
(iv) willful misconduct. The WBCL permits a corporation to limit the statutory immunity from director liability in its articles of incorporation. The Superior Restated Articles do not contain such limitation.

  The WBCL provides that a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because of his or her status as a director or officer. Additionally, a corporation shall indemnify a director or officer against liability incurred by a director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the conduct as enumerated above relating to liability of directors. Further, a court of law may order that the corporation provide indemnification to a director or officer if it finds that the director or officer is entitled thereto under the applicable statutory provision or is fairly and reasonably entitled thereto in view of all the relevant circumstances, whether or not such indemnification is required under the applicable statutory provision.

  The WBCL permits a corporation to provide additional rights to indemnification under its articles of incorporation or bylaws, by written agreement, by resolution of its board of directors or by a vote of the holders of a majority of its outstanding shares, except that the corporation may not indemnify a director or officer unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty owed to the corporation which constitutes conduct as enumerated above relating to liability of directors. The Superior Restated Bylaws provide for indemnification and advancement of expenses to directors and officers to the fullest extent required or permitted by the WBCL. This provision is not exclusive of any other rights to indemnification or the advancement of expenses to which a director or officer may be entitled to under any written agreement, resolution of directors, vote of stockholders, by law or otherwise.

  The DGCL provides that a corporation's certificate of incorporation may contain a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any breach of the director's duty of loyalty to the corporation or its stockholders, (iii) an unlawful dividend or stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit. The GeoWaste Certificate of Incorporation includes such a provision eliminating and limiting the personal liability of its directors to the extent permitted by the DGCL.

  Under the DGCL, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than proceedings by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in proceedings by or in the right of the corporation, except that indemnification may be made only for expenses (including attorneys' fees) and, in the event the person seeking indemnification has been adjudicated liable, only to the extent an appropriate court deems the indemnification for such expenses fair and reasonable. The DGCL provides that to the extent such persons have been successful in the defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. The GeoWaste Certificate of Incorporation provides that a person who is or was a director, officer, employee or agent of GeoWaste or is or was serving at the request of GeoWaste as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise will be indemnified to the fullest extent permitted by the DGCL, which right to indemnification is not exclusive of any other right which any person may have or acquire under any law or otherwise.

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MEETINGS OF STOCKHOLDERS

  Under the WBCL, a corporation shall hold a special meeting of stockholders if (i) a special meeting is called by the board of directors or any person authorized by the articles of incorporation or bylaws to call a special meeting, or (ii) the holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting deliver a written demand to the corporation describing one or more purposes for which such meeting is to be held. The Superior Restated Bylaws provide that special meetings of stockholders, for any purpose or purposes, may be called by (i) the Chairman of the Board, (ii) the President, (iii) the Superior Board or such officers as the Superior Board may authorize from time to time, or (iv) the President or Secretary upon the written request of the holders of record of at least one-tenth of all the outstanding shares of Superior entitled to vote on any issue at the meeting.

  Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or the bylaws. The GeoWaste Bylaws provide that special meetings of stockholders may be called at any time for any purpose or purposes by a majority of the GeoWaste Board, the President of GeoWaste, or the GeoWaste stockholders owning not less than 40% of all the shares entitled to vote in the election of directors.

QUORUM FOR STOCKHOLDER MEETINGS

  The WBCL provides that a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum, unless the articles of incorporation, bylaws adopted under authority granted in the articles of incorporation, or the WBCL provide otherwise. Neither the Superior Restated Articles nor the Superior Restated Bylaws deviate from the quorum requirement.

  Under the DGCL, a corporation's certificate of incorporation or bylaws may specify the percentage of votes which constitutes a quorum at a meeting of stockholders, but no event may a quorum consist of less than one-third of the shares entitled to vote. The GeoWaste Bylaws provide that a quorum exists when the holders of a majority of the outstanding shares entitled to vote are represented either in person or by proxy at such meeting.

STOCKHOLDER VOTING REQUIREMENTS GENERALLY

  Under the WBCL, with respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the WBCL, the articles of incorporation, or bylaws adopted under authority granted in the articles of incorporation, if a quorum exists, action on any matter generally is approved by the stockholders if the votes cast favoring the action exceed the votes cast opposing the action. Unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote. The Superior Restated Articles and the Superior Restated Bylaws contain no provisions imposing greater voting requirements for the election of officers and directors.

  Under the DGCL, unless otherwise provided by the DGCL or a Delaware corporation's certificate of incorporation or bylaws, if a quorum exists, directors are elected by a plurality of votes of shares represented at meeting and entitled to vote, and action on all other matters is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on a particular matter. The GeoWaste Certificate of Incorporation requires a greater vote on matters as discussed in "-- Supermajority Provisions" below. The GeoWaste Bylaws provide that if a quorum is present, directors shall be elected by an affirmative vote of a plurality of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all matters other than election of directors, provided a quorum is present, the affirmative vote of a majority of shares present in person represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless a greater vote is required by law, by the GeoWaste Certificate of Incorporation or by the GeoWaste Bylaws.

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STOCKHOLDER ACTION BY WRITTEN CONSENT

  The WBCL permits action otherwise required to be taken at a stockholders' meeting to be taken without a meeting if (i) written consents are signed by all stockholders entitled to vote on the action, or (ii) if the articles of incorporation so provide, written consents are signed by stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. The Superior Restated Bylaws provide that stockholders may take actions by written consent in lieu of a meeting as described in (i) in the preceding sentence.

  Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or which may be taken at any annual or special meeting of stockholders may be taken without a meeting if written consents are obtained from the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorized or take such action at a meeting at which all shares entitled to vote thereat were present and voted. The GeoWaste Certificate of Incorporation does not limit this statutory provision.

SUPERMAJORITY PROVISIONS

  Except as discussed above in "--Removal of Directors; Filling Vacancies on the Board of Directors" and below in "--Stockholder Voting in Certain Significant Transactions; Takeover Legislation," and "--Amendment or Repeal of the Articles and Bylaws," neither the WBCL nor the Superior Restated Articles and the Superior Restated Bylaws impose supermajority voting requirements.

  Under the DGCL, the certificate of incorporation may provide for the vote of a larger portion of the stock or of any class or series thereof, or of any other securities having voting power, or a larger number of the directors, than is required by the DGCL.

STOCKHOLDER VOTING IN CERTAIN SIGNIFICANT TRANSACTIONS; TAKEOVER LEGISLATION

  Under the WBCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, if such disposition is approved by a majority of all the votes entitled to be cast thereon. A merger or share exchange plan must be approved by each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by that voting group.

  The WBCL contains certain provisions that, unless a corporation elects not to be covered by such provisions, and Superior has so elected, require approval of a supermajority of stockholders for certain "business combinations" involving persons who are "significant shareholders" before the transaction or become "significant shareholders" after the transaction. A "significant shareholder" is, among others, a person who is, or was within two years of the transaction, a beneficial owner of 10% or more of the voting power of the applicable corporation. In such case, unless the business combination satisfies certain "fair price" criteria, the business combination requires the approval of 80% of the votes entitled to be cast by the outstanding voting shares of the corporation voting as a single class and two-thirds of all such shares excluding the shares owned by a significant stockholder.

  The WBCL additionally regulates a broad range of "business combinations" between a corporation and an "interested stockholder." "Business combination" is defined as including a merger or a share exchange, sale of assets, issuance of stock or rights to purchase stock and certain related party transactions. An "interested stockholder" is a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. In certain cases, the WBCL prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless (i) the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date; (ii) the business combination is approved by a majority of

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the outstanding voting stock not owned by the interested stockholder; (iii)
the consideration to be received by stockholders meets certain requirements of the statute with respect to form and amount; or (iv) the business combination is of a type specifically excluded from the coverage of the statute. The Superior Restated Articles include a provision substantially identical to the Wisconsin Business Combination Statute.

  While a takeover offer is being made, or after a takeover offer has been publicly announced and before it is concluded, the WBCL requires the approval of the holders of a majority of shares entitled to vote before a public corporation may acquire more than 5% of its voting shares at a price above market value from a person who holds more than 3% of its voting shares and has held such shares for less than two years, unless at least an "equal" offer is made to acquire all voting shares and all securities which may be converted into voting shares. Similar approval is required before a public corporation may sell or option assets which amount to at least 10% of its market value unless the corporation has at least three directors who are not either officers or employees of the corporation and a majority of the directors who are not either officers or employees vote not to be governed by this provision.

  The WBCL provides that in particular circumstances the voting of shares of an "issuing public corporation" (a Wisconsin corporation which has at least 100 Wisconsin resident stockholders, 500 or more stockholders of record and total assets exceeding $1 million) held by any person in excess of 20% of the voting power is limited to 10% of the full voting power of such excess shares. Full voting power may be restored if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of such restoration.

  The DGCL requires that a merger or consolidation or a sale, lease or exchange of all or substantially all of the property and assets of a corporation be approved by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

  The DGCL generally prohibits a stockholder owing 15% or more of a corporation's outstanding voting stock (an "interested stockholder") from engaging in certain business combinations involving the corporation during the three years after the time the person became an interested stockholder unless
(i) prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, (iii) at or subsequent to such time, the transaction is approved by the board of directors and by the stockholders by a vote of two-thirds of the disinterested outstanding voting stock, (iv) the corporation's original certificate of incorporation provides that the corporation shall not be governed by the statute or (v) a majority of shares entitled to vote approve an amendment to the corporation's certificate of incorporation or bylaws expressly electing not to be governed by the statute (but such amendment may not be effective until one year after it was adopted and may not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption). These business combinations include, with certain exceptions, mergers, consolidations, sales of assets and transactions benefiting the interested stockholder. The GeoWaste Certificate of Incorporation and the GeoWaste Bylaws contain no provisions electing not to be governed by this statute.

STATUTORY STOCKHOLDER LIABILITY

  The WBCL provides that the stockholders of a corporation are personally liable up to an amount equal to the par value of shares owned by them, and to the consideration for which shares without par value were issued, for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any case. The liability imposed by the predecessor to this statute was interpreted in a trial court decision to extend to the original issue price for shares, rather than the stated par value. Although affirmed by the Wisconsin Supreme Court, the case offers no precedential value due to the fact that the decision was affirmed by an equally divided court. The DGCL contains no comparable provision.

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DERIVATIVE ACTIONS

  Under both the WBCL and the DGCL, a stockholder may bring a derivative action if he or she was a stockholder at the time of the alleged wrongdoing, or acquired the shares by operation of law from a person who was a stockholder at such time. Under the WBCL, a stockholder may not commence a derivative action until he makes a written demand on the corporation to take suitable action and a period of ninety days expires, unless the stockholder is notified that the corporation has rejected the demand or irreparable injury to the corporation would result by waiting for the period to expire. Under Delaware law, a stockholder has no right to bring a derivative action until he makes a demand on the corporation to institute such action or demonstrates that demand would be futile.

DISSENTERS' RIGHTS AND APPRAISAL RIGHTS

  Under the WBCL, a stockholder of a corporation is generally entitled to receive payment of the fair value of such stockholder's stock if such stockholder dissents from a proposed merger or stock exchange or a sale or exchange of all or substantially all of the property and assets of the corporation. However, except with respect to business combinations involving significant stockholders (as such terms are described in the first paragraph under "--Stockholder Voting in Certain Significant Transactions; Takeover Legislation" above), dissenters' rights are not available to holders of shares that are registered on a national securities exchange or quoted on the Nasdaq National Market. Currently, Superior Common Stock is quoted on the Nasdaq National Market.

  Under the DGCL, a stockholder of a corporation who has not voted for or consented to a merger or consolidation is entitled to an appraisal by the Delaware Court of Chancery of the fair value of his shares of stock. Such appraisal rights are not available to a stockholder of a Delaware corporation if the shares are (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, or (2) held of record by more than 2,000 stockholders. Notwithstanding the foregoing, a stockholder does have appraisal rights with respect to such shares if the stockholder is required by the terms of the agreement of merger or consolidation to accept anything for his shares other than (1) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof, (2) shares of stock of any other corporation, or depository receipts in respect thereof, which shares or receipts are so listed or designated or held of record by more than 2,000 stockholders, (3) cash in lieu of fractional shares or fractional depository receipts, or (4) any combination of the foregoing.

  Delaware law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the corporation's certificate of incorporation provides otherwise. The GeoWaste Certificate of Incorporation does not provide for appraisal rights in the context of a sale of all or substantially all of GeoWaste's assets.

STOCKHOLDER INSPECTION OF BOOKS AND RECORDS

  The WBCL allows a stockholder, upon giving the required notice, to inspect and copy the corporation's bylaws during regular business hours at a reasonable location specified by the corporation. A stockholder fulfilling specified requirements may inspect and copy, during regular business hours at a reasonable location specified by the corporation, excerpts of any minutes or records that the corporation is required to keep as permanent records, accounting records of the corporation, and the record of stockholders, except that the corporation may provide the stockholder with a list of stockholders compiled no earlier than the date of the stockholder's demand instead of allowing the stockholder to inspect and copy the record of stockholders.

  The DGCL permits any stockholder the right, during usual business hours, to inspect and copy the corporation's stock ledger, stockholder list and other books and records for any proper purpose upon written demand under oath stating the purpose thereof.

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STOCKHOLDER RIGHTS PLAN

  Superior stockholders have a Right for each share of Superior Common Stock pursuant to the Rights Agreement as described in above "INFORMATION REGARDING SUPERIOR CAPITAL STOCK--Common Stock Purchase Rights."

  GeoWaste does not have a stockholder rights plan.

LOANS TO DIRECTORS

  Under the WBCL, unless it is an advance or is made to defray expenses made in the ordinary course of the corporation's business or an advance of expenses with respect to indemnification, a corporation may not make loans to or guaranty the obligation of a director unless the particular loan or guaranty is approved by a majority of the votes represented by the voting shares of all classes, voting as a single group, excluding votes owned or controlled by the benefited director, or the board of directors determines that the loan or guaranty benefits the corporation and either approves the specific loan or guaranty or a general plan authorizing loans or guarantees.

  Under the DGCL, a corporation may lend money to, or guaranty any obligation of, or otherwise assist any officer or other employee of the corporation, including any officer or employee who is a director of the corporation, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.

AMENDMENT OR REPEAL OF THE ARTICLES AND BYLAWS

  In general, the WBCL provides that a corporation's articles of incorporation may be amended through a proposal submitted by the board of directors to the stockholders for their approval. Unless articles of incorporation or bylaws provide otherwise, or unless class voting is required, or unless the WBCL provides otherwise, the amendment may be approved by a majority vote of the shares entitled to vote thereon. Class votes are required in certain circumstances which, in general, affect a class of stock adversely or uniquely. In certain very limited circumstances, either specified in the corporation's articles of incorporation or which involve certain ministerial actions which are likely to be immaterial to the stockholders, the WBCL permits the articles of incorporation to be amended by action of the board of directors without stockholder approval. In general, under Wisconsin law, the bylaws of a corporation may be amended by the board of directors, except in those instances in which the corporation's articles of incorporation or bylaws provide otherwise. Action by stockholders to amend or repeal amendments to the bylaws can overrule action taken by the board of directors. Except with respect to the provisions creating a staggered board of directors (which can only be amended by the affirmative vote of shareholders holding at least 66 2/3% of the voting power of the then outstanding shares of all classes of Superior capital stock generally possessing voting rights in the election of directors), the Superior Restated Bylaws provide that the Superior Board, by a majority vote of directors then in office, may adopt, amended or repeal any and all of the Superior Restated Bylaws and the Superior stockholders, by a vote of a majority of the shares entitled to vote, may adopt, amend or repeal any and all of the Superior Restated Bylaws.

  Under the DGCL, a corporation's certificate of incorporation generally may be amended only if approved by a majority of the outstanding stock entitled to vote thereon. A corporation may confer the power to adopt, amend or repeal bylaws on the directors, without divesting or limiting the powers of the stockholders to adopt, amend or repeal bylaws. The GeoWaste Certificate of Incorporation provides that in furtherance and not in limitation of the powers conferred by the DGCL, the GeoWaste Board is expressly authorized to amend, alter or repeal the GeoWaste Bylaws not adopted by the stockholders and to adopt new bylaws so long as the new bylaws are not inconsistent with any bylaws adopted by the stockholders. Notwithstanding anything to the contrary in the GeoWaste Bylaws, the GeoWaste Bylaws which are adopted by an affirmative vote of the stockholders may be subsequently altered, amended, repealed or canceled only by the vote of holders of shares representing not less than a majority of the voting power entitled to vote generally for the election of directors or such other percentage of the voting power as may be stipulated by the stockholders at the time of the initial adoption of such bylaws. Any new bylaw which is inconsistent with any other bylaw previously adopted by a vote of the stockholders may be adopted only by a vote of the stockholders.

DIVIDEND DECLARATIONS

  Under the WBCL, no distribution may be made if, after giving it effect, either (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. The Superior Restated Articles provide that the Superior Board may, in its sole discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Superior Board, declare and pay dividends on Superior Common Stock and that in the event of an voluntary or involuntary liquidation, dissolution or winding up of Superior, after there shall have been paid to or set aside for the holders of preferred stock the full preferential amounts, if any, to which they are entitled, the holders of outstanding shares of Superior Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of Superior available for distributions.

  Under the DGCL, the directors may, subject to any restrictions in a corporation's certificate of incorporation, declare and pay dividends, either
(i) out of its surplus, or (ii) in case there shall be no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The directors may not declare a dividend out of net profits, however, if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The GeoWaste Certificate of Incorporation contains no restrictions on such powers.

                                 LEGAL MATTERS

  The validity of the shares of Superior Common Stock to be issued in the Merger and certain tax consequences of the Merger will be passed upon for Superior by Foley & Lardner, Milwaukee, Wisconsin. Certain tax consequences of the Merger will be passed upon for GeoWaste by Stroock & Stroock & Lavan LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Superior appearing in the 1997 Superior Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidation financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of GeoWaste and its subsidiaries at December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, included in the 1997 GeoWaste Form 10-K incorporated by reference herein, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of PricewaterhouseCoopers LLP, independent public accountants as stated in their report, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  If the Merger is consummated, stockholders of GeoWaste who receive Superior Common Stock in the Merger will become shareholders of Superior at the Effective Time. Under applicable regulations of the Commission, all proposals of stockholders to be considered for inclusion in Superior's proxy statement for, and to be considered at, the 1999 annual meeting of Superior's shareholders must have been received in writing at the offices of Superior, c/o Secretary, Suite 200, 125 South 84th Street, Milwaukee, Wisconsin 53214 by not later than December 5, 1998. The Superior Restated Bylaws also prescribe certain time limitations on procedures regarding prior written notice to Superior by shareholders, which limitations and procedures must be complied with for proposals from shareholders to be included in Superior's proxy statement for, and to be considered at, such annual meeting. Any shareholder who wishes to make such a proposal should request a copy of the applicable provisions of the Superior Restated Bylaws from the secretary of Superior.

  Due to the contemplated consummation of the Merger, GeoWaste does not currently expect to hold a 1999 annual meeting of GeoWaste's stockholders because, following the Merger, GeoWaste will not be a publicly traded company. In the event the Merger is not consummated and such a meeting is held, proposals of stockholders to be considered for inclusion in GeoWaste's proxy statement for, and to be considered at, such meeting, must have been received in writing by GeoWaste a reasonable time before solicitation of proxies for such meeting is made.

                                                                         ANNEX A



                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JULY 2, 1998

                                    BETWEEN

                            SUPERIOR SERVICES, INC.

                                      AND

                             GEOWASTE INCORPORATED

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   The Merger

 Section 1.1.  The Merger...............................................   A-1
 Section 1.2.  Effective Time...........................................   A-2
 Section 1.3.  Closing..................................................   A-2
 Section 1.4.  Effects of the Merger....................................   A-2
 Section 1.5.  Certificate of Incorporation and Bylaws..................   A-2
 Section 1.6.  Directors................................................   A-3
 Section 1.7.  Officers.................................................   A-3

                                   ARTICLE II

               Conversion of Securities; Exchange of Certificates

 Section 2.1.  Effect on Capital Stock..................................   A-3
 Section 2.2.  Exchange Ratio...........................................   A-3
 Section 2.3.  Exchange of Certificates.................................   A-4
 Section 2.4.  Stock Options and Warrants...............................   A-5
 Section 2.5.  Exchange Agent...........................................   A-7
 Section 2.6.  Transfer of Shares After the Effective Time..............   A-7
 Section 2.7.  Further Assurances.......................................   A-7

                                  ARTICLE III

                 Representations and Warranties of the Company

 Section 3.1.  Organization.............................................   A-8
 Section 3.2.  Subsidiaries.............................................   A-8
 Section 3.3.  Capitalization...........................................   A-8
 Section 3.4.  Authority................................................   A-9
 Section 3.5.  Consent and Approvals; No Violations.....................   A-9
 Section 3.6.  SEC Reports and Financial Statements.....................   A-9
 Section 3.7.  Absence of Certain Changes or Events.....................  A-10
 Section 3.8.  No Undisclosed Liabilities...............................  A-10
 Section 3.9.  Information Supplied.....................................  A-11
 Section 3.10. Benefit Plans............................................  A-11
 Section 3.11. Litigation...............................................  A-12
 Section 3.12. Compliance with Applicable Law...........................  A-12
 Section 3.13. Tax Matters..............................................  A-12
               Stockholder Vote; State Takeover Statutes; Appraisal
 Section 3.14. Rights...................................................  A-13
 Section 3.15. Accounting Matters.......................................  A-13
 Section 3.16. Brokers; Schedule of Fees and Expenses...................  A-13
 Section 3.17. Opinion of Financial Advisor.............................  A-13
 Section 3.18. Environmental Matters....................................  A-14
 Section 3.19. Labor Matters............................................  A-15
 Section 3.20. Title to Assets..........................................  A-15
 Section 3.21. Material Contracts.......................................  A-15
 Section 3.22. Intellectual Property....................................  A-15
 Section 3.23. Certain Transactions.....................................  A-15

 Section 3.24. Indebtedness.............................................  A-16
 Section 3.25. Certain Business Practices...............................  A-16
 Section 3.26. Year 2000 Compliance.....................................  A-16
 Section 3.27. Tax Free Reorganization..................................  A-16
 Section 3.28. Severance Payments.......................................  A-16

                                   ARTICLE IV

                Representations and Warranties of Parent and Sub

 Section 4.1.  Organization.............................................  A-16
 Section 4.2.  Capitalization...........................................  A-17
 Section 4.3.  Authority................................................  A-17
 Section 4.4.  Consents and Approvals; No Violations....................  A-17
 Section 4.5.  SEC Reports and Financial Statements.....................  A-18
 Section 4.6.  Absence of Certain Changes or Events.....................  A-18
 Section 4.7.  No Undisclosed Liabilities...............................  A-18
 Section 4.8.  Interim Operations of Sub................................  A-19
 Section 4.9.  Litigation...............................................  A-19
 Section 4.10. Compliance with Applicable Law...........................  A-19
 Section 4.11. Tax Matters..............................................  A-19
 Section 4.12. Brokers..................................................  A-20
 Section 4.13. Registration Statement...................................  A-20
 Section 4.14. Board Approval...........................................  A-20
 Section 4.15. Issuance of Parent Stock.................................  A-20
 Section 4.16. Company Stock............................................  A-20
 Section 4.17. Tax Free Reorganization..................................  A-20
 Section 4.18. Accounting Matters.......................................  A-20
 Section 4.19. Environmental Matters....................................  A-21
 Section 4.20. Labor Matters............................................  A-21
 Section 4.21. Material Contracts.......................................  A-21
 Section 4.22. Intellectual Property....................................  A-21
 Section 4.23. Certain Transactions.....................................  A-21
 Section 4.24. Certain Business Practices...............................  A-22
 Section 4.25. Year 2000 Compliance.....................................  A-22

                                   ARTICLE V

                                   Covenants

 Section 5.1.  Affirmative Covenants of the Company.....................  A-22
 Section 5.2.  Negative Covenants of the Company........................  A-22
 Section 5.3.  Negative Covenants of Parent.............................  A-24

                                   ARTICLE VI

                             Additional Agreements

 Section 6.1.  Access and Information...................................  A-24
 Section 6.2.  Confidentiality..........................................  A-24
 Section 6.3.  Registration Statement; Proxy Statement..................  A-24
 Section 6.4.  Stockholder Approval.....................................  A-25
               Further Action; Reasonable Best Efforts; Notice of
 Section 6.5.  Certain Events...........................................  A-26

 Section 6.6.  Public Announcements.....................................  A-26
 Section 6.7.  Directors' and Officers' Insurance and Indemnification...  A-26
 Section 6.8.  HSR Act Matters..........................................  A-27
 Section 6.9.  No Solicitation..........................................  A-28
 Section 6.10. Affiliate Agreements.....................................  A-29
 Section 6.11. Listing of Parent Shares; Blue Sky Laws..................  A-29
 Section 6.12. Expenses.................................................  A-29
 Section 6.13. Tax-Free Treatment.......................................  A-31
 Section 6.14. Pooling Accounting.......................................  A-31
 Section 6.15. No Action................................................  A-31
 Section 6.16. Conduct of Business of Sub...............................  A-31
 Section 6.17. Employee Benefit Plans...................................  A-31
 Section 6.18. Compliance by Sub........................................  A-32
 Section 6.19. Final Tax Returns........................................  A-32
 Section 6.20. Press Release............................................  A-32

                                  ARTICLE VII

                               Closing Conditions

               Conditions to Obligations of Parent, Sub and the Company
 Section 7.1.  to Effect the Merger.....................................  A-32
 Section 7.2.  Additional Conditions to Obligations of Parent and Sub...  A-33
 Section 7.3.  Additional Conditions to Obligations of the Company......  A-34

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

 Section 8.1.  Termination..............................................  A-34
 Section 8.2.  Effect of Termination....................................  A-35
 Section 8.3.  Amendment................................................  A-35
 Section 8.4.  Waiver...................................................  A-35

                                   ARTICLE IX

                               General Provisions

               Nonsurvival of Representations, Warranties and
 Section 9.1.  Agreements...............................................  A-35
 Section 9.2.  Notices..................................................  A-36
 Section 9.3.  Certain Definitions......................................  A-36
 Section 9.4.  Headings.................................................  A-37
 Section 9.5.  Severability.............................................  A-37
 Section 9.6.  Entire Agreement.........................................  A-37
 Section 9.7.  Specific Performance.....................................  A-37
 Section 9.8.  Assignment...............................................  A-38
 Section 9.9.  No Third Party Beneficiaries.............................  A-38
 Section 9.10. Governing Law............................................  A-38
 Section 9.11. Disclosure Schedule......................................  A-38
 Section 9.12. Counterparts.............................................  A-38

                             INDEX TO DEFINED TERMS

TERM                                                                  SECTION
----                                                                  -------
Acquisition Proposal...............................................       6.9(a)
Acquisition Agreement..............................................       6.9(b)
Affiliate..........................................................       9.3(a)
Agreement..........................................................    Preamble
Allen & Company....................................................    Recitals
APB No. 16.........................................................    Recitals
beneficial owner...................................................       9.3(b)
Blue Sky Laws......................................................       9.3(c)
business day.......................................................       9.3(d)
Canceled Shares....................................................       2.1(a)
CEO/CFO Options....................................................       2.4(a)
CERCLA.............................................................      3.18(c)
Certificate of Merger..............................................         1.2
Certificates.......................................................       2.3(b)
Chairman Option....................................................       2.4(b)
Claim..............................................................       6.7(a)
Closing............................................................         1.3
Closing Date.......................................................         1.3
Code...............................................................    Recitals
Company............................................................    Preamble
Company Affiliate..................................................        6.10
Company Benefit Plans..............................................      3.10(a)
Company Bylaws.....................................................         3.1
Company Certificate of Incorporation...............................         3.1
Company Common Stock...............................................         2.1
Company Disclosure Schedule........................................ Article III
Company Employee...................................................      6.17(e)
Company Material Adverse Effect....................................         3.1
Company Multiemployer Pension Plans................................      3.10(d)
Company Pension Plans..............................................      3.10(a)
Company Permits....................................................        3.12
Company Preferred Stock............................................         3.3
Company Required Approvals.........................................         3.5
Company SEC Documents..............................................         3.6
Company Stockholder Approval.......................................         3.4
Company Termination Breach.........................................       8.1(b)
Confidentiality Agreement..........................................         6.2
Constituent Corporations...........................................         1.1
Continued Employee.................................................      6.17(b)
control............................................................       9.3(e)
Deutsche Bank......................................................        3.16
DGCL...............................................................    Recitals
Effective Time.....................................................         1.2
Environmental Laws.................................................      3.18(i)
Environmental Permits..............................................      3.18(i)
ERISA..............................................................      3.10(b)
Exchange Act.......................................................         3.5
Exchange Agent.....................................................       2.3(a)
Exchange Fund......................................................       2.3(a)
Exchange Ratio.....................................................       2.2(a)
Expenses...........................................................      6.12(f)

TERM                                                                   SECTION
----                                                                   -------
Fairness Opinion......................................................     3.17
Final Parent Stock Price..............................................    2.2(b)
GAAP..................................................................      3.6
GeoWaste Board Recommendation.........................................      3.4
Governmental Entity...................................................      3.5
Hazardous Material....................................................   3.18(c)
HSR Act...............................................................      3.5
Indemnified Parties...................................................    6.7(a)
Indemnified Party.....................................................    6.7(a)
Intellectual Property.................................................     3.22
Liens.................................................................      3.2
Merger................................................................ Recitals
Merger Consideration..................................................    2.3(b)
1992 Plan.............................................................    2.4(a)
1992 Plan Options.....................................................    2.4(a)
1996 Plan.............................................................    2.4(b)
1996 Plan Options.....................................................    2.4(b)
Non-Plan Options......................................................    2.4(b)
Option Certificates...................................................    2.3(c)
Parent................................................................ Preamble
Parent Articles of Incorporation......................................      4.4
Parent Bylaws.........................................................      4.4
Parent Material Adverse Effect........................................      4.1
Parent Permits........................................................     4.10
Parent Preferred Stock................................................      4.3
Parent Required Consents..............................................      4.4
Parent SEC Documents..................................................      4.5
Parent Stock..........................................................    2.1(b)
Parent Termination Breach.............................................    8.1(c)
Person................................................................    9.3(f)
Pooling Affiliate.....................................................     6.10
Proxy Statement.......................................................      3.5
Registration Statement................................................     4.13
Regulated Materials...................................................   3.18(c)
Representatives.......................................................      6.1
SEC...................................................................      3.5
Securities Act........................................................      3.6
Shelf Registration Statement..........................................    2.4(a)
Stock Certificates....................................................    2.3(c)
Stockholders' Meeting.................................................      6.4
Sub................................................................... Preamble
Sub Bylaws............................................................      4.4
Sub Certificate of Incorporation......................................      4.4
Sub Common Stock......................................................    2.1(c)
subsidiary............................................................    9.3(g)
Surviving Corporation.................................................      1.1
Surviving Corporation Bylaws..........................................    1.5(b)
Surviving Corporation Certificate of Incorporation....................    1.5(a)
Surviving Corporation Common Stock....................................    2.1(c)
Taxes.................................................................   3.13(e)
Termination Date......................................................    8.1(i)
Termination Fee.......................................................   6.12(b)
Warrants..............................................................      2.4

                         AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger (this "Agreement") dated as of July 2, 1998 between Superior Services, Inc., a Wisconsin corporation ("Parent"), and GeoWaste Incorporated, a Delaware corporation (the "Company").

  Whereas, the respective Boards of Directors of Parent and the Company deem it advisable, consistent with their respective long-term business strategies and in the best interests of their respective stockholders, that a wholly-owned subsidiary of Parent, which will be incorporated under the laws of the State of Delaware promptly after the date hereof ("Sub"), merge with and into the Company (the "Merger") pursuant to the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), and such Boards of Directors have approved the Merger and this Agreement;

  Whereas, for federal income tax purposes, it is intended that the Merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is hereby adopted as a plan of reorganization;

  Whereas, for financial accounting purposes, it is intended that the business combination to be effected by the Merger be accounted for as a "pooling of interests" pursuant to Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the Securities and Exchange Commission ("APB No. 16");

  Whereas, concurrently with the execution of this Agreement, and as an inducement to Parent to enter into this Agreement, executive officers and directors of the Company beneficially owning shares of Company Common Stock (as defined herein) have entered into Stockholder Support Agreements with Parent, pursuant to which such executive officers and directors have agreed, among other things, to vote all such shares of Company Common Stock in favor of approval and adoption of this Agreement and the Merger; and

  Whereas, concurrently with the execution of this Agreement, and as an inducement to the Parent to enter into this Agreement, Allen & Company Incorporated ("Allen & Company") and certain Persons (as defined herein) affiliated with Allen & Company, who are stockholders of the Company, have each entered into a Stockholder Support Agreement with the Parent, pursuant to which such Persons have agreed, among other things, to vote all shares of Company Common Stock beneficially owned by them as of the record date for the Stockholders' Meeting (as defined herein) in favor of approval and adoption of this Agreement and the Merger.

  Now, Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2) the Company and Sub shall consummate the Merger. At the Effective Time, the separate corporate existence of Sub shall cease, Sub shall be merged with and into the Company, the Company shall continue as the surviving corporation (Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation") and the Company shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. The name of the Surviving Corporation shall be Superior-GeoWaste Incorporated.

  Section 1.2. Effective Time. As promptly as practicable, and in no event later than three (3) business days, after the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the applicable provisions of, the DGCL and in such form as approved by the Company and Parent prior to such filing. The Merger shall become effective at the time the original, properly executed Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such other time which the parties hereto shall have agreed upon and designated in the Certificate of Merger as the Effective Time. The Certificate of Merger shall be submitted for filing at the time of the Closing and a draft thereof may be submitted prior thereto for pre-clearance. The time at which the Merger shall become effective is referred to herein as the "Effective Time."

  Section 1.3. Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be mutually agreed by Parent and the Company (or, failing such agreement, on the second business day) after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038-4982, unless another date, time or place is agreed to in writing by the parties hereto. Notwithstanding any provision of this Agreement to the contrary, the Closing shall be deemed to be effective for all business, accounting, tax, legal and other purposes as of the Effective Time.

  Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public and of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all of the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions, and all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest of the Constituent Corporations shall thereafter effectually be the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested, by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred or contracted by it.

  Section 1.5. Certificate of Incorporation and Bylaws. At the Effective Time:

    (a) The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read substantially the same as the certificate of incorporation of Sub (which certificate of incorporation shall include the provisions required by Section 6.7(d)), except that such certificate of incorporation shall state the name of the Company as Superior-GeoWaste Incorporated and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the "Surviving Corporation Certificate of Incorporation") until amended in accordance with the terms thereof and applicable law.

    (b) The bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read substantially the same as the bylaws of Sub (which bylaws shall include the provisions required by Section 6.7(c)), and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the "Surviving Corporation Bylaws") until amended in accordance with the terms thereof and applicable law.

  Section 1.6. Directors. The directors of Sub at the Effective Time shall, after the Effective Time, be the directors of the Surviving Corporation, each to hold office from the Effective Time and until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and Surviving Corporation Bylaws.

  Section 1.7. Officers. The officers of Sub at the Effective Time shall, after the Effective Time, be the officers of the Surviving Corporation, each to hold office from the Effective Time and until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and Surviving Corporation Bylaws.

                                  ARTICLE II

              Conversion of Securities; Exchange of Certificates

  Section 2.1. Effect on Capital Stock. Subject to the provisions of this
Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company, or any holder of shares of the Company's common stock, par value $.10 per share (the "Company Common Stock"), or shares of the capital stock of Sub:

    (a) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned, as of the Effective Time, by the Company as treasury stock and all shares of Company Common Stock owned, as of the Effective Time, by Parent, Sub or any other direct or indirect subsidiary of Parent, if any, shall be canceled and retired and shall cease to exist (collectively, the "Canceled Shares") and no stock of Parent or other consideration shall be delivered in exchange therefor.

    (b) Exchange Ratio for Company Common Stock. Each share of Company Common Stock which is issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock which constitute Canceled Shares) shall be converted into and represent the right to receive a number of shares of Parent Stock (as defined below) equal to the Exchange Ratio (as defined in Section 2.2(a)). "Parent Stock" means validly issued, fully paid, nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes) shares of Parent's common stock, par value $.01 per share, including the common stock purchase rights associated therewith under the Rights Agreement dated February 21, 1997, between Parent and LaSalle National Bank, as rights agent. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Stock or Company Common Stock shall have been changed to a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All of the shares of Company Common Stock to be converted into Parent Stock pursuant to this Section 2.1(b) shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the number of shares of Parent Stock issuable therefor upon the surrender of such certificate in accordance with Section 2.3 hereof, without interest, and cash in lieu of fractional shares as contemplated by Section 2.3(e).

    (c) Conversion of Sub Common Stock. Each issued and outstanding share of the common stock, par value $.01 per share ("Sub Common Stock"), of Sub, shall be converted into one share of common stock, par value $.01 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation and shall constitute the only issued and outstanding Surviving Corporation Common Stock.

  Section 2.2. Exchange Ratio.

    (a) Calculation of Exchange Ratio. The "Exchange Ratio" shall be equal to the quotient obtained by dividing $2.65 by the Final Parent Stock Price; provided, however, that if the Final Parent Stock Price is (i) equal to or less than $27.50, then the Exchange Ratio shall be 0.0964 or (ii) equal to or greater than

  $32.50, then the Exchange Ratio shall be 0.0815. If the Final Parent Stock Price is less than $25.00, the Company shall have the right to terminate this Agreement in accordance with Section 8.1(h).

    (b) Final Parent Stock Price. For purposes hereof, the "Final Parent Stock Price" shall mean the average per share closing price of the Parent Stock quoted on the Nasdaq National Market, as reported by Bloomberg L.P., for the ten (10) consecutive trading days (on which shares of the Parent Stock are actually traded) immediately preceding the fifth trading day prior to the initially scheduled date of the meeting of the stockholders of the Company at which the approval of the Merger by the Company's stockholders is sought (exclusive of any adjournments or postponements thereof).

    (c) Press Release. Promptly after the close of trading on the Nasdaq National Market on the tenth day of the ten (10) trading days referred to in the immediately preceding paragraph, Parent and the Company shall issue a joint press release publicly announcing the Exchange Ratio.

  Section 2.3. Exchange of Certificates.

    (a) Exchange Agent. Following the Closing Date, Parent shall deposit, or cause to be deposited, with LaSalle National Bank (or such other bank or trust company designated by Parent and reasonably acceptable to the Company) (the "Exchange Agent"), in trust for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this
  Article II, through the Exchange Agent, certificates representing the shares of Parent Stock issuable pursuant to Section 2.1(b) in exchange for outstanding shares of Company Common Stock which shares of Parent Stock shall be deemed to be issued at the Effective Time, together with cash to be paid in lieu of fractional shares (such certificates representing such shares of Parent Stock, together with any dividends or distributions with respect thereto contemplated by Section 2.3(c) and cash in lieu of fractional shares, if any, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Parent, deliver the shares of Parent Stock contemplated to be issued pursuant to Section 2.1 and cash payments for fractional shares, if any, out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

    (b) Exchange Procedures. As soon as practicable (and in any event not later than five (5) business days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted pursuant to Section 2.1 into the right to receive shares of Parent Stock (the "Stock Certificates") and to each holder of record of a certificate or instrument which immediately prior to the Effective Time evidenced any outstanding 1996 Plan Options and Chairman Options (each, as defined in
  Section 2.4(b)) (the "Option Certificates" and, collectively together with the Stock Certificates, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such other form and have such other provisions as Parent and the Company may reasonably specify) and
  (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Stock and cash in lieu of fractional shares, if any. Upon surrender of a Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and properly executed in accordance with instructions thereto and such other customary documents and tax forms as may reasonably be required pursuant to such instructions, the holder of such Stock Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Stock, which such holder has the right to receive pursuant to the provisions of this Article II, (B) cash in lieu of any fractional shares of Parent Stock to which such holder is entitled pursuant to Section 2.3(e) hereof, after giving effect to any required tax withholdings, and (C) any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), after giving effect to any required tax withholding (the items referred to in clauses (A), (B) and (C) being, collectively, the "Merger Consideration"), and the Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. No interest will be paid on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Parent Stock. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Stock which such holder is entitled to receive upon the surrender thereof in accordance with this Section 2.3, and no other part of the Merger Consideration shall be paid to any such holder pursuant hereto, until the holder of record of such Certificate shall so surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid by Parent or the Exchange Agent to the record holder of the certificates representing whole shares of Parent Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Parent Stock to which such holder is entitled pursuant to Section 2.3(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date after such surrender payable with respect to such whole shares of Parent Stock.

    (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.3(c) or 2.3(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

    (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Stock shall be issued in the Merger. Any such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Stock upon surrender of Certificates for exchange will be entitled to receive a cash payment in lieu of such fractional share in an amount equal to such fractional interest multiplied by the Final Parent Stock Price.

    (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate(s) and, if required by Parent, granting a reasonable indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate(s), Parent shall cause the Exchange Agent to pay to such Person the Merger Consideration with respect to such lost, stolen or destroyed Certificate(s).

    (g) Sub Certificates. Parent as the sole stockholder of Sub, shall, upon surrender to the Surviving Corporation of certificates representing the Sub Common Stock, receive a certificate representing the number of shares of the Surviving Corporation Common Stock into which such Sub Common Stock shall have been converted pursuant to Section 2.1.

  Section 2.4. Stock Options and Warrants.

    (a) At the Effective Time, all outstanding options (all such options, "1992 Plan Options") to acquire shares of Company Common Stock granted to employees under the GeoWaste Incorporated 1992 Stock Option Plan (the "1992 Plan"), all outstanding options issued prior to the date of this Agreement to the Chief Executive Officer and the Chief Financial Officer by the Company to acquire shares of Company Common Stock (all such options, "CEO/CFO Options") issued other than pursuant to the 1992 Plan and the 1996 Plan and all outstanding warrants issued by the Company prior to the date of this Agreement to purchase shares of Company Common Stock (the "Warrants"), shall be assumed by Parent and shall be exercisable upon the same terms and conditions as under the applicable Warrant, the 1992 Plan and option agreements issued thereunder or, in the case of the CEO/CFO Options, the applicable option agreement, except that (i) each such 1992 Plan Option, CEO/CFO Option or Warrant shall be exercisable for that whole number of shares of Parent Stock (to the nearest share) equal to the product of (y) the number of shares of Company Common Stock subject to the original 1992 Plan Option, CEO/CFO Option or Warrant and (z) the Exchange Ratio, and (ii) the option exercise price or warrant exercise price per share of Parent Stock shall be an amount equal to (y) the option exercise price or warrant exercise price per share of Company Common Stock under the original 1992 Plan Option, CEO/CFO Option or Warrant, as applicable, in effect immediately prior to the Effective Time divided by (z) the Exchange Ratio (the option exercise price or warrant exercise price, as applicable, per share of Company Common Stock, as so determined, being rounded to the nearest full cent). No payment shall be made for fractional interest. The date of grant or issuance, as applicable, shall be the date the 1992 Plan Option, CEO/CFO Option or Warrant was originally granted or issued, as applicable. Parent shall (i) reserve for issuance the number of shares of Parent Stock that will be come issuable upon the exercise of such 1992 Plan Options, CEO/CFO Options and Warrants pursuant to this Section 2.4(a) and (ii) at the Effective Time, execute a document evidencing the assumption by Parent of the Company's obligations with respect thereto under this Section 2.4. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form), or another appropriate form, with respect to the shares of Parent Stock subject to such 1992 Plan Options and CEO/CFO Options and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such 1992 Plan Options and CEO/CFO Options, as applicable, remain outstanding. It is the intention of the parties that, subject to applicable law, the 1992 Plan Options assumed by Parent qualify following the Effective Time as "incentive stock options" (as defined in Section 422 of the Code) to the extent that the 1992 Plan Options qualified as incentive stock options prior to the Effective Time. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 (or any successor form) (the "Shelf Registration Statement") with respect to the shares of Parent Stock issuable upon exercise of such Warrants and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for a period not to exceed six months from the date of effectiveness of the Shelf Registration Statement or, if earlier, twenty
  (20) trading days after such time at which holders of the Warrants hold (i) Warrants representing the right to receive a number of shares of Parent Stock, and/or (ii) a number of shares of Parent Stock previously issued upon exercise of the Warrants, which, in the aggregate, represent 15% or less of the total number of shares of Parent Stock issuable at the Effective Time upon exercise of all the Warrants; provided, however, that when holders of the Warrants intend to sell shares of Parent Stock under the Shelf Registration Statement, such holders shall provide written notice to Parent of such intention three (3) days prior to any sale. Parent shall have the right to suspend the use of the prospectus forming a part of the Shelf Registration Statement, for periods aggregating not more than twenty
  (20) trading days, when Parent reasonably believes, upon the written advice of its regular legal counsel, a copy of which shall be delivered to the holder(s) of the Warrants (subject to suitable confidentiality arrangements) that such use would materially interfere with or require public disclosure by Parent of any material financing, acquisition, corporate reorganization or other material transactions involving Parent or any of its subsidiaries; provided, however, that Parent shall not suspend the use of such prospectus for more than ten (10) trading days in the aggregate during the calendar month of January 1999 and the first two (2) days of February 1999. The holders of the Warrants shall provide customary indemnification protections to Parent with respect to written information furnished by such holders specifically for use in the Shelf Registration Statement and shall pay their own expenses for any attorney, accountant or other advisor they retain and any brokerage and sales commissions in connection with the sale of shares of Parent Stock under the Shelf Registration Statement.

    (b) At the Effective Time, each option (each, a "1996 Plan Option") to acquire shares of Company Common Stock granted to directors prior to the date of this Agreement under the GeoWaste Incorporated 1996 Stock Option Plan (the "1996 Plan") and each option (each, a "Chairman Option" and together with the CEO/CFO Options, the "Non-Plan Options") issued to the Chairman of the Board by the Company to acquire shares of Company Common Stock issued prior to the date of this Agreement other than pursuant to the 1992 Plan and the 1996 Plan outstanding immediately prior thereto shall be converted into and represent the right to receive (i) the Merger Consideration into which the share or shares of Company Common Stock issuable upon exercise of such Company Option would have been converted if such 1996 Plan Option or Chairman Option, as applicable, had been exercised immediately prior to the Effective Time, reduced by (ii) such number of shares of Parent Stock equal to (x) (1) the aggregate exercise price for the shares of Company Common Stock then issuable upon exercise of such 1996 Plan Option or Chairman Option, as applicable, and (2) the amount of any withholding taxes which may be required thereon, times (y) the Exchange Ratio. All such 1996 Plan Options and Chairman Options shall no longer be outstanding and shall automatically be canceled, retired and extinguished and shall cease to exist, and each Option Certificate shall thereafter represent the right to receive, upon surrender of such Option Certificate in accordance with
  Section 2.3, the Merger Consideration into which such 1996 Plan Options and Chairman Options have been converted in accordance herewith. The holders of Option Certificates shall cease to have any rights with respect thereto, except as required by law. No fractional share of Parent Stock shall be issued and, in lieu thereof, a cash payment shall be made in the same manner as provided in Section 2.3(e) with respect to exchanges of Stock Certificates.

  Section 2.5. Exchange Agent. Parent shall cause the Exchange Agent to agree, among other things, that (i) the Exchange Agent shall maintain the Exchange Fund as a separate fund to be held for the benefit of the holders of the Company Common Stock, which shall be promptly applied by the Exchange Agent to making the payments provided for in Section 2.3, (ii) any portion of the Exchange Fund that has not been paid to holders of the Company Common Stock pursuant to Section 2.3 prior to that date which is one year from the Effective Time shall be delivered to Parent, and any holders of Company Common Stock who shall not have therefore complied with Section 2.3 shall thereafter look only to Parent for the Merger Consideration; (iii) the Exchange Fund shall not be used for any purpose that is not provided for herein, and (iv) all expenses of the Exchange Agent (including taxes on any income earned by the Exchange Fund) shall be paid directly by Parent. Promptly following the date which is one year from the Effective Time, the Exchange Agent shall return to Parent all cash, securities and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of Stock Certificates may surrender such Stock Certificates to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration payable with respect thereto, without interest, but shall have no greater rights against Parent than may be accorded to general creditors of Parent under the DGCL. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Stock held by it from time to time hereunder. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 2.6. Transfer of Shares After the Effective Time. No transfers of shares of Company Common Stock shall be made on the stock transfer books of the Company after the Effective Time.

  Section 2.7. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Company or Sub acquired or to be acquired by reason of, or as a result of, the Merger, or
(b) otherwise to carry out the purposes of this Agreement, the Company and Sub agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Sub or otherwise to take any and all such action.

                                  ARTICLE III

                 Representations and Warranties of the Company

  The Company represents and warrants to Parent, subject to the exceptions set forth in the separate disclosure schedule executed and delivered by the Company concurrently with the execution and delivery of this Agreement (with a substantially complete draft copy thereof provided to Parent in advance of execution and delivery of this Agreement) (the "Company Disclosure Schedule"), as follows:

  Section 3.1. Organization. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a "Company Material Adverse Effect") or prevent or materially delay the consummation of the Merger. Notwithstanding anything herein to the contrary, in no event shall the loss of the receipt of processed metal shredding material from the AmeriSteel location in Jacksonville, Florida be considered a Company Material Adverse Effect. The Company has delivered to Parent complete and correct copies of its Amended and Restated Certificate of Incorporation, as in effect on the date hereof (the "Company Certificate of Incorporation"), and its Bylaws, as in effect on the date hereof (the "Company Bylaws").

  Section 3.2. Subsidiaries. Item 3.2 of the Company Disclosure Schedule lists each subsidiary of the Company. Except as set forth in Item 3.2 of the Company Disclosure Schedule, all the outstanding shares of capital stock of each such subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries and except as otherwise indicated in Item
3.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

  Section 3.3. Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Company Preferred Stock"). At the close of business on May 31, 1998, (i) 21,291,549 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held by the Company in its treasury, (iv) 638,054 shares of Company Common Stock were reserved for issuance upon exercise of 1992 Plan Options and 1996 Plan Options, (v) 575,000 shares of Company Common Stock were reserved for issuance upon exercise of Non-Plan Options and (vi) 2,000,000 shares of Company Common Stock were reserved for issuance upon the exercise of the Warrants. Except as set forth above, as of May 31, 1998, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of May 31, 1998, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this

Agreement, there are no outstanding contractual obligations of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.

  Section 3.4. Authority. The Board of Directors of the Company, at a meeting duly called and held, at which all directors were present, has duly and unanimously adopted resolutions approving this Agreement and the Merger, determining that the terms of the Merger are fair to, and in the best interests of the Company's stockholders and recommending that the Company's stockholders approve and adopt this Agreement (the "GeoWaste Board Recommendation"). The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement by the holders of a majority of the Company Common Stock outstanding and entitled to vote thereon (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger and the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

  Section 3.5. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to any required Company Stockholder Approval (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, the "Proxy Statement")), The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the DGCL, The Nasdaq Stock Market, the laws of other states in which the Company is qualified to do or is doing business, state takeover laws and the other matters referred to in Item 3.5 of the Company Disclosure Schedule (collectively, the "Company Required Approvals"), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Company Certificate of Incorporation or Company Bylaws, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Company Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective properties or assets, except in the case of clauses
(iii) or (iv) for violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect or that would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

  Section 3.6. SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1996, under the Exchange Act or the Securities

Act of 1933, as amended (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). No subsidiary of the Company is subject to the reporting requirements of the Exchange Act. Except to the extent revised or superseded by a subsequently filed Company SEC Document (a copy of which has been made available to Parent prior to the date hereof), the Company SEC Documents, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company included in the Company SEC Documents complied, as of the time filed, as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring, year-end audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods indicated therein.

  Section 3.7. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or as disclosed in Item 3.7 of the Company Disclosure Schedule, since December 31, 1997, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any material adverse change with respect to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole (other than (1) changes generally affecting the industries in which the Company or any of its subsidiaries operate, (2) changes relating to the transaction contemplated by this Agreement or (3) changes resulting from the loss of the receipt of processed metal shredding material from the AmeriSteel location in Jacksonville, Florida), (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of December 31, 1997, (B) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as part of a standard employment package to any Person promoted or hired, or as was required under employment, severance or termination agreements in effect as of December 31, 1997, or (C) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Company Material Adverse Effect, (vi) any material revaluation by the Company of any of its material assets, or
(vii) any material change in accounting methods, principles or practices by the Company.

  Section 3.8. No Undisclosed Liabilities. Except as set forth in the Company's audited, consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the SEC under the Exchange Act, as of December 31, 1997 neither the Company nor any of its subsidiaries had any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or disclosed in the notes thereto) as at December 31, 1997. Since December 31, 1997, except as set forth in the Company SEC Documents and except for liabilities incurred by the Company or its subsidiaries in the ordinary course of business (none of which would reasonably be expected to have a Company Material Adverse Effect), neither the Company nor any of its subsidiaries has incurred any material liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or disclosed in the notes thereto) and that would be reasonably expected to have a Company Material Adverse Effect.

  Section 3.9. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement and the Registration Statement, will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders' Meeting (as defined in Section 6.4) and at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

  Section 3.10. Benefit Plans.

    (a) Except as disclosed in the Company SEC Documents or as disclosed in
  Item 3.10 of the Company Disclosure Schedule, since the date of the most recent audited financial statements included in the Company SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Company Benefit Plans"). Except as disclosed in the Company SEC Documents or in Item 3.10 of the Company Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

    (b) Item 3.10 of the Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries. The Company has delivered to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

    (c) Except as disclosed in Item 3.10 of the Company Disclosure Schedule, all Company Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the best knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

    (d) No Company Pension Plan that is subject to Title IV of ERISA and that the Company or any of its subsidiaries maintains, or to which the Company or any of its subsidiaries is obligated to contribute, other than any Company Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Company Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Company Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to Parent. None of such Company Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any material tax or penalty on prohibited transactions imposed by such
  Section 4975 or to any material liability under Section 502(i) or (1) of ERISA. None of such Company Benefit Plans or trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years. Neither the Company nor any of its subsidiaries has suffered or otherwise caused a "complete withdrawal," or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Company Multiemployer Pension Plans.

    (e) With respect to any Company Benefit Plan that is an employee welfare benefit plan, except as disclosed in Item 3.10 of the Company Disclosure Schedule, (i) no such Company Benefit Plan is unfunded or funded through a "welfare benefits fund," as such term is defined in Section 419(e) of the Code, (ii) each such Company Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Company Benefit Plan (including any such Company Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Merger.

  Section 3.11. Litigation. Except as set forth in Item 3.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have, directly or indirectly or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have, directly or indirectly or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

  Section 3.12. Compliance with Applicable Law. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, concessions, franchises, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, concessions, franchises and approvals that would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except as disclosed in the Company SEC Documents, to the best knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a Company Material Adverse Effect or reasonably prevent or materially delay the consummation of the Merger. As of the date of this Agreement, to the best knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

  Section 3.13. Tax Matters. Except as set forth in Item 3.13 of the Company Disclosure Schedule:

    (a) The Company and each of its subsidiaries has filed all Federal income Tax returns and all other material Tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all Taxes shown as due on such returns and all material Taxes for which no return was required to be filed, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

    (b) No material Tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its subsidiaries. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to Taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination. None of the Federal income Tax returns of the Company nor any of its subsidiaries consolidated in such returns for any period have been examined by the Internal Revenue Service.

    (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

    (d) No liens for Taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for Taxes not yet due and liens that would not have a Company Material Adverse Effect.

    (e) As used in this Agreement, "Taxes" shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, employment, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

  Section 3.14. Stockholder Vote; State Takeover Statutes; Appraisal
Rights. The only stockholder vote required for consummation of the transactions contemplated by this Agreement is the approval of a majority of the votes cast by those holders of Company Common Stock entitled to vote at the Stockholders' Meeting. The action of the Board of Directors of the Company in approving the Merger and this Agreement is sufficient to render inapplicable to the Merger and this Agreement and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. Holders of Company Common Stock do not have appraisal rights in connection with the Merger.

  Section 3.15. Accounting Matters. The Company has not taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected pursuant to this Agreement as a pooling of interests.

  Section 3.16. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Deutsche Bank Securities Inc. ("Deutsche Bank") (the fees and expenses of which will be paid by the Company) is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished Parent with a true and complete copy of its engagement letter with Deutsche Bank (which letter sets forth the method of calculation of any fees to be payable to Deutsche Bank).

  Section 3.17. Opinion of Financial Advisor. The Company has received the opinion of Deutsche Bank, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company's stockholders from a financial point of view (the "Fairness Opinion"), and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent. Deutsche Bank has authorized the inclusion of the Fairness Opinion in the Proxy Statement and the Registration Statement.

  Section 3.18. Environmental Matters.

    (a) The Company and each of its subsidiaries has in effect all federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Environmental Permits") under applicable statutes, laws, ordinances, rules, orders and regulations which are administered, interpreted or enforced by the United States Environmental Protection Agency or state and local agencies with jurisdiction over pollution or protection of the environment (collectively, "Environmental Laws") necessary for it to carry on its business as now conducted, and there has occurred no material violation of any such Environmental Permit, except in each case for those which, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.

    (b) Except as set forth in Item 3.18(b) of the Company Disclosure Schedule, the Company and each of its subsidiaries is, and has been, in compliance with all applicable Environmental Laws in all material respects. Except as set forth in Item 3.18(b) of the Company Disclosure Schedule, the Company and each of its subsidiaries is not subject to any liability, penalty or expense (including legal fees) and will not hereafter suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law occurring prior to the Closing, any environmental activity conducted at or prior to the Closing or any environmental condition existing on or with respect to any property at or prior to the Closing, in each case whether or not the Company or its subsidiaries permitted or participated in such act or omission, except in each case for those which, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.

    (c) There is no suit, claim, action, proceeding, investigation or inquiry pending or, to the Company's knowledge, threatened before any court, governmental agency or authority or other forum in which the Company or any of its subsidiaries has been or, with respect to threatened suits, actions and proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or threatened release into the environment of any Hazardous Material (as hereinafter defined), asbestos, polychlorinated biphenyls or petroleum product (collectively, "Regulated Materials"), whether or not occurring at, on, under or involving a site owned, leased or operated by the Company or any of its subsidiaries, except in each case for those which, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 6901 et seq., as amended ("CERCLA"), or any similar state or local law.

    (d) Except as set forth in Item 3.18(d) of the Company Disclosure Schedule, during the period of ownership, use or operation by the Company and its subsidiaries of any of their respective current and previous properties, there have been no underground storage tanks (whether currently active or not) and no polychlorinated biphenyls in transformers or other electrical equipment and there have been no releases of Regulated Materials in, on, under or affecting such properties or from any such properties onto any surrounding site, except in each case for those which individually or in the aggregate have not had and cannot be reasonably expected to have a Company Material Adverse Effect. Except as set forth in Item 3.18 of the Company Disclosure Schedule, prior to the period of ownership, use or operation by the Company and its subsidiaries of any of their respective current and previous properties, to the Company's knowledge, there were no releases of Regulated Materials in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate have not had, and cannot be reasonably expected to have, a Company Material Adverse Effect.

    (e) Except as set forth in Item 3.18(e) of the Company Disclosure Schedule, the Company and each of its subsidiaries has not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or known to the Company to be proposed for listing on the National Priorities List pursuant to CERCLA, or any other location that is the subject of federal, state or local enforcement action or other investigation that, to the Company's knowledge, may lead to claims against the Company or its subsidiaries for cleanup costs, remedial action, damages to natural resources, or to other property or for personal injury including claims under CERCLA. None of the real property owned or leased by the Company is listed or known to the Company as being proposed for listing on the National Priorities List pursuant to CERCLA or any state or local list of sites requiring investigation or cleanup. Item 3.18(e) of the Company Disclosure Schedule sets forth a list of all solid waste disposal, transfer and storage facilities utilized by the Company and its subsidiaries.

  Section 3.19. Labor Matters. Except as set forth in Item 3.19 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its subsidiaries subject to any material proceeding asserting that it or any subsidiary has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there any strike or other material labor dispute involving the Company or any of its subsidiaries pending or, to the Company's knowledge, threatened.

  Section 3.20. Title to Assets. Each of the Company and its subsidiaries has good and marketable title to its properties and assets (other than property as to which it is lessee) free and clear of any Lien other than (i) Liens for current Taxes and assessments not yet due and payable and Taxes the validity of which are being contested in good faith, (ii) easements, rights-of-way, servitudes, minor imperfections of real property title and similar charges or encumbrances on real property, in each case, not interfering in any material respect with the ordinary conduct of the Company's business and (iii) statutory Liens of laborers, carriers, warehousemen, mechanics and materialmen for current wages or accounts payable that are not yet delinquent incurred in the ordinary course of business or which are being contested in good faith. All buildings, plants and other structures owned or otherwise utilized by the Company or any of its subsidiaries are in good working order, ordinary wear and tear excepted, and are in a physical state of repair that is sufficient for the Company or the applicable subsidiary to conduct its business as currently conducted without material interference.

  Section 3.21. Material Contracts. None of the Company or its subsidiaries, nor any of their respective assets, business or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case is required to be filed as an exhibit to an Annual Report on Form 10-K filed by the Company that has not been filed as an exhibit to the Company's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1997 or as an exhibit to another filed Company SEC Document. Except as disclosed in the Company SEC Documents or Item 3.21 of the Company Disclosure Schedule, neither the Company nor any subsidiary is subject to, or bound by, any contract containing covenants which (i) limit the ability of the Company or any subsidiary to compete in any line of business or with any person, or (ii) involve any restriction of geographical area in which, or method by which, the Company or any subsidiary may carry on its business (other than as may be required by law or any applicable Governmental Entity).

  Section 3.22. Intellectual Property. Neither the Company nor any of its subsidiaries has, as of the date hereof, received written notice from any other person pertaining to or challenging the right of the Company or its subsidiaries to use any patents, trademarks, trade names, service marks, service names, copyrights, other proprietary intellectual property rights, applications therefor and licenses or other rights in respect thereof ("Intellectual Property") or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used by or licensed to the Company or any of its subsidiaries, except with respect to rights the loss of which, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

  Section 3.23. Certain Transactions. Except as set forth in Item 3.23 of the Company Disclosure Schedule (all of such transactions being on terms no less favorable to the Company and its subsidiaries than could have been obtained from independent third parties), none of the officers or directors of the Company or any of its subsidiaries nor any affiliate of the Company, and to the Company's knowledge, none of the Company's employees or the employees of any of its subsidiaries is a party to any transaction with the Company or any of its subsidiaries (other than for services as an employee, officer or director and other than transactions between the Company and one or more of its direct or indirect wholly owned subsidiaries or between such subsidiaries), including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such officer, director, affiliate or employee, any member of the family of any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director or employee has a substantial interest or which is an affiliate of such officer, director or employee.

  Section 3.24. Indebtedness. Set forth in Item 3.24 of the Company Disclosure Schedule, as of the date of this Agreement, is (i) a list of all agreements, instruments and other obligations pursuant to which any indebtedness for borrowed money or capitalized lease obligations of the Company or any of its subsidiaries is outstanding or may be incurred and (ii) the respective principal amounts outstanding thereunder as of May 31, 1998.

  Section 3.25. Certain Business Practices. Except for such actions which would not have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or
(iii) to the Company's knowledge, made any other unlawful payment.

  Section 3.26. Year 2000 Compliance. The Company has initiated a review and assessment of all areas within its and each of its subsidiaries' business and operations that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company or any of its subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31,
1999). Based on the foregoing, except as set forth in Item 3.26 of the Company Disclosure Schedule, the Company believes that the computer applications that are currently material to its or any of its subsidiaries' business and operations are reasonably expected to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so would not reasonably be expected to have a Company Material Adverse Effect.

  Section 3.27. Tax Free Reorganization. The Company is aware of no circumstances or events that would prevent the Merger from being treated as a tax-free reorganization pursuant to Section 368(a) of the Code.

  Section 3.28. Severance Payments. Item 3.28 of the Company Disclosure Schedule sets forth a true and complete schedule of all severance, bonus, termination or other similar payments to employees or consultants of the Company or its subsidiaries which are triggered or become due and payable as a result of the Merger.

                                  ARTICLE IV

                         presentations and Warranties
                               of Parent and Sub

  Parent represents and warrants to the Company, and Sub will represent and warrant to the Company, as follows:

  Section 4.1. Organization. Parent is, and, at the Effective Time, Sub will be, a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Parent is, and, at the Effective Time, Sub will be, duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the business, properties, assets, financial condition or results of operation of Parent and its subsidiaries taken as a whole (a "Parent Material Adverse Effect") or prevent or materially delay the consummation of the Merger. Parent has delivered to the Company complete and correct copies of the Parent Articles of Incorporation and the Parent Bylaws (as such terms are defined in Section 4.4 hereof) and, promptly upon organization, Sub will deliver to the Company complete and correct copies as of the Sub Certificate of Incorporation and the Sub Bylaws (as such terms are defined in Section 4.4 hereof).

  Section 4.2. Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Stock and 5,000,000 shares of the preferred stock, par value $.01 per share, of Parent ("Parent Preferred Stock"). At the close of business on May 31, 1998, (i) 26,753,949 shares of Parent Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Stock or Parent Preferred Stock were held by Parent in its treasury, (iv) 1,833,027 shares of Parent Stock were reserved for issuance upon exercise of options to purchase shares issued pursuant to Parent's stock option plans, and (v) 30,288,449 shares of Parent Stock were reserved for issuance pursuant to the Rights. Except as set forth above or otherwise pursuant to the terms of pending business acquisitions, as of May 31, 1998, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes) and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above or otherwise pursuant to the terms of pending business acquisitions, as of May 31, 1998 there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or Sub is a party or by which either of them is bound obligating Parent or Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or Sub or obligating Parent or Sub to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

  Section 4.3. Authority. Parent has and, upon organization, Sub will have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent (including approval of the Merger and this Agreement by the Board of Directors of Parent) and, upon organization, will be duly authorized by all necessary corporation action on the part of Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, will be duly executed and delivered by Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Company, in the case of the Company, constitutes and, in the case of Sub, will constitute, a valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

  Section 4.4. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, the DGCL, the Nasdaq National Market, the laws of other states in which Parent is incorporated or qualified to do or is doing business and state takeover laws (collectively, the "Parent Required Consents"), neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the articles of incorporation (the "Parent Articles of Incorporation") or bylaws (the "Parent Bylaws") of Parent, (ii) conflict with or result in any breach of any provision of the certificate of incorporation (the "Sub Certificate of Incorporation") or bylaws (the "Sub Bylaws") of Sub, (iii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Parent Material Adverse Effect or would not be reasonably expected to prevent or materially delay the consummation of the Merger), (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any loan or credit agreement, note, bond, mortgage, indenture, permit, concession, franchise, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any or their properties or assets may be bound or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iv) and (v) for violations, breaches or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect or that would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

  Section 4.5. SEC Reports and Financial Statements. Parent has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1996 under the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Parent SEC Documents"). No subsidiary of Parent is subject to the reporting requirements of the Exchange Act. Except to the extent revised or superseded by a subsequently filed Parent SEC Document (a copy of which has been made available to the Company prior to the date hereof), the Parent SEC Documents, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and
(ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Parent included in the Parent SEC Documents complied, as of the time filed, as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring, year-end audit adjustments) the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods indicated therein.

  Section 4.6. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement, since December 31, 1997, there has not been (i) any material adverse change with respect to the business, properties, assets, financial condition or results of operations of Parent and its subsidiaries taken as a whole (other than changes generally affecting the industries in which Parent or any of its subsidiaries operate or changes relating to the transactions contemplated by the Agreement), (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,
(iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Parent Material Adverse Effect, (v) any revaluation by Parent of any of its material assets, or (vi) any material change in accounting methods, principles or practices by Parent.

  Section 4.7. No Undisclosed Liabilities. Except as set forth in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 previously filed with the SEC under the Exchange Act, as of

December 31, 1997, neither Parent nor any of its subsidiaries had any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its subsidiaries (or disclosed in the notes thereto) as at December 31, 1997. Since December 31, 1997, except as set forth in the Parent SEC Documents and except for liabilities incurred by Parent and its subsidiaries in the ordinary course of business (none of which would reasonably be expected to have a Parent Material Adverse Effect), neither Parent nor any of its subsidiaries has incurred any material liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its subsidiaries (or disclosed in the notes thereto) and that would be reasonably expected to have a Parent Material Adverse Effect.

  Section 4.8. Interim Operations of Sub. Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby, will not engage in any other business activities and will conduct its operations only as contemplated hereby.

  Section 4.9. Litigation. Except as disclosed in the Parent SEC Documents, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries that could reasonably be expected to have, directly or indirectly or in the aggregate, a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except as disclosed in the Parent SEC Documents, neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have, directly or indirectly or in the aggregate, a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger.

  Section 4.10. Compliance with Applicable Law. Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders, concessions, franchises, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, concessions, franchises and approvals that would not have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger. Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except as disclosed in the Parent SEC Documents, to the best knowledge of Parent, the businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a Parent Material Adverse Effect or reasonably prevent or materially delay the consummation of the Merger. Except as disclosed in the Parent SEC Documents, as of the date of this Agreement, to the best knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger.

  Section 4.11. Tax Matters. Except as disclosed in the Parent SEC Documents:

    (a) Parent and each of its subsidiaries has filed all Federal income Tax returns and all other material Tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. Parent and each of its subsidiaries has paid (or Parent has paid on its subsidiaries' behalf) all Taxes shown as due on such returns and all material taxes for which no return was required to be filed, and the most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all Taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

    (b) No material Tax return of Parent or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by Parent or any of its subsidiaries. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to Taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination. None of the Federal income Tax returns of Parent nor any of its subsidiaries consolidated in such returns for any period have been examined by the Internal Revenue Service.

    (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority.

    (d) No liens for Taxes exist with respect to any assets or properties of Parent or any of its subsidiaries, except for statutory liens for taxes not yet due and liens that would not have a Parent Material Adverse Effect.

  Section 4.12. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

  Section 4.13. Registration Statement. The prospectus forming part of the registration statement on Form S-4 to be filed under the Securities Act with the SEC by Parent for the purpose of registering the shares of Parent Stock to be issued in the Merger (together with any amendments thereto, the "Registration Statement") will not at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Registration Statement or any amendment or supplement thereto. The Registration Statement will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation is made by Parent or Sub with respect to information supplied by the Company or its representatives specifically for inclusion therein.

  Section 4.14. Board Approval. The Board of Directors of Parent has determined that the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders. No vote of the stockholders of Parent is necessary to approve any of the transactions contemplated hereby.

  Section 4.15. Issuance of Parent Stock. The shares of Parent Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated by this Agreement, will be duly authorized, validly issued, fully paid and nonassessable (except as provided under Section 180.0622(2)(b) of the Wisconsin Statutes), free of all Liens (except those created by the recipients thereof), free of any preemptive rights created by statute, the Parent Articles of Incorporation, the Parent Bylaws or any agreement to which Parent is a party or by which Parent is bound and will be registered under the Securities Act and registered or exempt from registration under applicable Blue Sky laws and listed on the Nasdaq National Market. Neither the filing of the Registration Statement nor the offering or sale of any of the shares of Parent Stock as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any securities of Parent.

  Section 4.16. Company Stock. Neither Parent, Sub nor any subsidiary of Parent or Sub owns any capital stock of any class of the Company, either directly or indirectly, or any rights to acquire or dispose of any capital stock of any class of the Company.

  Section 4.17. Tax Free Reorganization. Neither Parent nor Sub is aware of any circumstance or event that would prevent the Merger from being treated as a tax-free reorganization pursuant to Section 368(a) of the Code.

  Section 4.18. Accounting Matters. Neither Parent nor any of its subsidiaries or affiliates has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected pursuant to this Agreement as a pooling of interests.

  Section 4.19. Environmental Matters.

    (a) Parent and each of its subsidiaries has in effect all its Environmental Permits under applicable Environmental Laws necessary for it to carry on its business as now conducted, and there has occurred no material violation of any such Environmental Permit, except in each case for those which, individually or in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect.

    (b) Except as disclosed in the Parent SEC Documents, Parent and each of its subsidiaries is, and has been, in compliance with all applicable Environmental Laws in all respects, except in each case for those which, individually or in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Documents, Parent and each of its subsidiaries is not subject to any liability, penalty or expense (including legal fees) and will not hereafter suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law occurring prior to the Closing, any environmental activity conducted at or prior to the Closing or any environmental condition existing on or with respect to any property at or prior to the Closing, in each case whether or not Parent or its subsidiaries permitted or participated in such act or omission, except in each case for those which, individually or in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect.

    (c) Except as disclosed in the Parent SEC Documents, there is no suit, claim, action, proceeding, investigation or inquiry pending or, to Parent's knowledge, threatened before any court, governmental agency or authority or other forum in which Parent or any of its subsidiaries has been or, with respect to threatened suits, actions and proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or threatened release into the environment of any Hazardous Material or Regulated Materials, whether or not occurring at, on, under or involving a site owned, leased or operated by Parent or any of its subsidiaries, except in each case for those which, individually or in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect.

  Section 4.20. Labor Matters. Except as disclosed in the Parent SEC Documents, neither Parent nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Parent or any of its subsidiaries subject to any material proceeding asserting that it or any subsidiary has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there any strike or other material labor dispute involving Parent or any of its subsidiaries pending or, to Parent's knowledge, threatened.

  Section 4.21. Material Contracts. None of Parent or its subsidiaries, nor any of their respective assets, business or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case is required to be filed as an exhibit to an Annual Report on Form 10-K filed by Parent that has not been filed as an exhibit to Parent's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1997 or as an exhibit to another filed Parent SEC Document.

  Section 4.22. Intellectual Property. Neither Parent nor any of its subsidiaries has, as of the date hereof, received written notice from any other person pertaining to or challenging the right of Parent or its subsidiaries to use Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used by or licensed to Parent or any of its subsidiaries, except with respect to rights the loss of which, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.

  Section 4.23. Certain Transactions. Except as disclosed in the Parent SEC Documents (all of such transactions being on terms no less favorable to Parent and its subsidiaries than could have been obtained from independent third parties), none of the officers or directors of Parent or any of its subsidiaries nor any affiliate of Parent, and to Parent's knowledge, none of Parent's employees or the employees of any of its subsidiaries is a party to any transaction with Parent or any of its subsidiaries (other than for services as an employee, officer or director and other than transactions between Parent and one or more of its direct or indirect wholly owned subsidiaries or between such subsidiaries), including, without limitation, any contract, agreement or other arrangement
(i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such officer, director, affiliate or employee, any member of the family of any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director or employee has a substantial interest or which is an affiliate of such officer, director or employee.

  Section 4.24. Certain Business Practices. As of the date of this Agreement, except for such actions which would not have a Parent Material Adverse Effect, neither Parent nor any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) to Parent's knowledge, made any other unlawful payment.

  Section 4.25. Year 2000 Compliance. Parent has initiated a review and assessment of all areas within its and each of its subsidiaries' business and operations that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company or any of its subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31,
1999). Based on the foregoing, except as disclosed in the Parent SEC Documents, Parent believes that the computer applications that are currently material to its or any of its subsidiaries' business and operations are reasonably expected to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so would not reasonably be expected to have a Parent Material Adverse Effect.

                                   ARTICLE V

                                   Covenants

  Section 5.1. Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, which consent shall not be unreasonably withheld, the Company shall, and shall cause each of its subsidiaries to, (a) operate its business in the usual and ordinary course consistent with past practices and in accordance, in all material respects, with applicable laws; (b) preserve substantially intact its business organization, maintain its rights and franchises, use its commercially reasonable efforts to retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal suppliers, contractors, distributors, customers and others having material business relationships with it; (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and (d) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; provided, however, that the loss of any officers, employees, consultants, customers, payors or suppliers prior to the Effective Time shall not constitute a breach of this Section 5.1 unless such loss would have a Company Material Adverse Effect.

  Section 5.2. Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Parent, from the date hereof until the Effective Time, the Company shall not, and shall cause each of its subsidiaries not to, do any of the following:

    (a) (i) increase the compensation payable to or to become payable to any of its directors, officers or employees, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable law;

    (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock; provided, however, that this Section 5.2(b) shall not prohibit any wholly owned (directly or indirectly) subsidiary of the Company from declaring, setting aside or paying any dividend on, or making any distribution in respect of, its capital stock.

    (c) (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exercisable or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (other than in connection with the exercise of any 1992 Plan Options, 1996 Plan Options, Non-Plan Options and Warrants and the delivery of Company Common Stock in payment of the exercise price thereof); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

    (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or other equity securities, any securities or obligations directly or indirectly convertible into or exercisable or exchangeable for any such shares, or any rights (including, without limitation, stock appreciation or stock depreciation rights), warrants or options to acquire, any such shares or securities or any rights, warrants or options directly or indirectly to acquire any such shares or securities (except for the issuance of shares upon the exercise of 1992 Plan Options, 1996 Plan Options, Non-Plan Options and Warrants outstanding as of the date hereof); or (ii) amend or otherwise modify the terms of any such securities, obligations, rights, warrants or options in a manner inconsistent with the provisions of this Agreement or the effect of which shall be to make such terms more favorable to the holders thereof;

    (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire all or substantially all assets of any other Person (other than the purchase of receivables in the ordinary course of business and consistent with past practice);

    (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions of assets in the ordinary course of business;

    (g) propose or adopt any amendments to the Company Certificate of Incorporation or the Company Bylaws;

    (h) (i) change any of its methods of accounting in effect at January 1, 1998, or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for Federal income Tax purposes from those employed in the preparation of the Federal income Tax returns for the taxable year ending December 31, 1997, except, in the case of clause (i) or clause (ii), as may be required by law or GAAP, consistently applied;

    (i) prepay, before the scheduled maturity thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than (i) indebtedness incurred in the ordinary course of business under the existing loan agreements described in Item 3.24 of the Company Disclosure Schedule and (ii) trade payables incurred in the ordinary course of business consistent with past practice;

    (j) take any action that would or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect or in any of the conditions to the Merger set forth in Article VII not being satisfied in any material respect that in any case would have a Company Material Adverse Effect; or

    (k) agree in writing or otherwise to do any of the foregoing.

  Section 5.3. Negative Covenants of Parent. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date hereof until the Effective Time, Parent shall not take any action:

    (a) that would prevent the Merger from being treated as a tax-free reorganization pursuant to Section 368(a) of the Code; or

    (b) that would or could reasonably be expected to result in any of its representations or warranties set forth in this Agreement being untrue in any material respect or in any of the conditions to the Merger set forth in
  Article VII not being satisfied in any material respect that in any case would have a Parent Material Adverse Effect.

                                  ARTICLE VI

                             Additional Agreements

  Section 6.1. Access and Information. From the date hereof to the Effective Time, each party shall, and shall cause its subsidiaries to, afford to the other party and its officers, employees, accountants, consultants, legal counsel and other representatives of the other party (collectively, the "Representatives"), reasonable access during normal business hours to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of such party and its subsidiaries as the other party may reasonably request; provided, however, that no investigation pursuant to this Section 6.1 shall alter any representation or warranty of any party hereto or the conditions to the obligations of the parties hereto.

  Section 6.2. Confidentiality. Any information received from the Company or its representatives by Parent, its subsidiaries or any of its Representative on or after the date hereof shall be considered Evaluation Material (as defined in the letter agreement dated April 27, 1998 (the "Confidentiality Agreement"), between Parent and the Company), and such information shall be held in confidence by Parent and Sub in accordance with the terms of the Confidentiality Agreement, which continues in full force and effect and which shall survive any termination of this Agreement.

  Section 6.3. Registration Statement; Proxy Statement.

    (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and file with the SEC subject to the prior approval of the other party, which approval shall not be unreasonably withheld, preliminary proxy materials of the Company which shall consist of the preliminary Proxy Statement in connection with the vote of the Company's stockholders with respect to the Merger and the other transactions contemplated hereby, and a preliminary prospectus of Parent in connection with the registration under the Securities Act of Parent Stock to be issued in connection with the Merger as promptly as practicable after all comments are received from the SEC with respect to the preliminary proxy materials and after the furnishing by Parent and the Company of all information required to be contained therein, the Company shall file with the SEC subject to the prior approval of the other party, which approval shall not be unreasonably withheld, the definitive Proxy Statement to be sent or given in connection with the vote of the Company's stockholders at the Stockholders' Meeting and Parent shall file with the SEC subject to the prior approval of the other party, which approval shall not be unreasonably withheld, the Registration Statement containing the Proxy Statement and form of prospectus to be sent or given in connection with the registration under the Securities Act of the Parent Stock to be issued in connection with the Merger. Each of Parent and the Company shall use commercially reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and Parent shall take any commercially reasonable action required to be taken under any applicable Federal or state securities or Blue Sky laws in connection with the issuance of shares of Parent Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. Promptly after the Registration Statement has become effective and all applicable Blue Sky laws have been complied with, the Company shall mail the proxy statement/prospectus included in the Registration Statement to its stockholders.

    (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective (or at the time any amendment thereof or supplement thereto is sent or given to the Company's stockholders), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company or, except to the extent amended or supplemented, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

    (c) The information supplied by Parent for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective (or at the time any amendment thereof or supplement thereto is sent or given to the Company's stockholders), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company or, except to the extent amended or supplemented, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to Parent or any of its respective affiliates, or its or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

    (d) Notwithstanding the foregoing, no party makes any representations or warranties with respect to any information that has been supplied by the other party or by its auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, any Blue Sky filing, the Proxy Statement, or any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

  Section 6.4. Stockholder Approval. The Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company Certificate of Incorporation and the Company Bylaws (a) duly call, give notice of, convene and hold one or more meetings of the Company's stockholders as soon as practicable following the date on which the Registration Statement becomes effective, to approve and adopt this Agreement and the Merger (the "Stockholders' Meeting"), and (b) include in the Proxy Statement the GeoWaste Board Recommendation to the extent not previously withdrawn in compliance with
Section 6.9 and the Fairness Opinion. Except as provided in Section 6.9, the Company shall use its commercially reasonable efforts, including the retention of a professional proxy solicitation firm, to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to take all other actions reasonably necessary or in Parent's reasonable judgment advisable to secure such vote as promptly as practicable.

  Section 6.5. Further Action; Commercially Reasonable Efforts; Notice of Certain Events.

    (a) Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and Parent as are necessary for the transactions contemplated herein.

    (b) From the date hereof until the Effective Time, each of the parties shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent to own or operate all or any portion of the business or assets of the Company.

    (c) The Company shall give prompt written notice to Parent, and Parent and Sub shall give prompt written notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time. Each party shall use its best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

    (d) From the date hereof until the Effective Time, the Company shall promptly notify Parent in writing of any (i) suit, claim, action, proceeding or investigation commenced or, to the Company's knowledge, threatened against the Company or any of its subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed in Item 3.11 of the Company Disclosure Schedule pursuant to
  Section 3.11 or (ii) any change or event (other than changes generally affecting the industries in which the Company or any of its subsidiaries operate) (x) having or which would reasonably be expected to have a Company Material Adverse Effect or (y) impairing the ability of the Company to consummate the transactions contemplated hereby.

    (e) The Company shall provide to Parent interim consolidated monthly financial statements within twenty (20) days of the end of each month during the term of this Agreement and the Company shall consult with Parent before filing with the SEC or mailing to its stockholders any reports or communications.

  Section 6.6. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement of Parent or the Company with any exchange on which the securities of the Company or Parent are traded.

  Section 6.7. Directors' and Officers' Insurance and Indemnification.

    (a) From and after the Effective Time, Parent shall indemnify, defend and hold harmless to the fullest extent permitted under Wisconsin law each person who on or prior to the Effective Time was an officer, director, employee or agent of the Company and its subsidiaries or who on or prior to the Effective Time was entitled to indemnification pursuant to the Company Certificate of Incorporation, Company Bylaws or written indemnification agreements in effect at the Effective Time (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement of or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim") arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement). In the event of any such Claim, Parent shall pay reasonable expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145 of the DGCL.

    (b) Parent shall cause to be maintained in effect for not less than six
  (6) years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to Claims arising from facts or events which occurred prior to the Effective Time; provided, however, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous for the officers, directors and other persons covered thereby; provided, further, however, that if such coverage is not obtainable at a cost less than or equal to 150% of the amount per annum the Company paid in its last full fiscal year, Parent shall cause to be purchased such lesser amount of coverage, on terms as similar in coverage as practicable to such coverage in effect on the date hereof, as may be obtained having a cost not to exceed 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent.

    (c) The Surviving Corporation Bylaws shall contain the provisions with respect to indemnification set forth in the Company Bylaws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties under the Company Bylaws, in respect of actions or omissions occurring prior to the Effective Time, unless such amendment, repeal or modification is required by law. Without limiting the foregoing, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries against all Claims arising out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under the DGCL, other applicable law, the Company Certificate of Incorporation and the Company Bylaws or written indemnification agreements in effect as of the date hereof.

    (d) The Surviving Corporation Certificate of Incorporation shall contain the provisions with respect to indemnification set forth in the Company Certificate of Incorporation on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect any Indemnified Party in respect of actions or omissions occurring prior to the Effective Time, unless such amendment, repeal or modification is required by law.

    (e) The written indemnification agreements in effect on the date hereof between the Company and any Indemnified Party shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect any Indemnified Party in respect of actions or omissions occurring prior to the Effective Time, unless such amendment, repeal or modification is required by law.

    (f) This Section 6.7 shall survive the consummation of the Merger, is intended to benefit the Indemnified Parties and their respective heirs and personal representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the foregoing parties as third party beneficiaries.

  Section 6.8. HSR Act Matters. Parent, Sub and the Company (as may be required pursuant to the HSR Act) promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than fifteen (15) days after the date hereof, together with the Persons who are required to join in such filings, shall file the same with the appropriate Governmental Entities. Parent, Sub and the Company shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use best efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other Federal antitrust laws for the consummation of the Merger and the other transactions contemplated hereby.

  Section 6.9. No Solicitation.

    (a) The Company and its subsidiaries and their respective officers, directors, employees, representatives, agents or affiliates, including Deutsche Bank, shall immediately cease any discussion or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined) and shall as promptly as practicable request the immediate return or destruction of all confidential information of the Company previously provided to such parties and to not waive any existing standstill restrictions applicable to such other parties. The Company shall not, nor shall it permit any of its subsidiaries to, and it shall use its best efforts to cause its officers, directors, employees, agents or affiliates, including Deutsche Bank, not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information, other than the Company SEC Documents), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in this Section 6.9(a)) or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if the Board of Directors of the Company determines in good faith, after consultation with and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Acquisition Proposal, and subject to compliance with Section 6.9(c), (x) furnish information with respect to the Company to any Person making such Acquisition Proposal pursuant to an executed confidentiality agreement with such Person containing substantially the same terms as the Confidentiality Agreement (except as provided below) and (y) participate in negotiations regarding such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal or offer from any Person relating to any merger, consolidation, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business, tender or exchange offer or similar transaction involving 50% or more of the capital stock or assets of the Company and its subsidiaries, taken as a whole.

    (b) Except as set forth in this Section 6.9, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, after consultation with and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to the following sentences) withdraw or modify the GeoWaste Board Recommendation (or not to recommend the Merger and this Agreement before the Proxy Statement is sent to stockholders), approve or recommend a Superior Proposal (as defined below) or terminate this Agreement, but in each case only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. In addition, if the Company proposes to terminate this Agreement by exercising its termination right under Section 8.1(g), it shall upon such terms set forth in Section 6.12(b) pay to Parent the Termination Fee (as defined in Section 6.12(b)). For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the

  Company determines in its good faith judgment (based on the advice of Deutsche Bank or such other investment banking firm of recognized national standing selected by the Board of Directors) to be more favorable to the Company's stockholders than the Merger.

    (c) In addition to the obligations of the Company set forth in paragraphs
  (a) and (b) of this Section 6.9, the Company shall immediately advise Parent orally and in writing of any request for information of a nature which would assist a potential bidder in preparing an Acquisition Proposal (other than the Company SEC Documents) or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

    (d) Nothing contained in this Section 6.9 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with and based on the advice of outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company, its Board of Directors nor any committee thereof shall, except as permitted by Section 6.9(b), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

  Section 6.10.  Affiliate Agreements.

    (a) Not later than the 15th day prior to the mailing of the Proxy Statement, the Company shall deliver to Parent a schedule of each Person that, to the best of the Company's knowledge, is or is reasonably likely to be, as of the date of the Stockholders' Meeting, deemed to be an "affiliate" of the Company (i) as that term is used in Rule 145 under the Securities Act (each, a "Company Affiliate") and (ii) under applicable SEC accounting releases with respect to pooling of interests accounting treatment (each, a "Pooling Affiliate").

    (b) The Company shall use commercially reasonable efforts to cause each Person who may be deemed to be (i) a Company Affiliate to execute and deliver to Parent on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A and (ii) a Pooling Affiliate to execute and deliver to Parent on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit
  B. Such Company Affiliates and Pooling Affiliates will not receive certificates representing Parent Stock until such agreement or agreements are delivered to Parent.

  Section 6.11. Listing of Parent Shares; Blue Sky Laws. Parent shall use its best efforts to obtain the listing on the Nasdaq National Market, at or before the Effective Time, of the shares of Parent Stock to be issued pursuant to the Merger. Parent shall take such steps as may be necessary to comply with the Blue Sky Laws of all jurisdictions which are applicable to the issuance of Parent Stock pursuant hereto.

  Section 6.12  Expenses.

    (a) Except as otherwise provided in this Section 6.12, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, however, that all Expenses relating to printing, filing and mailing the Registration Statement, the Proxy Statement and any other filings with the SEC and any other Governmental Entity and all SEC and other regulatory filing fees, including filing fees under the HSR Act, incurred in connection with such filings shall be borne by Parent. Except as otherwise provided in this Section 6.12, the Company shall pay, and shall indemnify, defend and hold Parent and Sub harmless from and against all Expenses of the Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby, including any fees and expenses of PricewaterhouseCoopers LLP, Stroock & Stroock & Lavan LLP, King & Spalding and Deutsche Bank in connection with professional services rendered in regard to the Merger, which fees and expenses shall not exceed $1.75 million in the aggregate.

    (b) If (i) the Company terminates this Agreement pursuant to Section 8.1(g), (ii) Parent terminates this Agreement pursuant to Section 8.1(f) following receipt by the Company of a proposal for an Acquisition Proposal (including a Superior Proposal), or (iii) within one year following termination of this Agreement pursuant to Section 8.1(e), the Company enters into a definitive agreement with respect to a Superior Proposal involving the Company that had been publicly announced prior to or at the time of the Stockholders' Meeting or (iv) Parent terminates this Agreement pursuant to Section 8.1(b) as a result of a willful and material misrepresentation by the Company or the willful and material breach by the Company of any of its agreements and covenants set forth herein, then, within three (3) business days of, in the case of clause (i), (ii) or (iv), such termination, or, in the case of clause (iii), consummation of the Superior Proposal, the Company shall pay Parent by wire transfer in immediately available funds to an account designated by Parent in writing a fee of $1.5 million (the "Termination Fee").

    (c) If the Company terminates this Agreement pursuant to Section 8.1(c) as a result of a willful and material misrepresentation by Parent or Sub or the willful and material breach by Parent or Sub of any of their respective agreements and covenants set forth herein, then, within three (3) business days of such termination, Parent shall pay the Company by wire transfer in immediately available funds to an account designated by the Company in writing the Termination Fee.

    (d) If this Agreement is terminated pursuant to Section 8.1(e), then the Company shall (provided that neither Parent nor Sub is then in material breach of its obligations under this Agreement) reimburse Parent for all its Expenses, not to exceed $700,000 in the aggregate. Any payment required to be made pursuant to this Section 6.12(d) shall be made to Parent by wire transfer of immediately available funds to an account designated by Parent in writing not later than three (3) business days after delivery to the Company of written notice of demand for payment and an itemization setting forth in reasonable detail all Expenses in such notice of demand for payment,

    (e) "Expenses", as used in this Agreement, shall include all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated herein.

    (f) If a party fails to pay any amount due to another party pursuant to this Section 6.12 when due and the party purportedly required to pay such amount does not dispute the payment of such amount or it is finally determined that such amount is due and owing, the amount of any such payment shall be increased to include the costs and expenses actually incurred by the other (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 6.12, together with interest on such unpaid amount, commencing on the date such amount became due, at a rate per annum equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, from time to time, as such bank's base rate plus 5.00%. If a party disputes the payment of an amount under this Section 6.12 and it is finally determined that such party is not required to make a payment under this Section 6.12, the other party shall reimburse such party for any costs and expenses (including reasonable fees and expenses of counsel) incurred in disputing the claim for payment under this Section 6.12 together with interest on such costs and expenses, commencing on the date such amounts become are paid, at a rate per annum equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, from time to time, as such bank's base rate plus 5.00%.

    (g) The parties agree that, notwithstanding the provisions of this
  Section 6.12, in no event shall either the Company or Parent pay to the other party in excess of $1.5 million in the aggregate under this Section
  6.12 (except for additional amounts due under Section 6.12(f)).

  Section 6.13. Tax-Free Treatment. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. In the event that the Merger shall fail to qualify as a reorganization under the provisions of Section 368, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that it shall qualify as a tax-free transaction under the Code. Each party shall provide the other party with such representations as shall be reasonably requested in order to enable the respective counsel of such parties to render the opinions set forth in Sections 7.2(c) and 7.3(c). In the event counsel for either Parent or the Company is unable to render the opinion described in Section 7.2(c) or 7.3(c), respectively, then the parties hereto agree to negotiate in good faith to restructure the Merger in order to permit each such counsel to render such opinion. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Parent nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368 of the Code.

  Section 6.14. Pooling Accounting. Each of Parent and the Company shall use commercially reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Parent and the Company shall use commercially reasonable efforts to cause its affiliates not to take any action that would adversely affect the ability of Parent to account for such business combination as a pooling of interests.

  Section 6.15. No Action. Except as contemplated by this Agreement, no party hereto will, nor will either such party permit any of its subsidiaries to, take or agree or commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited) or as of the Effective Time.

  Section 6.16. Conduct of Business of Sub. Parent shall, as promptly as practicable, cause Sub to be duly organized and to execute and deliver an addendum to this Agreement making it a party hereto and take all other action necessary to cause Sub to perform it obligations hereunder (including, but not limited to, consummation of the Merger) and to otherwise comply with the terms hereof. Sub shall not conduct any business from the date of this Agreement, other than to consummate the Merger and the transactions contemplated by this Agreement.

  Section 6.17. Employee Benefit Plans.

    (a) Subject to Section 6.17(b), Parent will continue, or cause Sub to continue, the employee benefit plans that the Company has in effect at the Effective Time until such time as Parent determines to convert such employee benefit plan to employee benefit plans maintained by Parent (provided that nothing in this Section 6.17 shall be deemed to be or construed as requiring Parent or Sub to continue any such plan, or to allow or guarantee participation therein if under any such plan such participation is determined in the discretion of a person or committee of Parent or Sub).

    (b) Each person employed by the Company and its affiliates prior to the Effective Time who remains an employee of Parent or its affiliates following the Effective Time (each, a "Continued Employee") shall be generally entitled to continue to participate in the employee benefits plans maintained in accordance with and subject to the limits of Section 6.17(a). Upon the conversion of such benefit plans as contemplated by and subject to the limits of Section 6.17(a), each Continued Employee (if still then employed by Parent or its affiliates) will be generally entitled to participate in the pension, benefit and similar plans, of Parent and its subsidiaries that are generally available to employees of Parent and its affiliates. All such participation shall be subject to such terms of such plans as may be in effect from time to time, subject to Sections 6.17(a) and (d).

    (c) Subject to Section 6.17(b), from and after the Effective Time, Parent and its affiliates shall honor in accordance with their terms and except to the extent amended in accordance with such terms, all Company Benefit Plans and all contracts, plans and programs providing for compensation or benefits for Company Employees and former employees of the Company and its subsidiaries to the extent such Company Employees and former employees continue to be covered by any of such Company Benefit Plans, contracts, plans or programs.

    (d) From and after the Effective Time, Parent shall treat all service by Company Employees with the Company and its affiliates and their respective predecessors prior to the Effective Time for all purposes as service with Parent (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which Company Employees participate after the Effective Time, Parent shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee who was, at the Effective Time, excluded from participation in a Company Benefit Plan by virtue of such pre-existing condition and otherwise in accordance with the applicable benefit plan), and shall provide that any covered expenses incurred on or before the Effective Time by a Company Employee or a Company Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductive, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent and subsidiaries of Parent.

    (e) Nothing in this Section 6.17 shall be construed to impose upon Parent and its affiliates any obligation to continue the employment of any Company Employee following the Effective Time. For purposes of this Section 6.17, "Company Employee" shall mean persons who are, as of the Effective Time, employees of the Company and any of its subsidiaries.

    (f) Nothing in this Section 6.17 shall be interpreted as preventing Parent or Sub from amending, modifying or terminating any Company Benefit Plans or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

  Section 6.18. Compliance by Sub. Parent shall take all action necessary to cause Sub to perform its obligations hereunder (including, but not limited to, consummation of the Merger) and to otherwise comply with the terms hereof.

  Section 6.19. Final Tax Returns. Parent shall cause the Surviving Corporation to timely prepare and file all federal, state and local income Tax returns required to be filed by the Surviving Corporation for all Tax periods ending on or including the Closing Date, and each of the parties shall fully cooperate with Parent with respect thereto.

  Section 6.20. Press Release. In the event Allen & Company is a Pooling Affiliate and if requested by Allen & Company, Parent shall use its best efforts to publish, as soon as possible after the Effective Time, financial results which are sufficient in accordance with Accounting Series Release No. 135 to permit the disposition by all of the stockholders of the Company of the shares of Parent Stock received in the Merger consistent with the requirements for treating the Merger as a pooling of interests for financial reporting purposes; provided, however, that such financial results shall be published no later than the fifteenth day after the end of the first full calendar month after the Effective Time.

                                  ARTICLE VII

                              Closing Conditions

  Section 7.1. Conditions to Obligations of Parent, Sub and the Company to Effect the Merger. The respective obligations of Parent, Sub and the Company to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

    (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable law.

    (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

    (c) Regulatory Approvals. All regulatory approvals necessary to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods (including the applicable waiting period under the HSR Act) in respect thereof shall have expired or been terminated.

    (d) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

    (e) Quotation. The shares of Parent Stock issuable pursuant to the Merger shall have been authorized for quotation on the Nasdaq National Market.

    (f) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Parent Stock to be issued in the Merger shall have been received and be in full force and effect.

    (g) Pooling Letters. Parent shall have received a letter from Ernst & Young LLP, Parent's independent public accountants, and the Company shall have received a letter from PricewaterhouseCoopers LLP, the Company's independent public accountants, each dated the date of the Proxy Statement, which letters shall be confirmed in writing at the Effective Time, stating that the business combination to be effected by the Merger will qualify as a transaction to be accounted for by Parent in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

  Section 7.2. Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

    (a) Representations and Warranties. The representations and warranties of the Company made in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties not so qualified shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time, except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company to that effect.

    (b) Agreements and Covenants. The agreements and covenants of the Company required to be performed on or before the Effective Time shall have been performed in all material respects. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company to that effect.

    (c) Opinion of Parent's Counsel. Parent shall have received an opinion of Foley & Lardner, counsel to Parent, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" under Section 368 of the Code. In rendering its opinion, Foley & Lardner may require and rely upon representations contained in letters from the Company, Parent and stockholders of the Company.

  Section 7.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

    (a) Representations and Warranties. The representations and warranties of Parent and Sub made in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties not so qualified shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time, except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent to that effect.

    (b) Agreements and Covenants. The agreements and covenants of Parent and Sub required to be performed on or before the Effective Time shall have been performed in all material respects. The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent to that effect.

    (c) Opinion of the Company's Counsel. The Company shall have received an opinion of Stroock & Stroock & Lavan LLP, counsel to the Company, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Stroock & Stroock & Lavan LLP, may require and rely upon representations contained in letters from the Company, Parent and stockholders of the Company.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

    (a) by mutual written consent of each of Parent and the Company; or

    (b) by Parent, if the Company shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by the Company in this Agreement shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied (a "Company Termination Breach"); provided, however, that if such Company Termination Breach is curable by the Company through the exercise of its reasonable efforts and for so long as the Company continues to exercise such reasonable efforts after notice of such breach (but in no event longer than thirty (30) days), Parent may not terminate this Agreement pursuant to this
  Section 8.1(b); or

    (c) by the Company, if Parent or Sub shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by Parent or Sub shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied (a "Parent Termination Breach"); provided, however, that if such Parent Termination Breach is curable by Parent or Sub through the exercise of its reasonable efforts and for so long as Parent continues to exercise such reasonable efforts after notice of such breach (but in no event longer than thirty
  (30) days), the Company may not terminate this Agreement pursuant to this
  Section 8.1(c); or

    (d) by either Parent or the Company, if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable; or

    (e) by either Parent or the Company, if the Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders' Meeting or at any adjournment or postponement thereof; or

    (f) by Parent or Sub, if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in any manner materially adverse to Parent or Sub its approval or recommendation of the Merger or this Agreement or approved or recommended any Acquisition Proposal; or

    (g) by the Company in accordance with Section 6.9(b), provided it has complied with the provisions thereof and that it complies with the provisions of Section 6.12(b) related thereto; or

    (h) by the Company, if the Final Parent Stock Price is less than $25.00;
  or

    (i) by either the Company or Parent, if the Merger shall not have been consummated before October 30, 1998 (the "Termination Date"); provided, however, that (i) the right to terminate this Agreement under this Section 8.1(i) shall not be available to the Company if the Company's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date, and (ii) the right to terminate this Agreement under this
  Section 8.1(i) shall not be available to Parent if Parent's or Sub's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

  Section 8.2. Effect Of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of Parent, Sub or the Company or any of their respective officers or directors to the other parties hereto and all rights and obligations of any party hereto shall cease except as otherwise provided in Sections 6.12 and 9.1; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or from any obligation under the Confidentiality Agreement; provided, further, that in the event that any Termination Fee or reimbursement for Expenses is paid pursuant to Section 6.12, notwithstanding any other provision of this Agreement, it is understood that such Termination Fee or Expense reimbursement, as the case may be, shall be the exclusive remedy for any act or omission in the termination of this Agreement or other claim arising out of this Agreement or the transactions contemplated hereby as a result of a termination of this Agreement in the circumstances described in
Section 6.12.

  Section 8.3. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties.

  Section 8.4. Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                              General Provisions

  Section 9.1. Nonsurvival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement (and in any certificate delivered in connection with the Closing) shall be deemed to be conditions to the Merger and shall not survive the Effective Time or termination of this Agreement, except for the agreements set forth in Articles I (the Merger) and II (Conversion of Securities; Exchange of Certificates), Sections 6.7 (Indemnification and Insurance), 6.17 (Employee Benefit Plans) and 6.20 (Press Release), each of which shall survive the Effective Time indefinitely, and Sections 6.2 (Confidentiality), 6.12 (Fees and Expenses) and 8.2 (Effect of Termination), each of which shall survive termination of this Agreement indefinitely. Nothing set forth in this Section
9.1 shall relieve Parent of liability for violations by Parent of the securities laws with respect to Parent Stock issued in the Merger.

  Section 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

    (a) If to Parent:

    Superior Services, Inc.
    One Honey Creek Corporate Center
    125 South 84th Street, Suite 200
    Milwaukee, Wisconsin 53214
    Telecopier: (414) 479-7400
    Attention: Corporate Secretary

    With a copy (which shall not constitute notice) to:

    Foley & Lardner
    Firstar Center
    777 East Wisconsin Avenue
    Milwaukee, Wisconsin 53202-5367
    Telecopier: (414) 297-4900
    Attention: Steven R. Barth, Esq.

    (b) If to the Company:

    GeoWaste Incorporated
    100 West Bay Street
    Suite 700
    Jacksonville, Florida 32202
    Telecopier: (904) 353-2661
    Attention: Chief Executive Officer

    With a copy (which shall not constitute notice) to:

    Stroock & Stroock & Lavan LLP
    180 Maiden Lane
    New York, New York 10038-4982
    Telecopier: (212) 806-6006
    Attention: Mark A. Rosenbaum, Esq.

  Section 9.3. Certain Definitions. Except as specifically set forth in this Agreement, for purposes of this Agreement, the term:

    (a) "affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

    (b) "beneficial owner" means with respect to any shares of Company Common Stock a Person who shall be deemed to be the beneficial owner of such shares (i) which such Person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such Person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other Person with whom such Person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

    (c) "Blue Sky Laws" shall mean state securities or "blue sky" laws;

    (d) "business day" shall mean any day other than a day on which banks in the State of New York, are authorized or obligated to be closed;

    (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

    (f) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

    (g) "subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its subsidiaries.

  Section 9.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 9.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  Section 9.6. Entire Agreement. This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.

  Section 9.7. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

  Section 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that Parent and Sub shall have the right to assign this Agreement for collateral purposes without the prior written consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  Section 9.9. No Third Party Beneficiaries. Except as otherwise provided in Sections 6.7, 6.17 and 6.20 hereof, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  Section 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to applicable principles of conflicts of law.

  Section 9.11. Disclosure Schedule. The disclosures made on the Company Disclosure Schedule refers to the specific Section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other Section of this Agreement. The Company Disclosure Schedule includes a table of contents and/or index as to all of the items contained therein. The inclusion of any matter on the Company Disclosure Schedule shall not be deemed an admission by the Company that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect.

  Section 9.12. Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

                                          Superior Services, Inc.

                                                    /s/ George K. Farr
                                          By:__________________________________
                                            Name: George K. Farr
                                            Title: Chief Financial Officer

                                          GeoWaste Incorporated

                                                 /s/ Amy C. MacF. Burbott
                                          By:__________________________________
                                            Name: Amy C. MacF. Burbott
                                            Title: President and Chief
                                            Executive Officer

                                                                      EXHIBIT A

                       FORM OF COMPANY AFFILIATE LETTER

                                                                         , 1998

Superior Services, Inc.
One Honey Creek Corporate Center
125 South 84th Street, Suite 200
Milwaukee, Wisconsin 53214

Ladies and Gentlemen:

  The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of GeoWaste Incorporated, a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

  Pursuant to the terms of the Agreement and Plan of Merger dated as of July 2, 1998 (the "Merger Agreement"), between Superior Services, Inc. ("Parent") and the Company, the Company will be merged (the "Merger") with and into a wholly owned subsidiary of Parent ("Sub").

  As a result of the Merger, the undersigned may receive shares of common stock, par value $.01 per share ("Parent Stock"), of Parent in exchange for shares of common stock, $.10 par value ("Company Common Stock").

  The undersigned hereby represents, warrants and covenants with and to Parent that in the event the undersigned receives any Parent Stock as a result of the
Merger:

    (A) The undersigned will not sell, transfer or otherwise dispose of such Parent Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be hereafter from time to time be amended), (iii) in the opinion of counsel in form and substance satisfactory to Parent, or under a "no action" letter obtained by the undersigned from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

    (B) The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Stock by the undersigned or on the undersigned's behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

    (C) The undersigned also understands that stop transfer instructions will be given to Parent's transfer agent with respect to the shares of Parent Stock issued to the undersigned as a result of the Merger and that there will be placed on the certificates for such shares, or any substitution therefor, a legend stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER."

    (D) The undersigned also understands that, unless the transfer by the undersigned of the Parent Stock issued to the undersigned as a result of the Merger have been registered under the Act or a sale made in conformity with the provisions of Rule 145 under the Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to any transferee of such Parent Stock from the undersigned:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE ACT AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT."

    It is understood and agreed that the legends set forth in paragraphs (C) and (D) above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is also understood that such legends and the stop orders referred to above shall be removed if (i) one year shall have elapsed from the date the undersigned acquired the Parent Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned or (iii) the undersigned shall have delivered to Parent a copy of an opinion of counsel, in form and substance reasonable satisfactory to Parent, or a "no action" letter from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

    (E) The undersigned understands and agrees that this letter agreement shall apply to all shares of Company Common Stock and Parent Stock that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

    (F) The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of Parent Stock to the extent the undersigned deemed necessary, with the undersigned's counsel or counsel for the Company.

    (G) Execution of this letter should not be considered an admission on the undersigned's part that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          _____________________________________
                                          Name:

                                          [add below the signature of all
                                          registered owners of shares deemed
                                          beneficially owned by the affiliate]

                                          _____________________________________
                                          Name:

                                          _____________________________________
                                          Name:

                                          _____________________________________
                                          Name:

Acknowledged this   day of       ,
 1998

Superior Services, Inc.

By: _________________________________
  Name:
  Title:

                                                                      EXHIBIT B

                       FORM OF POOLING AFFILIATE LETTER

                                                                         , 1998

Superior Services, Inc.
One Honey Creek Corporate Center
125 South 84th Street, Suite 200
Milwaukee, Wisconsin 53214

Ladies and Gentlemen:

  The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of GeoWaste Incorporated, a Delaware corporation (the "Company"), as used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Securities and Exchange Commission.

  Pursuant to the terms of the Agreement and Plan of Merger dated as of July 2, 1998 (the "Merger Agreement"), between Superior Services, Inc. ("Parent") and the Company, the Company will be merged (the "Merger") with and into a wholly owned subsidiary of Parent ("Sub").

  As a result of the Merger, the undersigned may receive shares of common stock, par value $.01 per share ("Parent Stock"), of Parent in exchange for shares of common stock, $.10 par value ("Company Common Stock").

  In connection therewith, the undersigned hereby represents, warrants and covenants with and to Parent that the undersigned has not, during the time period commencing 30 days prior to the Effective Time (as defined in the Merger Agreement), sold, transferred or otherwise disposed of, or reduced the undersigned's risk with respect to Company Common Stock or shares of Parent Stock that the undersigned now holds and, with respect to shares of Parent Stock the undersigned will hold after the Effective Time, the undersigned will not sell, transfer or otherwise dispose of or reduce the undersigned's risk with respect to such shares, until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent. Parent shall notify the "affiliates" of the publication of such results.

  In addition, the undersigned understands there will be placed on the certificates for Parent Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF, AND SUPERIOR SERVICES, INC. SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION PRIOR TO THE PUBLICATION AND DISSEMINATION OF FINANCIAL STATEMENTS BY SUPERIOR SERVICES, INC. WHICH INCLUDE THE RESULTS OF AT LEAST 30 DAYS OF COMBINED OPERATIONS OF SUPERIOR SERVICES, INC. AND GEOWASTE INCORPORATED, THE COMPANY ACQUIRED BY SUPERIOR SERVICES, INC. FOR WHICH THESE SHARES WERE ISSUED."

  Execution of this letter should not be considered an admission on the undersigned's part that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          _____________________________________
                                          Name:

                                          [add below the signature of all
                                          registered owners of shares deemed
                                          beneficially owned by the affiliate]

                                          _____________________________________
                                          Name:

                                          _____________________________________
                                          Name:

                                          _____________________________________
                                          Name:

Acknowledged this   day of       ,
 1998

Superior Services, Inc.

By: _________________________________
  Name:
  Title:

                                                 ANNEX B

                                                 Deutsche Bank Securities [LOGO]

                                                 Deutsche Bank Securities Inc.
                                                 31 West 52nd Street
                                                 New York NY 10019

                                                 Tel 212-469-5000

July 2, 1998



Board of Directors
GeoWaste Incorporated
100 West Bay Street
Suite 700
Jacksonville, FL 32202

Members of the Board of Directors:

We understand that GeoWaste Incorporated ("GeoWaste" or the "Company") and Superior Services, Inc. ("Superior Services") have executed an Agreement and Plan of Merger dated as of July 2, 1998 (the "Merger Agreement"), pursuant to which a wholly owned subsidiary of Superior Services ("Sub") will be merged with and into the Company (the "Merger") and each outstanding share of common stock, par value $.10 per share, of GeoWaste ("GeoWaste Common Stock"), will be converted into the right and represent the right to receive a number of shares of common stock, par value $.01 per share, of Superior Services ("Superior Services Common Stock"), equal to the Exchange Ratio (as defined below). The "Exchange Ratio" is equal to the quotient obtained by dividing $2.65 by the Final Parent Stock Price (as defined in the Merger Agreement); provided, however, that if the Final Parent Stock Price is (i) equal to or less than $27.50, then the Exchange Ratio is 0.0964 or (ii) equal to or greater than $32.50, then the Exchange Ratio is 0.0815. If the Final Parent Stock Price is less than $25.00, then the Company may terminate the Merger Agreement. The Merger is anticipated to be tax-free to the stockholders of GeoWaste.

You have asked for our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of GeoWaste.

For purposes of the opinion set forth herein, we have:

        1. reviewed the Merger Agreement;

        2. analyzed certain publicly available financial statements and other information of GeoWaste and Superior Services including, but not limited to, each of Superior Services' and GeoWaste's Annual Reports on Form 10-K for the year ended December 31, 1997 and their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998;

GeoWaste Incorporated
July 2, 1998
Page 2                                           Deutsche Bank Securities [LOGO]


        3. reviewed and analyzed certain financial projections of GeoWaste provided by the Company and reviewed and analyzed certain financial projections (including estimates of expected synergies associated with the merger) of Superior Services provided by Superior Services (together, the "Projections");

        4. discussed with senior management of GeoWaste and Superior Services the current operations, financial condition and prospects of each company;

        5. reviewed the reported stock prices and trading activity for the GeoWaste Common Stock and Superior Services Common Stock;

        6. compared the historical financial performance of GeoWaste and Superior Services with that of certain other publicly traded companies and their securities;

        7. reviewed the financial terms, to the extent publicly available, of certain mergers and acquisition transactions;

        8. based on the Projections, performed a discounted cash flow analysis of GeoWaste and Superior Services;

        9. reviewed the pro forma effects of the merger on Superior Services' projected earnings per share;

       10. reviewed the pro forma contribution of GeoWaste and Superior Services, respectively, with regard to equity value, aggregate value, projected revenues, projected earnings before interest, tax, depreciation and amortization, projected earnings before interest and taxes, projected net income and net tangible book value; and

       11. performed such other financial analyses and examinations and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the Projections supplied by the Company and Superior Services, we have further assumed that such Projections represent the best currently available estimates and judgment of the respective managements of the Company and Superior Services as to the expected future financial performance of the Company or Superior Services, as applicable. We have not made any independent verification of information supplied by or confirmed by GeoWaste or Superior Services to us and have not undertaken any independent valuation or appraisal of the assets or liabilities of GeoWaste or Superior Services, nor have we been furnished with such appraisals. Our opinion is necessarily based on economic, market, financial and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

GeoWaste Incorporated
July 2, 1998
Page 3                                          DEUTSCHE BANK SECURITIES [LOGO]

Deutsche Bank Securities Inc. has acted as financial advisor to the Company in connection with this transaction and will receive a fee for services rendered.

It is understood that this letter is for the information of the Board of Directors of GeoWaste and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any proxy statement/prospectus to be distributed to the holders of GeoWaste Common Stock in connection with the Merger.

Based on the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of GeoWaste Common Stock.

                                            Very truly yours,

                                            Deutsche Bank Securities Inc.

                                            By: /s/ Alex Vitale
                                                --------------------
                                                Alex Vitale
                                                Director

                                            By: /s/ Jonathan Wendell
                                                --------------------
                                                Jonathan Wendell
                                                Managing Director

                                                                         ANNEX C
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               __________________

                                   FORM 10-K

                       FOR ANNUAL AND TRANSITION REPORTS
                    PURSUANT TO SECTIONS 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

            [X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1997

                                       OR

          [  ]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       For the transition period from _______________ to ________________

                         Commission File Number 0-9278

                           --------------------------

                             GeoWaste Incorporated
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                                       36-2751684
(State or other Jurisdiction of            (I.R.S. Employer Identification No.)
Incorporation or Organization)

          Suite 700, 100 West Bay Street, Jacksonville, Florida  32202
                    (Address of principal executive offices)

      Registrant's telephone number, including area code:   (904) 353-5033

        Securities registered pursuant to Section 12(b) of the Act: None

          Securities registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.10 Par Value

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [_]     No [_]

     Indicate by a check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendments to this Form 10-K. [_]

     The aggregate market value of the voting stock held by non-affiliates of the registrant was approximately $72,359,241 at March 20, 1998. Exclusion of shares held by any person should not be construed to indicate that such person possesses the power, direct or indirect, to direct or cause the direction of management policies of the registrant, or that such person is controlled by or under common control with the registrant.

     At March 20, 1998, the registrant had issued and outstanding an aggregate of 21,286,549 shares of its common stock.

                                     PART I
ITEM 1.  Business

General

  GeoWaste Incorporated (the "Company" or "GeoWaste") is a holding company which was incorporated in the State of Delaware under the name Utah Shale Land & Minerals Corporation in 1971. The Company, through its subsidiaries, is in the business of owning, operating and acquiring non-hazardous, solid waste collection, transportation and transfer companies and disposal facilities.

     GeoWaste's solid waste services operations consist of a solid waste collection and disposal company located in Valdosta, Georgia, a solid waste collection, transfer, materials recovery facility and portable toilet company based in Ocala, Florida, a solid waste collection business in Cordele, Georgia, a solid waste collection and street sweeping business in Jacksonville, Florida and, as of February 1, 1998, a solid waste transfer and transportation services under a contract with USA Waste Services, Inc. ("USA Waste") in the Bronx, New York. Solid waste management and related services accounted for 100% of the Company's total consolidated revenue in 1997. No customer accounted for more than 10% of GeoWaste's revenue in 1997. Fees paid to GeoWaste by its solid waste collection customers (including charges paid by such customers for disposal) accounted for approximately 61% of GeoWaste's revenue during 1997. Transfer and disposal services provided to municipalities, counties and other waste management companies accounted for approximately 22% of such revenue and related sanitation services accounted for approximately 17%.

     On January 10, 1997, GeoWaste of GA, Inc. ("GEOW/GA"), a subsidiary of the Company, acquired the assets used in the solid waste business of Air-Sweep-A-Lot, Inc. ("ASAL"), a solid waste and sweeping company based in Valdosta, Georgia. On November 7, 1997, GEOW/GA purchased the assets used in the solid waste business of T.F. Mitchell & Sons, Inc. d/b/a Mitchell Refuse ("Mitchell"), a solid waste company based in Cordele, Georgia.

     The operations of the Company include the operations of its seven wholly-owned subsidiaries. Four of these subsidiaries conduct the Company's operations in Georgia and Florida, one subsidiary conducts the Company's business in New York City, and the remaining subsidiaries are inactive. The Company does not have any subsidiaries which are not wholly-owned and the Company is not involved in any joint ventures or partnerships.

     Unless the context indicates to the contrary, all statistical and financial information under Item 1 of this report is given for the year ended December 31, 1997.

COLLECTION

     Through its subsidiaries, GEOW/GA, GeoWaste of Florida, Inc. ("GEOW/FL") and Spectrum Group d/b/a United Sanitation ("United Sanitation"), the Company provides solid waste collection services to residential, commercial and industrial customers in South Georgia and Northern Florida.

     Commercial and industrial collection services are generally performed under one to three-year service agreements and fees are determined by such considerations as market factors, collection frequency, type of equipment furnished, the type and volume or weight of the waste collected, the distance to the disposal facility and cost of disposal.

     Most of the Company's residential solid waste collection services are performed under contracts with municipalities giving the Company exclusive rights to service all or a portion of the homes in their respective jurisdictions. Such contracts or franchises usually range in duration from one to five years. The fees received by GeoWaste are based primarily on market factors, frequency and type of service, the distance to the disposal facility and cost of disposal. Residential collection fees are paid by the residential customers receiving the service.

TRANSFER

     The Company, through United Sanitation, operates a solid waste transfer facility in Ocala, Florida. The facility holds a permit from the Florida Department of Environmental Protection to accept, process and transfer up to 600 tons per day of solid waste and under its zoning approval from Marion County, Florida, may accept solid waste generated from the Florida Counties of Marion, Lake, Flagler, Levy, Alachua, Sumter, Volusia and Citrus.

     As of February 1, 1998, the Company, through its wholly-owned subsidiary, GeoWaste Transfer, Inc., provides solid waste transfer and transportation services to various transfer stations and to a rail loading facility owned by USA Waste. The Company's five year contract with USA Waste requires GeoWaste to provide the personnel and equipment necessary to transport solid waste that has been loaded into rail containers to USA Waste's rail loading facility in the Bronx, New York or to USA Waste's landfill located in Pennsylvania.

RECYCLING

     United Sanitation operates a materials recovery facility in Ocala, Florida which accepts, processes, and sells corrugated cardboard ("OCC"), newsprint ("ONP"), office paper ("OFP"), ferrous and non-ferrous metals. These recyclable materials are brought to the facility either by recycling collection vehicles operated by United Sanitation or under contractual arrangements with third parties. After delivery, all non-recyclable material is removed and the remaining recyclables are baled and stored until shipped to end users which are under long term agreements with the Company.

STREET SWEEPING

     The Company, through its wholly owned subsidiary GEOW/FL, provides street sweeping services in Jacksonville, Florida. Substantially all of the street sweeping activities are performed under contracts with city, county or State public works or transportation departments. The Company expects to discontinue its street sweeping operations as of April 15, 1998.

DISPOSAL

     GEOW/GA operates one solid waste disposal facility, the Pecan Row Landfill, in Valdosta, Lowndes County, Georgia. The landfill commenced operation on November 5, 1991. The landfill was constructed and is operated pursuant to a solid waste handling permit issued by the Georgia Environmental Protection Division. The permit authorizes the disposal of nonhazardous solid waste on the site and has no termination date, places no restriction on daily volumes, nor restricts the geographical origin of the waste which may be disposed of at the landfill.

     In February 1998, the Company received a modification to the permit of Pecan Row Landfill which, by increasing the footprint of the landfill to 58 acres, increased the available airspace to 5,421,640 cubic yards of capacity, resulting in, as of February 1, 1998, over 3,870,000 tons of remaining airspace for the disposal of solid waste. Based upon 1997 tonnages and compaction ratios, the Company believes remaining life of the Pecan Row Landfill will be 17 years.

     On March 25, 1996, GeoWaste, through its wholly-owned subsidiary, Low Brook Development, Inc. ("Low Brook"), entered into an option to purchase 420 acres of land near GEOW/GA's Pecan Row Landfill. The initial option term expired on March 24, 1998 and pursuant to the terms of the option, was extended for one additional term to March 24, 2000. On March 11, 1997, Low Brook received confirmation from the local zoning authority for Lowndes County, Georgia, that the development of the 420 acres as municipal solid waste landfill is a permitted use and conforms to local zoning ordinances. In April 1997, the Company filed for site suitability approval from the Georgia Department of Natural Resources, Environmental Protection Division ("GA/EPD"). In March 1998, the Company received comments from GA/EPD regarding its site suitability application. The Company is presently addressing GA/EPD's comments. Low Brook is currently reviewing the costs and timing associated with the permitting of this property, which, if obtained, would yield over 20 million tons of capacity for the disposal of solid waste.

     Suitable sanitary landfill facilities have become increasingly difficult to obtain because of land scarcity, local resident opposition and expanding governmental regulation. As GeoWaste's Pecan Row Landfill or future facilities become filled, the solid waste disposal operations of the Company are and will continue to be materially dependent on its ability to purchase, lease or obtain operating rights for additional sites and obtain the necessary permits from regulatory authorities to operate them. There can be no assurance that permit modifications to the Pecan Row Landfill or new permits for additional sites, including the property under option by Low Brook, can be obtained.

PERMITTING AND CONSTRUCTION PROCESS

     When appropriate, the Company pursues obtaining permits for expansion and/or modification of the Pecan Row Landfill. Permit expansions and modifications generally take the form of vertical expansions of existing disposal capacity, lateral expansions of permitted disposal acreage or modifications of operating restrictions to allow increased disposal volume or additional waste streams.

     Although the permitting process varies from state to state, the following summary (which is based on Georgia law) sets forth the typical steps in the permitting process.

     Local Approval.  In most instances, some form of local zoning or planning
     --------------
approval, commonly referred to as siting approval, is required to permit a site and may be required to expand or modify a landfill. This process usually requires complying with city or county zoning regulations through a separate application process to a zoning or planning board. An applicant generally files various reports or drawings which describe the project and public hearings are held. In most instances, significant, organized community opposition will be present and many local zoning authorities will consider community opposition in deciding whether to grant zoning approval. Following hearings, a decision is made. Generally, both the applicant and any opposition have the right to appeal such decision. Although not always required, the local zoning approval process is usually completed prior to applying for a state permit.

     State Approval.  Upon receipt of local approval, an applicant must then
     --------------
submit detailed construction and operating plans for state approval. Most states require an applicant to evidence that a new, modified or expanded facility will meet or exceed state regulations regarding disposal facility siting and design specifications. States generally consider the technical merits of an application, particularly such matters as geology, hydrogeology, ecology, archaeology, soil characteristics, surface drainage, the presence of, or location relative to, airports, wetlands and local water supply systems and the adequacy of local road systems.

     Engineering consultants design the project to meet state regulations and standards. This design is reviewed by state officials, comments are issued and, possibly after negotiations between the applicant and the state officials, revisions are made by the applicant. Once the design is approved, public notice is given and a hearing held. Depending on the issues presented at the hearing, an applicant may wait nine months or more before receiving a decision. Both the applicant and any opposition generally have the right to appeal the decision.

REGULATION

     The Company and the waste services industry in general are subject to extensive, expansive and evolving regulation by federal, state and local authorities. In particular, the regulatory process requires firms in the industry to obtain and retain numerous governmental permits to conduct various aspects of their operations, any of which may be subject to revocation, modification or denial. The continually shifting policies and attitudes of the regulatory agencies relating to the industry may impact the Company's ability to obtain applicable permits from governmental authorities on a timely basis and to retain such permits. The Company is not in a position to assess the extent of any such impact, but it could be significant.

     State and local governments have also from time to time proposed or adopted other types of laws, regulations or initiatives with respect to the environmental services industry. Included among these are laws, regulations and initiatives to ban or restrict the interstate or inter-county shipment of wastes, impose higher taxes on out-of-state waste shipments than in-state shipments and regulate disposal facilities as public utilities.

     The Company makes a continuing effort to anticipate regulatory, political and legal developments that might affect operations, but cannot predict the extent to which any legislation or regulation that may be enacted or enforced in the future may affect its operations.

     Operating permits are generally required at the state and local level for landfills and collection vehicles. Operating permits need to be renewed periodically and may be subject to revocation, modification, denial or non-renewal for various reasons, including failure of the Company to satisfy regulatory concerns. In the solid waste collection phase, regulation takes such forms as permitting of transfer stations, licensing of collection vehicles, truck safety requirements, vehicular weight limitations and, in certain localities, limitations on rates, area and time and frequency of collection. In the solid waste disposal phase, regulation covers various matters, including methane gas emission, liquid runoff and rodent, pest, litter and traffic control. Zoning and land use requirements and limitations are encountered in the solid waste collection and disposal phases of the Company's business. In addition, the Company's operations may be subject to water pollution laws and regulations; air and noise pollution laws and regulations; and safety standards under the Occupational Safety and Health Act ("OSHA"). Governmental authorities have the power to enforce compliance with these various laws and regulations and violators are subject to injunctions, fines and revocation of permits. Private individuals may also have the right to sue to enforce compliance.

     Regulatory or technological developments relating to the environment may require GeoWaste (as well as others in the solid waste management business) to modify, supplement or replace equipment and facilities at costs which may be substantial. Because GeoWaste is engaged in a business intrinsically connected with the protection of the environment and the potential discharge of materials into the environment, a material portion of the Company's capital expenditures are, directly or indirectly, related to such items. The Company does not expect such expenditures, which are incurred in the ordinary course of business, to have a materially adverse impact on its earnings or competitive position in the foreseeable future because GeoWaste's business is based upon compliance with environmental laws and regulations and its services are priced accordingly.

     Although the Company intends to conduct its operations in compliance with applicable laws and regulations, the Company believes that heightened political and citizen sensitivity causes companies in the solid waste management industry to be faced, in the normal course of operating their businesses, with the possibility of expending funds for fines, penalties and expenses incurred as a result of changes to environmental compliance regulations. While the Company has expended no such funds to date, the possibility remains that technological, regulatory or enforcement developments, the results of environmental studies or other factors could materially alter this expectation at any time. In any event, such matters could have a material impact on earnings for a particular fiscal quarter.

     The Company believes that it is in compliance with all environmental regulations promulgated by federal, state and local governments. The Company monitors and regularly updates the permits required to conduct the Company's operations. The Company's solid waste disposal facility undergoes periodic inspections by state officials to ensure its compliance with environmental regulations. The Company has met all requirements during each such inspection.

     Resource Conservation and Recovery Act ("RCRA").  RCRA regulates the
     -----------------------------------------------
generation, treatment, storage, handling, transportation and disposal of hazardous and solid waste and requires states to develop programs to ensure the safe disposal of solid waste in sanitary landfills. RCRA divides solid waste into two groups, hazardous and nonhazardous. Wastes are generally classified as hazardous wastes if they: (i) either (a) are specifically included on a list of hazardous wastes or (b) exhibit certain characteristics; and (ii) are not specifically designated as nonhazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as nonhazardous. Among the wastes that are specifically designated as nonhazardous waste are household waste and various types of special waste. These wastes, which will be accepted at the Company's landfills, may contain incidental hazardous substances.

     On October 9, 1991, the United States Environmental Protection Agency (the "EPA") promulgated new regulations pursuant to Subtitle D of RCRA. These new regulations include location standards, facility design standards, operating criteria, closure and post-closure requirements, financial assurance standards and groundwater monitoring requirements as well as corrective action standards, all of which have not previously been uniformly applied at landfills within the fifty states. In addition, the new regulations require new landfills which received municipal solid waste for disposal after April 9, 1994 to have one or more liners (typically high-density polyethylene liners) to keep leachate out of groundwater and have extensive systems to collect leachate for handling and treatment. In addition, after October 9, 1996 groundwater wells must also be installed at virtually all landfills to monitor groundwater quality and the leachate collection system operation. The regulations also require (where threshold test levels are met) that methane gas generated at landfills be controlled in a manner that will protect human health and the environment. Because some states have already adopted regulations at least as stringent as the new federal regulations, the new Subtitle D regulations will cause greater changes in the landfill regulation of certain states than of others.

     The Company's Pecan Row Landfill was designed and constructed in accordance with the requirements of Subtitle D.

     The Federal Water Pollution Control Act (the "Clean Water Act").  The Clean
     ---------------------------------------------------------------
Water Act established rules regulating the discharge of pollutants from a variety of sources, including solid waste disposal sites, into waters of the United States. For any discharge, the Clean Water Act would require the Company to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges. Also, virtually all landfills are required to comply with the new federal storm water regulations, which are designed to prevent possibly contaminated storm water from flowing into surface waters.

     Comprehensive Environmental Response, Compensation and Liability Act
     --------------------------------------------------------------------
("CERCLA").  CERCLA addresses problems created by the release of any hazardous
----------
substance into the environment. CERCLA's primary mechanism for remedying such problems is to impose strict joint and several liability for cleanup of facilities among all past and current owners and operators of the site as well as the generators and the transporters who arranged for disposal and transportation of hazardous substances. The costs of CERCLA cleanup can be very substantial. Liability under CERCLA does not depend upon the existence or disposal of "hazardous waste" but can also be founded upon the existence of even very small amounts of the more than 1,000 "hazardous substances" listed by the EPA.

     The Clean Air Act, as amended (the "Clean Air Act").  The Clean Air Act
     ---------------------------------------------------
provides for federal, state and local regulation of the emission of air pollutants and is applicable to landfills. The EPA has proposed new source performance standards regulating overall air emissions from solid waste landfills. The EPA may also issue regulations controlling the emissions of particular air pollutants from solid waste landfills. Moreover, landfills located in areas with air pollution problems may be subject to even more extensive air pollution controls.

     State and Local Regulations.  The States of Georgia, Florida and New York
     ----------------------------
as well as those states in which the Company may operate in the future, have laws and regulations governing the generation, handling, transfer, transportation and disposal of solid waste, water and air pollution and, in most cases, the design, operation, maintenance, closure and post-closure maintenance of landfills.

     Public opposition to the siting and operation of landfills has led many states, including Georgia, to enact legislation at the state and/or local level which attempts to prohibit or restrict the movement of solid waste. Decisions by the United States Supreme Court recognize that the Commerce Clause of the United States Constitution imposes substantial limits upon the ability of state and local governments to restrict the movement of solid waste across state lines. Since 1986, many different forms of legislation have been introduced in the United States Congress which attempt to restrict interstate and intrastate waste transportation. The Company, like all other companies in the solid waste industry, faces uncertainty regarding the circumstances under which it will be able to accept out-of-state waste for disposal at its facility. A significant portion of the solid waste volume disposed of at the Company's Pecan Row Landfill is generated from outside the State of Georgia.

COMPETITION

     GeoWaste encounters competition, primarily in the pricing and rendering of services, from various sources in all phases of its operations. In solid waste collection operations, competition is encountered, for the most part, from national, regional and local collection companies, some of which have substantially greater financial, marketing and other resources than the Company. Additionally, solid waste collection competition is encountered from municipalities and counties which, through use of tax revenues, may be able to provide services at lower direct charges to the customer than those charged by private sector companies. In the solid waste disposal operations, competition is encountered primarily from municipalities, counties, local governmental agencies, and other national or regional waste management companies, some of which have substantially greater financial, marketing and other resources than the Company. In the street sweeping business, competition is encountered primarily from municipalities and local or regional street sweeping companies. The Company's solid waste collection operation in Valdosta, Georgia competes with approximately eight private firms and thirteen municipalities, while the solid waste collection operation in Ocala, Florida competes with approximately twelve private firms and three municipalities. The Company believes that it is one of the largest service providers in these geographic areas. The sweeping/collection operation in Jacksonville, Florida competes with approximately eighteen private firms and four municipalities. The Company has a relatively small market share in this geographic area.

INSURANCE

     The Company currently maintains liability insurance coverage for occurrences under various environmental impairment, primary casualty and excess liability insurance policies.

     The Company has secured Environmental Impairment Liability Insurance in amounts believed to be sufficient to offset an unforeseen occurrences. The Company currently maintains $1,000,000 of loss coverage. However, in the event an environmental impairment exceeds the loss coverage, the Company's financial condition could be adversely affected.

     Operating expenses include the estimated costs of closure and post-closure care for the Pecan Row Landfill. Such costs are based upon actual landfill capacity utilized in each operating period.

     From time to time, the Company may be required to post performance bonds, financial assurances or bank letters of credit issued by surety companies which act as a financial guarantee of the Company's performance.

EMPLOYEES

     At December 31, 1997, GeoWaste and its subsidiaries employed a total of 155 persons in its operations. None of GeoWaste's employees are represented by labor unions under collective bargaining agreements. The Company believes it maintains good employee relations.


ITEM 2.  PROPERTIES

     The Company's principal real estate interest is its Pecan Row Landfill in Valdosta, Georgia.

     The Company leases 2,000 square feet of executive office space at Suite 700, 100 West Bay Street, Jacksonville, Florida. The Company is also party to a lease for approximately 155,000 square feet of land and buildings in Ocala, Florida which is used for the operations of United Sanitation and various short term leases for smaller parcels of property in Bronx, New York and Cordele, Georgia which are used for the parking of solid waste management trucks, tractors, trailers and other equipment.

     The principal fixed assets of the Company consist of land which is owned, land improvements and heavy equipment at the Pecan Row Landfill, the collection and transportation company in Valdosta, Georgia, and the collection and street sweeping company in Jacksonville, Florida. The heavy equipment, which is owned or leased, includes collection vehicles, refuse compactors, bulldozers, scrapers, backhoes, loaders, transfer trailers, and miscellaneous other equipment used in transfer and disposal operations.

     As of December 31, 1997, aggregate annual rental payments on real estate leased by the Company and its subsidiaries was $247,000.

ITEM 3.  LEGAL PROCEEDINGS

     On March 21, 1996, the Company acquired all of the capital stock of NFS, a street sweeping and roll-off collection company based in Jacksonville, Florida. In December 1996, the Company discovered that NFS, under its former owners, had been improperly disposing street sweepings in unpermitted locations. Accordingly, on December 31, 1996, the Company filed suit in the United States District Court for the Middle District of Florida, Jacksonville Division (the "Court"), against the former shareholders of NFS (the "Former Shareholders") seeking recission, abrogation and annulment of the transaction and damages. At the time of the filing the suit, the Company was not aware of the full extent of the improper actions taken at NFS.

     On October 9, 1997, the Company settled its suit against the Former Shareholders which settlement included, on October 14, 1997, the Court entering a judgment declaring the acquisition of NFS to be completely abrogated and annulled, including the merger of NFS and a subsidiary of the Company and the transfer of capital stock of NFS to the Company. As a result of the foregoing, the Company received a $50,000 cash payment, retained the assets of NFS and canceled outstanding warrants to purchase shares of the Company's common stock at an exercise price of $1.25 which were issued to the Former Shareholders in connection with the nullified transaction.

     The business in which the Company is engaged is intrinsically connected with the protection of the environment and the potential discharge of materials into the environment. In the ordinary course of conducting its business activities, the Company may become involved in judicial and administrative proceedings involving governmental authorities at the federal, state and local level including, in certain instances, proceedings instituted by citizens or local governmental authorities seeking to overturn governmental action where governmental officials or agencies are named as defendants together with the Company or one or more of its subsidiaries, or both.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     None.

                                    PART II

ITEM 5.  Market For the Registrant's Common Equity and Related Stockholder
Matters.

     The Company's Common Stock is traded over-the-counter on The Nasdaq Small-Cap Market under the symbol "GEOW". The following table set forth for the periods indicated the high and low bid prices on The Nasdaq Small-Cap Market.

                                       Low Bid                High Bid
1997                                   Prices                  Prices
                                       -------                --------
First Quarter                          $2.13                   $4.63
Second Quarter                          1.75                    3.31
Third Quarter                           1.50                    2.19
Fourth Quarter                          1.06                    2.03


1996
First Quarter                          $1.00                   $1.75
Second Quarter                          1.56                    4.69
Third Quarter                           2.62                    4.50
Fourth Quarter                          1.75                    3.37

  As of March 20, 1998, there were 4,707 stockholders of record of the Company's Common Stock.

  The Company did not pay any dividends in 1997, 1996 or 1995, nor does the Company expect to pay any dividends in the foreseeable future.

  Pursuant to the terms of the Credit Facility (as defined herein), the Company is prohibited from paying dividends in cash on its Common Stock. Under the Credit Facility the Company and its subsidiaries may pay dividends solely in shares of Common Stock, except that subsidiaries of the Company may pay cash dividends to the Company.

  Due in part to the high level of public awareness of the business in which the Company is engaged, regulatory enforcement proceedings or other potentially unfavorable developments involving the Company's operations or facilities, including those in the ordinary course of business, may be expected to engender publicity which could from time to time have an adverse impact upon the market price for the Company's Common Stock.

ITEM 6.  SELECTED FINANCIAL DATA OF THE REGISTRANT

SELECTED FINANCIAL DATA OF THE REGISTRANT

  The following selected consolidated financial data are derived from the Company's audited consolidated financial statements and should be read in conjunction with the consolidated financial statements and the notes thereto included at Item 8 herein.

                                                                       Year Ended December 31,
                                             ------------------------------------------------------------------------
                                                   1997           1996           1995          1994          1993
                                             ------------------------------------------------------------------------
                                                              (in thousands, except per share amounts)
Statement of Operations Data:
Total revenue................................       $19,397        $13,703        $ 8,933       $ 6,967       $ 4,806
                                                    -------        -------        -------       -------       -------
Net (loss) income............................          (424)         1,708          1,462         1,189          (218)
                                                    =======        =======        =======       =======       =======
Basic earnings (loss) per common share.......       $  (.02)       $   .09        $   .08       $   .06       $  (.01)
                                                    =======        =======        =======       =======       =======
Weighted average number of common shares
 outstanding.................................        21,247         19,659         18,663        20,988        22,560


                                                                            December 31,
                                             ------------------------------------------------------------------------
                                                       1997           1996           1995          1994          1993
                                             ------------------------------------------------------------------------
                                                                           (in thousands)
Balance Sheet Data:
Cash.........................................       $   739        $ 3,058        $ 3,985       $ 1,633       $ 1,209
Working capital (deficit)....................          (212)        (3,023)         3,708         1,150         1,126
Total assets.................................        32,109         30,618         15,637        14,528        11,293
Long-term debt...............................        11,870          5,776          6,785         6,538         5,800
Shareholders' equity.........................        15,905         15,983          7,386         5,848         4,667

ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS

1997 Compared with 1996

  Net revenues for the year ended December 31, 1997 consisted of collection revenues of $12,257,000, disposal revenues of $3,172,000, transfer station revenues of $1,090,000, recycling revenues of $1,660,000, and sweeping revenues of $1,218,000. Collection revenues increased 103%, disposal revenues decreased 33%, transfer revenues increased 18% and sweeping revenues decreased 15%, in each case, as compared to 1996. Prior to the acquisition of United Sanitation in August 1996, the Company was not engaged in the recycling business. Of the increase in collection revenues, 68% is attributable to the operations of Standard Disposal Services of Florida, Inc. ("Standard") and United Sanitation, which were acquired in 1996, 21% is attributable to the operations of ASAL and Mitchell, which were acquired in 1997, and the remainder is attributable primarily to new collection contracts. All of the increase in transfer revenue is attributable to the operations of Standard and United Sanitation The reduction in sweeping revenues was primarily due to the sale by the Company, on June 10, 1997, of its lawn care and certain of its sweeping contracts in Florida to Sweeping Corp. of America. Lower disposal revenues reflect decreased volumes at the Pecan Row Landfill combined with more competitive pricing. Daily tonnage at the landfill decreased 6% to 817 tons per day (TPD). However, lower pricing for special waste customers accounted for 23% of the total 33% decrease. All intercompany activity has been eliminated.

  Operating expenses related to collection, disposal, transfer, recycling and sweeping activities for 1997 consisted of collection expenses of $7,356,000, disposal expenses of $2,991,000, transfer station expenses of $535,000, recycling expenses of $1,341,000 and sweeping expenses of $1,313,000.
Collection expenses increased 128%, disposal expenses decreased 3%, transfer expenses increased 27%, recycling expenses increased 147% and sweeping expenses increased 17%, in each case, as compared to 1996. Of the increase in collection expenses, 43% was attributable to the operations of Standard and United Sanitation and 27% was attributable to the operations of ASAL and Mitchell. The decrease in disposal expenses resulted from decreased volumes. The increase in both the transfer and recycling expenses is attributable to the full year effect of the operations of Standard and United Sanitation.

  Unusual charges for the year ended December 31, 1997 relate to litigation and certain other developments related to North Florida Sweeping, Inc. ("NFS") occurring in the first quarter of 1997. During this period, the Company concluded a full review of the operating practices of NFS and determined that NFS (i) had not fully complied with the performance specifications of its highway and street sweeping contracts, (ii) had improperly disposed of street sweepings in violation of applicable requirements, and (iii) was obligated to continue to perform services under the terms of its highway and street sweeping contracts until their expirations. In response to these findings, in the first quarter of 1997 the Company implemented certain remedial actions with respect to the operations of NFS, including additional, and in some instances multiple, resweeps to meet performance standards set out in NFS' contracts, and rectification of the waste disposal practices of NFS. As a result of such remedial actions, the Company (i) estimated and accrued losses on the sweeping contracts, (ii) concluded that goodwill associated with the NFS acquisition was not recoverable and (iii) that NFS' land and building were not recoverable above their appraised value. Additionally, during the first quarter of 1997, the Company and the City of St. Augustine, Florida mutually agreed to terminate their existing transfer, transportation and disposal agreement and, accordingly, the Company wrote off certain design and permitting costs which had been previously deferred. As a result of the foregoing, the Company recorded $1,083,000 of unusual charges for 1997 which consisted of $282,000 of legal and consulting fees relating to NFS, $68,000 of additional sweeping costs incurred and paid in the first quarter of 1997, $96,000 of accrued losses on sweeping contracts, $436,000 of write-off of NFS' goodwill, $110,000 of write-down of land and building and $91,000 of write-off of transfer station development costs.

  Selling, general and administration expenses for collection, disposal, transfer, recycling and sweeping activities (excluding corporate administrative expenses) for 1997, were $1,816,000, $272,000, $45,000, $147,000 and $371,000, respectively. Corporate administrative expenses were $1,302,000 for the year ended December 31, 1997. Selling, general and administrative expenses increased 117% for collection operations, decreased 26% for disposal operations, increased 96% for transfer operations, increased 188% for recycling and increased 40% for sweeping, in each case, as compared to 1996. Selling, general and administrative expenses increased principally due to the full year effect of the acquisitions of Standard and United Sanitation.

  There was a net loss of $424,000 for the year ended December 31, 1997 compared with net income of $1,708,000 in 1996. This decrease principally reflects the unusual charges described above and losses incurred with respect to the Company's Florida operations, including United Sanitation and NFS.

1996 Compared with 1995

  Net revenues for the year ended December 31, 1996 consisted of collection revenues of $6,049,000, disposal revenues of $4,762,000, transfer station revenues of $924,000, recycling revenues of $529,000 and sweeping revenues of $1,438,000. Collection revenues increased 120%, disposal revenues decreased 12%, and transfer revenues increased 14%. There were no related recycling or sweeping revenues in 1995. Of the 120% increase in collection revenues, 82% was attributable to the operations of NFS, United Sanitation and Standard Disposal Services of Florida, Inc. which were acquired during 1996. Of the 14% increase in transfer station revenues, 9% was associated with the newly acquired companies. Lower disposal revenues reflect the decreased volumes at the Pecan Row Landfill combined with more competitive pricing. Daily tonnage at the landfill decreased 2% to 868 TPD. However, lower pricing for special waste customers accounted for 9% of the total 12% decrease. All intercompany activity has been eliminated.

  Operating expenses related to the collection, disposal, transfer, recycling and sweeping activities for 1996, consisted of collection expenses of $3,231,000, disposal expenses of $2,913,000, transfer station expenses of $421,000, recycling expenses of $542,000, and sweeping expenses of $1,122,000. Collection expenses increased 166% over 1995, disposal expenses decreased 20%, and transfer expenses increased 26%. There were no related recycling or sweeping expenses in 1995. Of the 166% increase in collection expenses, 137% was attributable to the acquisitions in 1996. Of the 26% increase in transfer station expenses, 21% was associated with the acquired companies. The decrease in disposal expenses resulted from a combination of decreased volumes and a reduction in cell related amortization rates due to the

Company's obtaining a permit modification in the first quarter of 1996 to vertically expand the landfill. Cell related amortization rates refer to the total amortization associated with costs used in constructing solid waste landfill areas. The rates are calculated on a per ton basis and are determined by estimating the total costs associated with the construction of the landfill and relating such costs to the total airspace available at the site. Current waste compaction factors and up-to-date cost information is utilized to ensure rates are constantly evaluated and adjusted.

  Selling, general and administrative expenses for collection, disposal, transfer, recycling and sweeping activities (excluding corporate administrative expenses) for 1996, were $839,000, $369,000, $23,000, $51,000 and $265,000, respectively. Corporate administrative expenses were $1,078,000 for the year ended December 31, 1996. Selling, general and administrative expenses for collection operations increased 211%, for disposal operations increased 17% and for transfer station operations increased 360%, in each case over such expenses for 1995. There were no related selling, general and administrative expenses for sweeping or recycling operations in 1995. Of the 211% increase in selling, general and administrative expenses for collection operations, 159% was attributable to acquisitions in 1996. Increases in selling, general and administrative expenses for transfer station operations were also associated with acquisitions in 1996.

  Net income for the year ended December 31, 1996 was $1,708,000 compared to $1,462,000 in 1995. This improvement was principally due to the sale of the Uintah Basin Limited Partnership land in the fourth quarter of 1996. The gain on the sale of the Uintah Basin Limited Partnership land amounted to $433,000. There was limited activity associated with this partnership. The partnership employed one person and generated minimal amounts of income and expenses. The Company's share of net losses with respect to this partnership was $6,000, $16,000 and $8,000 for 1995, 1994 and 1993, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  The Company is in a service industry and has neither significant inventory nor seasonal variations in receivables. At December 31, 1997, the Company had negative working capital of $212,000 as compared with negative working capital of $3,023,000 at December 31, 1996. The increase in working capital is primarily as a result of the retirement of the Debentures (as defined herein) with borrowings under the Credit Facility.

  Historically, the Company has relied primarily on the private placement of debt and equity securities, bank borrowings and cash generated from operating activities in order to provide it with the cash required for capital expenditures, acquisitions and operating activities.

  The Company's operating performance was sufficient to support corporate overhead and other expenses during 1997. Management believes that current working capital and internally generated funds will be sufficient to meet the Company's working capital requirements for fiscal year 1998.

  The Company expects to make capital expenditures on an ongoing basis for improvements to, and expansion of, its landfill and for equipment purchases. The Company estimates that the capital expenditures required for its existing operations will amount to approximately $3,200,000, of which approximately $1,700,000 will be used to construct a new cell at the Pecan Row Landfill. The Company expects that it will fund such estimated capital expenditures from existing cash, cash generated from operations, equipment lease financing, and other financing.

  The Company's 8.5% convertible subordinated debentures (the "Debentures"), which were convertible into shares of common stock at $1.40 per share, matured in March 1997, at which time the Company and the holder of the Debentures mutually agreed to extend the due date of the Debentures to September 1997. In March 1997, the holder of the Debentures also converted $280,000 of the Debentures into 200,000 shares of common stock. In October 1997, the Company repaid the remaining $3,604,265 of principal and accrued interest on the Debentures from borrowings under the Credit Facility.

  On October 9, 1997, the Company entered into a $5 million revolving credit facility (the "Credit Facility") with BankBoston, N.A. (the "Bank") and borrowed $4.8 million under the Credit Facility to repay the principal and accrued interest on the Debentures and to finance the cash portion of the purchase price for Mitchell. Borrowings under the Credit Facility may be used for working capital, refinancing of outstanding debt, capital expenditures and other general corporate purposes. Interest on borrowings under the Credit Facility is payable at a rate, of one-quarter of one percent plus the higher of (i) the Bank's base rate or (ii) one percent above the overnight federal funds effective rate, as published by the Board of Governors of the Federal Reserve System, as in effect from to time. The interest rate at December 31, 1997 was 8.75%. Borrowings under the Credit Facility mature on October 9, 2000 and are collateralized by the stock of the Company's subsidiaries. Under the terms of the Credit Facility, the Company must maintain certain financial covenants on a quarterly basis of which the most significant is the interest coverage ratio. The financial covenant relating to the interest coverage ratio with which the Company must comply requires the Company not to allow its interest coverage ratio to be less than 2.25 to 1 through September 30, 1998 or less than 2.50 to 1 thereafter.

  On January 10, 1997, GEOW/GA purchased the solid waste assets of ASAL. The total purchase price of approximately $1,028,000 consisted of cash in the amount of $200,000, acquisition costs of $19,000, assumption of debt in the amount of $487,000 and the issuance of an 8% promissory note with a principal amount of $322,000 to the sellers of ASAL. On November 7, 1997, GEOW/GA purchased the solid waste assets of Mitchell. The total purchase price of $1,519,000 consisted of cash in the amount of $1,000,000, which was paid from borrowings under the Credit Facility, a payable of $306,000 due in February 1998, acquisition costs of $19,000, and assumption of $194,000 in debt.

  The Company's business strategy includes the acquisition of or combination with other solid waste management companies. Such acquisitions may be accomplished through borrowings under the Credit Facility, the issuance of shares of the Company's common stock, cash on hand, or may require cash in excess of the Company's current cash available or available borrowings under the Credit Facility. Although GeoWaste's operating results and financial performance are expected to provide access to any additional financing which may be necessary to acquire such businesses, there can be no assurance that such additional financing can be obtained on terms acceptable to the Company.

  In March 1998, the Company retained an investment banking firm to assist in evaluating a broad range of strategic alternatives available to the Company in order to maximize shareholder value. These alternatives could include a business combination, strategic alliance or merger with a third party. There can be no assurance that the Company will consummate any of these strategic alternatives.

  The development and permitting of new disposal facilities requires significant capital expenditures over an extended period. Any growth of the Company through the permitting of new disposal facilities or the lateral expansion of its existing disposal facility would require substantial capital expenditures. The Company intends to pursue the further expansion of the Pecan Row Landfill. See
Note 2 of the Notes to the Consolidated Financial Statements for a discussion of closure and post-closure reserves.

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company is currently in the process of evaluating its information technology infrastructure for Year 2000 compliance. The Company does not expect that the cost to modify its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance. The Company's Year 2000 issues relate not only to its own systems but also to those of its customers and suppliers. The Company does not currently have any information concerning Year 2000 compliance status of its customers and suppliers. In the event that any of the

Company's significant customers or suppliers does not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

RECENT ACCOUNTING DEVELOPMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Both statements are effective for fiscal years beginning December 15, 1997. The Company has not yet determined the effect, if any, of these statements on its financial statements.

INFLATION

  The Company does not consider inflation to have a material impact on its results of operations.


ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  The financial statements and supplementary data required by Part II, Item 8, are included in Part IV, as indexed at Item 14(a).

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  None.

                                    PART III

ITEM 10.   Directors and Executive Officers of the Registrant

          The following table sets forth the name, age and position held by each director and each executive officer of the Company as of December 31, 1997.

NAME                        AGE  POSITION WITH THE COMPANY
----                        ---  -------------------------
Amy C. MacF. Burbott         47  President, Chief Executive Officer and Director
Raymond F. Chase             42  Vice President, Chief Financial Officer,
                                 Treasurer and Secretary
John A. Paglia               36  Vice President
Michael D. Paglia            35  Vice President and Director
Harve A. Ferrill             65  Chairman of the Board
Steven M. Engel              45  Director
Walter H. Barandiaran        45  Director

     Amy C. MacF. Burbott has served as President and Chief Executive Officer of GeoWaste since May 1996 and has served as Director since July 1991 (including having served as Chairman of the Board from February 1995 to May 1996). Ms. Burbott also served as President and Chief Executive Officer of the Company from July 1991 until February 1995. From January 1991 to July 1991, Ms. Burbott was engaged in the development of various solid waste projects through a corporation she controlled. Prior to January 1991, Ms. Burbott served as Eastern Region Vice President and General Counsel of Waste Management, Inc., a national waste services company.

     Raymond F. Chase joined the Company as Controller and Treasurer in July 1991. He was named a Vice President of the Company in April 1994 and was named Secretary and Chief Financial Officer on February 1, 1995. From January 1990 through June 1991 he served as the Controller of a national solid waste equipment leasing company, Olympic Compactor Rentals. From 1987 to 1990 he was the Controller for Waste Management of North America, Inc.'s collection and transportation subsidiary based in Southeastern Massachusetts.

     John A. Paglia joined the Company as a Vice President in August 1996 upon the Company's acquisition of United Sanitation. From July 1993 to August 1996, Mr. Paglia had served as an officer and owner of United Sanitation. From 1989 to July 1993, he was a general manager for Commercial Metals Company. Mr. Paglia is the brother of Michael D. Paglia.

     Michael D. Paglia joined the Company as a Vice President and Director in August 1996 upon the Company's acquisition of United Sanitation. From July 1993 to August 1996, Mr. Paglia had served as an officer and owner of United Sanitation. From 1989 to July 1993, he was the general manager for the Northern Florida operations of Commercial Metals Company. Mr. Paglia is the brother of John A. Paglia.

     Harve A. Ferrill has served as Chairman of the Board of the Company from August 1991 until February 1, 1995, and from May 1997 to the present. Mr. Ferrill has served as a director of the Company and its predecessor, Utah Shale Land & Minerals Corporation, since 1980. Since November 1992, Mr. Ferrill has served as Chairman and Chief Executive Officer of Advance Ross Corporation, a value-added tax refund service, and as its President from November 1990 through June 1993. Mr. Ferrill also serves as a director of Gaylord Container Corporation, a paper and container manufacturer, since 1992. Mr. Ferrill has been President of Ferrill-Plauche Co., Inc., a private investment company, since 1982.

     Steven M. Engel was elected to the Company's Board of Directors in October 1992. Since April, 1996 Mr. Engel has served as the President of Engel Brothers Media, Inc., a television production company. From 1991 to April, 1996 Mr. Engel served as President of Hambro Resource Development, Incorporated, an investment banking firm. From 1989 to 1991, Mr. Engel served as the President of John Hancock Resource Development and was a Managing Director in the Corporate Finance Department and Municipal Finance Department at Drexel Burnham Lambert, an investment banking firm, founded in 1987.

     Walter H. Barandiaran was elected to the Company's Board of Directors in April 1997. Mr. Barandiaran is a general partner and co-founder of The Argentum Group, a New-York based private investment firm founded in 1987. Mr. Barandiaran also is a director of Conner Industries, Inc. and Lanxide Precision, Inc.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file initial reports of ownership and reports of change in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. During 1997, John A. Paglia, an officer of the Company, failed to file with the SEC one required report on Form 4 relating to a total of six transactions. Except as described in the preceding sentence, to the Company's knowledge, based solely on review of copies of such reports furnished to the Company, all of these filing requirements were satisfied.

ITEM 11.   EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

  The following table sets forth the aggregate remuneration paid or accrued during the years 1997, 1996 and 1995 for the chief executive officer and other executive officers of the Company whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                          Annual Compensation
                             ----------------------------------------------
                                                                             Long Term
                                                                             Compensation
                                                                             Securities
                                                             Other Annual    Underlying
Name and Principal Position      Year          Salary        Compensation    Options
---------------------------  -------------  -------------    ------------    -----------

Amy C. MacF. Burbott             1997         $175,000       $   --                --
  President and Chief            1996         $105,833       $ 40,083(1)        400,000
  Executive Officer              1995         $ 10,833       $121,129(1)           --


Michael D. Paglia (2)            1997         $102,117       $   --                --
   Vice President                1996         $ 51,425       $   --               4,984
                                 1995         $   --         $   --                --


John A. Paglia (2)               1997         $102,320       $   --                --
   Vice President                1996         $ 51,315       $   --               4,984
                                 1995         $   --         $   --                --

(1) Consulting payments made to Ms. Burbott when she was not employed by the Company.

(2) Former owner of United Sanitation which was purchased by the Company on August 12, 1996.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors has furnished the following report on executive compensation:


     The Company's fundamental philosophy for compensating executive officers is to offer competitive compensation opportunities which are based on each individual executive officer's contribution and personal performance. This philosophy is designed to attract, retain, motivate and reward key executive officers in the Company's highly competitive industry.

     The compensation of the Company's executive officers is reviewed and approved by the Board of Directors which utilizes compensation analyses for similar type and size companies based on information contained in public documents to ensure that the compensation is both reasonable and competitive, and also is directly linked to the Company's financial performance and stockholder interest.

     There are three elements in the Company's executive compensation program, as determined by individual and corporate performance.

   - Base salary compensation is determined by the potential impact of the individual on the Company's performance, the skill and experience required by the job, and the performance and potential of the incumbent in the job.

   - Annual incentive compensation is discretionary and based on overall performance of the Company and its pre-tax earnings.

   - Long term incentive compensation consists of eligibility under the Company's 1996 Stock Option Plan (the "1996 Plan"). Stock option grants are awarded based on individual performance and the Company's performance.

  The Board of Directors does not allocate a fixed percentage of compensation to each of these three elements, nor does the Board of Directors use any specific qualitative or quantitative measures or factors in assessing individual performance.

     Ms. Burbott's and Messrs. Paglia's compensation for 1997 was based on the same performance and other criteria as summarized in the preceding paragraphs relative to all executive officers. Ms. Burbott also maintains a significant long-term stock ownership position in the Company's Common Stock. This ownership position creates a strong linkage between the Company's management and its stockholders' interests.

                             THE BOARD OF DIRECTORS

                                Harve A. Ferrill
                              Amy C. MacF. Burbott
                             Walter H. Barandiaran
                                Steven M. Engel
                               Michael D. Paglia

COMPENSATION OF DIRECTORS

  Directors of the Company are not paid for their services as such but are reimbursed reasonable expenses incurred for Company business or attendance at Board of Directors meetings. Directors are also eligible to receive grants under the 1996 Plan. In July 1997, Messrs. Ferrill, Barandiaran and Engel were each granted 35,000 stock options under the 1996 Plan at an exercise price of $1.81 per share (the price for the Company's Common Stock on the date of grant).

AGREEMENTS RELATING TO EMPLOYMENT

  Amy C. MacF. Burbott, the Company's President and Chief Executive Officer, has a severance agreement which provides that her employment may be terminated with or without cause, but if her employment is terminated without cause, she is to receive severance payments equal to six months of her current annual salary. In the event Ms. Burbott is terminated she is also entitled to a payment equal to the product of (i) $.50 and (ii) the number of shares of Common Stock of the Company purchased by her prior to June 28, 2001 pursuant to options on 400,000 shares of Common Stock granted to her on June 28, 1991. The agreement also specifies the continuation of certain health and insurance benefits during the period severance payments are being made.

  Raymond F. Chase, a Vice President of the Company, has a severance agreement which provides that his employment may be terminated with or without cause, but if his employment is terminated without cause following a change of control of the Company, he is to receive severance payments equal to one-third of the greater of $82,000 or his annual base salary at the time of termination.

  In connection with the acquisition of United Sanitation in August 1996, Michael D. Paglia and John A. Paglia, Vice Presidents of the Company, entered into four-year employment agreements. The agreements provide that their employment may be terminated with or without cause, but if employment is terminated without cause the Company will pay the lesser of (i) $150,300 or (ii) 48 minus the number of months worked prior to termination times $8,350.

OPTIONS GRANTED

  No stock options were granted to the Named Executive Officers during the fiscal year ended December 31, 1997. In July 1997, the Board of Directors reduced the exercise price with respect to 100,000 options granted to Ms. Burbott in 1996, which options vest on April 23, 1999, from $3.50 per share to $2.75 per share.

  The table below sets forth information for the Named Executive Officers concerning option exercises during 1997 and outstanding options at December 31, 1997.

                     AGGREGATE OPTION EXERCISES DURING 1997
                           AND YEAR END OPTION VALUES

-------------------------------------------------------------------------------------------------------------
                             SHARES                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                             ACQUIRED                        UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                             ON                              OPTIONS AT END OF 1997 (#)  AT END OF 1997($)
                             EXERCISE      VALUE             EXERCISABLE/                EXERCISABLE/
NAME                            (#)        REALIZED ($)      UNEXERCISABLE               UNEXERCISABLE (1)
-------------------------------------------------------------------------------------------------------------
Amy C. MacF. Burbott
Chief Executive Officer                                              600,000               $225,000 (2)
 and President                 -0-           $-0-                    200,000                       -0-

Michael D. Paglia                                                      1,246                       -0-
Vice President                 -0-            -0-                      3,738                       -0-

John A. Paglia                                                         1,246                       -0-
Vice President                 -0-            -0-                      3,738                       -0-
-------------------------------------------------------------------------------------------------------------

______________________
(1) Calculated using $1.0625 per share, the last sale price of the Company's Common Stock on December 31, 1997.

(2) Includes 400,000 shares at an exercise price of $.50 per share for which the Company must reimburse the exercise price.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During its most recent fiscal year, the Company did not have a formal Compensation Committee. However, Amy C. MacF. Burbott and Michael D. Paglia participated in deliberations of the Company's Board of Directors concerning executive officer compensation relating to executives of the Company other than Ms. Burbott and Mr. Paglia.

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 20, 1998, (i) by each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) by each of the Company's current directors, (iii) by each of the Named Executive Officers and (iv) by all current directors and executive officers as a group.

--------------------------------------------------------------------------------
                                                SHARES BENEFICIALLY OWNED(1)
                                               ----------------------------
 Name                                          NUMBER                Percentage
 ----                                          ------                ----------
--------------------------------------------------------------------------------
Amy C. MacF. Burbott                         700,000(2)                 3.2%

Michael D. Paglia                          1,001,246(3)                 4.7%

John A. Paglia                               256,246(4)                 1.2%

Harve A. Ferrill                           1,207,856(5)                 5.6%

Steven M. Engel                               51,000(6)                  *

Walter H. Barandiaran                        111,400(6)                  *

Allen Holding Inc.
711 Fifth Avenue
New York, New York  10022                  6,260,000(7)                27.5%

Emvest & Co.
c/o Morrissey & Hawkins
One International Place
Boston, Massachusetts  02110               2,000,000                    9.4%

Kennedy Capital Management
10829 Olive Blvd.
St. Louis, Missouri  63141                 1,488,500(8)                 6.8%


All directors and executive
officers as group (7 persons)              3,454,642(9)                15.5%
--------------------------------------------------------------------------------

------------------------

*  Less than 1%

(1) In computing the number of shares of Common Stock beneficially owned by a person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or that become exercisable within 60 days of March 20, 1998 are deemed outstanding. For purposes of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, such shares of stock subject to options and/or warrants that are currently exercisable or that become exercisable within 60 days are deemed to be outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person.
(2) All such shares are subject to options that are currently exercisable or become exercisable within 60 days.
(3)  Includes 1,246 shares subject to options that are currently exercisable.
(4)  Includes 1,246 shares subject to options that are currently exercisable.

(5) Includes 111,000 shares subject to options that are currently exercisable and 26,080 shares beneficially owned by Mr. Ferrill, 18,000 of which he has sole voting and investment power and 8,000 shares of which he shares voting and investment power. Also includes 1,070,776 shares held by Advance Ross Corporation (of which Mr. Ferrill is Chief Executive Officer), for which Mr. Ferrill disclaims any beneficial ownership.
(6)  Includes 11,000 shares subject to options that are currently exercisable.
(7) Includes 3,573,200 shares held by Allen Value Partners L.P., 760,000 shares held by Allen & Company Incorporated ("Allen & Co.") and 426,800 shares issued to Allen Value Limited Incorporated. Allen Holding Inc. may be deemed to beneficially own the shares of Common Stock held by Allen Value Partners L.P. and Allen Value Limited Incorporated. However, Allen Holding Inc. disclaims beneficial ownership except to the extent represented by Allen Holding Inc.'s equity interest and profit participation in such entities. Also includes warrants held by Allen & Co. to purchase 1,500,000 shares (the "Allen & Co. Warrants") that are currently exercisable. The amount in the table excludes 709,425 shares and warrants to purchase 500,000 shares (together with the Allen & Co. Warrants, the "Allen Warrants") held by officers and directors of Allen & Co. for which Allen & Co. disclaims beneficial ownership.
(8) According to a Statement on Schedule 13G filed with the SEC on February 10, 1998, Kennedy Capital Management holds sole dispositive power over these shares, and holds sole voting power over 890,000 of these shares.
(9) Includes 957,816 shares subject to options that are currently exercisable or become exercisable within 60 days.


ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company, through its wholly owned subsidiary United Sanitation, leases approximately 155,000 square feet of land and buildings in Ocala, Florida which is used for the operations of United Sanitation's collection, transfer, recycling and portable toilet business. The property is leased from a real estate company which is controlled by Michael D. Paglia, a Vice President and Director of the Company, and John A. Paglia, a Vice President of the Company. The lease has a term of 20 years expiring in August 2016, grants the Company an option to purchase the property at any time after the fifth year of the lease at fair market value and has annual rent of $210,000 with yearly increases related to increases in the Florida Consumer Price Index. The Company believes the lease to be reasonable, fair and on terms and conditions typical for commercial leases in the Ocala, Florida area.

  In November 1997, the Company and Allen & Co. agreed to settle claims relating to the Company's previous engagement of Allen & Co. for investment banking and financial advisory services. Under the terms of the settlement, Allen & Co. agreed to waive any claims against the Company and the parties mutually agreed to modify the terms of the Allen Warrants. The exercise period for the Allen Warrants was extended for an additional year to February 2, 1999 and the exercise price was increased from $.55 per share to $.61 per share.

                                    PART IV

ITEM 14.  Financial Statement, Exhibits and Reports on Form 8-K

(a)  Financial Statements

     (i)    Report of Independent Accountants.
     (ii)   Consolidated Balance Sheets as of December 31, 1997 and 1996.
     (iii) Consolidated Statements of Operations for the years ended December 31, 1997, 1996 and 1995.
     (iv) Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997, 1996 and 1995.
     (v) Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995.
     (vi)   Notes to Consolidated Financial Statements.

(b)  Reports on Form 8-K

     None.

(c) Exhibits. Each Exhibit is listed according to the number assigned to it in the Exhibit Table of Item 601 of Regulation S-K.

EXHIBIT
Number              DESCRIPTION
------              -----------

2.1 Asset Purchase Agreement dated January 10, 1997 by and among GeoWaste of GA, Inc., Air-Sweep-A-Lot, Inc., Todd Griffin and Tim Griffin.

2.2 Asset Purchase Agreement dated November 7, 1997 by and among GeoWaste of GA, Inc., T.F. Mitchell & Sons, Inc. and Stephen F. Mitchell.

3.1 Certificate of Incorporation of GeoWaste Incorporated, as amended and restated (Incorporated by reference from Exhibit A to the Proxy filed November 25, 1991 (File No. 0-9278)).

3.2  Bylaws of GeoWaste Incorporated, as amended.

3.3 Amendment to Amended and Restated Certificate of Incorporation of GeoWaste Incorporated (Incorporated by reference from Exhibit 3.4 to the Annual Report on Form 10-K for the year ended December 31, 1992 (File No. 0-
     9278)).

4.1 Registration Rights Agreement, dated August 2, 1991, by and between GeoWaste Incorporated and each of the entities listed on Exhibit A thereto (Incorporated by reference from Exhibit 4(D) to the Current Report on Form 8-K filed August 19, 1991 (File No. 0-9278)).

4.2 First Escrow Agreement, dated August 2, 1991, by and between GeoWaste Incorporated, Frederick J. Iseman, James Swistock, Matthew Fulton, Brian Russell, James R. Jones, Paul Thomas Cohen, William vanden Heuvel, Balis & Zorn, Inc. and IBJ Schroder Bank & Trust Company (Incorporated by reference from Exhibit 4(B) to the Current Report on Form 8-K filed August 19, 1991 (File No. 0-9278)).

4.3 Second Escrow Agreement, dated August 2, 1991, by and between GeoWaste Incorporated, the parties listed on Schedule A thereto, Kurt Wilkening and IBJ Schroder Bank & Trust Company (Incorporated by reference from Exhibit 4(C) to the Current Report on Form 8-K filed August 19, 1991 (File No. 0-9278)).

4.4 Equivest First Convertible Debt Exchange Agreement, dated August 2, 1991, by and between GeoWaste Incorporated the parties listed on Schedule A thereto (Incorporated by reference from Exhibit 2(B) to the Current Report on Form 8-K filed August 19, 1991 (File No. 0-9278)).

4.5 Equivest Second Convertible Debt Exchange Agreement, dated August 2, 1991, by and between GeoWaste Incorporated the parties listed on Schedule A thereto (Incorporated by reference from Exhibit 2(C) to the Current Report on Form 8-K filed August 19, 1991 (File No. 0-9278)).

4.6 Stockholders' Agreement, dated August 2, 1991, by and between GeoWaste Incorporated, Advance Ross Corporation, Allen & Company Incorporated, Frederick J. Iseman, Harve Ferrill, Gian Caterine, Kurt Wilkening, their persons or entities listed on Schedule A thereto and the persons or entities listed on Schedule B thereto (Incorporated by reference from Exhibit 4(A) to the Current Report on Form 8-K filed August 19, 1991 (File No. 0-9278)).

4.7 Voting Agreement, dated March 5,1992, by and between GeoWaste Incorporated, the Delaware State Employees' Retirement Fund and the Trust for Defined Benefit Plan of ICI American Holdings Inc., Frederick J. Iseman, Gian Caterine, Amy C. MacF. Burbott, Harve Ferrill, James Swistock, Advance Ross Corporation and Allen & Company Incorporated (Incorporated by reference from Exhibit 4.4 to the Current Report on Form 8-K filed March 13, 1992 (File No. 0-9278)).

4.8  Voting Agreement dated as of August 12, 1996, among John A. Paglia, Michael
     D. Paglia, Advance Ross Corporation, Allen & Company Incorporated, Allen Value Partners L.P. and Allen Value Limited Incorporated (Incorporated by reference from Exhibit 4.11 to the Current Report on Form 8-K filed August 27, 1997 (File No. 0-9278)).

10.1 Revolving Credit Agreement dated October 9, 1997 by and among GeoWaste Incorporated and its subsidiaries listed therein and BankBoston, N.A.

10.2 1996 Stock Option Plan of the Company dated November 18, 1996.

10.3 Warrant Purchase Agreement by and between GeoWaste Incorporated and Allen & Company Incorporated (Incorporated by reference from Exhibit 10.1 to the Annual Report on Form 10-K for the year ended December 31, 1991 (File No. 0-9278)).

10.4 Amendment to Warrant Purchase Agreement, dated November 4, 1997, by and between GeoWaste Incorporated and Allen & Company Incorporated.

10.5 Severance Agreement, dated as of December 21, 1995, by and between GeoWaste Incorporated and Raymond F. Chase (Incorporated by reference from
     Exhibit 10.6 to the Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-9278)).

10.6 Letter Agreement, dated as of April 23, 1996, by and between GeoWaste Incorporated and Amy C. MacF. Burbott. (Incorporated by reference from
     Exhibit 10.9 to the Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-9278)).

10.7 Employment Agreement, dated as of August 12, 1996, by and between GeoWaste Incorporated and John A. Paglia. (Incorporated by reference from Exhibit
     10.10 to the Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-9278)).

10.8 Employment Agreement, dated as of August 12, 1996, by and between GeoWaste Incorporated and Michael D. Paglia. (Incorporated by reference from
     Exhibit 10.11 to the Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-9278)).

21   Subsidiaries of the Registrant.

27.1  Financial Data Schedule for the year ended December 31, 1997.

27.2  Restated Financial Data Schedule for the year ended December 31, 1996.

27.3  Restated Financial Data Schedule for the year ended December 31, 1995.

27.4  Restated Financial Data Schedule for the three months ended March 30,
      1997.

27.5  Restated Financial Data Schedule for the six months ended June 30, 1997.

27.6 Restated Financial Data Schedule for the nine months ended September 30, 1997.

27.7  Restated Financial Data Schedule for the three months ended March 30,
      1996.

27.8  Restated Financial Data Schedule for the six months ended June 30, 1996.

27.9 Restated Financial Data Schedule for the nine months ended September 30, 1996.

(d)   Financial Statement Schedules

          Description
          -----------

  Schedule II.  Valuation and Qualifying Accounts

  All other schedules have been omitted since the information is not applicable, is not required or is included in the Consolidated Financial Statements listed under section (a) of this Item 14.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
GeoWaste Incorporated:


  We have audited the consolidated financial statements and the financial statement schedule of GeoWaste Incorporated and Subsidiaries listed in Item 14(a) and 14(d) of this Form 10-K. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GeoWaste Incorporated and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



COOPERS & LYBRAND L.L.P.

Jacksonville, Florida
March 24, 1998

                    GEOWASTE INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       As of December 31, 1997 and 1996

                                               ASSETS

                                                                         1997       1996
                                                                         ----       ----
Current assets:
  Cash and cash equivalents                                         $   738,790  $ 3,058,067
  Accounts receivable, net of allowance of $269,000 in 1997
      and $174,000 in 1996                                            2,449,994    2,214,061
  Income tax receivable                                                 416,196            -
  Prepaid expenses                                                      376,154      343,461
  Deferred tax asset                                                    140,000      221,000
                                                                    -----------  -----------
      Total current assets                                            4,121,134    5,836,589
                                                                    -----------  -----------

Property and equipment:
  Land, primarily disposal site                                      13,125,733   11,078,454
  Buildings and improvements                                            605,441      433,025
  Vehicles and equipment                                             11,910,630    8,830,438
  Construction in progress                                            2,382,807    2,127,429
                                                                    -----------  -----------
                                                                     28,024,611   22,469,346
Less - accumulated depreciation                                      11,535,911    8,613,446
                                                                    -----------  -----------
      Net property and equipment                                     16,488,700   13,855,900
                                                                    -----------  -----------

Other assets:
  Cost in excess of net assets of acquired businesses and
   other intangibles, net of accumulated amortization of
   $680,000 in 1997 and $322,000 in 1996                             11,195,943   10,598,463
  Investments                                                           236,328      318,000
  Other                                                                  66,794        9,139
                                                                    -----------  -----------
      Total other assets                                             11,499,065   10,925,602
                                                                    -----------  -----------
Total assets                                                        $32,108,899  $30,618,091
                                                                    ===========  ===========

             The accompanying notes are an integral part of these
                       consolidated financial satements.

                    GEOWASTE INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       As of December 31, 1997 and 1996


                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                               1997         1996
                                                               ----         ----
Current liabilities:
 Current maturities of long-term debt                       $ 1,341,439  $ 4,672,950
 Current portion of accrued royalties                           231,139      245,530
 Accounts payable                                             1,029,944    1,573,707
 Accounts payable to related party                              306,037      400,000
 Accrued payroll                                                134,457      198,619
 Accrued fees                                                   290,979      145,008
 Accrued income taxes                                                 -      700,000
 Accrued other                                                  246,249       46,929
 Deferred revenue                                               753,248      876,624
                                                            -----------  -----------
     Total current liabilities                                4,333,492    8,859,367

Long-term debt, less current maturities                       8,531,395    2,522,311
Accrued royalties, less current portion                         499,783      716,531
Closure and post closure obligations                          2,047,815    1,787,136
Deferred tax liability                                          791,000      750,000
                                                            -----------  -----------
      Total liabilities                                      16,203,485   14,635,345
                                                            -----------  -----------

Commitments and contingencies (Notes 9 and 16)


Stockholders' equity:
 Preferred stock, authorized 5,000,000 shares,
   $.01 par value; none issued or outstanding                         -            -
 Common stock, authorized 50,000,000 shares,
   $.10 par value; issued and outstanding 21,286,549 and
   21,028,634 shares in 1997 and 1996, respectively           2,128,655    2,102,863
 Additional paid-in capital                                  13,231,202   12,910,437
 Retained earnings                                              545,557      969,446
                                                            -----------  -----------
     Total stockholders' equity                              15,905,414   15,982,746
                                                            -----------  -----------
Total liabilities and stockholders' equity                  $32,108,899  $30,618,091
                                                            ===========  ===========

             The accompanying notes are an integral part of these
                       consolidated financial satements.

                    GEOWASTE INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             For the years ended December 31, 1997, 1996 and 1995

                                                  1997          1996         1995
                                              ------------  ------------  -----------
Net revenues                                  $19,396,772   $13,702,708   $8,932,528

Costs and expenses:
 Operating                                     13,535,937     8,228,849    5,207,250
 Unusual charges                                1,083,000             -            -
 Selling, general and administrative            3,953,545     2,618,571    1,459,197
 Amortization of intangibles                      358,159       144,868       71,180
                                              -----------   -----------   ----------
Income from operations                            466,131     2,710,420    2,194,901

Other income (expense):
 Other income, primarily interest                  10,185       200,461      175,655
 Interest expense                                (577,998)     (443,912)    (368,338)
 Gain (loss) on sale of assets                    (79,207)      432,623        7,092
 Gain on sale of investments                            -        82,913            -
                                              -----------   -----------   ----------
Income (loss) before income taxes                (180,889)    2,982,505    2,009,310

Income tax provision                              243,000     1,275,000      547,000
                                              -----------   -----------   ----------

Net (loss) income                             $  (423,889)  $ 1,707,505   $1,462,310
                                              ===========   ===========   ==========
Basic (losses) earnings per common share      $      (.02)  $      .09    $      .08
                                              ===========   ===========   ==========
Diluted (losses) earnings per common share    $      (.02)  $       .08   $      .07
                                              ===========   ===========   ==========

             The accompanying notes are an integral part of these
                       consolidated financial satements.

                    GEOWASTE INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             For the years ended December 31, 1997, 1996 and 1995



                                              COMMON STOCK                   NET UNREALIZED
                                  NUMBER OF     $.01 PAR      ADDITIONAL     GAINS (LOSSES)  RETAINED EARNINGS   TOTAL STOCKHOLDERS'
                                    SHARES       VALUE      PAID IN CAPITAL  ON INVESTMENTS      (DEFICIT)              EQUITY
                                  ----------  ------------  ---------------  --------------- -----------------   ------------------
Balance at December 31, 1994      18,662,605    $1,866,260    $ 6,191,110      $ (8,179)       $(2,200,369)        $ 5,848,822

Change in net unrealized gains             -             -              -        75,225                  -              75,225

Net income                                 -             -              -             -          1,462,310           1,462,310
                                  ----------    ----------    -----------  ------------        -----------         -----------

Balance at December 31, 1995      18,662,605     1,866,260      6,191,110        67,046           (738,059)          7,386,357

Issuance of stock for
 acquisitions                      2,233,946       223,395      6,306,605             -                  -           6,530,000

Stock options exercised,
 including tax benefit of
 $114,134                            132,083        13,208        172,722             -                  -             185,930


Extension of warrants                      -             -        240,000             -                  -             240,000

Change in unrealized gains                 -             -              -       (67,046)                 -             (67,046)

Net income                                 -             -              -             -          1,707,505           1,707,505
                                  ----------    ----------    -----------  ------------        -----------         -----------

Balance at December 31, 1996      21,028,634     2,102,863     12,910,437             -            969,446          15,982,746

Conversion of 8.5% Convertible
 Debentures                          200,000        20,000        260,000             -                  -             280,000


Stock options exercised,
 including tax benefit of
 $33,000                              57,915         5,792         60,765             -                  -              66,557

Net loss                                   -             -              -             -           (423,889)           (423,889)
                                  ----------    ----------    -----------  ------------        -----------         -----------

Balance at December 31, 1997      21,286,549    $2,128,655    $13,231,202  $          -        $   545,557         $15,905,414
                                  ==========    ==========    ===========  ============        ===========         ===========

             The accompanying notes are an integral part of these
                       consolidated financial satements.

                    GEOWASTE INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the years ended December 31, 1997, 1996 and 1995

                                                                  1997          1996          1995
                                                              ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (loss)                                             $  (423,889)  $ 1,707,505   $ 1,462,310

 Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
   Depreciation and amortization                                3,698,558     2,555,863     2,505,103
   Deferred income taxes                                          168,000        36,000       323,000
   Non cash interest expense                                            -             -        80,823
   Goodwill write-off                                             436,000             -             -
   Impairment of property                                         202,121             -             -
   Provision for closure and post closure costs                   260,679       275,489       620,472
   Provision for doubtful accounts                                298,699       163,129        28,400
   Gain on sale of investments                                          -       (82,913)            -
   Amortization of discount                                       (18,600)      (18,000)            -
   (Gain) loss on sale of assets                                   79,207      (432,623)       (7,092)
   Changes in assets and liabilities:
    Accounts receivable                                          (534,632)     (686,534)      112,861
    Income tax                                                 (1,083,196)      550,682        59,318
    Prepaid expenses                                              (32,693)      (93,437)      (62,238)
    Other assets                                                        -        54,919             -
    Accounts payable and accrued liabilities                     (720,288)      417,859       (95,029)
    Deferred revenue                                             (123,376)      192,090      (123,012)
                                                              -----------   -----------   -----------

Net cash provided by operating activities                       2,206,590     4,640,029     4,904,916
                                                              -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from the sale of limited partnership                          -       656,920             -
 Proceeds from sale of investments                                100,272       701,402             -
 Cash paid for business acquisitions                           (1,379,224)   (2,420,228)            -
 Purchases of property and equipment                           (3,972,117)   (3,613,967)   (1,820,033)
 Proceeds from the sale of equipment                              379,248        57,000        19,670
 Purchase of investments                                                -             -      (313,445)
 Proceeds from sale of business                                   204,761             -             -
                                                              -----------   -----------   -----------

Net cash used in investing activities                          (4,667,060)   (4,618,873)   (2,113,808)
                                                              -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from exercise of stock options                           33,557        71,795             -
 Proceeds from debt issuance                                    5,187,000             -             -
 Payment of debt, capital lease obligations,
   and accrued royalties                                       (5,079,364)   (1,020,343)     (439,047)
                                                              -----------   -----------   -----------


Net cash provided by (used in) financing activities               141,193      (948,548)     (439,047)
                                                              -----------   -----------   -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               (2,319,277)     (927,392)    2,352,061
 Cash and cash equivalents, beginning of year                   3,058,067     3,985,459     1,633,398
                                                              -----------   -----------   -----------
 Cash and cash equivalents, end of year                       $   738,790   $ 3,058,067   $ 3,985,459
                                                              ===========   ===========   ===========

Note:  See Note 15 for supplemental cash flow information.

             The accompanying notes are an integral part of these
                       consolidated financial satements.

                    GEOWASTE INCORPORATED AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

  GeoWaste Incorporated (the "Company") is in the business of owning, operating and acquiring non-hazardous, solid waste collection, transportation and transfer companies and disposal facilities. The Company operates a landfill in southern Georgia, collection companies in southern Georgia and northern Florida, a transfer station in northern Florida and a sweeping company in northern Florida. The Company also sells recyclable paper and rents and services portable toilets. The Company's customers include governments, commercial entities and residences located in the southeastern United States.

Revenue Recognition

  Collection revenues are recognized as services are performed. Certain commercial and residential customers are billed in advance, and these revenues are deferred until recorded as income in the period in which the related service is rendered. Disposal and transfer revenues are recognized with the performance of the service. Sales of recyclable paper are recognized upon delivery of the product. No customer accounted for more than 10% of the Company's revenue in 1997. One customer accounted for approximately 14% and 21% of the Company's revenue in 1996 and 1995, respectively.

Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Unitah Basin Limited Partnership, a former majority-owned subsidiary, was sold during 1996 and the Company recognized a gain of $432,623.

Cash and Cash Equivalents

  Cash equivalents consist of money market funds primarily invested in short-term debt securities and other highly liquid investments with maturities of three months or less from the date they were purchased. These securities are stated at cost which approximates market value.

Property and Equipment

  Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives, ranging from 5 to 10 years for buildings and improvements and 2 to 8 years for vehicles and equipment, using the straight-line method.

  The disposal site is carried at cost. To the extent cost exceeds estimated net realizable value upon closure of the disposal site, such excess is amortized over the estimated life of the disposal site based on the ratio of tons of solid waste placed in the landfill over the estimated total capacity of the disposal site. Disposal site improvements are capitalized and charged to operations based on the estimated remaining capacity of the site; operating costs are expensed as
incurred.   Statement of Financial Accounting Standards No. 121 is applied to the Company's sole solid waste disposal facility by considering historical, current and forecasted operating results. Due to the relationship of the landfill's operating costs to current and forecasted landfill revenues and the resulting operating margins, the Company has not experienced a situation where the landfill costs are not recoverable.

  Depreciation expense for property and equipment was approximately $3,345,000, $2,411,000, and $2,418,000, for the years ended December 31, 1997, 1996, and
1995, respectively.

Capitalized Interest

  Interest is capitalized on construction of Company's landfill during the periods of construction. For the year ended December 31, 1997, total interest costs capitalized was $93,000. No interest was capitalized in 1996 or 1995 due to immateriality.

Cost in Excess of Net Assets of Acquired Businesses and Other Intangibles

  The cost in excess of net assets of acquired businesses is being amortized on a straight-line basis over forty years. The carrying value of intangible assets is periodically reviewed for impairment by the Company based on the expected future undiscounted cash flows of the related business unit. (See Notes 11 and 17.) Other intangibles include non-compete agreements and customer lists and are being amortized on a straight line basis over five years.

Investments

  The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). Investments are classified as available-for-sale or held-to-maturity as applicable. Available-for-sale securities are recorded at fair value and held-to-maturity investments are recorded at amortized cost. Amortized cost is adjusted for amortization of discount to maturity. Such amortization is included in other income. Realized gains and losses are included in other income and are determined on the specific identification basis.

Income Taxes

  Deferred income tax liabilities and assets are determined using currently enacted tax rates applicable to the period in which deferred tax liability or assets are expected to be settled or realized. The deferred tax liability or asset is determined based on the difference between the financial statement and tax bases of assets and liabilities. The tax benefits recognized must be reduced by a valuation allowance to the extent it is more likely than not the benefits may not be realized.

Earnings (Losses) Per Common Share

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997. All earnings (losses) per share and related weighted average shares outstanding have been restated.

  Basic earnings (losses) per common share are computed by dividing net income (losses) by the weighted average number of common shares outstanding for the period. Diluted earnings (losses) per common share reflect the maximum dilution that would have resulted from the exercise of common stock equivalents which consists of stock options and warrants (see Note 8) and convertible debentures (see Note 5). Diluted earnings (losses) per common share are computed by dividing net income (losses), after adding back the after-tax interest on the convertible debentures, by the weighted average number of common shares and all dilutive securities. Diluted earnings (losses) per common share does not consider the conversion of any common stock equivalents that would have an antidilutive effect on diluted earnings (losses) per share.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities (such as allowance for doubtful accounts, depreciation lives, costs in excess of net assets of acquired businesses, and closure and post closure reserves) and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Long-Lived Assets

  In 1996, the Company adopted Statement of Financial Accounting Standards
(SFAS) 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate
that the carrying amount of an asset may not be recoverable.   SFAS 121 also
requires losses to be accrued, if any, on long-lived assets to be disposed.
See Notes 11 and 17 for impairment losses recognized in 1997. There were no impairment losses recognized in 1996.

Environmental Costs

  The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. No accruals were necessary for the years ended December 31, 1997, 1996 or 1995.

Reclassification

  Certain items in prior years' financial statements have been reclassified to conform with the current year presentation.

2.      CLOSURE AND POST-CLOSURE RESERVES

  The Company will have material financial obligations with respect to the closure and post closure of its landfill. Disposal site closure and post-closure costs, which includes final capping of the site, site inspections, ground-water monitoring, leachate management, methane gas control and recovery, and operation and maintenance costs to be incurred during the thirty year post-closure period, are accrued and charged to expense over the estimated useful life of the landfill. Requirements for closure and post-closure are established by Subtitle D of the EPA.

  While the precise amount of these future obligations cannot be determined, it is estimated that the total cost for final closure and post-closure will approximate $3,600,000 when the landfill reaches its capacity. These amounts are based on estimates obtained from an independent engineering firm. Amounts accrued for closure and post-closure costs are $2,047,815 and $1,787,136 as of December 31, 1997 and 1996, respectively, and are accrued based on capacity used. The liability is not present valued, however the Company uses a 3% inflation factor when estimating the ultimate costs of closure and post closure costs. Actual, ultimate costs could materially differ from these estimates.

  In February 1996 and February 1998 the Company was granted modifications to its permit for the Company's landfill by the Georgia Environmental Protection Division which increased the total capacity of the landfill by approximately 1,500,000 and 1,100,000 tons of solid waste, respectively. As a result of the modification to the Company's permit in 1998, the Company received new estimates of the final closure and post closure costs. It is estimated that total costs will approximate $8,700,000. As a result of the 1996 capacity increase, the estimated amortization rate of the disposal site and the estimated accrual rate of closure and post closure reserves have been adjusted. The 1996 net income and earnings per share were

$430,000 and $0.02 higher as a result of this change in estimate. The pro forma effect of the 1998 modification and new cost estimates on 1997 net loss and losses per share is an additional loss of $36,000 and no change in the losses per share.

3.      ACQUISITIONS

  During 1997 and 1996, the Company acquired the entities described below, which were accounted for by the purchase method of accounting.

  (a) In January 1997, the Company acquired the waste related assets of Air Sweep-A-Lot, Inc. ("ASAL") a solid waste collection and sweeping company located in Valdosta, Georgia. The total purchase price of approximately $1,028,000 consisted of cash in the amount of $200,000, acquisition costs of $19,000, assumption of debt in the amount of $487,000 and the issuance of an 8% promissory note with a principal amount of $322,000 to the sellers of ASAL. The value of the non-competition agreement assigned to this transaction was $85,000 and is being amortized over 5 years. The excess of the purchase price over the net assets acquired of approximately $367,000 is being amortized over forty years. The operations of ASAL are not material to the Company's consolidated operations.

  (b) In November 1997, the Company purchased the assets of T.F. Mitchell & Sons, Inc. d/b/a Mitchell Refuse ("Mitchell"), located in Cordele, Georgia. The total purchase price of $1,519,000 consisted of cash in the amount of $1,000,000, a payable of $306,000 due in February 1998, acquisition costs of $19,000, and assumption of $194,000 in debt. The payable was paid in February 1998 and is classified as accounts payable to a related party in the accompanying balance sheet. A value of $150,000 was assigned to Mitchell's customer lists and $100,000 to the non-competition agreement associated with this transaction. The value of both the customer lists and the non-competition agreement are being amortized over five years. The excess of the purchase price over the assets acquired of approximately $672,000 is being amortized over forty years. The operations of Mitchell are not material to the Company's consolidated operations.

  (c) In March 1996, the Company acquired all of the outstanding shares of North Florida Sweeping, Inc. ("NFS"), a street sweeping and solid waste rolloff collection company located in Jacksonville, Florida. The consideration given of $1,732,000 consisted of $280,000 of common stock (233,946 shares of the Company's stock valued at $1.197 per share), cash of $350,000, assumption of NFS liabilities in the amount of $862,000 and 75,000 common stock warrants that are exercisable at $1.25 per share. The Company also extended the exercise date for 2,000,000 warrants issued pursuant to a certain warrant agreement with a related party, to February 2, 1998 as consideration for investment advisory services provided to the Company in connection with the purchase of NFS. The Company assigned a value of $240,000 to this modification in accordance with Statement of Financial Accounting Standards No. 123, "Accounting For Stock Based Compensation" (SFAS 123). The excess of the purchase price over the fair value of the assets acquired was approximately $597,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over forty years. (See Note 11 for recission of purchase.)

  (d) In August 1996, the Company acquired all of the outstanding shares of Spectrum Group, Inc. (d/b/a United Sanitation), a collection recycling and transfer company located in Ocala, Florida. The purchase price of $11,592,000 was comprised of 2,000,000 shares of common stock valued at $3.125 per share, cash of $954,000, acquisition costs of $680,000 and assumption of liabilities of $3,708,000. The excess of the purchase price over the fair value of assets acquired was approximately $8,217,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over forty years.

  (e) In August 1996, the Company acquired certain equipment and accounts receivable of Standard Disposal Service of Florida, Inc., a collection company located in Marion County, Florida, for $1,296,000. The purchase price consisted of $720,000 cash and assumption of $576,000 of debt. The excess of the purchase price over the fair value of assets acquired was $732,000, which is being amortized over forty years.

  The Company also had other acquisitions during 1996 which were not significant.

  The purchase prices of all of the Company's acquisitions have been allocated to the assets purchased and the liabilities assumed based upon the fair values on the dates of acquisition, as follows:

                                      1997          1996
                                      ----          ----
       Current assets              $        -   $   910,000
       Property and equipment       1,172,000     4,143,000
       Other assets                         -         8,000
       Goodwill and intangibles     1,374,000     9,676,000
       Current liabilities                  -    (1,217,000)
       Long-term liabilities         (681,000)   (3,930,000)
                                   ----------   -----------
                                   $1,865,000   $ 9,590,000
                                   ==========   ===========

     The operating results of these business acquisitions have been included in the consolidated statements of operations from the dates of acquisition.

     The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and the acquired businesses as if the acquisitions had occurred at the beginning of the year preceding the year of acquisition.

                                          1997         1996         1995
                                          ----         ----         ----
Net sales                             $20,652,433   $20,386,000  $16,272,000
Net income (loss)                        (293,000)    1,745,000    1,388,000
Earnings (losses) per common share    $     (0.01)  $       .09  $       .07

     These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional depreciation expense as a result of a step-up in the basis of fixed assets, additional amortization expense for goodwill, decrease in disposal charges for disposing waste at the Company's landfill and increase in officers' salaries of the acquired business that have become employees of the Company. These unaudited pro forma results are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisitions had been effective at the beginning of the year preceding the year of acquisition.

4.   SALE OF ASSETS

  In June 1997, the Company sold its lawn care and certain of its sweeping businesses in Florida to Sweeping Corp. of America. The assets sold included selected lawn care and parking lot sweeping equipment together with contracts obtained since April 1996 with the Florida Department of Transportation for highway sweeping and lawn edging in Dade, Leon, Holmes, Washington, Jackson,
Bay, Gulf, Calhoon, Escambia and Santa Rosa counties.   All of these contracts
involved work being performed in geographically dispersed locations, which were remote to the Company's existing service areas of South/Central Georgia, Northeast Florida and North Central Florida and which the Company believed had limited market share growth opportunities in the near future. The aggregate sale price was $210,000 and resulted in a gain of approximately $120,000 which is included in gain on sale of assets in the accompanying consolidated statements of operations.

5.   LONG-TERM DEBT

     Long-term debt at December 31, 1997 and 1996 consists of the following:

                                                                                                             1997            1996
                                                                                                             ----            ----

     Note payable to bank under $5 million revolving credit facility, due October 2000                    $ 4,800,000   $         -
     8.5% convertible subordinated debentures, due 1997                                                             -     3,884,265
     Notes payable to banks at fixed interest rates ranging from 8.5% to 10.5% and variable interest rates ranging from prime to prime plus 2.09% (weighted average interest rate of 9.1% as of
      December 31, 1997) through 2010 collateralized by vehicle, equipment and other assets                 1,600,719     1,248,838
     Uncollateralized notes payable to individuals at fixed interest rates ranging from 8% to 9%
      (weighted  average interest rate of 8.5%) through 2005                                                1,417,169     1,209,394
     Notes payable to finance institutions at fixed interest rates ranging from 8% to 13.4% and variable interest rates ranging from prime plus 1.5% to prime plus 2% (weighted average interest rate of
      9.4%)  through 2003, collateralized  by equipment                                                     1,593,130       671,801
     Capitalized lease obligations at fixed interest rates ranging from 8% to 10.5% (weighted average
      interest rate of 8.5%) through 2001, collateralized by equipment and vehicles                           410,875       102,735
     Other notes payable                                                                                       50,941        78,228
                                                                                                          -----------   -----------
                                                                                                            9,872,834     7,195,261
     Less current portion                                                                                  (1,341,439)   (4,672,950)
                                                                                                          -----------   -----------
                                                                                                          $ 8,531,395   $ 2,522,311
                                                                                                          ===========   ===========

  Aggregate maturities of long-term debt including capital leases at December 31, 1997 were as follows:

          YEAR ENDING
          DECEMBER 31
          -----------
          1998                                           $ 1,341,439
          1999                                             1,037,141
          2000                                             5,672,078
          2001                                               569,728
          2002                                               411,192
          Thereafter                                         841,256
                                                         -----------
                                                         $ 9,872,834
                                                         ===========

  The Company's 8.5% convertible subordinated debentures (the "Debentures"), which were convertible into shares of common stock at $1.40 per share, matured in March 1997, at which time the Company and the holder of the Debentures mutually agreed to extend the due date of the Debentures to September 1997. In March 1997, the holder of the Debentures also converted $280,000 of the Debentures into 200,000 shares of common stock. In October 1997, the Company repaid the remaining $3,604,265 of principal and accrued interest on the Debentures from borrowings under the revolving credit facility discussed below.

  On October 9, 1997, the Company entered into a $5 million revolving credit facility (the "Credit Facility") with BankBoston, N.A. (the "Bank") and borrowed $4.8 million under the Credit Facility to repay the principal and accrued interest on the Debentures and to finance the cash portion of the purchase price for Mitchell. Borrowings under the Credit Facility may be used for working capital, refinancing of outstanding debt, capital expenditures and other general corporate purposes. Interest on borrowings under the Credit Facility is payable at a rate of one-quarter of one percent plus the higher of (i) the Bank's base rate or (ii) one percent above the overnight federal funds effective rate, as published by the Board of Governors of the Federal Reserve System, as in effect from time to time. The interest rate at December 31, 1997 was 8.75%. Borrowings under the Credit Facility mature on October 9, 2000 and are collateralized by the stock of the Company's subsidiaries. Under the terms of the Credit Facility, the Company is prohibited from paying cash dividends on its Common Stock and the Company must maintain certain financial covenants on a quarterly basis of which the most significant is the interest coverage ratio. The financial covenant relating to the interest coverage ratio with which the Company must comply requires the Company not to allow its interest coverage ratio to be less than 2.25 to 1 through September 30, 1998 or less than 2.50 to 1 thereafter.

6.  ACCRUED ROYALTIES

  Royalty obligations, payable to the former stockholder of an acquired company, amounted to $730,922 and $962,061 at December 31, 1997 and 1996, respectively. The Company has estimated $231,139 and $245,530 will be paid in 1998 and 1997 respectively, and accordingly has classified these amounts as a current liability. The Company pays the former stockholder $1 per ton of waste disposed in the Company's landfill.


7.  EARNINGS (LOSSES) PER SHARE

  The following is the reconciliation of the numerator and denominator of the basic and diluted earnings (losses) per share for the years ended December 31, 1997, 1996 and 1995:

                                                  Income        Shares      Per-Share
     1997                                       (Numerator)  (Denominator)   Amounts
     ----                                       -----------  -------------  ----------
     BASIC LOSSES PER SHARE
     Losses available to
     common stockholders                         $(423,889)    21,246,779      $  (0.02)
                                                                               ========
     Effect of dilutive securities                       -              -
                                                 ---------     ----------
     DILUTED LOSSES PER SHARE
     Losses available to common stockholders
     and assumed conversions                     $(423,889)    21,246,779      $  (0.02)
                                                 =========     ==========      ========

     Options and warrants to purchase 3,318,054 shares of common stock at prices ranging from $.50 to $3.50 were outstanding during 1997 but were not included in the computation of diluted losses per share. The Company also had convertible subordinated debentures outstanding of $3,604,265 for the first three quarters of 1997 which was convertible into shares of common stock at $1.40 per share. All of the above securities were not included in diluted losses per share due to cumulative losses by the Company in 1997.

                                                   Income        Shares      Per-Share
     1996                                        (Numerator)  (Denominator)   Amounts
     ----                                        -----------  -------------  ---------
     BASIC EARNINGS PER SHARE
     Income available to
     common stockholders                         $1,707,505     19,659,044   $    0.09
                                                                             =========
     EFFECT OF DILUTIVE SECURITIES
     Options and warrants                                 -      2,180,439
     8.5% Convertible subordinated debentures       214,606      2,774,475
                                                 ----------     ----------
     DILUTED EARNINGS PER SHARE
     Income available to common stockholders
     and assumed conversions                     $1,922,111     24,613,958   $    0.08
                                                 ==========     ==========   =========

  Option to purchase 200,000 shares of common stock at prices ranging from $2.75 to $3.50 were outstanding during the last three quarters of 1996 but were not included in the computation of diluted earnings per share since the exercise price was greater than the average stock price during 1996.

                                                  Income        Shares      Per-Share
1995                                            (Numerator)  (Denominator)   Amounts
----                                            -----------  -------------  ---------
     BASIC EARNINGS PER SHARE
     Income available to
     common stockholders                        $1,462,310     18,662,505       $0.08
                                                                                =====
     EFFECT OF DILUTIVE SECURITIES
     Options and warrants                                -      1,130,882
                                                ----------     ----------
     DILUTED EARNINGS PER SHARE
     Income available to common stockholders
     and assumed conversions                    $1,462,310     19,793,387       $0.07
                                                ==========     ==========       =====

  Options to purchase 61,500 shares of common stock at a price of $1.19 were outstanding during the last quarter of 1995 but were not included in the computation of diluted earnings per share since the exercise price was greater than the average stock price during 1995. The Company also had convertible subordinated debentures outstanding of $3,884,265 during 1995 which is convertible into shares of common stock of the Company at $1.40 per share. These securities were not included in diluted earnings per share as they were considered antidilutive.

8.  Management Options and Common Stock Warrants

  In 1991, the Company granted to certain key management options to acquire an aggregate of 1,854,945 shares of common stock at a purchase prices ranging from $.50 to $1.37 per share. The Company has also adopted two Stock Option Plans, which provided for the granting of a total of 1,803,000 shares to key employees. All options must be exercised on or prior to the tenth anniversary of the grant. The options vest to key management and employees over a three year period based upon length of service with the Company.

  A summary of the status of the Company's options outstanding as of December 31, 1997, 1996 and 1995 and changes during the periods ended on those dates are presented below:

                                            1997                               1996                              1995
                             ---------------------------------  --------------------------------  ---------------------------------
                                              WEIGHTED-AVERAGE                  WEIGHTED-AVERAGE                   WEIGHTED-AVERAGE
                                 SHARES           EXERCISE          SHARES          EXERCISE          SHARES           EXERCISE
                                (IN 000)           PRICE           (IN 000)          PRICE           (IN 000)           PRICE
                             ---------------  ----------------  --------------  ----------------  ---------------  ----------------
Outstanding at
     beginning of period          1,171            $1.32            1,597            $0.53             1,535            $0.50
   Granted                          325             2.10              465             2.51                62             1.19
   Exercised                         58              .58              132             0.54                 -                -
   Cancelled                        120             3.18              759             0.50                 -                -
                                  -----                             -----                              -----
Outstanding at
     end of period                1,318            $1.38            1,171            $1.32             1,597            $0.53
                                  =====            =====            =====            =====             =====            =====

Options exercisable
     at end of period               916            $0.97              789            $0.73               753            $0.52
                                  =====            =====            =====            =====             =====            =====

  The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                                OPTIONS                                               OPTIONS
                                               OUTSTANDING                                           EXERCISABLE
                             -----------------------------------------------                ---------------------------
                                                                    WEIGHTED                                   WEIGHTED
                                            WEIGHTED-REMAINING      AVERAGE                                    AVERAGE
     RANGE OF                 SHARES           CONTRACTUAL          EXERCISE                 SHARES            EXERCISE
  EXERCISE PRICE             (IN 000)              LIFE              PRICE                  (IN 000)            PRICE
  --------------             --------       ------------------      --------                --------           --------
$.50                             605           3.5 years              $0.50                    605               $0.50
$1.19 to 1.75                     39           8.0 years               1.30                     36                1.27
$1.81 to $2.13                   474           9.0 years               1.92                    275                1.96
$2.75                            200           8.5 years               2.75                      -                   -
                               -----                                                           ---
Total                          1,318           6.5 years              $1.38                    916               $0.97
                               =====                                                           ===

  The Company applies APB Opinion 25 and related interpretations in accounting for the stock option plans. Accordingly, no compensation cost has been recognized for the two stock option plans. Had compensation cost been determined based on the estimated fair value at the grant dates for awards under those plans since January 1, 1995, consistent with the method of SFAS 123, the Company's net income (loss) and earnings (losses) per share for the years ended December 31, 1997, 1996 and 1995 would have been the pro forma amounts indicated below:

                                            1997        1996        1995
                                            ----        ----        ----
         Net income (loss):
            As reported                  $(423,889)  $1,707,505  $1,462,310
            Pro forma                    $(457,372)  $1,465,472  $1,449,431
         Earnings (losses) per share:
            As reported                  $    (.02)  $      .09  $      .08
            Pro forma                    $    (.02)  $      .07  $      .08

     For purposes of computing the pro forma amounts above, the Black-Scholes option-pricing model was used with the following assumptions:

                                                 1997          1996       1995
                                                 ----          ----       ----
          Estimated lives of plan options     4-7 years     2-5 years   3 years
          Risk-free interest rates          5.87% - 5.99%     6.0%       5.38%
          Expected volatility                    76%          80%         80%
          Dividend yield                         None         None       None

  The weighted-average estimated fair value of options granted during 1997, 1996 and 1995 was $1.17, $1.12 and $0.65, respectively.

  There are 400,000 options granted to an executive pursuant to which the Company will pay the exercise price of $200,000 to the executive in the event options are exercised.

  In addition, the Company has issued warrants to acquire up to 2,000,000 shares of the Company's common stock at $.55 per share through February 1998 to a
related party for investment advisory services rendered to the Company.   In
November 1997, the Company extended these warrants to February 1999 at an exercise price of $0.61 per share. No expense was recognized as a result of this extension. These warrants are subject to anti-dilution rights and are adjustable for stock splits, stock dividends and similar events.

9.      LEASES

  The Company leases its office facilities and certain equipment under various operating lease agreements some of which contain renewal options. Future minimum commitments at December 31, 1997 under various noncancelable operating leases are as follows:

     YEAR ENDING
     DECEMBER 31
     -----------
     1998                             $  574,197
     1999                                485,010
     2000                                444,062
     2001                                429,945
     2002                                267,308
     Thereafter                        2,850,323
                                      ----------
     Total minimum lease payments     $5,050,845
                                      ==========

  Rental expense for all operating leases amounted to $663,427, $452,881 and $243,359 for the years ended December 31, 1997, 1996 and 1995, respectively.


10.      INVESTMENTS

     The Company holds a surety bond for the closure/post closure care costs which required a collateral deposit of $200,000 and $300,000 as of December 31, 1997 and 1996, respectively.

  Investments at December 31, 1997 and 1996 consists of the following:

                                              1997                  1996
                                     ---------------------  --------------------
                                     Amortized              Amortized
                                       Cost     Fair Value    Cost    Fair Value
                                     ---------  ----------  --------- ----------

   Available-for-sale investments
     U.S. Government securities       $236,328  $  236,328  $      -  $      -
                                      ========  ==========  ========  ========

     Held-to-maturity investments
       U.S. Government securities     $      -  $        -  $318,000  $271,560
                                      ========  ==========  ========  ========

     The U.S. Government securities held at December 31, 1997 and 1996 mature in 2016. These investments were classified as held to maturity at December 31, 1996. However, during 1997 the Company received a refund from the surety company reducing the amount of collateral deposit required. As a result, the remaining investments were transferred to available for sale during 1997. The amortized cost of the investments sold and transferred was $100,272 and $236,328, respectively. Proceeds from the sale of investments was $100,272.

  Gross realized gains from the sale of securities classified as available for sale for the years ended December 31, 1996, and 1995 were $82,913 and $12,149, respectively. Gross realized gains for the year ended December 31, 1997 were immaterial.

11.  UNUSUAL CHARGES

  In March 1996 the Company acquired all of the capital stock of NFS, a street sweeping and roll-off collection company based in Jacksonville, Florida. On December 31, 1996, the Company filed suit in the United States District Court for the Middle District of Florida, Jacksonville Division (the "Court"), against the former shareholders of NFS seeking recission, abrogation and annulment of the transaction and damages.

  During the second quarter of 1997 the Company conducted a review of certain operating practices of NFS and determined that NFS: (i) had not fully complied with the performance specifications of its highway and street sweeping contracts; (ii) had not fully conformed with all applicable requirements in its disposal of street sweepings; and (iii) is required to continue to perform under the terms of the highway and street sweeping contracts until their expirations. In response to these findings the Company implemented certain remedial actions with respect to the operations of NFS, including additional, and in some instances multiple, re-sweeps in order to meet the performance standards of the contracts and rectification of NFS's waste disposal practices.

  As a result of the remedial actions taken with respect to the operations of NFS the Company: (a) estimated and accrued the losses on the sweeping contracts; and (b) in accordance with Statement of Financial Accounting Standard No. 121 "Accounting for The Impairment of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of", concluded that the goodwill associated with the NFS acquisition is not recoverable. Accordingly, the Company took a charge of $436,000 to earnings.

  Additionally, during the first quarter of 1997, the Company and the City of St. Augustine, Florida mutually agreed to terminate the existing transfer, transportation and disposal agreement. In connection with such termination the Company has agreed to transport and dispose of the solid waste generated from the City of St. Augustine through October 31, 1997. The Company is no longer required, however, to construct a permanent transfer station and accordingly, wrote-off certain design and permitting costs which had been previously deferred.

  All of the above asset write-offs and expenses have been classified as "Unusual Charges" in the 1997 Consolidated Statement of Operations, and are summarized as follows:

             Additional sweeping costs paid                         $   68,000

             Legal and consulting expenses                             282,000

             Accrued Loss on sweeping contracts                         96,000

             Write-off of NFS goodwill                                 436,000

             Write-down of NFS real estate                             110,000

             Write-off of transfer station development costs            91,000
                                                                    ----------

             Total                                                  $1,083,000
                                                                    ==========

  The Company settled the suit with the former shareholders of NFS on October 9, 1997. Pursuant to the settlement, on October 14, 1997 the Court entered a judgment declaring the acquisition of NFS "to be completely abrogated and annulled, so as to never have had any force and effect whatsoever," including the merger of NFS and a subsidiary of the Company and the transfer of the capital stock of NFS to the Company. As part of the settlement, the Company received a $50,000 cash payment, retained the assets of NFS and canceled warrants to purchase 75,000 shares of the Company's common stock at an exercise price of $1.25 which were issued to the NFS shareholders in connection with the nullified transaction.

12.  INCOME TAXES

     The provision (benefit) for income taxes for 1997, 1996, and 1995 consists of the following:

                                1997        1996       1995
                                ----        ----       ----
     Current:
       Federal               $(100,000)  $  972,000  $130,000
       State                   175,000      267,000    94,000
                             ---------   ----------  --------
                                75,000    1,239,000   224,000
                             ---------   ----------  --------
     Deferred:
       Federal                 150,000       32,000   293,000
       State                    18,000        4,000    30,000
                             ---------   ----------  --------
                               168,000       36,000   323,000
                             ---------   ----------  --------
     Income tax provision    $ 243,000   $1,275,000  $547,000
                             =========   ==========  ========

     The difference between the actual income tax provision and the tax provision computed by applying the statutory federal income tax rate to income before taxes is attributable to the following:

                                             1997                    1996                    1995
                                   ---------------------   -----------------------  -----------------------
                                    AMOUNT    PERCENTAGE     AMOUNT     PERCENTAGE    AMOUNT     PERCENTAGE
                                   --------   ----------   ----------   ----------  ---------    ----------
Tax computed using federal
statutory rate                     $(62,000)      (34)     $1,015,000        34     $ 703,000         35
Utilization of operating
loss carryforward                         -         -               -         -      (195,000)       (10)
State income taxes, net of
federal income tax effect            21,000        12         128,000         4        80,000          4
Other                                61,000        33         132,000         5       (41,000)        (2)

Goodwill write off                  223,000       123               -         -             -          -
                                   --------       ---      ----------  --------     ---------        ===
                                   $243,000       134      $1,275,000        43     $ 547,000         27
                                   ========       ===      ==========  ========     =========        ===

  The components of deferred tax assets and liabilities, as of December 31, 1997 and 1996, were as follows:

                                                              1997                    1996
                                                              ----                    ----
Current deferred tax assets:
   Reserve for bad debts                                  $  102,000               $   64,000
   Deferred revenue                                                -                  157,000
   Other                                                      38,000                        -
                                                          ----------
      Total current deferred tax assets                      140,000                  221,000
                                                          ==========               ==========
Long-term net deferred tax (liabilities) assets:
   Depreciation                                             (980,000)                (912,000)
   Amortization of intangible assets                        (382,000)                (283,000)
   State net operating loss carryforward                     176,000                   84,000
   Closure reserves                                          395,000                  361,000
                                                          ----------               ----------
     Total long-term net deferred tax liabilities         $ (791,000)              $ (750,000)
                                                          ==========               ==========

     The Company has recorded a current deferred tax asset of $140,000 for which realization is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

13.  FINANCIAL INSTRUMENTS

     Financial instruments which potentially subject the Company to concentrations of credit risk are cash, investments and accounts receivable. The Company places its cash investments with what management believes to be high-credit-quality financial institutions and currently invests primarily in U.S. Treasury mutual funds. Accounts receivable represents amounts from commercial and residential customers in southern Georgia and northern Florida.

     At December 31, 1997, in management's opinion, the Company had no significant concentration of credit risk.

     Fair values of financial instruments is as follows at December 31, 1997 and 1996:

                                        Carrying Value          Fair Value
                                    ----------------------  ----------------------
                                       1997        1996        1997        1996
                                    ----------  ----------  ----------  ----------
       Cash and cash equivalents    $  738,790  $3,058,067  $  738,790  $3,058,067
       Convertible debentures       $        -  $3,884,265  $        -  $5,910,000
       Other long-term debt         $9,461,959  $3,208,261  $9,674,000  $2,469,000
       Accrued royalties            $  730,922  $  962,061  $  592,000  $  771,000

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and cash equivalents.  The carrying amount approximates fair value
     -------------------------
because of the short maturity of those instruments.

     Convertible debentures.   The fair value is estimated based on the market
     ----------------------
value of the stock if converted. If the stock price is less than the conversion price, then the fair value of the instrument is estimated as the present value of the debt instrument.

     Other long-term debt.  The fair value is estimated as the net present value
     --------------------
of the future cash flows over the term of the loans.

     Accrued royalties.  The fair value is estimated at the net present value of
     -----------------
expected royalty payments.


14.  RELATED PARTY TRANSACTIONS

     During 1996, the Company became party to an operating lease of office and warehouse space with a company controlled by a director and an officer of the Company. The non-cancelable lease expires in 2016 and is adjusted for inflation on an annual basis. Management believes the rent paid for the office and warehouse space reasonably approximates fair market cost. The Company incurred rent expense of approximately $189,000 and $86,000 under this lease during 1997 and 1996, respectively.

15.      SUPPLEMENTAL CASH FLOW INFORMATION:

                                                            1997        1996      1995
                                                            ----        ----      ----
Cash paid for interest                                   $  589,000  $  434,000  $202,000
Cash paid for taxes                                       1,113,000     557,000    62,000
Significant non-cash transactions:
 - Stock issued for acquired companies                            -   6,530,000         -
 - Debt assumed from acquired companies                   1,002,715   3,504,686         -
 - Payable to related party for acquisition                 306,037           -         -
 - Extension of warrants to related party                         -     240,000         -
 - Deferred taxes established on acquired companies               -     466,000         -
 - Purchase of equipment financed by capital lease          374,000           -   104,000

 - Purchase of vehicles and equipment financed by
   notes payable                                          1,263,000  265,000        -
 - Capital expenditures included in year-end accounts
   payable but not yet paid                                 171,000  285,000        -
   - Conversion of convertible subordinated debentures      280,000        -        -
 - Accrued debt issue cost                                   50,000        -        -


16.  COMMITMENTS

     The Company has entered into employment agreements with certain of its executive officers. The agreements contain non-compete clauses ranging from one to five years after termination of the executive's employment. In consideration for these clauses, the Company has agreed to pay severance pay based on various formulas and for certain individuals, to pay premiums for the continuation of health insurance coverage for four months following termination.


17.  SUBSEQUENT EVENTS

     During the last quarter of 1997, the Company entered into negotiations to sell its street sweeping and certain of its rolloff collection assets. During March 1998 an agreement was finalized with an aggregate sales price of approximately $709,000 resulting in a loss of approximately $100,000. Accordingly, in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" the Company has accrued $100,000 to write down the assets to be disposed of to fair value at December 31, 1997.


18.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                 MARCH 31              JUNE 30           SEPTEMBER 30          DECEMBER 31
                                                 --------              -------           ------------          -----------
1997
Net revenues                                    $4,877,556            $4,844,636           $4,914,420           $4,760,160
Income (loss) from operations                     (375,742)              164,015              581,626               96,232
Net (loss) income                                 (507,517)               45,346              214,854             (176,572)
Net (loss) income per share                     $    (0.02)           $     0.00           $     0.01           $    (0.01)

1996
Net revenues                                    $2,256,873            $2,981,818           $3,776,099           $4,687,918
Income from operations                             754,725               842,390              771,021              342,284
Net income                                         427,041               573,284              477,063              230,117
Net income per share                            $     0.02            $     0.03           $     0.03           $     0.01

 19.   NEW PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Both statements are effective for fiscal years beginning December 15, 1997. The Company has not yet determined the effect, if any, of these statements on its financial statements.

                    GEOWASTE INCORPORATED AND SUBSIDIARIES

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                          Additions
                                        Balance at       Charged To
                                       Beginning of       Costs and       Deductions           Other         Balance At
        Description                        Year           Expenses            (1)               (2)          End of Year
        -----------                    ------------      ----------       ---------           -------       --------------
Year ended December 31, 1997:
     Allowance for doubtful
     accounts deducted from
     asset account                       $174,000         $299,000        $(204,000)          $     0          $269,000
                                         ========         ========        =========           =======          ========

Year ended December 31, 1996:
     Allowance for doubtful
     accounts deducted from
     asset account (3)                   $ 17,897         $163,129        $ (31,026)          $24,000          $174,000
                                         ========         ========        =========           =======          ========
Year ended December 31, 1995:
     Allowance for doubtful
     accounts deducted from
     asset account                       $ 16,356         $ 28,400        $ (26,859)          $     0          $ 17,897
                                         ========         ========        =========           =======          ========


_____________________

(1)  Uncollectible accounts written off, net of recoveries.
(2)  Acquired from United Sanitation in acquisition.
(3) The year ended December 31, 1996 information has been restated to reflect actual additions charged to cost and expenses.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned, thereunto duly authorized in Jacksonville, Florida on the 30th day of March, 1998.

                              GEOWASTE INCORPORATED

                              By: /s/ Amy C. MacF. Burbott
                                  ------------------------
                                  Amy C. MacF. Burbott
                                  President and Chief Executive Officer

              Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature                         Title                       Date
---------                         -----                       --------------
/s/ Amy C. MacF. Burbott          President, Chief Executive  March 30, 1998
--------------------------------  Officer & Director
Amy C. MacF. Burbott              (Principal Executive Officer)

/s/ Harve A. Ferrill              Chairman of the Board       March 30, 1998
--------------------------------
Harve A. Ferrill

/s/ Raymond F. Chase              Vice President, Chief       March 30, 1998
--------------------------------  Financial Officer,
Raymond F. Chase                  Treasurer & Secretary
                                  (Principal Accounting and
                                  Financial Officer)

/s/ Steven M. Engel               Director                   March 30, 1998
--------------------------------
Steven M. Engel

/s/ Michael D. Paglia             Vice President & Director  March 30, 1998
--------------------------------
Michael D. Paglia

/s/ Walter H. Barandiaran      Director             March 30, 1998
-------------------------
Walter H. Barandiaran

                             GEOWASTE INCORPORATED

                                   IMPORTANT

  FOR INFORMATION REGARDING THE PROCEDURES TO BE FOLLOWED IN CONNECTION WITH VOTING ON THE MERGER PROPOSAL, SEE "THE SPECIAL MEETING."

                            The Proxy Solicitor is:

                             D.F. KING & CO., INC.

                                77 Water Street
                           New York, New York 10005
                         (212) 269-5550 (call collect)
                                      or
                         CALL TOLL FREE (800) 714-3310

                               ADDITIONAL COPIES

  Requests for additional copies of this Proxy Statement/Prospectus or proxies should be directed to the Proxy Solicitor. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Merger.